EXHIBIT 4.1

CITIGROUP MORTGAGE LOAN TRUST INC.
Depositor

OCWEN LOAN SERVICING, LLC
GMAC MORTGAGE, LLC
COUNTRYWIDE HOME LOANS SERVICING LP
Servicers

WELLS FARGO BANK, N.A.
Master Servicer and Trust Administrator

and

U.S. BANK NATIONAL ASSOCIATION
Trustee
_________________________________________

POOLING AND SERVICING AGREEMENT
Dated as of March 1, 2007
_________________________________________

Asset-Backed Pass-Through Certificates

Series 2007-AMC2

TABLE OF CONTENTS

Section

ARTICLE I
DEFINITIONS

SECTION 1.01	Defined Terms.
SECTION 1.02	Allocation of Certain Interest Shortfalls.

ARTICLE II
CONVEYANCE OF MORTGAGE LOANS; ORIGINAL ISSUANCE OF CERTIFICATES

SECTION 2.01	Conveyance of Mortgage Loans.
SECTION 2.02	Acceptance of the Trust Fund by the Trustee.
SECTION 2.03	Repurchase or Substitution of Mortgage Loans by the Sponsor or the Depositor.
SECTION 2.04	[Reserved].
SECTION 2.05	Representations, Warranties and Covenants of the Servicers and the Master Servicer.
SECTION 2.06	Issuance of the Certificates.
SECTION 2.07	Authorization to Enter into Interest Rate Cap Agreement.
SECTION 2.08	Conveyance of the REMIC Regular Interests; Acceptance of the Trust REMICs by the Trustee.

ARTICLE III
ADMINISTRATION AND SERVICING OF THE MORTGAGE LOANS

SECTION 3.01	Servicer to Act as Servicer.
SECTION 3.02	Sub-Servicing Agreements Between the Servicer and Sub-Servicers.
SECTION 3.03	Successor Sub-Servicers.
SECTION 3.04	Liability of the Servicer.
SECTION 3.05	No Contractual Relationship Between Sub-Servicers and Trustee, Trust Administrator or Certificateholders.
SECTION 3.06	Assumption or Termination of Sub-Servicing Agreements by Master Servicer.
SECTION 3.07	Collection of Certain Mortgage Loan Payments.
SECTION 3.08	Sub-Servicing Accounts.
SECTION 3.09	Collection of Taxes and Similar Items; Servicing Accounts.
SECTION 3.10	Collection Account.
SECTION 3.11	Withdrawals from the Collection Account.
SECTION 3.12	Investment of Funds in the Collection Account.
SECTION 3.13	[Reserved].
SECTION 3.14	Maintenance of Hazard Insurance and Errors and Omissions and Fidelity Coverage.
SECTION 3.15	Enforcement of Due-On-Sale Clauses; Assumption Agreements.
SECTION 3.16	Realization Upon Defaulted Mortgage Loans.
SECTION 3.17	Trustee to Cooperate; Release of Mortgage Files.
SECTION 3.18	Servicing Compensation.
SECTION 3.19	Reports; Collection Account Statements.
SECTION 3.20	Statement as to Compliance.
SECTION 3.21	Assessments of Compliance and Attestation Reports.
SECTION 3.22	Access to Certain Documentation.
SECTION 3.23	Title, Management and Disposition of REO Property.
SECTION 3.24	Obligations of the Servicer in Respect of Prepayment Interest Shortfalls.
SECTION 3.25	Obligations of the Servicer in Respect of Monthly Payments.
SECTION 3.26	Advance Facility.
SECTION 3.27	Late Remittance.

ARTICLE IIIA
ADMINISTRATION AND SERVICING OF THE MORTGAGE LOANS

SECTION 3A.01	Master Servicer to Act as Master Servicer
SECTION 3A.02	[Reserved].
SECTION 3A.03	Monitoring of the Servicers.
SECTION 3A.04	Fidelity Bond.
SECTION 3A.05	Power to Act; Procedures.
SECTION 3A.06	Due on Sale Clauses; Assumption Agreements.
SECTION 3A.07	[Reserved].
SECTION 3A.08	Documents, Records and Funds in Possession of Master Servicer to be Held for Trustee.
SECTION 3A.09	Compensation for the Master Servicer.
SECTION 3A.10	Obligations of the Master Servicer in Respect of Prepayment Interest Shortfalls.
SECTION 3A.11	Distribution Account.
SECTION 3A.12	Permitted Withdrawals and Transfers from the Distribution Account.

ARTICLE IV
PAYMENTS TO CERTIFICATEHOLDERS

SECTION 4.01	Distributions.
SECTION 4.02	Statements to Certificateholders.
SECTION 4.03	Remittance Reports; P&I Advances.
SECTION 4.04	Allocation of Realized Losses.
SECTION 4.05	Compliance with Withholding Requirements.
SECTION 4.06	Net WAC Rate Carryover Reserve Account.
SECTION 4.07	Exchange Commission Filings; Additional Information.
SECTION 4.08	Cap Account.
SECTION 4.09	Collateral Account.
SECTION 4.10	Rights and Obligations Under the Interest Rate Cap Agreement.

ARTICLE V
THE CERTIFICATES

SECTION 5.01	The Certificates.
SECTION 5.02	Registration of Transfer and Exchange of Certificates.
SECTION 5.03	Mutilated, Destroyed, Lost or Stolen Certificates.
SECTION 5.04	Persons Deemed Owners.
SECTION 5.05	Certain Available Information.

ARTICLE VI
THE DEPOSITOR, THE MASTER SERVICER AND THE SERVICERS

SECTION 6.01	Liability of the Depositor, the Master Servicer and the Servicers.
SECTION 6.02	Merger or Consolidation of the Depositor, the Master Servicer or the Servicers.
SECTION 6.03	Limitation on Liability of the Depositor, the Master Servicer, the Servicers and Others.
SECTION 6.04	Limitation on Resignation of the Servicers; Servicing Rights Owner Termination Options; Assignment of Master Servicing.
SECTION 6.05	Successor Master Servicer.
SECTION 6.06	Rights of the Depositor in Respect of the Servicers.
SECTION 6.07	Duties of the Credit Risk Manager.
SECTION 6.08	Limitation Upon Liability of the Credit Risk Manager.
SECTION 6.09	Removal of the Credit Risk Manager.

ARTICLE VII
DEFAULT

SECTION 7.01	Servicer Events of Default and Master Servicer Events of Termination.
SECTION 7.02	Master Servicer or Trustee to Act; Appointment of Successor Servicer.
SECTION 7.03	Trustee to Act; Appointment of Successor Master Servicer.
SECTION 7.04	Notification to Certificateholders.
SECTION 7.05	Waiver of Servicer Events of Default and Master Servicer Events of Termination.

ARTICLE VIII
CONCERNING THE TRUSTEE AND THE TRUST ADMINISTRATOR

SECTION 8.01	Duties of Trustee and Trust Administrator.
SECTION 8.02	Certain Matters Affecting the Trustee and the Trust Administrator.
SECTION 8.03	Neither the Trustee nor Trust Administrator Liable for Certificates or Mortgage Loans.
SECTION 8.04	Trustee and Trust Administrator May Own Certificates.
SECTION 8.05	Trustee’s, Trust Administrator’s and Custodians’ Fees and Expenses.
SECTION 8.06	Eligibility Requirements for Trustee and Trust Administrator.
SECTION 8.07	Resignation and Removal of the Trustee and the Trust Administrator.
SECTION 8.08	Successor Trustee or Trust Administrator.
SECTION 8.09	Merger or Consolidation of Trustee or Trust Administrator.
SECTION 8.10	Appointment of Co-Trustee or Separate Trustee.
SECTION 8.11	[Reserved].
SECTION 8.12	Appointment of Office or Agency.
SECTION 8.13	Representations and Warranties.
SECTION 8.14	[Reserved].
SECTION 8.15	No Trustee or Trust Administrator Liability for Actions or Inactions of Custodian.

ARTICLE IX
TERMINATION

SECTION 9.01	Termination Upon Repurchase or Liquidation of the Mortgage Loans.
SECTION 9.02	Additional Termination Requirements.

ARTICLE X
REMIC PROVISIONS

SECTION 10.01	REMIC Administration.
SECTION 10.02	Prohibited Transactions and Activities.
SECTION 10.03	Servicers, Master Servicer, Trustee and Trust Administrator Indemnification.

ARTICLE XI
MISCELLANEOUS PROVISIONS

SECTION 11.01	Amendment.
SECTION 11.02	Recordation of Agreement; Counterparts.
SECTION 11.03	Limitation on Rights of Certificateholders.
SECTION 11.04	Governing Law.
SECTION 11.05	Notices.
SECTION 11.06	Severability of Provisions.
SECTION 11.07	Notice to Rating Agencies.
SECTION 11.08	Article and Section References.
SECTION 11.09	Grant of Security Interest.
SECTION 11.10	Third Party Rights.
SECTION 11.11	Intention of the Parties and Interpretation.

Exhibits

Exhibit A-1	Form of Class A-1 Certificate
Exhibit A-2	Form of Class A-2 Certificate
Exhibit A-3	Form of Class A-3A Certificate
Exhibit A-4	Form of Class A-3B Certificate
Exhibit A-5	Form of Class A-3C Certificate
Exhibit A-6	Form of Class M-1 Certificate
Exhibit A-7	Form of Class M-2 Certificate
Exhibit A-8	Form of Class M-3 Certificate
Exhibit A-9	Form of Class M-4 Certificate
Exhibit A-10	Form of Class M-5 Certificate
Exhibit A-11	Form of Class M-6 Certificate
Exhibit A-12	Form of Class M-7 Certificate
Exhibit A-13	Form of Class M-8 Certificate
Exhibit A-14	Form of Class M-9 Certificate
Exhibit A-15	Form of Class M-10 Certificate
Exhibit A-16	Form of Class CE-1 Certificate and Class CE-2 Certificate
Exhibit A-17	Form of Class P Certificate
Exhibit A-18	Form of Class R Certificate
Exhibit A-19	Form of Class R-X Certificate
Exhibit B	Form 10-D, Form 8-K and Form 10-K Reporting Responsibility
Exhibit C	Servicing Criteria to Be Addressed in Assessment of Compliance
Exhibit D	Form of Mortgage Loan Purchase Agreement
Exhibit E	Request for Release
Exhibit F-1	Form of Transferor Representation Letter and Form of Transferee Representation Letter in Connection with Transfer of the Private Certificates Pursuant to Rule 144A Under the 1933 Act
Exhibit F-2	Form of Transfer Affidavit and Agreement and Form of Transferor Affidavit in Connection with Transfer of Residual Certificates
Exhibit G	Form of Certification with respect to ERISA and the Code
Exhibit H-1	Form of Certification to be provided by the Master Servicer with Form 10-K
Exhibit H-2	Form of Certification to be provided to the Master Servicer by the Servicers (other than Countrywide)
Exhibit I	Form of Interest Rate Cap Agreement
Exhibit J	Form of Report Pursuant to Section 4.07
Exhibit K	Additional Disclosure Notification
Exhibit L	Annual Statement of Compliance
Exhibit M-1	Form of Delinquency Report
Exhibit M-2	Monthly Remittance Advance
Exhibit M-3	Form of Realized Loss Report
Exhibit N	Countrywide Addendum Regulation AB
Exhibit O-1	Form of Countrywide Delinquency Report
Exhibit O-2	Countrywide Montly Remittance Advance
Exhibit O-3	Form of Countrywide Realized Loss Report

Schedule 1	Mortgage Loan Schedule
Schedule 2	Prepayment Charge Schedule

This Pooling and Servicing Agreement, is dated and effective as of March 1, 2007, among CITIGROUP MORTGAGE LOAN TRUST INC., as Depositor, OCWEN LOAN SERVICING, LLC, GMAC MORTGAGE, LLC and COUNTRYWIDE HOME LOANS SERVICING LP, as Servicers, WELLS FARGO BANK, N.A., as Master Servicer and as Trust Administrator, and U.S. BANK NATIONAL ASSOCIATION, as Trustee.

PRELIMINARY STATEMENT:

The Depositor intends to sell pass-through certificates to be issued hereunder in multiple classes, which in the aggregate will evidence the entire beneficial ownership interest in each REMIC (as defined herein) created hereunder. The Trust Fund will consist of a pool of assets comprised of the Mortgage Loans and certain other related assets subject to this Agreement.

REMIC I

As provided herein, the Trustee will elect to treat the segregated pool of assets consisting of the Mortgage Loans and certain other related assets (other than any Servicer Prepayment Charge Payment Amounts, the Net WAC Rate Carryover Reserve Account, the Cap Account, the Cap Administration Agreement and the Interest Rate Cap Agreement) subject to this Agreement as a REMIC for federal income tax purposes, and such pool of assets will be designated as “REMIC I.” The Class R-I Interest will be the sole class of “residual interests” in REMIC I for purposes of the REMIC Provisions (as defined herein). The following table irrevocably sets forth the designation, the REMIC I Remittance Rate, the initial Uncertificated Balance and, for purposes of satisfying Treasury regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC I Regular Interests (as defined herein). None of the REMIC I Regular Interests will be certificated.

Designation	REMIC I Remittance Rate	Initial Uncertificated Balance	Latest Possible Maturity Date(1)
I-LTAA	(2)	$1,080,154,809.48	January25,2037
I-LTA1	(2)	$3,333,430.00	January25,2037
I-LTA2	(2)	$794,350.00	January25,2037
I-LTA3A	(2)	$2,612,225.00	January25,2037
I-LTA3B	(2)	$1,653,940.00	January25,2037
I-LTA3C	(2)	$385,065.00	January25,2037
I-LTM1	(2)	$363,725.00	January25,2037
I-LTM2	(2)	$336,170.00	January25,2037
I-LTM3	(2)	$192,885.00	January25,2037
I-LTM4	(2)	$176,355.00	January25,2037
I-LTM5	(2)	$165,330.00	January25,2037
I-LTM6	(2)	$159,815.00	January25,2037
I-LTM7	(2)	$143,290.00	January25,2037
I-LTM8	(2)	$126,750.00	January25,2037
I-LTM9	(2)	$104,710.00	January25,2037
I-LTM10	(2)	$126,755.00	January25,2037
I-LTZZ	(2)	$11,369,180.70	January25,2037
I-LTP	(2)	$100.00	January25,2037
I-LT1SUB	(2)	$17,033.34	January25,2037
I-LT1GRP	(2)	$83,601.94	January25,2037
I-LT2SUB	(2)	$4,059.05	January25,2037
I-LT2GRP	(2)	$19,846.05	January25,2037
I-LT3SUB	(2)	$23,767.18	January25,2037
I-LT3GRP	(2)	$116,691.78	January25,2037
I-LTXX	(2)	$1,101,933,785.85	January25,2037
I-LTCE-2	(2)	(3)	January25,2037
_______________
(1)   For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations.
(2)   Calculated in accordance with the definition of “REMIC I Remittance Rate” herein.
(3)   REMIC I Regular Interest I-LTCE-2 will not have an Uncertificated Balance, but will accrue interest in accordance with the definition of “Notional Amount” herein.

REMIC II

As provided herein, the Trustee will elect to treat the segregated pool of assets consisting of the REMIC I Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC II.” The Class R-II Interest will evidence the sole class of “residual interests” in REMIC II for purposes of the REMIC Provisions under federal income tax law. The following table irrevocably sets forth the designation, the Pass-Through Rate, the initial aggregate Certificate Principal Balance and, for purposes of satisfying Treasury regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for the indicated Classes of Certificates and the Class CE-1 Interest, Class CE-2 Interest and the Class P Interest, which are uncertificated.

Designation	Pass-Through Rate	Initial Aggregate Certificate Principal Balance	Latest Possible Maturity Date(1)
ClassA-1	Variable(2)	$666,686,000.00	January25,2037
ClassA-2	Variable(2)	$158,870,000.00	January25,2037
ClassA-3A	Variable(2)	$522,445,000.00	January25,2037
ClassA-3B	Variable(2)	$330,788,000.00	January25,2037
ClassA-3C	Variable(2)	$77,013,000.00	January25,2037
ClassM-1	Variable(2)	$72,745,000.00	January25,2037
ClassM-2	Variable(2)	$67,234,000.00	January25,2037
ClassM-3	Variable(2)	$38,577,000.00	January25,2037
ClassM-4	Variable(2)	$35,271,000.00	January25,2037
ClassM-5	Variable(2)	$33,066,000.00	January25,2037
ClassM-6	Variable(2)	$31,963,000.00	January25,2037
ClassM-7	Variable(2)	$28,658,000.00	January25,2037
ClassM-8	Variable(2)	$25,350,000.00	January25,2037
ClassM-9	Variable(2)	$20,942,000.00	January25,2037
ClassM-10	Variable(2)	$25,351,000.00	January25,2037
ClassCE-1Interest	Variable(3)	$69,438,570.36	January25,2037
ClassCE-2Interest	(4)	(5)	January25,2037
ClassPInterest	N/A(6)	$100.00	January25,2037

_______________
(1)    For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations.
(2)    Calculated in accordance with the definition of “Pass-Through Rate” herein.
(3)   The Class CE-1 Interest will accrue interest at its variable Pass-Through Rate on the Notional Amount of the Class CE-1 Interest outstanding from time to time which shall equal the aggregate Uncertificated Balance of the REMIC I Regular Interests (other than REMIC I Regular Interest I-LTP). The Class CE-1 Interest will not accrue interest on its Certificate Principal Balance.
(4)   The Class CE-2 Interest will not have a variable Pass-Through Rate, but will be entitled to 100% of the amounts distributed on REMIC I Regular Interest I-LTCE2.
(5)   For federal income tax purposes, the Class CE-2 Interest will not have an Uncertificated Balance, but will have a Notional Amount equal to the Notional Amount of REMIC I Regular Interest I-LTCE-2.
(6)   The Class P Interest will not accrue interest.

REMIC III

As provided herein, the Trustee will elect to treat the segregated pool of assets consisting of the Class CE-1 Interest as a REMIC for federal income tax purposes, and such pool of assets will be designated as “REMIC III.” The Class R-III Interest will evidence the sole class of “residual interests” in REMIC III for purposes of the REMIC Provisions under federal income tax law. The following table irrevocably sets forth the designation, the Pass-Through Rate, the initial aggregate Certificate Principal Balance and, for purposes of satisfying Treasury regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for the indicated Class of Certificates.

Designation	Pass-Through Rate	Initial Aggregate Certificate Principal Balance	Latest Possible Maturity Date(1)
Class CE-1 Certificates	Variable(2)	$69,438,570.36	January 25, 2037

_______________
(1)    For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations.
(2)    The Class CE-1 Certificates will receive 100% of amounts received in respect of the Class CE-1 Interest.

REMIC IV

As provided herein, the Trustee will elect to treat the segregated pool of assets consisting of the Class CE-2 Interest as a REMIC for federal income tax purposes, and such pool of assets will be designated as “REMIC IV.” The Class R-IV Interest will evidence the sole class of “residual interests” in REMIC IV for purposes of the REMIC Provisions under federal income tax law. The following table irrevocably sets forth the designation, the Pass-Through Rate, the initial aggregate Certificate Principal Balance and, for purposes of satisfying Treasury regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for the indicated Class of Certificates.

Designation	Pass-Through Rate	Initial Aggregate Certificate Principal Balance	Latest Possible Maturity Date(1)
Class CE-2 Certificates	Variable(2)	(3)	January 25, 2037
_______________
(1)    For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations.
(2)    The Class CE-2 Certificates will receive 100% of amounts received in respect of the Class CE-2 Interest.
(3)    The Class CE-2 Certificates are an interest only class and for each Distribution Date the Class CE-2 Certificates will be entitled to receive 100% of the amounts distributed on REMIC II Regular Interest
        CE-2.

REMIC V

As provided herein, the Trustee will elect to treat the segregated pool of assets consisting of the Class P Interest as a REMIC for federal income tax purposes, and such pool of assets will be designated as “REMIC V.” The Class R-V Interest will evidence the sole class of “residual interests” in REMIC V for purposes of the REMIC Provisions under federal income tax law. The following table irrevocably sets forth the designation, the Pass-Through Rate, the initial aggregate Certificate Principal Balance and, for purposes of satisfying Treasury regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for the indicated Class of Certificates.

Designation	Pass-Through Rate	Initial Aggregate Certificate Principal Balance	Latest Possible Maturity Date(1)
Class P Certificates	Variable(2)	$100.00	January 25, 2037
_______________
(1)     For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations.
(2)     The Class P Certificates will receive 100% of amounts received in respect of the Class P Interest.

As of the Cut-off Date, the Group I Mortgage Loans had an aggregate Stated Principal Balance equal to $837,019,431.37, the Group II Mortgage Loans had an aggregate Stated Principal Balance equal to $199,460,466.11 and the Group III Mortgage Loans had an aggregate Stated Principal Balance equal to $1,167,917,772.88.

In consideration of the mutual agreements herein contained, the Depositor, the Servicers, the Master Servicer, the Trust Administrator and the Trustee agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01	Defined Terms.

Whenever used in this Agreement, including, without limitation, in the Preliminary Statement hereto, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article. Unless otherwise specified, all calculations described herein shall be made on the basis of a 360-day year consisting of twelve 30-day months.

“10-K Filing Deadline”: The meaning set forth in Section 4.07(a)(iv).

“Accepted Master Servicing Practices”: With respect to any Mortgage Loan, as applicable, either (x) those customary mortgage loan master servicing practices of prudent mortgage servicing institutions that master service mortgage loans of the same type and quality as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, to the extent applicable to the Master Servicer (except in its capacity as successor to a Servicer), or (y) as provided in Section 3A.01 hereof, but in no event below the standard set forth in clause (x).

“Additional Disclosure”: The meaning set forth in Section 4.07(a)(v).

“Additional Form 10-D Disclosure”: The meaning set forth in Section 4.07(a)(i).

“Additional Form 10-K Disclosure”: The meaning set forth in Section 4.07(a)(iv).

“Adjustable-Rate Mortgage Loan”: Each of the Mortgage Loans identified on the Mortgage Loan Schedule as having a Mortgage Rate that is subject to adjustment.

“Adjustment Date”: With respect to each Adjustable-Rate Mortgage Loan, the first day of the month in which the Mortgage Rate of such Mortgage Loan changes pursuant to the related Mortgage Note. The first Adjustment Date following the Cut-off Date as to each Adjustable-Rate Mortgage Loan is set forth in the Mortgage Loan Schedule.

“Advance Facility”: As defined in Section 3.26 hereof.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement”: This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

“Allocated Realized Loss Amount”: With respect to any Distribution Date and any Class of Mezzanine Certificates, (x) the sum of (i) any Realized Losses allocated to such Class of Certificates on such Distribution Date and (ii) the amount of any Allocated Realized Loss Amount for such Class of Certificates remaining unpaid from the previous Distribution Date minus (y) the amount of the increase in the Certificate Principal Balance of such Class due to the receipt of Subsequent Recoveries as provided in Section 4.01.

“Assessment of Compliance”: As defined in Section 3.21.

“Assignment”: An assignment of Mortgage, notice of transfer or equivalent instrument, in recordable form (excepting therefrom, if applicable, recording information which has not been returned by the applicable recording office), which is sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the record of sale of the Mortgage.

“Attestation Report”: As defined in Section 3.21.

“Available Distribution Amount”: With respect to any Distribution Date, an amount equal to the excess of (i) the sum of (a) the aggregate of the Monthly Payments due during the Due Period relating to such Distribution Date and received by each Servicer (or by a Sub-Servicer on their behalf) on or prior to the related Determination Date, after deduction of the Servicing Fee and the Credit Risk Manager Fee for such Distribution Date, (b) Liquidation Proceeds, Insurance Proceeds, Principal Prepayments, proceeds from repurchases of and substitutions for Mortgage Loans, Subsequent Recoveries and other unscheduled payments of principal and interest in respect of the Mortgage Loans or REO Properties received by each Servicer during the related Prepayment Period (exclusive of any Prepayment Interest Excess), (c) the aggregate of any amounts on deposit in the Distribution Account representing Compensating Interest Payments paid by each Servicer or the Master Servicer in respect of Prepayment Interest Shortfalls relating to Principal Prepayments that occurred during the related Prepayment Period, (d) the aggregate of any P&I Advances made by each Servicer or the Master Servicer for such Distribution Date and (e) Prepayment Charges received and Servicer Prepayment Charge Payment Amounts paid in respect of Mortgage Loans with respect to which a Principal Prepayment occurred during the related Prepayment Period and any amounts received from the Sponsor as contemplated in Section 2.03(b) in respect of any Principal Prepayment that occurred during or prior to the related Prepayment Period over (ii) the sum of (a) amounts reimbursable or payable to the Servicers pursuant to Section 3.11(a) or to the Master Servicer pursuant to Sections 3A.03, 3A.09 and 3A.10, (b) amounts reimbursable or payable to each Servicer, the Master Servicer, the Trustee, the Trust Administrator or the Custodian pursuant to Section 6.03 or Section 8.05 or otherwise payable in respect of Extraordinary Trust Fund Expenses, (c) amounts in respect of the items set forth in clauses (i)(a) through (i)(d) above deposited in the related Collection Account or the Distribution Account in respect of the items set forth in clauses (i)(a) through (i)(d) above in error, (d) without duplication, any amounts in respect of the items set forth in clauses (i)(a) and (i)(b) permitted hereunder to be retained by the Servicers or to be withdrawn by the Servicers from the related Collection Account pursuant to Section 3.18 and retained by the Master Servicer or to be withdrawn by the Master Servicer from the Distribution Account pursuant to Section 3A.11. Notwithstanding any of the foregoing, with respect to any items that are a part of the Available Distribution Amount as defined above and that are required to be remitted by each Servicer to the Master Servicer, the Available Distribution Amount shall not be deemed to include any portion of such items that are not actually remitted by such Servicer to the Master Servicer.

“Back-Up Certification”: The meaning set forth in Section 4.07(a)(iv).

“Bankruptcy Code”: The Bankruptcy Reform Act of 1978 (Title 11 of the United States Code), as amended.

“Bankruptcy Loss”: With respect to any Mortgage Loan, a Realized Loss resulting from a Deficient Valuation or Debt Service Reduction.

“Book-Entry Certificate”: Any Certificate registered in the name of the Depository or its nominee. Initially, the Book-Entry Certificates will be the Class A Certificates and the Mezzanine Certificates.

“Book-Entry Custodian”: The custodian appointed pursuant to Section 5.01.

“Business Day”: Any day other than a Saturday, a Sunday or a day on which banking or savings and loan institutions in the State of New York, the State of Texas, the State of Missouri, the State of Iowa, the State of Maryland, the State of California, the State of Arizona, or in the city in which the Corporate Trust Office of the Trustee or the Corporate Trust Office of the Trust Administrator is located, are authorized or obligated by law or executive order to be closed.

“Cap Account”: The account or accounts created and maintained pursuant to Section 4.08. The Cap Account must be an Eligible Account.

“Cap Administration Agreement”: The cap administration agreement, dated the Closing Date, among the Cap Trustee, the Cap Administrator, the Trust Administrator and Citigroup Global Markets Realty Corp. as majority holder of the Class CE-1 Certificates.

“Cap Administrator”: Wells Fargo Bank, N.A.

“Cap Trust”: A separate trust, the sole asset of which is the Interest Rate Cap Agreement.

“Cap Trustee”: Wells Fargo Bank, N.A.

“Cash-out Refinancing”: A Refinanced Mortgage Loan the proceeds of which were in excess of the principal balance of any existing first mortgage on the related Mortgaged Property and related closing costs, and were used to pay any such existing first mortgage, related closing costs and subordinate mortgages on the related Mortgaged Property.

“Certificate”: Any one of the Citigroup Mortgage Loan Trust 2007-AMC2, Asset-Backed Pass-Through Certificates, Series 2007-AMC2, issued under this Agreement.

“Certificate Factor”: With respect to any Class of Certificates as of any Distribution Date, a fraction, expressed as a decimal carried to six places, the numerator of which is the aggregate Certificate Principal Balance (or the Notional Amount, in the case of the Class CE-1 Certificates or Class CE-2 Certificates) of such Class of Certificates on such Distribution Date (after giving effect to any distributions of principal and allocations of Realized Losses and Extraordinary Trust Fund Expenses in reduction of the Certificate Principal Balance (or the Notional Amount, in the case of the Class CE-1 Certificates or Class CE-2 Certificates) of such Class of Certificates to be made on such Distribution Date), and the denominator of which is the initial aggregate Certificate Principal Balance (or the Notional Amount, in the case of the Class CE-1 Certificates or Class CE-2 Certificates) of such Class of Certificates as of the Closing Date.

“Certificateholder” or “Holder”: The Person in whose name a Certificate is registered in the Certificate Register, except that a Disqualified Organization or a Non-United States Person shall not be a Holder of a Residual Certificate for any purposes hereof and, solely for the purposes of giving any consent pursuant to this Agreement, any Certificate registered in the name of the Depositor, a Servicer or the Master Servicer or any Affiliate thereof shall be deemed not to be outstanding and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent has been obtained, except as otherwise provided in Section 11.01. The Trustee and the Trust Administrator may conclusively rely upon a certificate of the Depositor, a Servicer or the Master Servicer in determining whether a Certificate is held by an Affiliate thereof. All references herein to “Holders” or “Certificateholders” shall reflect the rights of Certificate Owners as they may indirectly exercise such rights through the Depository and participating members thereof, except as otherwise specified herein; provided, however, that the Trustee and the Trust Administrator shall be required to recognize as a “Holder” or “Certificateholder” only the Person in whose name a Certificate is registered in the Certificate Register.

“Certificate Margin”: With respect to the Floating Rate Certificates and for purposes of the Marker Rate and the Maximum I-LTZZ Uncertificated Interest Deferral Amount, the specified REMIC I Regular Interest as follows:

Class	REMIC I Regular Interest	Certificate Margin
		(%) (1)	(%) (2)
A-1	I-LTA1	0.140%	0.280%
A-2	I-LTA2	0.140%	0.280%
A-3A	I-LTA3A	0.080%	0.160%
A-3B	I-LTA3B	0.180%	0.360%
A-3C	I-LTA3C	0.250%	0.500%
M-1	I-LTM1	0.270%	0.405%
M-2	I-LTM1	0.290%	0.435%
M-3	I-LTM3	0.340%	0.510%
M-4	I-LTM4	0.470%	0.705%
M-5	I-LTM5	0.540%	0.810%
M-6	I-LTM6	0.570%	0.855%
M-7	I-LTM7	1.150%	1.725%
M-8	I-LTM8	2.000%	3.000%
M-9	I-LTM9	2.500%	3.750%
M-10	I-LTM10	2.500%	3.750%
__________
(1)    For each Interest Accrual Period for each Distribution Date on or prior to the Optional Termination Date.
(2)    For each other Interest Accrual Period.

“Certificate Owner”: With respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Depository Participant or on the books of an indirect participating brokerage firm for which a Depository Participant acts as agent.

“Certificate Principal Balance”: With respect to each Floating Rate Certificate or Class P Certificate as of any date of determination, the Certificate Principal Balance of such Certificate on the Distribution Date immediately prior to such date of determination plus any Subsequent Recoveries added to the Certificate Principal Balance of such Certificate pursuant to Section 4.01, minus all distributions allocable to principal made thereon and, in the case of the Mezzanine Certificates, Realized Losses allocated thereto on such immediately prior Distribution Date (or, in the case of any date of determination up to and including the first Distribution Date, the initial Certificate Principal Balance of such Certificate, as stated on the face thereof). With respect to the Class CE-1 Certificates as of any date of determination, an amount equal to the Percentage Interest evidenced by such Certificate times the excess, if any, of (A) the then aggregate Uncertificated Balance of the REMIC I Regular Interests over (B) the then aggregate Certificate Principal Balance of the Floating Rate Certificates and the Class P Certificates then outstanding.

“Certificate Register” and “Certificate Registrar”: The register maintained pursuant to Section 5.02. Wells Fargo Bank, N.A. will act as Certificate Registrar, for so long as it is Trust Administrator under this Agreement.

“Certification Parties”: The meaning set forth in Section 4.07(a)(iv).

“Certifying Person”: The meaning set forth in Section 4.07(a)(iv).

“Citibank”: Citibank, N.A.

“Class”: Collectively, all of the Certificates bearing the same class designation.

“Class A-1 Certificates”: Any one of the Class A-1 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-1 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class A-2 Certificates”: Any one of the Class A-2 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-2 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class A-3A Certificates”: Any one of the Class A-3A Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-3 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class A-3B Certificates”: Any one of the Class A-3B Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-4 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class A-3C Certificates”: Any one of the Class A-3C Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-5 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class A Certificates”: Collectively, the Class A-1 Certificates, the Class A-2 Certificates, the Class A-3A Certificates, the Class A-3B Certificates and the Class A-3C Certificates.

“Class CE-1 Certificate”: Any one of the Class CE-1 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-16 and evidencing a Regular Interest in REMIC III for purposes of the REMIC Provisions.

“Class CE-1 Interest”: An uncertificated interest in the Trust Fund held by the Trustee on behalf of the Holders of the Class CE-1 Certificates, evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class CE-2 Certificate”: Any one of the Class CE-2 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-16 and evidencing a Regular Interest in REMIC IV for purposes of the REMIC Provisions.

“Class CE-2 Interest”: An uncertificated interest in the Trust Fund held by the Trustee on behalf of the Holders of the Class CE-2 Certificates, evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class M-1 Certificate”: Any one of the Class M-1 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-6 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class M-1 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date) and (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 65.90% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over 0.50% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

“Class M-2 Certificate”: Any one of the Class M-2 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-7 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class M-2 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date) and (iii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 72.00% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over 0.50% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

“Class M-3 Certificate”: Any one of the Class M-3 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-8 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class M-3 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date) and (iv) the Certificate Principal Balance of the Class M-3 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 75.50% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over 0.50% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

“Class M-4 Certificate”: Any one of the Class M-4 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-9 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class M-4 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date) and (v) the Certificate Principal Balance of the Class M-4 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 78.70% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over 0.50% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

“Class M-5 Certificate”: Any one of the Class M-5 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-10 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class M-5 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date) and (vi) the Certificate Principal Balance of the Class M-5 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 81.70% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over 0.50% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

“Class M-6 Certificate”: Any one of the Class M-6 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-11 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class M-6 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date (after taking into account the distributions of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (vi) the Certificate Principal Balance of the Class M-5 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date) and (vii) the Certificate Principal Balance of the Class M-6 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 84.60% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over 0.50% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

“Class M-7 Certificate”: Any one of the Class M-7 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-12 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class M-7 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (vi) the Certificate Principal Balance of the Class M-5 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date), (vii) the Certificate Principal Balance of the Class M-6 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-6 Principal Distribution Amount on such Distribution Date) and (viii) the Certificate Principal Balance of the Class M-7 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 87.20% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over 0.50% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

“Class M-8 Certificate”: Any one of the Class M-8 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-13 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class M-8 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (vi) the Certificate Principal Balance of the Class M-5 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date), (vii) the Certificate Principal Balance of the Class M-6 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-6 Principal Distribution Amount on such Distribution Date), (viii) the Certificate Principal Balance of the Class M-7 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-7 Principal Distribution Amount on such Distribution Date) and (viii) the Certificate Principal Balance of the Class M-8 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 89.50% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over 0.50% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

“Class M-9 Certificate”: Any one of the Class M-9 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-14 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class M-9 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (vi) the Certificate Principal Balance of the Class M-5 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date), (vii) the Certificate Principal Balance of the Class M-6 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-6 Principal Distribution Amount on such Distribution Date), (viii) the Certificate Principal Balance of the Class M-7 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-7 Principal Distribution Amount on such Distribution Date), (ix) the Certificate Principal Balance of the Class M-8 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-8 Principal Distribution Amount on such Distribution Date) and (x) the Certificate Principal Balance of the Class M-9 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 91.40% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over 0.50% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

“Class M-10 Certificate”: Any one of the Class M-10 Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-15 and evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class M-10 Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the sum of (i) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Senior Principal Distribution Amount on such Distribution Date), (ii) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date), (iii) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-2 Principal Distribution Amount on such Distribution Date), (iv) the Certificate Principal Balance of the Class M-3 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-3 Principal Distribution Amount on such Distribution Date), (v) the Certificate Principal Balance of the Class M-4 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-4 Principal Distribution Amount on such Distribution Date), (vi) the Certificate Principal Balance of the Class M-5 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-5 Principal Distribution Amount on such Distribution Date), (vii) the Certificate Principal Balance of the Class M-6 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-6 Principal Distribution Amount on such Distribution Date), (viii) the Certificate Principal Balance of the Class M-7 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-7 Principal Distribution Amount on such Distribution Date), (ix) the Certificate Principal Balance of the Class M-8 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-8 Principal Distribution Amount on such Distribution Date), (x) the Certificate Principal Balance of the Class M-9 Certificates immediately prior to such Distribution Date (after taking into account the distribution of the Class M-9 Principal Distribution Amount on such Distribution Date) and (xi) the Certificate Principal Balance of the Class M-10 Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 93.70% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over 0.50% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

“Class P Certificate”: Any one of the Class P Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-17 and evidencing a Regular Interest in REMIC V for purposes of the REMIC Provisions.

“Class P Interest”: An uncertificated interest in the Trust Fund held by the Trustee on behalf of the Holders of the Class P Certificates, evidencing a Regular Interest in REMIC II for purposes of the REMIC Provisions.

“Class R Certificate”: Any one of the Class R Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-18 and evidencing the ownership of the Class R-I Interest and the Class R-II Interest.

“Class R-X Certificate”: Any one of the Class R-X Certificates executed, authenticated and delivered by the Trust Administrator, substantially in the form annexed hereto as Exhibit A-19 and evidencing the ownership of the Class R-III Interest, Class R-IV Interest and the Class R-V Interest.

“Class R-I Interest”: The uncertificated Residual Interest in REMIC I.

“Class R-II Interest”: The uncertificated Residual Interest in REMIC II.

“Class R-III Interest”: The uncertificated Residual Interest in REMIC III.

“Class R-IV Interest”: The uncertificated Residual Interest in REMIC IV.

“Class R-V Interest”: The uncertificated Residual Interest in REMIC V.

“Closing Date”: March 30, 2007.

“Code”: The Internal Revenue Code of 1986, as amended, and the regulations thereto.

“Collection Account”: The account or accounts created and maintained, or caused to be created and maintained, by each Servicer pursuant to Section 3.10(a), which shall be titled (i) “Ocwen Loan Servicing, LLC, as a Servicer for U.S. Bank National Association, as Trustee, in trust for the registered holders of Citigroup Mortgage Loan Trust 2007-AMC2, Asset-Backed Pass-Through Certificates, Series 2007-AMC2, Mortgage Pass-Through Certificates”, (ii) “GMAC Mortgage, LLC, as a Servicer for U.S. Bank National Association, as Trustee, in trust for the registered holders of Citigroup Mortgage Loan Trust 2007-AMC2, Asset-Backed Pass-Through Certificates, Series 2007-AMC2, Mortgage Pass-Through Certificates” and (iii) “Countrywide Home Loans Servicing LP, as a Servicer for U.S. Bank National Association, as Trustee, in trust for the registered holders of Citigroup Mortgage Loan Trust 2007-AMC2, Asset-Backed Pass-Through Certificates, Series 2007-AMC2, Mortgage Pass-Through Certificates.” Each Collection Account must be an Eligible Account.

“Commission”: The Securities and Exchange Commission.

“Compensating Interest Payment”: With respect to any Distribution Date and the Mortgage Loans (other than the Countrywide Mortgage Loans) for which a Principal Prepayment in full or in part was received during the related Prepayment Period, an amount equal to the lesser of (A) the aggregate of the Prepayment Interest Shortfalls for the related Distribution Date and (B) the aggregate Servicing Fee actually received by the related Servicer for such month in which Prepayment Interest Shortfalls were incurred. With respect to any Distribution Date and the Countrywide Mortgage Loans for which a Principal Prepayment in full or in part was received during the related Prepayment Period, an amount equal to the lesser of (a) one-twelfth of the product of (i) 0.25% and (ii) the Stated Principal Balance of such Mortgage Loans or (b) the aggregate Servicing Fee actually received for such month for such Mortgage Loans.

“Corresponding Certificate”: With respect to each REMIC I Regular Interest, the Class of Regular Certificates listed below:

REMIC I Regular Interest	Class
I-LTA1	Class A-1
I-LTA2	Class A-2
I-LTA3A	Class A-3A
I-LTA3B	Class A-3B
I-LTA3C	Class A-3C
I-LTM1	Class M-1
I-LTM2	Class M-2
I-LTM3	Class M-3
I-LTM4	Class M-4
I-LTM5	Class M-5
I-LTM6	Class M-6
I-LTM7	Class M-7
I-LTM8	Class M-8
I-LTM9	Class M-9
I-LTM10	Class M-10
I-LTP	Class P
I-LTCE-2	Class CE-2

“Corporate Trust Office”: The principal corporate trust office of the Trustee or the Trust Administrator at which at any particular time its corporate trust business in connection with this Agreement shall be administered, which office, with respect to the Trust Administrator, (A) for Certificate transfer and surrender purposes, Well Fargo Bank, N.A., Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Corporate Trust Services - CMLTI 2007-AMC2 and (B) for all other purposes, Wells Fargo Bank, N.A. 9062 Old Annapolis Road, Columbia, Maryland 21045 Attention: Corporate Trust Services---CMLTI 2007-AMC2, or such other address as the Trust Administrator may designate from time to time by notice to the Certificateholders, the Depositor, each Servicer and the Trustee and, with respect to the Trustee, at the date of the execution of this instrument is located at One Federal Street, Boston, Massachusetts 02110, Attention: Structured Finance/CMLTI 2007-AMC2, or such other address as the Trustee may designate from time to time by notice to the Certificateholders, the Depositor, each Servicer and the Trust Administrator.

“Countrywide”: Countrywide Home Loans Servicing LP, or its successor in interest.

“Countrywide Addendum Regulation AB”: The addendum addressing the obligations of Countrywide with respect to the Mortgage Loans serviced by it and Regulation AB, attached hereto at Exhibit N.

“Countrywide Mortgage Loans”: The Mortgage Loans serviced by Countrywide.

“Credit Risk Manager”: Clayton Fixed Income Services Inc., a Colorado corporation, and its successors and assigns.

“Credit Risk Management Agreement”: Each respective agreement between the Credit Risk Manager and the Servicers and/or the Credit Risk Manager and the Master Servicer regarding the loss mitigation and advisory services to be provided by the Credit Risk Manager.

“Credit Risk Manager Fee”: With respect to any Distribution Date, an amount equal to the Credit Risk Manager Fee Rate accrued for one month on the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period.

“Credit Risk Manager Fee Rate”: 0.014% per annum.

“Custodian”: A document custodian appointed by the Trustee to perform (or in the case of the related initial Custodian otherwise engaged to perform) custodial duties with respect to the Mortgage Files. The initial Custodian is Citibank, N.A. The Custodian may be the Trustee, any Affiliate of the Trustee or an independent entity.

“Custodial Agreement”: An agreement pursuant to which the Custodian performs custodial duties with respect to the Mortgage Files. With respect to the related initial Custodian, the applicable agreement pursuant to which the related initial Custodian performs its custodial duties with respect to the Mortgage Files.

“Cut-off Date”: With respect to each Original Mortgage Loan, March 1, 2007. With respect to all Qualified Substitute Mortgage Loans, their respective dates of substitution. References herein to the “Cut-off Date,” when used with respect to more than one Mortgage Loan, shall be to the respective Cut-off Dates for such Mortgage Loans.

“DBRS”: Dominion Bond Ratings Service, or its successor in interest.

“Debt Service Reduction”: With respect to any Mortgage Loan, a reduction in the scheduled Monthly Payment for such Mortgage Loan by a court of competent jurisdiction in a proceeding under the Bankruptcy Code, except such a reduction resulting from a Deficient Valuation.

“Deficient Valuation”: With respect to any Mortgage Loan, a valuation of the related Mortgaged Property by a court of competent jurisdiction in an amount less than the then outstanding Stated Principal Balance of the Mortgage Loan, which valuation results from a proceeding initiated under the Bankruptcy Code.

“Definitive Certificates”: As defined in Section 5.01(b).

“Deleted Mortgage Loan”: A Mortgage Loan replaced or to be replaced by a Qualified Substitute Mortgage Loan.

“Delinquency Percentage”: As of the last day of the related Due Period, the percentage equivalent of a fraction, the numerator of which is the aggregate Stated Principal Balance of the Mortgage Loans that, as of the last day of the previous calendar month, are 60 or more days delinquent, are in foreclosure, have been converted to REO Properties or in bankruptcy (and delinquent 60 days or more), and the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans and REO Properties as of the last day of the previous calendar month.

“Depositor”: Citigroup Mortgage Loan Trust Inc., a Delaware corporation, or its successor in interest.

“Depository”: The Depository Trust Company, or any successor Depository hereafter named. The nominee of the initial Depository, for purposes of registering those Certificates that are to be Book-Entry Certificates, is CEDE & Co. The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(3) of the Uniform Commercial Code of the State of New York and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

“Depository Institution”: Any depository institution or trust company, including the Trustee and the Trust Administrator, that (a) is incorporated under the laws of the United States of America or any State thereof, (b) is subject to supervision and examination by federal or state banking authorities and (c) has, or is a subsidiary of a holding company that has, an outstanding unsecured commercial paper or other short-term unsecured debt obligations that are rated in the highest rating category (P-1 by Moody’s, R-1 by DBRS and A-1 by S&P) by the Rating Agencies (or a comparable rating if S&P, Moody’s and DBRS are not the Rating Agencies).

“Depository Participant”: A broker, dealer, bank or other financial institution or other Person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

“Determination Date”: With respect to each Distribution Date, the Business Day immediately preceding the related Servicer Remittance Date.

“Directly Operate”: With respect to any REO Property, the furnishing or rendering of services to the tenants thereof, the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers, the performance of any construction work thereon or any use of such REO Property in a trade or business conducted by REMIC I, other than through an Independent Contractor; provided, however, that the Trustee (or a Servicer or the Master Servicer on behalf of the Trustee) shall not be considered to Directly Operate an REO Property solely because the Trustee (or a Servicer or the Master Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs or capital expenditures with respect to such REO Property.

“Disqualified Organization”: Any of the following: (i) the United States, any State or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for Freddie Mac, a majority of its board of directors is not selected by such governmental unit), (ii) any foreign government, any international organization, or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers’ cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code, (v) an “electing large partnership” within the meaning of Section 775 of the Code and (vi) any other Person so designated by the Trustee or Trust Administrator based upon an Opinion of Counsel that the holding of an Ownership Interest in a Residual Certificate by such Person may cause any REMIC or any Person having an Ownership Interest in any Class of Certificates (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the Transfer of an Ownership Interest in a Residual Certificate to such Person. The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Account”: The trust account or accounts created and maintained by the Trust Administrator pursuant to Section 3A.11 which shall be entitled “Wells Fargo Bank, N.A., as Trust Administrator for U.S. Bank National Association as Trustee, in trust for the registered holders of Citigroup Mortgage Loan Trust 2007-AMC2, Asset-Backed Pass-Through Certificates, Series 2007-AMC2.” The Distribution Account must be an Eligible Account.

“Distribution Date”: The 25th day of any month, or if such 25th day is not a Business Day, the Business Day immediately following such 25th day, commencing in April 2007.

“DOL”: The United States Department of Labor or any successor in interest.

“DOL Regulations”: The regulations promulgated by the DOL at 29 C.F.R.ss.2510.3-101.

“Due Date”: With respect to each Distribution Date, the first day of the calendar month in which such Distribution Date occurs, which is the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Due Period”: With respect to any Distribution Date, the period commencing on the second day of the calendar month preceding the calendar month in which such Distribution Date occurs and ending on the related Due Date.

“Eligible Account”: Any of (i) an account or accounts maintained with a Depository Institution, (ii) an account or accounts the deposits in which are fully insured by the FDIC, (iii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity or (iv) an account otherwise acceptable to each Rating Agency without reduction or withdrawal of their then current ratings of the Certificates as evidenced by a letter from each Rating Agency to the Trustee and Trust Administrator. Eligible Accounts may bear interest.

“ERISA”: The Employee Retirement Income Security Act of 1974, as amended.

“Estate in Real Property”: A fee simple estate in a parcel of land.

“Excess Overcollateralized Amount”: With respect to the Class A Certificates and the Mezzanine Certificates and any Distribution Date, the excess, if any, of (i) the Overcollateralized Amount for such Distribution Date (calculated for this purpose only after assuming that 100% of the Principal Remittance Amount on such Distribution Date has been distributed) over (ii) the Overcollateralization Target Amount for such Distribution Date.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Expense Adjusted Maximum Mortgage Rate”: With respect to any Mortgage Loan (or the related REO Property) as of any date of determination, a per annum rate of interest equal to the then applicable Maximum Mortgage Rate (or Mortgage Rate, in the case of any fixed-rate Mortgage Loan) for such Mortgage Loan minus the sum of the (i) the Servicing Fee Rate and (ii) the Credit Risk Manager Fee Rate.

“Expense Adjusted Mortgage Rate”: With respect to any Mortgage Loan (or the related REO Property) as of any date of determination, a per annum rate of interest equal to the then applicable Mortgage Rate for such Mortgage Loan minus the sum of the (i) the Servicing Fee Rate and (ii) the Credit Risk Manager Fee Rate.

“Extraordinary Trust Fund Expenses”: Any amounts reimbursable to each Servicer or the Depositor pursuant to Section 6.03, any amounts reimbursable to the Master Servicer pursuant to Section 3A.03 or Section 6.03, to the Trustee pursuant to Section 3.06 or Section 7.02, any amounts payable from the Distribution Account in respect of taxes pursuant to Section 10.01(g)(iii), any amounts reimbursable to the Trustee, the Trust Administrator or the Custodian from the Trust Fund pursuant to Section 2.01, Section 8.05 or 10.01(c) and any other costs, expenses, liabilities and losses borne by the Trust Fund for which the Trust Fund has not and, in the reasonable good faith judgment of the Trust Administrator, shall not, obtain reimbursement or indemnification from any other Person.

“Fannie Mae”: Fannie Mae, formally known as the Federal National Mortgage Association, or any successor thereto.

“FDIC”: Federal Deposit Insurance Corporation or any successor thereto.

“Final Recovery Determination”: With respect to any defaulted Mortgage Loan or any REO Property (other than a Mortgage Loan or REO Property purchased by the Sponsor, the Depositor or a Servicer pursuant to or as contemplated by Section 2.03 or Section 9.01), a determination made by the related Servicer that all Liquidation Proceeds have been recovered. Each Servicer shall maintain records of each Final Recovery Determination made thereby.

“Floating Rate Certificates”: The Class A Certificates and the Mezzanine Certificates.

“Form 8-K Disclosure Information”: The meaning set forth in Section 4.07(a)(iii).

“Formula Rate”: With respect to any Distribution Date and each Class of Floating Rate Certificates, the lesser of (i) One-Month LIBOR plus the related Certificate Margin and (ii) the related Maximum Cap Rate.

“Freddie Mac”: Freddie Mac, formally known as the Federal Home Loan Mortgage Corporation, or any successor thereto.

“GMAC”: GMAC Mortgage, LLC, or its successor in interest.

“Gross Margin”: With respect to each Adjustable-Rate Mortgage Loan, the fixed percentage set forth in the related Mortgage Note that is added to the Index on each Adjustment Date in accordance with the terms of the related Mortgage Note used to determine the Mortgage Rate for such Adjustable-Rate Mortgage Loan.

“Group I Allocation Percentage”: With respect to the Group I Certificates and any Distribution Date, the percentage equivalent of a fraction, the numerator of which is (x) the Group I Principal Remittance Amount for such Distribution Date and the denominator of which is (y) the Principal Remittance Amount for such Distribution Date.

“Group I Certificates”: The Class A-1 Certificates.

“Group I Interest Remittance Amount”: For any Distribution Date, that portion of the Available Distribution Amount for the related Distribution Date that represents interest received or advanced on the Group I Mortgage Loans and Compensating Interest Payments on the Group I Mortgage Loans (net of Servicing Fees and Credit Risk Manager Fees).

“Group I Mortgage Loan”: A Mortgage Loan assigned to Loan Group I. All Group I Mortgage Loans have a principal balance at origination that conforms to Freddie Mac loan limits.

“Group I Principal Distribution Amount”: With respect to any Distribution Date, the sum of (i) the principal portion of each Monthly Payment due on the Group I Mortgage Loans during the related Due Period, whether or not received on or prior to the related Determination Date; (ii) the Stated Principal Balance of any Group I Mortgage Loan that was purchased during the related Prepayment Period pursuant to or as contemplated by Section 2.03 or Section 9.01 and the amount of any shortfall deposited in the related Collection Account in connection with the substitution of a Deleted Mortgage Loan pursuant to Section 2.03 during the related Prepayment Period; (iii) the principal portion of all other unscheduled collections (including, without limitation, Principal Prepayments, Insurance Proceeds, Liquidation Proceeds, Subsequent Recoveries and REO Principal Amortization) received on the Group I Mortgage Loans during the related Prepayment Period, net of any portion thereof that represents a recovery of principal for which an Advance was made by the Servicer pursuant to Section 4.03 in respect of a preceding Distribution Date and (iv) the Group I Allocation Percentage of any Overcollateralization Increase Amount for such Distribution Date minus (v) the Group I Allocation Percentage of any Overcollateralization Reduction Amount for such Distribution Date. In no event will the Principal Distribution Amount with respect to any Distribution Date be (x) less than zero or (y) greater than the then outstanding aggregate Certificate Principal Balance of the Floating Rate Certificates.

“Group I Principal Remittance Amount”: For any Distribution Date, that portion of the Available Distribution Amount equal to the sum of the amounts set forth in (i) through (iii) of the definition of Group I Principal Distribution Amount.

“Group I Senior Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the aggregate Certificate Principal Balance of the Group I Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 59.30% and (ii) the aggregate Stated Principal Balance of the Group I Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of the aggregate Stated Principal Balance of the Group I Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over 0.50% of the aggregate Stated Principal Balance of the Group I Mortgage Loans as of the Cut-off Date.

“Group II Allocation Percentage”: With respect to the Group II Certificates and any Distribution Date, the percentage equivalent of a fraction, the numerator of which is (x) the Group II Principal Remittance Amount for such Distribution Date and the denominator of which is (y) the Principal Remittance Amount for such Distribution Date.

“Group II Certificates”: The Class A-2 Certificates.

“Group II Interest Remittance Amount”: For any Distribution Date, that portion of the Available Distribution Amount for the related Distribution Date that represents interest received or advanced on the Group II Mortgage Loans and Compensating Interest Payments on the Group II Mortgage Loans (net of Servicing Fees and Credit Risk Manager Fees).

“Group II Mortgage Loan”: A Mortgage Loan assigned to Loan Group II. All Group II Mortgage Loans have a principal balance at origination that conforms to Fannie Mae loan limits.

“Group II Principal Distribution Amount”: With respect to any Distribution Date, the sum of (i) the principal portion of each Monthly Payment due on the Group II Mortgage Loans during the related Due Period, whether or not received on or prior to the related Determination Date; (ii) the Stated Principal Balance of any Group II Mortgage Loan that was purchased during the related Prepayment Period pursuant to or as contemplated by Section 2.03 or Section 9.01 and the amount of any shortfall deposited in the related Collection Account in connection with the substitution of a Deleted Mortgage Loan pursuant to Section 2.03 during the related Prepayment Period; (iii) the principal portion of all other unscheduled collections (including, without limitation, Principal Prepayments, Insurance Proceeds, Liquidation Proceeds, Subsequent Recoveries and REO Principal Amortization) received on the Group II Mortgage Loans during the related Prepayment Period, net of any portion thereof that represents a recovery of principal for which an Advance was made by the Servicer pursuant to Section 4.03 in respect of a preceding Distribution Date and (iv) the Group II Allocation Percentage of any Overcollateralization Increase Amount for such Distribution Date minus (v) the Group II Allocation Percentage of any Overcollateralization Reduction Amount for such Distribution Date. In no event will the Principal Distribution Amount with respect to any Distribution Date be (x) less than zero or (y) greater than the then outstanding aggregate Certificate Principal Balance of the Floating Rate Certificates.

“Group II Principal Remittance Amount”: For any Distribution Date, that portion of the Available Distribution Amount equal to the sum of the amounts set forth in (i) through (iii) of the definition of Group II Principal Distribution Amount.

“Group II Senior Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the aggregate Certificate Principal Balance of the Group II Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 59.30% and (ii) the aggregate Stated Principal Balance of the Group II Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of the aggregate Stated Principal Balance of the Group II Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over 0.50% of the aggregate Stated Principal Balance of the Group II Mortgage Loans as of the Cut-off Date.

“Group III Allocation Percentage”: With respect to the Group III Certificates and any Distribution Date, the percentage equivalent of a fraction, the numerator of which is (x) the Group III Principal Remittance Amount for such Distribution Date and the denominator of which is (y) the Principal Remittance Amount for such Distribution Date.

“Group III Certificates”: The Class A-3A, Class A-3B and Class A-3C Certificates.

“Group III Interest Remittance Amount”: For any Distribution Date, that portion of the Available Distribution Amount for the related Distribution Date that represents interest received or advanced on the Group III Mortgage Loans and Compensating Interest Payments on the Group III Mortgage Loans (net of Servicing Fees and Credit Risk Manager Fees).

“Group III Mortgage Loan”: A Mortgage Loan assigned to Loan Group III. All Group III Mortgage Loans have a principal balance at origination that may or may not conform to Freddie Mac or Fannie Mae loan limits.

“Group III Principal Distribution Amount”: With respect to any Distribution Date, the sum of (i) the principal portion of each Monthly Payment due on the Group III Mortgage Loans during the related Due Period, whether or not received on or prior to the related Determination Date; (ii) the Stated Principal Balance of any Group III Mortgage Loan that was purchased during the related Prepayment Period pursuant to or as contemplated by Section 2.03 or Section 9.01 and the amount of any shortfall deposited in the related Collection Account in connection with the substitution of a Deleted Mortgage Loan pursuant to Section 2.03 during the related Prepayment Period; (iii) the principal portion of all other unscheduled collections (including, without limitation, Principal Prepayments, Insurance Proceeds, Liquidation Proceeds, Subsequent Recoveries and REO Principal Amortization) received on the Group III Mortgage Loans during the related Prepayment Period, net of any portion thereof that represents a recovery of principal for which an Advance was made by the Servicer pursuant to Section 4.03 in respect of a preceding Distribution Date and (iv) the Group III Allocation Percentage of any Overcollateralization Increase Amount for such Distribution Date minus (v) the Group III Allocation Percentage of any Overcollateralization Reduction Amount for such Distribution Date. In no event will the Principal Distribution Amount with respect to any Distribution Date be (x) less than zero or (y) greater than the then outstanding aggregate Certificate Principal Balance of the Floating Rate Certificates.

“Group III Principal Remittance Amount”: For any Distribution Date, that portion of the Available Distribution Amount equal to the sum of the amounts set forth in (i) through (iii) of the definition of Group III Principal Distribution Amount.

“Group III Senior Principal Distribution Amount”: With respect to any Distribution Date, the excess of (x) the aggregate Certificate Principal Balance of the Group III Certificates immediately prior to such Distribution Date over (y) the lesser of (A) the product of (i) 59.30% and (ii) the aggregate Stated Principal Balance of the Group III Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) and (B) the excess, if any, of the aggregate Stated Principal Balance of the Group III Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over 0.50% of the aggregate Stated Principal Balance of the Group III Mortgage Loans as of the Cut-off Date.

“Highest Priority”: As of any date of determination, the Class of Mezzanine Certificates then outstanding with a Certificate Principal Balance greater than zero, with the highest priority for payments pursuant to Section 4.01, in the following order: Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates.

“Indenture”: An indenture relating to the issuance of notes secured by the Class CE-1 Certificates, the Class P Certificates and/or the Residual Certificates (or any portion thereof).

“Independent”: When used with respect to any specified Person, any such Person who (a) is in fact independent of the Depositor, the Servicers, the Master Servicer and their respective Affiliates, (b) does not have any direct financial interest in or any material indirect financial interest in the Depositor, the Servicers, the Master Servicer or any Affiliate thereof, and (c) is not connected with the Depositor, the Servicers, the Master Servicer or any Affiliate thereof as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions; provided, however, that a Person shall not fail to be Independent of the Depositor, the Servicers, the Master Servicer or any Affiliate thereof merely because such Person is the beneficial owner of 1% or less of any class of securities issued by the Depositor or the Servicers or any Affiliate thereof, as the case may be.

“Independent Contractor”: Either (i) any Person (other than a Servicer or the Master Servicer) that would be an “independent contractor” with respect to any REMIC within the meaning of Section 856(d)(3) of the Code if any REMIC were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class of Certificates), so long as any REMIC does not receive or derive any income from such Person and provided that the relationship between such Person and any REMIC is at arm’s length, all within the meaning of Treasury Regulation Section 1.856-4(b)(5), or (ii) any other Person (including a Servicer or the Master Servicer) if the Trust Administrator has received an Opinion of Counsel for the benefit of the Trustee and the Trust Administrator to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code), or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

“Index”: With respect to each Adjustable-Rate Mortgage Loan and each related Adjustment Date, the index specified in the related Mortgage Note.

“Insurance Proceeds”: Proceeds of any title policy, hazard policy or other insurance policy covering a Mortgage Loan, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that the related Servicer would follow in servicing mortgage loans held for its own account, subject to the terms and conditions of the related Mortgage Note and Mortgage.

“Interest Accrual Period”: With respect to any Distribution Date and the Floating Rate Certificates, the period commencing on the Distribution Date of the month immediately preceding the month in which such Distribution Date occurs (or, in the case of the first Distribution Date, commencing on the Closing Date) and ending on the day immediately preceding such Distribution Date. With respect to any Distribution Date and the Class CE-1 Certificates, the Class CE-2 Certificates and the REMIC Regular Interests, the one-month period ending on the last day of the calendar month preceding the month in which such Distribution Date occurs.

“Interest Carry Forward Amount”: With respect to any Distribution Date and the Floating Rate Certificates, the sum of (i) the amount, if any, by which (a) the Interest Distribution Amount for such Class of Certificates as of the immediately preceding Distribution Date exceeded (b) the actual amount distributed on such Class of Certificates in respect of interest on such immediately preceding Distribution Date, (ii) the amount of any Interest Carry Forward Amount for such Class of Certificates remaining unpaid from the previous Distribution Date and (iii) accrued interest on the sum of (i) and (ii) above calculated at the related Pass-Through Rate for the most recently ended Interest Accrual Period.

“Interest Determination Date”: With respect to the Floating Rate Certificates and for purposes of the definition of Marker Rate and Maximum I-LTZZ Uncertificated Interest Deferral Amount, REMIC I Regular Interest I-LTA1, REMIC I Regular Interest I-LTA2, REMIC I Regular Interest I-LTA3A, REMIC I Regular Interest I-LTA3B, REMIC I Regular Interest I-LTA3C, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4, REMIC I Regular Interest I-LTM5, REMIC I Regular Interest I-LTM6, REMIC I Regular Interest I-LTM7, REMIC I Regular Interest I-LTM8, REMIC I Regular Interest I-LTM9 and REMIC I Regular Interest I-LTM10, and any Interest Accrual Period therefor, the second London Business Day preceding the commencement of such Interest Accrual Period.

“Interest Distribution Amount”: With respect to any Floating Rate Certificate and the Class CE-1 Certificates and the Class CE-2 Certificates and each Distribution Date, interest accrued during the related Interest Accrual Period at the Pass-Through Rate for such Certificate for such Distribution Date on the Certificate Principal Balance, in the case of the Floating Rate Certificates, or on the Notional Amount, in the case of the Class CE-1 Certificates and the Class CE-2 Certificates, of such Certificate immediately prior to such Distribution Date. The Class P Certificates are not entitled to distributions in respect of interest and, accordingly, shall not accrue interest. All distributions of interest on the Floating Rate Certificates shall be calculated on the basis of a 360-day year and the actual number of days in the applicable Interest Accrual Period. All distributions of interest on the Class CE-1 Certificates and the Class CE-2 Certificates shall be based on a 360-day year consisting of twelve 30-day months. The Interest Distribution Amount with respect to each Distribution Date, as to any Floating Rate Certificate or the Class CE-1 Certificates, shall be reduced by an amount equal to the portion allocable to such Certificate pursuant to Section 1.02 hereof of the sum of (a) the aggregate Prepayment Interest Shortfall, if any, for such Distribution Date to the extent not covered by payments pursuant to Section 3.24 and (b) the aggregate amount of any Relief Act Interest Shortfall, if any, for such Distribution Date.

“Interest Rate Cap Agreement”: The interest rate cap agreement, dated the Closing Date between the Cap Trustee and the Interest Rate Cap Provider, including any schedule, confirmations, credit support annex or other credit support document relating thereto, and attached hereto as Exhibit I.

“Interest Rate Cap Credit Support Annex”: The credit support annex, dated the Closing Date, between the Cap Trustee and the Interest Rate Cap Provider, which is annexed to and forms part of the Interest Rate Cap Agreement.

“Interest Rate Cap Provider”: The cap provider under the Interest Rate Cap Agreement. Initially, the Interest Rate Cap Provider shall be Citibank, N.A.

“Late Collections”: With respect to any Mortgage Loan, all amounts received subsequent to the Determination Date immediately following any Due Period, whether as late payments of Monthly Payments or as Insurance Proceeds, Liquidation Proceeds, Subsequent Recoveries or otherwise, which represent late payments or collections of principal and/or interest due (without regard to any acceleration of payments under the related Mortgage and Mortgage Note) but delinquent for such Due Period and not previously recovered.

“Liquidation Event”: With respect to any Mortgage Loan, any of the following events: (i) such Mortgage Loan is paid in full; (ii) a Final Recovery Determination is made as to such Mortgage Loan; or (iii) such Mortgage Loan is removed from any REMIC by reason of its being purchased, sold or replaced pursuant to or as contemplated by Section 2.03 or Section 9.01. With respect to any REO Property, either of the following events: (i) a Final Recovery Determination is made as to such REO Property; or (ii) such REO Property is removed from REMIC I by reason of its being purchased pursuant to Section 9.01.

“Liquidation Proceeds”: The amount (including any Insurance Proceeds or amounts received in respect of the rental of any REO Property prior to REO Disposition) received by the related Servicer in connection with (i) the taking of all or a part of a Mortgaged Property by exercise of the power of eminent domain or condemnation, (ii) the liquidation of a defaulted Mortgage Loan through a trustee’s sale, foreclosure sale or otherwise, or (iii) the repurchase, substitution or sale of a Mortgage Loan or an REO Property pursuant to or as contemplated by Section 2.03, Section 3.23 or Section 9.01.

“Loan-to-Value Ratio”: As of any date of determination, the fraction, expressed as a percentage, the numerator of which is the principal balance of the related Mortgage Loan at such date and the denominator of which is the Value of the related Mortgaged Property.

“Loan Group”: Loan Group I, Loan Group II or Loan Group III, as the context requires.

“Loan Group I”: The group of Mortgage Loans identified in the Mortgage Loan Schedule as having been assigned to Loan Group I.

“Loan Group II”: The group of Mortgage Loans identified in the Mortgage Loan Schedule as having been assigned to Loan Group II.

“Loan Group III”: The group of Mortgage Loans identified in the Mortgage Loan Schedule as having been assigned to Loan Group III.

“London Business Day”: Any day on which banks in the City of London and New York are open and conducting transactions in United States dollars.

“Marker Rate”: With respect to the Class CE-1 Interest and any Distribution Date, a per annum rate equal to two (2) times the weighted average of the REMIC I Remittance Rate for REMIC I Regular Interest I-LTA1, REMIC I Regular Interest I-LTA2, REMIC I Regular Interest I-LTA3A, REMIC I Regular Interest I-LTA3B, REMIC I Regular Interest I-LTA3C, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4, REMIC I Regular Interest I-LTM5, REMIC I Regular Interest I-LTM6, REMIC I Regular Interest I-LTM7, REMIC I Regular Interest I-LTM8, REMIC I Regular Interest I-LTM9, REMIC I Regular Interest I-LTM10 and REMIC I Regular Interest I-LTZZ, with the rate on each such REMIC I Regular Interest (other than REMIC I Regular Interest I-LTZZ) subject to a cap equal to the lesser of (i) One-Month LIBOR plus the related Certificate Margin for the related Corresponding Certificate and (ii) the related Net WAC Pass-Through Rate for the related Corresponding Certificate for the purpose of this calculation for such Distribution Date and with the rate on REMIC I Regular Interest I-LTZZ subject to a cap of zero for the purpose of this calculation; provided, however, each such cap shall be multiplied by a fraction, the numerator of which is the actual number of days elapsed in the related Interest Accrual Period and the denominator of which is 30.

“Master Servicer”: As of the Closing Date, Wells Fargo Bank, N.A. and thereafter, its respective successors in interest who meet the qualifications of the Master Servicer under this Agreement or any successor appointed hereunder. The Master Servicer and the Trust Administrator shall at all times be the same Person.

“Master Servicer Event of Default”: One or more of the events described in Section 7.01(b).

“Master Servicing Compensation”: The meaning specified in Section 3A.09.

“Master Servicing Transfer Costs”: Shall mean all reasonable out-of-pocket costs and expenses incurred by the Trustee in connection with the transfer of master servicing from a predecessor master servicer, including, without limitation, any reasonable costs or expenses associated with the complete transfer of all servicing data and master servicing data and the completion, correction or manipulation of such servicing data as may be required by the Trustee to correct any errors or insufficiencies in the servicing data or otherwise to enable the Trustee to master service the Mortgage Loans properly and effectively.

“Maximum Cap Rate”: For any Distribution Date with respect to the Group I Certificates, a per annum rate equal to the product of (1) a per annum rate equal to the sum of (a) the weighted average of the Expense Adjusted Maximum Mortgage Rates of the Group I Mortgage Loans, weighted on the basis of the outstanding Stated Principal Balances of the Group I Mortgage Loans as of the first day of the related Due Period (adjusted to reflect unscheduled principal payments made thereafter during the Prepayment Period that includes such first day) and (b) a per annum rate equal to the product of (i) the payment made by the Interest Rate Cap Provider divided by the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period (adjusted to reflect unscheduled principal payments made thereafter during the Prepayment Period that includes such first day) and (ii) 12 and (2) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days elapsed in the related Interest Accrual Period.

For any Distribution Date with respect to the Group II Certificates, a per annum rate equal to the product of (1) a per annum rate equal to the sum of (a) the weighted average of the Expense Adjusted Maximum Mortgage Rates of the Group II Mortgage Loans, weighted on the basis of the outstanding Stated Principal Balances of the Group II Mortgage Loans as of the first day of the related Due Period (adjusted to reflect unscheduled principal payments made thereafter during the Prepayment Period that includes such first day) and (b) a per annum rate equal to the product of (i) the payment made by the Interest Rate Cap Provider divided by the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period (adjusted to reflect unscheduled principal payments made thereafter during the Prepayment Period that includes such first day) and (ii) 12 and (2) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days elapsed in the related Interest Accrual Period.

For any Distribution Date with respect to the Group III Certificates, a per annum rate equal to the product of (1) a per annum rate equal to the sum of (a) the weighted average of the Expense Adjusted Maximum Mortgage Rates of the Group III Mortgage Loans, weighted on the basis of the outstanding Stated Principal Balances of the Group III Mortgage Loans as of the first day of the related Due Period (adjusted to reflect unscheduled principal payments made thereafter during the Prepayment Period that includes such first day) and (b) a per annum rate equal to the product of (i) the payment made by the Interest Rate Cap Provider divided by the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period (adjusted to reflect unscheduled principal payments made thereafter during the Prepayment Period that includes such first day) and (ii) 12 and (2) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days elapsed in the related Interest Accrual Period.

For any Distribution Date with respect to the Mezzanine Certificates, a per annum rate equal to the weighted average (weighted on the basis of the results of subtracting from the aggregate Stated Principal Balance of the applicable Loan Group as of the first day of the related Due Period (adjusted to reflect unscheduled principal payments made thereafter during the Prepayment Period that includes such first day), the current aggregate Certificate Principal Balance of the related Class A Certificates) of the Maximum Cap Rate for the Group I Certificates, the Maximum Cap Rate for the Group II Certificates and the Maximum Cap Rate for the Group III Certificates.

“Maximum I-LTZZ Uncertificated Interest Deferral Amount”: With respect to any Distribution Date, the excess of (i) accrued interest at the REMIC I Remittance Rate applicable to REMIC I Regular Interest I-LTZZ for such Distribution Date on a balance equal to the Uncertificated Balance of REMIC I Regular Interest I-LTZZ minus the REMIC I Overcollateralized Amount, in each case for such Distribution Date, over (ii) Uncertificated Interest on REMIC I Regular Interest I-LTA1, REMIC I Regular Interest I-LTA2, REMIC I Regular Interest I-LTA3A, REMIC I Regular Interest I-LTA3B, REMIC I Regular Interest I-LTA3C, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4, REMIC I Regular Interest I-LTM5, REMIC I Regular Interest I-LTM6, REMIC I Regular Interest I-LTM7, REMIC I Regular Interest I-LTM8, REMIC I Regular Interest I-LTM9 and REMIC I Regular Interest I-LTM10 for such Distribution Date, with the rate on each such REMIC I Regular Interest subject to a cap equal to the lesser of (i) One-Month LIBOR plus the related Certificate Margin for the related Corresponding Certificate and (ii) the related Net WAC Pass-Through Rate for the related Corresponding Certificate; provided, however, each cap shall be multiplied by a fraction, the numerator of which is the actual number of days elapsed in the related Interest Accrual Period and the denominator of which is 30.

“Maximum Mortgage Rate”: With respect to each Adjustable-Rate Mortgage Loan, the percentage set forth in the related Mortgage Note as the maximum Mortgage Rate thereunder.

“MERS”: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

“MERS System”: The system of recording transfers of Mortgages electronically maintained by MERS.

“Mezzanine Certificates”: Collectively, the Class M-1 Certificates, the Class M-2 Certificates, the Class M-3 Certificates, the Class M-4 Certificates, the Class M-5 Certificates, the Class M-6 Certificates, the Class M-7 Certificates, the Class M-8 Certificates, the Class M-9 Certificates and the Class M-10 Certificates.

“MIN”: The Mortgage Identification Number for Mortgage Loans registered with MERS on the MERS System.

“Minimum Mortgage Rate”: With respect to each Adjustable-Rate Mortgage Loan, the percentage set forth in the related Mortgage Note as the minimum Mortgage Rate thereunder.

“MOM Loan”: With respect to any Mortgage Loans registered with MERS on the MERS® System, MERS acting as the mortgagee of such Mortgage Loan, solely as nominee for the originator of such Mortgage Loan and its successors and assigns, at the origination thereof.

“Monthly Payment”: With respect to any Mortgage Loan, the scheduled monthly payment of principal and/or interest on such Mortgage Loan which is payable by the related Mortgagor from time to time under the related Mortgage Note, determined: (a) after giving effect to (i) any Deficient Valuation and/or Debt Service Reduction with respect to such Mortgage Loan and (ii) any reduction in the amount of interest collectible from the related Mortgagor pursuant to the Relief Act; (b) without giving effect to any extension granted or agreed to by the Servicer pursuant to Section 3.07; and (c) on the assumption that all other amounts, if any, due under such Mortgage Loan are paid when due.

“Monthly Statement”: The statement prepared by the Trust Administrator pursuant to Section 4.02.

“Moody’s”: Moody’s Investors Service, Inc., or its successor in interest.

“Mortgage”: The mortgage, deed of trust or other instrument creating a first or second lien on, or first priority security interest in, a Mortgaged Property securing a Mortgage Note.

“Mortgage File”: The mortgage documents listed in Section 2.01 pertaining to a particular Mortgage Loan and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

“Mortgage Loan”: Each mortgage loan transferred and assigned to the Trustee pursuant to Section 2.01 or Section 2.03(d) of this Agreement, as from time to time held as a part of REMIC I, the Mortgage Loans so held being identified in the Mortgage Loan Schedule.

“Mortgage Loan Purchase Agreement”: The agreement between the Sponsor and the Depositor regarding the transfer of the Mortgage Loans by the Sponsor to or at the direction of the Depositor, substantially in the form of Exhibit D annexed hereto.

“Mortgage Loan Remittance Rate”: With respect to any Mortgage Loan or REO Property, as of any date of determination, the then applicable Mortgage Rate in respect thereof net of the Servicing Fee Rate.

“Mortgage Loan Schedule”: As of any date, the list of Mortgage Loans included in REMIC I on such date, separately identifying the Group I Mortgage Loans, the Group II Mortgage Loans and the Group III Mortgage Loans, attached hereto as Schedule 1. The Mortgage Loan Schedule shall set forth the following information with respect to each Mortgage Loan:

(i)  the Mortgage Loan identifying number;

(ii)  a code indicating whether the Mortgaged Property is owner-occupied;

(iii)  the state and zip code of the Mortgaged Property

(iv)  the type of Residential Dwelling constituting the Mortgaged Property;

(v)  the original months to maturity;

(vi)  the stated remaining months to maturity from the Cut-off Date based on the original amortization schedule of the mortgage;

(vii)  the Loan-to-Value Ratio at origination;

(viii)  the Mortgage Rate in effect immediately following the Cut-off Date;

(ix)  the date on which the first Monthly Payment was due on the Mortgage Loan;

(x)  the stated maturity date;

(xi)  the amount of the Monthly Payment at origination;

(xii)  the amount of the Monthly Payment as of the Cut-off Date;

(xiii)  the last Due Date on which a Monthly Payment was actually applied to the unpaid Stated Principal Balance;

(xiv)  the original principal amount of the Mortgage Loan;

(xv)  the Scheduled Principal Balance of the Mortgage Loan as of the close of business on the Cut-off Date;

(xvi)  a code indicating the purpose of the Mortgage Loan (i.e., purchase financing, Rate/Term Refinancing, Cash-Out Refinancing);

(xvii)  a code indicating the documentation style (i.e., full, alternative or reduced);

(xviii)  the Value of the Mortgaged Property;

(xix)  the sale price of the Mortgaged Property, if applicable;

(xx)  the actual unpaid principal balance of the Mortgage Loan as of the Cut-off Date;

(xxi)  [reserved];

(xxii)  the credit score (“FICO”) of such Mortgage Loan;

(xxiii)  the total amount of points and fees charged such Mortgage Loan;

(xxiv)  the term of the Prepayment Charge , if any;

(xxv)  the percentage of the principal balance covered by lender paid mortgage insurance, if any; and

(xxvi)  with respect to each Adjustable-Rate Mortgage Loan, the Adjustment Dates, the Gross Margin, the Maximum Mortgage Rate, the Minimum Mortgage Rate, the Periodic Rate Cap, the maximum first Adjustment Date Mortgage Rate adjustment, the first Adjustment Date immediately following the origination date and the rounding code (i.e., nearest 0.125%, next highest 0.125%).

The Mortgage Loan Schedule shall set forth the following information with respect to the Mortgage Loans by Loan Group and in the aggregate as of the Cut-off Date: (1) the number of Mortgage Loans; (2) the current principal balance of the Mortgage Loans; (3) the weighted average Mortgage Rate of the Mortgage Loans; (4) the weighted average maturity of the Mortgage Loans; (5) the Scheduled Principal Balance of the Mortgage Loans as of the close of business on the Cut-off Date (not taking into account any Principal Prepayments received on the Cut-off Date); and (6) the amount of the Monthly Payment as of the Cut-off Date. The Mortgage Loan Schedule shall be amended from time to time by the Depositor in accordance with the provisions of this Agreement. With respect to any Qualified Substitute Mortgage Loan, Cut-off Date shall refer to the related Cut-off Date for such Mortgage Loan, determined in accordance with the definition of Cut-off Date herein.

“Mortgage Note”: The original executed note or other evidence of the indebtedness of a Mortgagor under a Mortgage Loan.

“Mortgage Pool”: The pool of Mortgage Loans, identified on Schedule 1 from time to time, and any REO Properties acquired in respect thereof.

“Mortgage Rate”: With respect to each Mortgage Loan, the annual rate at which interest accrues on such Mortgage Loan from time to time in accordance with the provisions of the related Mortgage Note, without regard to any reduction thereof as a result of a Debt Service Reduction or operation of the Relief Act, which rate (i) with respect to each fixed-rate Mortgage Loan shall remain constant at the rate set forth in the Mortgage Loan Schedule as the Mortgage Rate in effect immediately following the Cut-off Date and (ii) with respect to the Adjustable-Rate Mortgage Loans, (A) as of any date of determination until the first Adjustment Date following the Cut-off Date shall be the rate set forth in the Mortgage Loan Schedule as the Mortgage Rate in effect immediately following the Cut-off Date and (B) as of any date of determination thereafter shall be the rate as adjusted on the most recent Adjustment Date equal to the sum, rounded as provided in the Mortgage Note, of the Index, as published as of a date prior to the Adjustment Date as set forth in the related Mortgage Note, plus the related Gross Margin; provided that the Mortgage Rate on such Adjustable-Rate Mortgage Loan on any Adjustment Date shall never be more than the lesser of (i) the sum of the Mortgage Rate in effect immediately prior to the Adjustment Date plus the related Periodic Rate Cap, if any, and (ii) the related Maximum Mortgage Rate, and shall never be less than the greater of (i) the Mortgage Rate in effect immediately prior to the Adjustment Date less the Periodic Rate Cap, if any, and (ii) the related Minimum Mortgage Rate. With respect to each Mortgage Loan that becomes an REO Property, as of any date of determination, the annual rate determined in accordance with the immediately preceding sentence as of the date such Mortgage Loan became an REO Property.

“Mortgaged Property”: The underlying property securing a Mortgage Loan, including any REO Property, consisting of an Estate in Real Property improved by a Residential Dwelling.

“Mortgagor”: The obligor on a Mortgage Note.

“Net Monthly Excess Cashflow”: With respect to any Distribution Date, the sum of (i) any Overcollateralization Reduction Amount and (ii) the excess of (x) the Available Distribution Amount for such Distribution Date over (y) the sum for such Distribution Date of (A) the Senior Interest Distribution Amounts distributable to the Holders of the Class A Certificates and the Interest Distribution Amounts distributable to the Holders of the Mezzanine Certificates and (B) the Principal Remittance Amount.

“Net WAC Pass-Through Rate”: For any Distribution Date with respect to the Group I Certificates, a per annum rate equal to the product of (x) the weighted average of the Expense Adjusted Mortgage Rates of the Group I Mortgage Loans, weighted on the basis of the outstanding Stated Principal Balances of the Group I Mortgage Loans as of the first day of the related Due Period (adjusted to reflect unscheduled principal payments made thereafter during the Prepayment Period that includes such first day) and (y) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days elapsed in the related Interest Accrual Period. For federal income tax purposes, the economic equivalent of such rate shall be expressed as a per annum rate equal to the product of (x) the weighted average of the REMIC I Remittance Rate on REMIC I Regular Interest I-LT1GRP, weighted on the basis of the Uncertificated Balance of such REMIC I Regular Interest and (y) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days elapsed in the related Interest Accrual Period.

For any Distribution Date with respect to the Group II Certificates, a per annum rate equal to the product of (x) the weighted average of the Expense Adjusted Mortgage Rates of the Group II Mortgage Loans, weighted on the basis of the outstanding Stated Principal Balances of the Group II Mortgage Loans as of the first day of the related Due Period (adjusted to reflect unscheduled principal payments made thereafter during the Prepayment Period that includes such first day) and (y) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days elapsed in the related Interest Accrual Period. For federal income tax purposes, the economic equivalent of such rate shall be expressed as a per annum rate equal to the product of (x) the weighted average of the REMIC I Remittance Rate on REMIC I Regular Interest I-LT2GRP, weighted on the basis of the Uncertificated Balance of such REMIC I Regular Interest and (y) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days elapsed in the related Interest Accrual Period.

For any Distribution Date with respect to the Group III Certificates, a per annum rate equal to the product of (x) the weighted average of the Expense Adjusted Mortgage Rates of the Group III Mortgage Loans, weighted on the basis of the outstanding Stated Principal Balances of the Group III Mortgage Loans as of the first day of the related Due Period (adjusted to reflect unscheduled principal payments made thereafter during the Prepayment Period that includes such first day) and (y) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days elapsed in the related Interest Accrual Period. For federal income tax purposes, the economic equivalent of such rate shall be expressed as a per annum rate equal to the product of (x) the weighted average of the REMIC I Remittance Rate on REMIC I Regular Interest I-LT3GRP, weighted on the basis of the Uncertificated Balance of such REMIC I Regular Interest and (y) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days elapsed in the related Interest Accrual Period.

For any Distribution Date with respect to the Mezzanine Certificates, a per annum rate equal to the weighted average (weighted on the basis of the results of subtracting from the aggregate Stated Principal Balance of the applicable Loan Group as of the first day of the related Due Period (adjusted to reflect unscheduled principal payments made thereafter during the Prepayment Period that includes such first day), the current aggregate Certificate Principal Balance of the related Class A Certificates) of (i) the weighted average of the Net WAC Pass-Through Rate for the Group I Certificates, (ii) the weighted average of the Net WAC Pass-Through Rate for the Group II Certificates and (iii) the weighted average of the Net WAC Pass-Through Rate for the Group III Certificates. For federal income tax purposes, the economic equivalent of such rate shall be expressed as a per annum rate equal to the product of (x) the weighted average of the REMIC I Remittance Rates on (a) REMIC I Regular Interest I-LT1SUB, subject to a cap and a floor equal to the REMIC I Remittance Rate on REMIC I Regular Interest I-LT1GRP, (b) REMIC I Regular Interest I-LT2SUB, subject to a cap and a floor equal to the REMIC I Remittance Rate on REMIC I Regular Interest I-LT2GRP and (c) REMIC I Regular Interest I-LT3SUB, subject to a cap and a floor equal to the REMIC I Remittance Rate on REMIC I Regular Interest I-LT3GRP, weighted on the basis of the Uncertificated Balance of each such REMIC I Regular Interest and (y) a fraction, the numerator of which is 30 and the denominator of which is the actual number of days elapsed in the related Interest Accrual Period.

“Net WAC Rate Carryover Reserve Account”: The Net WAC Rate Carryover Reserve Account established and maintained pursuant to Section 4.06.

“Net WAC Rate Carryover Amount”: With respect to any Distribution Date and any Class of Floating Rate Certificates, the sum of (A) the positive excess, if any, of (i) the amount of interest that would have accrued on such Class of Certificates for such Distribution Date if the Pass-Through Rate for such Class of Certificates for such Distribution Date were calculated at the related Formula Rate over (ii) the amount of interest accrued on such Class of Certificates at the related Net WAC Pass-Through Rate for such Distribution Date and (B) the related Net WAC Rate Carryover Amount for the previous Distribution Date not previously distributed together with interest accrued on such unpaid amount for the most recently ended Interest Accrual Period at the Formula Rate for such Class of Certificates and such Distribution Date.

“New Lease”: Any lease of REO Property entered into on behalf of REMIC I, including any lease renewed or extended on behalf of REMIC I, if REMIC I has the right to renegotiate the terms of such lease.

“Nonrecoverable Advance”: Any P&I Advance or Servicing Advance previously made or proposed to be made in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the related Servicer or the Master Servicer, as applicable, will not or, in the case of a proposed P&I Advance or Servicing Advance, would not be ultimately recoverable from related late payments, Insurance Proceeds or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein.

“Non-United States Person”: Any Person other than a United States Person.

“Notional Amount”: With respect to the Class CE-1 Interest and any Distribution Date, the aggregate Uncertificated Balance of the REMIC I Regular Interests (other than REMIC I Regular Interest I-LTP) for such Distribution Date. With respect to the Class CE-2 Certificates and any Distribution Date, the Notional Amount of the REMIC II Regular Interest CE-2 for such Distribution Date. With respect to the REMIC II Regular Interest CE-2 and any Distribution Date, the Notional Amount of the REMIC I Regular Interest I-LTCE-2. With respect to REMIC I Regular Interest I-LTCE-2 and any Distribution Date, the sum of the aggregate Stated Principal Balances of the SRO Mortgage Loans for such Distribution Date.

“Ocwen”: Ocwen Loan Servicing, LLC, or its successor in interest.

“Ocwen Mortgage Loans”: The Mortgage Loans serviced by Ocwen.

“Officer’s Certificate”: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a vice president (however denominated), and by the Treasurer, the Secretary, or one of the assistant treasurers or assistant secretaries of a Servicer, the Master Servicer, the Sponsor or the Depositor, as applicable.

“One-Month LIBOR”: For purposes of the Marker Rate and Maximum I-LTZZ Uncertificated Interest Deferral Amount, REMIC I Regular Interest I-LTA1, REMIC I Regular Interest I-LTA2, REMIC I Regular Interest I-LTA3A, REMIC I Regular Interest I-LTA3B, REMIC I Regular Interest I-LTA3C, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4, REMIC I Regular Interest I-LTM5, REMIC I Regular Interest I-LTM6, REMIC I Regular Interest I-LTM7, REMIC I Regular Interest I-LTM8, REMIC I Regular Interest I-LTM9 and REMIC I Regular Interest I-LTM10, and any Interest Accrual Period therefor, the rate determined by the Trust Administrator on the related Interest Determination Date on the basis of the offered rate for one-month U.S. dollar deposits, as such rate appears on Telerate Page 3750, Bloomberg Page BBAM or another page of these or any other financial reporting service in general use in the financial services industry, as of 11:00 a.m. (London time) on such Interest Determination Date; provided that if such rate does not appear on Telerate Page 3750, the rate for such date will be determined on the basis of the offered rates of the Reference Banks for one-month U.S. dollar deposits, as of 11:00 a.m. (London time) on such Interest Determination Date. In such event, the Trust Administrator will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If on such Interest Determination Date, two or more Reference Banks provide such offered quotations, One-Month LIBOR for the related Interest Accrual Period shall be the arithmetic mean of such offered quotations (rounded upwards if necessary to the nearest whole multiple of 1/16%). If on such Interest Determination Date, fewer than two Reference Banks provide such offered quotations, One-Month LIBOR for the related Interest Accrual Period shall be the higher of (i) LIBOR as determined on the previous Interest Determination Date and (ii) the Reserve Interest Rate. Notwithstanding the foregoing, if, under the priorities described above, LIBOR for an Interest Determination Date would be based on LIBOR for the previous Interest Determination Date for the third consecutive Interest Determination Date, the Trust Administrator, after consultation with the Depositor, shall select an alternative comparable index (over which the Trust Administrator has no control), used for determining one-month Eurodollar lending rates that is calculated and published (or otherwise made available) by an independent party.

“Opinion of Counsel”: A written opinion of counsel, who may, without limitation, be salaried counsel for the Depositor, a Servicer, the Master Servicer or the Trust Administrator acceptable to the Trustee, if such opinion is delivered to the Trustee, or reasonably acceptable to the Trust Administrator, if such opinion is delivered to the Trust Administrator, except that any opinion of counsel relating to (a) the qualification of any Trust REMIC as a REMIC or (b) compliance with the REMIC Provisions must be an opinion of Independent counsel.

“Optional Termination Date”: The Distribution Date following the Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans and each REO Property remaining in the Trust Fund is less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

“Original Mortgage Loan”: Any Mortgage Loans included in the Trust Fund as of the Closing Date.

“Originator”: Each of Argent Mortgage Company, L.L.C. and Ameriquest Mortgage Company.

“Overcollateralization Deficiency Amount”: With respect to any Distribution Date, the excess, if any, of (a) the Overcollateralization Target Amount applicable to such Distribution Date over (b) the Overcollateralized Amount applicable to such Distribution Date (calculated for this purpose only after assuming that 100% of the Principal Remittance Amount on such Distribution Date has been distributed).

“Overcollateralization Increase Amount”: With respect to any Distribution Date, the lesser of (a) the sum of (i) the Net Monthly Excess Cashflow for such Distribution Date and (ii) any amounts received under the Interest Rate Cap Agreement for this purpose and (b) the Overcollateralization Deficiency Amount for such Distribution Date (calculated for this purpose only after assuming that 100% of the Principal Remittance Amount on such Distribution Date has been distributed).

“Overcollateralization Reduction Amount”: With respect to any Distribution Date, an amount equal to the lesser of (a) the Principal Remittance Amount for such Distribution Date and (b) the Excess Overcollateralized Amount.

“Overcollateralization Target Amount”: With respect to any Distribution Date, (i) prior to the Stepdown Date, an amount equal to 3.15% of the aggregate outstanding Stated Principal Balance of the Mortgage Loans as of the Cut-off Date, (ii) on or after the Stepdown Date provided a Trigger Event is not in effect, the greater of (x) 6.30% of the then current aggregate outstanding Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period and (y) 0.50% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date, or (iii) on or after the Stepdown Date and if a Trigger Event is in effect, the Overcollateralization Target Amount for the immediately preceding Distribution Date. Notwithstanding the foregoing, on and after any Distribution Date following the reduction of the aggregate Certificate Principal Balance of the Floating Rate Certificates to zero, the Overcollateralization Target Amount shall be zero.

“Overcollateralized Amount”: With respect to any Distribution Date, the excess, if any, of (a) the aggregate Stated Principal Balance of the Mortgage Loans and REO Properties as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period) over (b) the sum of the aggregate Certificate Principal Balance of the Floating Rate Certificates and the Class P Certificates after giving effect to distributions to be made on such Distribution Date.

“Ownership Interest”: As to any Certificate, any ownership or security interest in such Certificate, including any interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

“Pass-Through Rate”: With respect to the Floating Rate Certificates and any Distribution Date, the lesser of (x) the related Formula Rate for such Distribution Date and (y) the related Net WAC Pass-Through Rate for such Distribution Date.

With respect to the Class CE-1 Interest and any Distribution Date, a per annum rate equal to the percentage equivalent of a fraction, the numerator of which is (x) the sum of (i) 100% of the interest on REMIC I Regular Interest I-LTP and (ii) interest on the Uncertificated Principal Balance of each REMIC I Regular Interest listed in clause (y) below at a rate equal to the related REMIC I Remittance Rate minus the Marker Rate and the denominator of which is (y) the aggregate Uncertificated Balance of REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTA1, REMIC I Regular Interest I-LTA2, REMIC I Regular Interest I-LTA3A, REMIC I Regular Interest I-LTA3B, REMIC I Regular Interest I-LTA3C, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4, REMIC I Regular Interest I-LTM5, REMIC I Regular Interest I-LTM6, REMIC I Regular Interest I-LTM7, REMIC I Regular Interest I-LTM8, REMIC I Regular Interest I-LTM9, REMIC I Regular Interest I-LTM10 and REMIC I Regular Interest I-LTZZ.

With respect to the Class CE-1 Certificates, 100% of the interest distributable to the Class CE-1 Interest, expressed as a per annum rate. With respect to the Class CE-2 Certificates and any Distribution Date, an amount equal to 100% of the amounts distributed on REMIC II Regular Interest CE-2.

“Percentage Interest”: With respect to any Class of Certificates (other than the Residual Certificates), the portion of the respective Class evidenced by such Certificate, expressed as a percentage, the numerator of which is the initial Certificate Principal Balance or Notional Amount represented by such Certificate, and the denominator of which is the initial aggregate Certificate Principal Balance or Notional Amount of all of the Certificates of such Class. The Class A Certificates and the Mezzanine Certificates are issuable only in minimum Percentage Interests corresponding to minimum initial Certificate Principal Balances of $25,000 and integral multiples of $1.00 in excess thereof. The Class P Certificates are issuable only in Percentage Interests corresponding to initial Certificate Principal Balances of $20 and integral multiples thereof. The Class CE-1 Certificates and the Class CE-2 Certificates are issuable only in minimum Percentage Interests corresponding to minimum initial Certificate Principal Balances of $100,000 and integral multiples of $1.00 in excess thereof; provided, however, that a single Certificate of each such Class of Certificates may be issued having a Percentage Interest corresponding to the remainder of the aggregate initial Certificate Principal Balance or Notional Amount of such Class or to an otherwise authorized denomination for such Class plus such remainder. With respect to any Residual Certificate, the undivided percentage ownership in such Class evidenced by such Certificate, as set forth on the face of such Certificate. The Residual Certificates are issuable in Percentage Interests of 20% and multiples thereof.

“Periodic Rate Cap”: With respect to each Adjustable-Rate Mortgage Loan and any Adjustment Date therefor, the fixed percentage set forth in the related Mortgage Note, which is the maximum amount by which the Mortgage Rate for such Mortgage Loan may increase or decrease (without regard to the Maximum Mortgage Rate or the Minimum Mortgage Rate) on such Adjustment Date from the Mortgage Rate in effect immediately prior to such Adjustment Date.

“Permitted Investments”: Any one or more of the following obligations or securities acquired at a purchase price of not greater than par, regardless of whether issued or managed by the Depositor, a Servicer, the Master Servicer, the Trustee, the Trust Administrator or any of their respective Affiliates:

(i)  direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

(ii)  demand and time deposits in, certificates of deposit of, or bankers’ acceptances (which shall each have an original maturity of not more than 90 days and, in the case of bankers’ acceptances, shall in no event have an original maturity of more than 365 days or a remaining maturity of more than 30 days) denominated in United States dollars and issued by, any Depository Institution;

(iii)  repurchase obligations with respect to any security described in clause (i) above entered into with a Depository Institution (acting as principal);

(iv)  securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any state thereof and that are rated by the Rating Agencies in its highest long-term unsecured rating category at the time of such investment or contractual commitment providing for such investment;

(v)  commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than 30 days after the date of acquisition thereof) that is rated by the Rating Agencies that rate such securities in its highest short-term unsecured debt rating available at the time of such investment;

(vi)  units of money market funds, including money market funds affiliated with the Trustee, the Trust Administrator or an Affiliate of either of them, that have been rated “AAA” by S&P, “Aaa” by Moody’s and “AAA” by DBRS; and

(vii)  if previously confirmed in writing to the Servicers, the Trustee and the Trust Administrator, any other demand, money market or time deposit, or any other obligation, security or investment, as may be acceptable to the Rating Agencies as a permitted investment of funds backing securities having ratings equivalent to its highest initial rating of the Class A Certificates;

provided, however, that no instrument described hereunder shall evidence either the right to receive (a) only interest with respect to the obligations underlying such instrument or (b) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

“Permitted Transferee”: Any Transferee of a Residual Certificate other than a Disqualified Organization or Non-United States Person.

“Person”: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“P&I Advance”: As to any Mortgage Loan or REO Property, any advance made by a Servicer in respect of any Distribution Date pursuant to Section 4.03 or by the Master Servicer (in its capacity as successor Servicer) or any other successor Servicer pursuant to Section 4.03.

“Plan”: Any employee benefit plan or certain other retirement plans and arrangements, including individual retirement accounts and annuities, Keogh plans and bank collective investment funds and insurance company general or separate accounts in which such plans, accounts or arrangements are invested, that are subject to ERISA or Section 4975 of the Code.

“Prepayment Assumption”: As defined in the Prospectus Supplement.

“Prepayment Charge”: With respect to any Prepayment Period, any prepayment premium, fee or charge payable by a Mortgagor in connection with any voluntary Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note (other than any Servicer Prepayment Charge Payment Amount).

“Prepayment Charge Schedule”: As of any date, the list of Prepayment Charges included in the Trust Fund on such date (provided by the Depositor), attached hereto as Schedule 2 (including the prepayment charge summary attached thereto). The Prepayment Charge Schedule shall set forth the following information with respect to each Prepayment Charge:

(i)  the Mortgage Loan identifying number;

(ii)  a code indicating the type of Prepayment Charge;

(iii)  the date on which the first Monthly Payment was due on the related Mortgage Loan;

(iv)  the term of the related Prepayment Charge;

(v)  the original Stated Principal Balance of the related Mortgage Loan; and

(vi)  the Stated Principal Balance of the related Mortgage Loan as of the Cut-off Date.

“Prepayment Interest Excess”: With respect to any Distribution Date, for each Mortgage Loan that was the subject of a Principal Prepayment in full during the portion of the related Prepayment Period commencing on the first day of the calendar month in which the Distribution Date occurs and ending at the end of the related Prepayment Period, an amount equal to interest (to the extent received) at the applicable Mortgage Rate on the amount of such Principal Prepayment for the number of days commencing on the first day of the calendar month in which such Distribution Date occurs and ending on the last date through which interest is collected from the related Mortgagor. The Servicer may withdraw such Prepayment Interest Excess from the related Collection Account.

“Prepayment Interest Shortfall”: With respect to any Distribution Date, for each Mortgage Loan that was during the related Prepayment Period the subject of a voluntary Principal Prepayment occurring between the first day of the related Prepayment Period and the last day of the calendar month preceding the calendar month in which such Distribution Date occurs, an amount equal to interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment for the number of days commencing on the date on which the prepayment is applied and ending on the last day of the calendar month preceding the calendar month in which such Distribution Date occurs. The obligations of each Servicer in respect of any Prepayment Interest Shortfall are set forth in Section 3.24.

“Prepayment Period”: With respect to the Countrywide Mortgage Loans and the SRO Mortgage Loans and any Distribution Date, the period commencing on the 16th day of the month preceding the month in which such Distribution Date occurs (or in the case of the first Distribution Date, commencing on March 1, 2007) and ending on the 15th day of the calendar month in which such Distribution Date occurs.

With respect to the Ocwen Mortgage Loans, the Prepayment Period for any Distribution Date with respect to (i) voluntary Principal Prepayments in full, the period commencing on the 16th day of the month preceding the month in which such Distribution Date occurs (or in the case of the first Distribution Date, commencing on March 1, 2007) and ending on the 15th day of the calendar month in which such Distribution Date occurs and (ii) Principal Prepayments in part, the calendar month preceding the month in which such Distribution Date occurs.

“Prime Rate”: The lesser of (i) the per annum rate of interest, publicly announced from time to time by Chase Manhattan Bank at its principal office in the City of New York, as its prime or base lending rate (any change in such rate of interest to be effective on the date such change is announced by Chase Manhattan Bank) and (ii) the maximum rate permissible under applicable usury or similar laws limiting interest rates.

“Principal Prepayment”: Any payment of principal made by the Mortgagor on a Mortgage Loan which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing the full amount of scheduled interest due on any Due Date in any month or months subsequent to the month of prepayment.

“Principal Remittance Amount”: With respect to any Distribution Date, the sum of (i) the Group I Principal Remittance Amount, (ii) the Group II Principal Remittance Amount and (iii) the Group III Principal Remittance Amount.

“Private Certificates”: Any of the Class A-1, Class A-2, Class M-10, Class CE-1, Class CE-2, Class P or Residual Certificates.

“Prospectus Supplement”: The Prospectus Supplement, dated February 15, 2007, relating to the public offering of the Group III Certificates and the Mezzanine Certificates (other than the Class M-10 Certificates).

“Purchase Price”: With respect to any Mortgage Loan or REO Property to be purchased pursuant to or as contemplated by Section 2.03 or Section 9.01, and as confirmed by an Officers’ Certificate from the party purchasing the Mortgage Loan to the Trustee and the Trust Administrator, an amount equal to the sum of: (i) 100% of the Stated Principal Balance thereof as of the date of purchase (or such other price as provided in Section 9.01), (ii) in the case of (x) a Mortgage Loan, accrued interest on such Stated Principal Balance at the applicable Mortgage Loan Remittance Rate in effect from time to time from the Due Date as to which interest was last covered by a payment by the Mortgagor or an advance by a Servicer, which payment or advance had as of the date of purchase been distributed pursuant to Section 4.01, through the end of the calendar month in which the purchase is to be effected, and (y) an REO Property, the sum of (1) accrued interest on such Stated Principal Balance at the applicable Mortgage Loan Remittance Rate in effect from time to time from the Due Date as to which interest was last covered by a payment by the Mortgagor or an advance by the Servicer through the end of the calendar month immediately preceding the calendar month in which such REO Property was acquired, plus (2) REO Imputed Interest for such REO Property for each calendar month commencing with the calendar month in which such REO Property was acquired and ending with the calendar month in which such purchase is to be effected, minus the total of all net rental income, Insurance Proceeds, Liquidation Proceeds and P&I Advances that as of the date of purchase had been distributed as or to cover REO Imputed Interest pursuant to Section 4.01; (iii) any unreimbursed Servicing Advances and P&I Advances and any unpaid Servicing Fees allocable to such Mortgage Loan or REO Property; (iv) any amounts previously withdrawn from the related Collection Account in respect of such Mortgage Loan or REO Property pursuant to Sections 3.11(a)(ix) and Section 3.16(b); and (v) in the case of a Mortgage Loan required to be purchased pursuant to Section 2.03, expenses incurred or to be incurred by the Trust Fund in respect of the breach or defect giving rise to the purchase obligation including any costs and damages incurred by the Trust Fund in connection with any violation of any predatory or abusive lending law with respect to the related Mortgage Loan.

“Qualified Insurer”: Any insurer which meets the requirements of Fannie Mae and Freddie Mac.

“Qualified Substitute Mortgage Loan”: A mortgage loan substituted for a Deleted Mortgage Loan pursuant to the terms of this Agreement which must, on the date of such substitution, (i) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, not in excess of the Scheduled Principal Balance of the Deleted Mortgage Loan as of the Due Date in the calendar month during which the substitution occurs, (ii) have a Mortgage Rate not less than (and not more than one percentage point in excess of) the Mortgage Rate of the Deleted Mortgage Loan, (iii) [reserved], (iv) have a remaining term to maturity not greater than (and not more than one year less than) that of the Deleted Mortgage Loan, (v) have the same Due Date as the Due Date on the Deleted Mortgage Loan, (vi) have a Loan-to-Value Ratio as of the date of substitution equal to or lower than the Loan-to-Value Ratio of the Deleted Mortgage Loan as of such date, and (vii) conform to each representation and warranty set forth in the Mortgage Loan Purchase Agreement applicable to the Deleted Mortgage Loan. In the event that one or more mortgage loans are substituted for one or more Deleted Mortgage Loans, the amounts described in clause (i) hereof shall be determined on the basis of aggregate principal balances, the Mortgage Rates described in clause (ii) hereof shall be determined on the basis of weighted average Mortgage Rates, the terms described in clause (iv) shall be determined on the basis of weighted average remaining terms to maturity, the Loan-to-Value Ratios described in clause (vi) hereof shall be satisfied as to each such mortgage loan and, except to the extent otherwise provided in this sentence, the representations and warranties described in clause (vii) hereof must be satisfied as to each Qualified Substitute Mortgage Loan or in the aggregate, as the case may be.

“Rate/Term Refinancing”: A Refinanced Mortgage Loan, the proceeds of which are not in excess of the existing first mortgage loan on the related Mortgaged Property and related closing costs, and were used exclusively to satisfy the then existing first mortgage loan of the Mortgagor on the related Mortgaged Property and to pay related closing costs.

“Rating Agencies”: S&P, Moody’s and DBRS or their successors. If such agencies or their successors are no longer in existence, the “Rating Agencies” shall be such nationally recognized statistical rating agencies, or other comparable Persons, designated by the Depositor, written notice of which designation shall be given to the Trustee, the Trust Administrator, the Master Servicer and the Servicers.

“Realized Loss”: With respect to each Mortgage Loan as to which a Final Recovery Determination has been made, an amount (not less than zero) equal to (i) the unpaid principal balance of such Mortgage Loan as of the commencement of the calendar month in which the Final Recovery Determination was made, plus (ii) accrued interest from the Due Date as to which interest was last paid by the Mortgagor through the end of the calendar month in which such Final Recovery Determination was made, calculated in the case of each calendar month during such period (A) at an annual rate equal to the annual rate at which interest was then accruing on such Mortgage Loan and (B) on a principal amount equal to the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date during such calendar month, plus (iii) any amounts previously withdrawn from the related Collection Account in respect of such Mortgage Loan pursuant to Section 3.11(a)(ix) and Section 3.16(b), minus (iv) the proceeds, if any, received in respect of such Mortgage Loan prior to the date such Final Recovery Determination was made, net of amounts that are payable therefrom to the related Servicer with respect to such Mortgage Loan pursuant to Section 3.11(a)(iii).

With respect to any REO Property as to which a Final Recovery Determination has been made an amount (not less than zero) equal to (i) the unpaid principal balance of the related Mortgage Loan as of the date of acquisition of such REO Property on behalf of any REMIC, plus (ii) accrued interest from the Due Date as to which interest was last paid by the Mortgagor in respect of the related Mortgage Loan through the end of the calendar month immediately preceding the calendar month in which such REO Property was acquired, calculated in the case of each calendar month during such period (A) at an annual rate equal to the annual rate at which interest was then accruing on the related Mortgage Loan and (B) on a principal amount equal to the Stated Principal Balance of the related Mortgage Loan as of the close of business on the Distribution Date during such calendar month, plus (iii) REO Imputed Interest for such REO Property for each calendar month commencing with the calendar month in which such REO Property was acquired and ending with the calendar month that occurs during the Prepayment Period in which such Final Recovery Determination was made, plus (iv) any amounts previously withdrawn from the related Collection Account in respect of the related Mortgage Loan pursuant to Section 3.11(a)(ix) and Section 3.16(b), minus (v) the aggregate of all Servicing Advances made by the related Servicer in respect of such REO Property or the related Mortgage Loan (without duplication of amounts netted out of the rental income, Insurance Proceeds and Liquidation Proceeds described in clause (vi) below) and any unpaid Servicing Fees for which the related Servicer has been or, in connection with such Final Recovery Determination, will be reimbursed pursuant to Section 3.11(a)(iii) or Section 3.23 out of rental income, Insurance Proceeds and Liquidation Proceeds received in respect of such REO Property, minus (vi) the total of all net rental income, Insurance Proceeds and Liquidation Proceeds received in respect of such REO Property that has been, or in connection with such Final Recovery Determination, will be transferred to the Distribution Account pursuant to Section 3.23.

With respect to each Mortgage Loan which has become the subject of a Deficient Valuation, the difference between the principal balance of the Mortgage Loan outstanding immediately prior to such Deficient Valuation and the principal balance of the Mortgage Loan as reduced by the Deficient Valuation.

With respect to each Mortgage Loan which has become the subject of a Debt Service Reduction, the portion, if any, of the reduction in each affected Monthly Payment attributable to a reduction in the Mortgage Rate imposed by a court of competent jurisdiction. Each such Realized Loss shall be deemed to have been incurred on the Due Date for each affected Monthly Payment.

“Record Date”: With respect to each Distribution Date and any Floating Rate Certificate so long as such Floating Rate Certificate is a Book-Entry Certificate, the Business Day immediately preceding such Distribution Date. With respect to each Distribution Date and any other Certificates, including any Definitive Certificates, the last Business Day of the month immediately preceding the month in which such Distribution Date occurs.

“Refinanced Mortgage Loan”: A Mortgage Loan the proceeds of which were not used to purchase the related Mortgaged Property.

“Regular Certificate”: Any Class A Certificate, Mezzanine Certificate, Class CE-1 Certificate, Class CE-2 Certificate or Class P Certificate.

“Regular Interest”: A “regular interest” in a REMIC within the meaning of Section 860G(a)(1) of the Code.

“Regulation AB”: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100 - 229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506 - 1,631 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Relevant Servicing Criteria”: The Servicing Criteria applicable to the various parties, as set forth on Exhibit C attached hereto. For clarification purposes, multiple parties can have responsibility for the same Relevant Servicing Criteria. With respect to Countrywide, the Relevant Servicing Criteria shall have the meaning set forth under “servicing criteria” in the Countrywide Addendum Regulation AB.

“Relief Act”: The Servicemembers Civil Relief Act, or any state law providing for similar relief.

“Relief Act Interest Shortfall”: With respect to any Distribution Date and any Mortgage Loan, any reduction in the amount of interest collectible on such Mortgage Loan for the most recently ended calendar month as a result of the application of the Relief Act.

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“REMIC I”: The segregated pool of assets subject hereto, constituting the primary trust created hereby and to be administered hereunder, with respect to which a REMIC election is to be made, consisting of: (i) such Mortgage Loans and Prepayment Charges related thereto as from time to time are subject to this Agreement, together with the Mortgage Files relating thereto, and together with all collections thereon and proceeds thereof; (ii) any REO Property, together with all collections thereon and proceeds thereof; (iii) the Trustee’s rights with respect to the Mortgage Loans under all insurance policies required to be maintained pursuant to this Agreement and any proceeds thereof; (iv) the Depositor’s rights under the Mortgage Loan Purchase Agreement (including any security interest created thereby); and (v) the related Collection Account (other than any amounts representing the Servicer Prepayment Charge Payment Amount), the Distribution Account (other than any amounts representing the Servicer Prepayment Charge Payment Amount) and any REO Account, and such assets that are deposited therein from time to time and any investments thereof, together with any and all income, proceeds and payments with respect thereto. Notwithstanding the foregoing, however, REMIC I specifically excludes all payments and other collections of principal and interest due on the Mortgage Loans on or before the Cut-off Date, all Prepayment Charges payable in connection with Principal Prepayments on the Mortgage Loans made before the Cut-off Date, the Net WAC Rate Carryover Reserve Account, the Interest Rate Cap Agreement, the Cap Administration Agreement, the Cap Account and Servicer Prepayment Charge Payment Amounts.

“REMIC I Interest Loss Allocation Amount”: With respect to any Distribution Date, an amount equal to (a) the product of (i) the aggregate Stated Principal Balance of the Mortgage Loans and REO Properties then outstanding and (ii) the REMIC I Remittance Rate for REMIC I Regular Interest I-LTAA minus the Marker Rate, divided by (b) 12.

“REMIC I Marker Allocation Percentage”: 0.50% of any amount payable or loss attributable from the Mortgage Loans, which shall be allocated to REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTA1, REMIC I Regular Interest I-LTA2, REMIC I Regular Interest I-LTA3A, REMIC I Regular Interest I-LTA3B, REMIC I Regular Interest I-LTA3C, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4, REMIC I Regular Interest I-LTM5, REMIC I Regular Interest I-LTM6, REMIC I Regular Interest I-LTM7, REMIC I Regular Interest I-LTM8, REMIC I Regular Interest I-LTM9 and REMIC I Regular Interest I-LTM10, REMIC I Regular Interest I-LTZZ and REMIC I Regular Interest I-LTP.

“REMIC I Overcollateralized Amount”: With respect to any date of determination, (i) 0.50% of the aggregate Uncertificated Balance of the REMIC I Regular Interests (other than REMIC I Regular Interest I-LTP) minus (ii) the aggregate Uncertificated Balance of REMIC I Regular Interest I-LTA1, REMIC I Regular Interest I-LTA2, REMIC I Regular Interest I-LTA3A, REMIC I Regular Interest I-LTA3B, REMIC I Regular Interest I-LTA3C, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4, REMIC I Regular Interest I-LTM5, REMIC I Regular Interest I-LTM6, REMIC I Regular Interest I-LTM7, REMIC I Regular Interest I-LTM8, REMIC I Regular Interest I-LTM9 and REMIC I Regular Interest I-LTM10, in each case as of such date of determination.

“REMIC I Principal Loss Allocation Amount”: With respect to any Distribution Date, an amount equal to the product of (i) the aggregate Stated Principal Balance of the Mortgage Loans and REO Properties then outstanding and (ii) 1 minus a fraction, the numerator of which is two times the aggregate Uncertificated Balance of REMIC I Regular Interest I-LTA1, REMIC I Regular Interest I-LTA2, REMIC I Regular Interest I-LTA3A, REMIC I Regular Interest I-LTA3B, REMIC I Regular Interest I-LTA3C, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4, REMIC I Regular Interest I-LTM5, REMIC I Regular Interest I-LTM6, REMIC I Regular Interest I-LTM7, REMIC I Regular Interest I-LTM8, REMIC I Regular Interest I-LTM9, REMIC I Regular Interest I-LTM10, and the denominator of which is the aggregate Uncertificated Balance of REMIC I Regular Interest I-LTA1, REMIC I Regular Interest I-LTA2, REMIC I Regular Interest I-LTA3A, REMIC I Regular Interest I-LTA3B, REMIC I Regular Interest I-LTA3C, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4, REMIC I Regular Interest I-LTM5, REMIC I Regular Interest I-LTM6, REMIC I Regular Interest I-LTM7, REMIC I Regular Interest I-LTM8, REMIC I Regular Interest I-LTM9, REMIC I Regular Interest I-LTM10 and REMIC I Regular Interest I-LTZZ.

“REMIC I Regular Interest”: Any of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a “regular interest” in REMIC I. Each REMIC I Regular Interest shall accrue interest at the related REMIC I Remittance Rate in effect from time to time or shall otherwise be entitled to interest as set forth herein, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Balance as set forth in the Preliminary Statement hereto. The REMIC I Regular Interests are set forth in the Preliminary Statement hereto.

“REMIC I Remittance Rate”: With respect to REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTA1, REMIC I Regular Interest I-LTA2, REMIC I Regular Interest I-LTA3A, REMIC I Regular Interest I-LTA3B, REMIC I Regular Interest I-LTA3C, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4, REMIC I Regular Interest I-LTM5, REMIC I Regular Interest I-LTM6, REMIC I Regular Interest I-LTM7, REMIC I Regular Interest I-LTM8, REMIC I Regular Interest I-LTM9, REMIC I Regular Interest I-LTM10, REMIC I Regular Interest I-LTZZ, REMIC I Regular Interest I-LT1SUB, REMIC I Regular Interest I-LT2SUB and REMIC I Regular Interest I-LT3SUB, the weighted average of the Expense Adjusted Mortgage Rates of the Mortgage Loans. With respect to REMIC I Regular Interest I-LT1GRP, the weighted average of the Expense Adjusted Mortgage Rates of the Group I Mortgage Loans, with respect REMIC I Regular Interest I-LT2GRP, the weighted average of the Expense Adjusted Mortgage Rates of the Group II Mortgage Loans and with respect REMIC I Regular Interest I-LT3GRP, the weighted average of the Expense Adjusted Mortgage Rates of the Group III Mortgage Loans. With respect to REMIC I Regular Interest LTI-CE-2, a weighted average per annum rate, determined on a Mortgage Loan by Mortgage Loan basis (and solely with respect to the SRO Mortgage Loans), equal to the excess, if any, of (i) the excess of (a) the Mortgage Rate for each such Mortgage Loan over (b) the sum of the (x) GMAC Servicing Fee Rate, provided, however, that the GMAC Servicing Fee Rate shall be subject to a cap equal to the Servicing Fee Rate and (y) Credit Risk Manager Fee Rate, over (ii) the Net Mortgage Rate of each such Mortgage Loan.

“REMIC I Required Overcollateralized Amount”: 0.50% of the Overcollateralization Target Amount.

“REMIC I Subordinated Balance Ratio”: The ratio between the Uncertificated Balances of each REMIC I Regular Interest ending with the designation “SUB,” equal to the ratio between, with respect to each such REMIC I Regular Interest, the excess of (x) the aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group over (y) the current Certificate Principal Balance of Class A Certificates in the related Loan Group.

“REMIC I Sub WAC Allocation Percentage”: 50% of any amount payable from or loss attributable to the Mortgage Loans, which shall be allocated to REMIC I Regular Interest I-LT1SUB, REMIC I Regular Interest I-LT1GRP, REMIC I Regular Interest I-LT2SUB, REMIC I Regular Interest I-LT2GRP, REMIC I Regular Interest I-LT3SUB, REMIC I Regular Interest I-LT3GRP and REMIC I Regular Interest I-LTXX.

“REMIC II”: The segregated pool of assets consisting of all of the REMIC I Regular Interests conveyed in trust to the Trustee, for the benefit of the Class A Certificates, the Mezzanine Certificates, the Class CE-1 Interest, the Class CE-2 Interest, the Class P Interest and the Class R-II Interest and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC III”: The segregated pool of assets consisting of all of the Class CE-1 Interest conveyed in trust to the Trustee, for the benefit of the Class CE-1 Certificates, and the Class R-III Interest and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC IV”: The segregated pool of assets consisting of all of the Class CE-2 Interest conveyed in trust to the Trustee, for the benefit of the Class CE-2 Certificates, and the Class R-IV Interest and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC V”: The segregated pool of assets consisting of all of the Class P Interest conveyed in trust to the Trustee, for the benefit of the Class P Certificates, and the Class R-V Interest and all amounts deposited therein, with respect to which a separate REMIC election is to be made.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Section 860A through 860G of the Code, and related provisions, and proposed, temporary and final regulations and published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

“REMIC Regular Interests”: The REMIC I Regular Interests, the Class CE-1 Interest, the Class CE-2 Interest and the Class P Interest.

“Remittance Report”: A report in form and substance acceptable to the Trust Administrator and each related Servicer in an electronic data file or tape prepared by each Servicer pursuant to Section 4.03 with such additions, deletions and modifications as agreed to by the Trust Administrator and the related Servicer.

“Rents from Real Property”: With respect to any REO Property, gross income of the character described in Section 856(d) of the Code as being included in the term “rents from real property.”

“REO Account”: The account or accounts maintained by each Servicer in respect of an REO Property pursuant to Section 3.23.

“REO Disposition”: The sale or other disposition of an REO Property on behalf of any Trust REMIC.

“REO Imputed Interest”: As to any REO Property, for any calendar month during which such REO Property was at any time part of REMIC I, one month’s interest at the applicable Mortgage Loan Remittance Rate on the Stated Principal Balance of such REO Property (or, in the case of the first such calendar month, of the related Mortgage Loan if appropriate) as of the close of business on the Distribution Date in such calendar month.

“REO Property”: A Mortgaged Property acquired by a Servicer on behalf of the Trust Fund through foreclosure or deed-in-lieu of foreclosure, as described in Section 3.23.

“Request for Release”: A release signed by a Servicing Officer, in the form of Exhibit E attached hereto.

“Residential Dwelling”: Any one of the following: (i) an attached or detached one- family dwelling, (ii) a detached two- to four-family dwelling, (iii) a one-family dwelling unit in a Fannie Mae eligible condominium project, or (iv) a detached one-family dwelling in a planned unit development, none of which is a co-operative, mobile or manufactured home (as defined in 42 United States Code, Section 5402(6)).

“Residual Certificates”: The Class R Certificates and the Class R-X Certificates.

“Residual Interest”: The sole class of “residual interests” in a REMIC within the meaning of Section 860G(a)(2) of the Code.

“Responsible Officer”: When used with respect to the Trust Administrator, the President, any vice president, any assistant vice president, the Secretary, any assistant secretary, the Treasurer, any assistant treasurer, any trust officer or assistant trust officer, the Controller and any assistant controller or any other officer thereof customarily performing functions similar to those performed by any of the above designated officers and, with respect to a particular matter relating to this Agreement, to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject. When used with respect to the Trustee, any officer of the Trustee with direct responsibility for the administration of this Agreement and, with respect to a particular matter relating to this Agreement, to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Reportable Event”: The meaning set forth in Section 4.07(a)(iii).

“Sarbanes-Oxley Act”: The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”: The meaning set forth in Section 4.07(a)(iv).

“Securities Act”: The Securities Act of 1933, as amended, and the rules and regulations thereunder.

“S&P” Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., or its successors in interest.

“Scheduled Principal Balance”: With respect to any Mortgage Loan: (a) as of the Cut-off Date, the outstanding principal balance of such Mortgage Loan as of such date, net of the principal portion of all unpaid Monthly Payments, if any, due on or before such date; (b) as of any Due Date subsequent to the Cut-off Date up to and including the Due Date in the calendar month in which a Liquidation Event occurs with respect to such Mortgage Loan, the Scheduled Principal Balance of such Mortgage Loan as of the Cut-off Date, minus the sum of (i) the principal portion of each Monthly Payment due on or before such Due Date but subsequent to the Cut-off Date, whether or not received, (ii) all Principal Prepayments received before such Due Date but after the Cut-off Date, (iii) the principal portion of all Liquidation Proceeds and Insurance Proceeds received before such Due Date but after the Cut-off Date, net of any portion thereof that represents principal due (without regard to any acceleration of payments under the related Mortgage and Mortgage Note) on a Due Date occurring on or before the date on which such proceeds were received and (iv) any Realized Loss incurred with respect thereto as a result of a Deficient Valuation occurring before such Due Date, but only to the extent such Realized Loss represents a reduction in the portion of principal of such Mortgage Loan not yet due (without regard to any acceleration of payments under the related Mortgage and Mortgage Note) as of the date of such Deficient Valuation; and (c) as of any Due Date subsequent to the occurrence of a Liquidation Event with respect to such Mortgage Loan, zero. With respect to any REO Property: (a) as of any Due Date subsequent to the date of its acquisition on behalf of the Trust Fund up to and including the Due Date in the calendar month in which a Liquidation Event occurs with respect to such REO Property, an amount (not less than zero) equal to the Scheduled Principal Balance of the related Mortgage Loan as of the Due Date in the calendar month in which such REO Property was acquired minus the principal portion of each Monthly Payment that would have become due on such related Mortgage Loan after such REO Property was acquired if such Mortgage Loan had not been converted to an REO Property; and (b) as of any Due Date subsequent to the occurrence of a Liquidation Event with respect to such REO Property, zero.

“Senior Enhancement Percentage”: With respect to any Distribution Date, is the percentage obtained by dividing (x) the aggregate Certificate Principal Balance of the Mezzanine Certificates and the Class CE-1 Certificates, calculated after taking into account distribution of the Group I Principal Distribution Amount, Group II Principal Distribution Amount and Group III Principal Distribution Amount to Holders of the Certificates then entitled to distributions thereof on the related Distribution Date by (y) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period).

“Senior Interest Distribution Amount”: With respect to any Distribution Date, the Senior Interest Distribution Amount for each Class of Class A Certificates is equal to the sum of the Interest Distribution Amount for that Class for that Distribution Date and the Interest Carry Forward Amount, if any, for that Class for that Distribution Date.

“Senior Principal Distribution Amount”: With respect to any Distribution Date, an amount equal to the sum of (i) the Group I Senior Principal Distribution Amount, (ii) the Group II Senior Principal Distribution Amount and (iii) the Group III Senior Principal Distribution Amount.

“Servicer”: Each of Ocwen, with respect to the Ocwen Mortgage Loans, Countrywide, with respect to Countrywide Mortgage Loans and GMAC, with respect to the SRO Mortgage Loans, or any successor Servicer appointed as herein provided, each in its capacity as a Servicer hereunder.

“Servicer Event of Default”: One or more of the events described in Section 7.01(a).

“Servicer Prepayment Charge Payment Amount”: The amounts payable by the related Servicer in respect of any waived Prepayment Charges pursuant to Section 3.01.

“Servicer Remittance Date”: With respect to any Distribution Date and GMAC, the 18th day of the calendar month in which such Distribution Date occurs or, if such 18th day is not a Business Day, the immediately succeeding Business Day. With respect to any Distribution Date and Countrywide, the 20th day of the calendar month in which such Distribution Date occurs or, if such 20th day is not a Business Day, the immediately succeeding Business Day. With respect to any Distribution Date and Ocwen, the 22nd day of the calendar month in which such Distribution Date occurs or, if such 22nd day is not a Business Day, the immediately preceding Business Day.

“Servicing Account”: The account or accounts created and maintained pursuant to Section 3.09.

“Servicing Advances”: The reasonable “out-of-pocket” costs and expenses incurred by a Servicer in connection with a default, delinquency or other unanticipated event by a Servicer in the performance of its servicing obligations, including, but not limited to, the cost of (i) the preservation, restoration, inspection and protection of a Mortgaged Property, (ii) any enforcement, administration or judicial proceedings, including foreclosures, in respect of a particular Mortgage Loan, including any expenses incurred in relation to any such proceedings that result from the Mortgage Loan being registered on the MERS System, (iii) the management (including reasonable fees in connection therewith) and liquidation of any REO Property, (iv) taxes, assessments, water rates, sewer rents and other charges which are or may become a lien upon the Mortgage Property, (v) the performance of its obligations under Section 3.01, Section 3.09, Section 3.13, Section 3.14, Section 3.16 and Section 3.23 and (vi) with respect to Ocwen, obtaining any legal documentation required to be included in the Mortgage File and/or correcting any outstanding title issues (i.e. any lien or encumberance on the Mortgaged Property that prevents the effective enforcement of the intended lien position) reasonably necessary for Ocwen to perform its obligations under this Agreement. Servicing Advances shall also include any reasonable “out-of-pocket” costs and expenses (including legal fees) incurred by a Servicer in connection with executing and recording instruments of satisfaction, deeds of reconveyance or Assignments of Mortgage in connection with any foreclosure in respect of any Mortgage Loan to the extent not recovered from the related Mortgagor or otherwise payable under this Agreement. A Servicer shall not be required to make any Servicing Advance in respect of a Mortgage Loan or REO Property that, in the good faith business judgment of the related Servicer would not be ultimately recoverable from related Insurance Proceeds or Liquidation Proceeds on such Mortgage Loan or REO Property as provided herein. Each Servicer shall not be required to make any Servicing Advance that would be a Nonrecoverable Advance.

“Servicing Criteria” means the criteria set forth in paragraph (d) of Item 1122 of Regulation AB, as such may be amended from time to time.

“Servicing Fee”: With respect to each Mortgage Loan, the amount of the annual fee paid to the related Servicer, which shall, for a period of one full month (or in the event of any payment of interest which accompanies a Principal Prepayment in full made by the Mortgagor during such calendar month, interest for the number of days covered by such payment of interest), be equal to one-twelfth of the product of (a) the Servicing Fee Rate (without regard to the words "per annum") and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is received. The obligation for payment of the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds) of such Monthly Payment collected by the related Servicer, or as otherwise provided under Section 3.11.

“Servicing Fee Rate”: With respect to each Mortgage Loan, the rate of 0.500% per annum.

“Servicing Function Participant”: Any Sub-Servicer or Subcontractor, participating in the servicing function within the meaning of Item 1122 of Regulation AB, of the Servicer, the Master Servicer, the Custodian or the Trust Administrator, respectively. For the avoidance of doubt, the Custodian shall be considered a Servicing Function Participant without regard to the threshold percentage set forth in instruction 2 of Item 1122 of Regulation AB, provided, however, the parties hereto agree that duties and obligations of Citibank, in its capacity as a Servicing Function Participant, shall be solely governed pursuant to the terms of the Custodial Agreement.

“Servicing Officer”: Any employee of a Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans, whose name appear on a list of Servicing Officers furnished by each Servicer to the Master Servicer, the Trust Administrator, the Trustee and the Depositor, upon request, as such list may from time to time be amended. With respect to the Master Servicer, any officer of the Master Servicer involved in or responsible for, the administration and master servicing of the Mortgage Loans whose name appears on a list of master Servicing Officers furnished by the Master Servicer to the Trustee, the Trust Administrator and the Depositor upon request, as such list may from time to time be amended.

“Servicing Rights”: With respect to any SRO Mortgage Loan, any and all of the following: (a) the right to terminate GMAC as servicer of such Mortgage Loan, with or without cause (for clarification purposes, the Master Servicer will also have the right to terminate GMAC as Servicer of such Mortgage Loans for cause); (b) the right to transfer the Servicing Rights and/or all servicing obligations with respect to such Mortgage Loan; (c) the right to receive the Servicing Fee, less an amount to be retained by GMAC as its servicing compensation as agreed to by the Servicing Rights Owner and GMAC and (d) all powers and privileges incident to any of the foregoing.

“Servicing Rights Owner”: With respect to the SRO Mortgage Loans, the Sponsor or any successor or assign of the Sponsor.

“Servicing Transfer Costs”: Shall mean all reasonable out-of-pocket costs and expenses incurred by the Trustee or the Master Servicer in connection with the transfer of servicing from a predecessor servicer, including, without limitation, any reasonable costs or expenses associated with the complete transfer of all servicing data and the completion, correction or manipulation of such servicing data as may be required by the Trustee, the Master Servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the Trustee or the Master Servicer to service the Mortgage Loans properly and effectively.

“Significance Percentage”: With respect to the Interest Rate Cap Agreement, the percentage equivalent of a fraction, the numerator of which is (I) the present value (such calculation of present value using the two-year swaps rate made available at Bloomberg Financial Markets, L.P.) of the aggregate amount payable under the Interest Rate Cap Agreement (assuming that one-month LIBOR for each remaining Calculation Period (as defined in the Interest Rate Cap Agreement) beginning with the Calculation Period immediately following the related Distribution Date is equal to the sum of (a) the one-month LIBOR rate for each remaining Calculation Period made available at Bloomberg Financial Markets, L.P. by taking the following steps: (1) typing in the following keystrokes: fwcv <go>, us <go>, 3 <go>; (2) the Forwards shall be set to “1-Mo”; (3) the Intervals shall be set to “1-Mo”; and (4) the Points shall be set to equal the remaining term of the Interest Rate Cap Agreement in months and the Trust Administrator shall click <go> (provided that the Depositor shall notify the Trust Administrator in writing of any changes to such keystrokes), (b) the percentage equivalent of a fraction, the numerator of which is 2.00% and the denominator of which is the initial number of Distribution Dates on which the Trust Administrator is entitled to receive payments under the Interest Rate Cap Agreement (the “Add-On Amount”) and (c) the Add-On Amount for each previous period) and the denominator of which is (II) the aggregate Certificate Principal Balance of the Floating Rate Certificates on such Distribution Date (after giving effect to all distributions on such Distribution Date).

“Single Certificate”: With respect to any Class of Certificates (other than the Residual Certificates), a hypothetical Certificate of such Class evidencing a Percentage Interest for such Class corresponding to an initial Certificate Principal Balance or Notional Amount of $1,000. With respect to the Class P and the Residual Certificates, a hypothetical Certificate of such Class evidencing a 20% Percentage Interest in such Class.

“Sponsor”: Citigroup Global Markets Realty Corp. or its successor in interest.

“SRO Mortgage Loans”: Any Mortgage Loans for which GMAC is the Servicer and the Sponsor is the Servicing Rights Owner, which are listed in the Mortgage Loan Schedule.

“Startup Day”: With respect to any Trust REMIC, the day designated as such pursuant to Section 10.01(b) hereof.

“Stated Principal Balance”: With respect to any Mortgage Loan: (a) as of any date of determination up to but not including the Distribution Date on which the proceeds, if any, of a Liquidation Event with respect to such Mortgage Loan would be distributed, the Scheduled Principal Balance of such Mortgage Loan as of the Cut-off Date, as shown in the Mortgage Loan Schedule, minus the sum of (i) the principal portion of each Monthly Payment due on a Due Date subsequent to the Cut-off Date, to the extent received from the Mortgagor or advanced by the related Servicer and distributed pursuant to Section 4.01 on or before such date of determination, (ii) all Principal Prepayments received after the Cut-off Date, to the extent distributed pursuant to Section 4.01 on or before such date of determination, (iii) all Liquidation Proceeds and Insurance Proceeds applied by the related Servicer as recoveries of principal in accordance with the provisions of Section 3.16, to the extent distributed pursuant to Section 4.01 on or before such date of determination, and (iv) any Realized Loss incurred with respect thereto as a result of a Deficient Valuation made during or prior to the Prepayment Period for the most recent Distribution Date coinciding with or preceding such date of determination; and (b) as of any date of determination coinciding with or subsequent to the Distribution Date on which the proceeds, if any, of a Liquidation Event with respect to such Mortgage Loan would be distributed, zero. With respect to any REO Property: (a) as of any date of determination up to but not including the Distribution Date on which the proceeds, if any, of a Liquidation Event with respect to such REO Property would be distributed, an amount (not less than zero) equal to the Stated Principal Balance of the related Mortgage Loan as of the date on which such REO Property was acquired on behalf of the Trust Fund, minus, the principal portion of Monthly Payments that would have become due on such related Mortgage Loan after such REO Property was acquired if such Mortgage Loan had not been converted to an REO Property, to the extent advanced by the Servicer and distributed pursuant to Section 4.01 on or before such date of determination; and (b) as of any date of determination coinciding with or subsequent to the Distribution Date on which the proceeds, if any, of a Liquidation Event with respect to such REO Property would be distributed, zero.

“Stayed Funds”: If a Servicer is the subject of a proceeding under the federal Bankruptcy Code and the making of any payment required to be made under the terms of the Certificates and this Agreement is prohibited by Section 362 of the federal Bankruptcy Code, funds which are in the custody of the related Servicer, a trustee in bankruptcy or a federal bankruptcy court and should have been the subject of such Remittance absent such prohibition.

“Stepdown Date”: The earlier to occur of (i) the Distribution Date immediately following the Distribution Date on which the aggregate Certificate Principal Balance of the Class A Certificates has been reduced to zero and (ii) the later to occur of (a) the Distribution Date occurring in April 2010 and (b) the first Distribution Date on which the Senior Enhancement Percentage (calculated for this purpose only after taking into account distributions of principal on the Mortgage Loans but prior to any distribution of the Group I Principal Distribution Amount, the Group II Principal Distribution Amount and the Group III Principal Distribution Amount to the Certificates then entitled to distributions of principal on such Distribution Date) is equal to or greater than 40.70%.

“Subcontractor”: Any vendor, subcontractor or other Person that is not responsible for the overall servicing of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of a Servicer (or a Sub-Servicer), the Master Servicer, the Custodian or the Trust Administrator. With respect to Countrywide, “Subcontractor” shall have the meaning set forth in the Countrywide Addendum Regulation AB.

“Sub-Servicer”: Any Person that services Mortgage Loans on behalf of the Servicer, and is responsible for the performance (whether directly or through sub-servicers or Subcontractors) of servicing functions required to be performed under this Agreement, any related Servicing Agreement or any sub-servicing agreement that are identified in Item 1122(d) of Regulation AB. With respect to Countrywide, “Sub-Servicer” shall have the meaning set forth in the Countrywide Addendum Regulation AB; provided, however, that any Sub-Servicer must meet the qualifications of a Sub-Servicer pursuant to Section 3.02.

“Sub-Servicing Account”: An account established by a Sub-Servicer which meets the requirements set forth in Section 3.08 and is otherwise acceptable to the related Servicer.

“Sub-Servicing Agreement”: The written contract between the related Servicer and a Sub-Servicer relating to servicing and administration of certain Mortgage Loans as provided in Section 3.02.

“Subsequent Recoveries”: As of any Distribution Date, amounts received by the Trust Fund (net of any related expenses permitted to be reimbursed to the related Sub-Servicer, the related Servicer or the Master Servicer from such amounts under the related Sub-Servicing Agreement or hereunder) specifically related to a Mortgage Loan that was the subject of a liquidation or an REO Disposition prior to the related Prepayment Period that resulted in a Realized Loss.

“Substitution Shortfall Amount”: As defined in Section 2.03(d) hereof.

“Tax Returns”: The federal income tax return on Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of any Trust REMIC due to its classification as a REMIC under the REMIC Provisions, together with any and all other information reports or returns that may be required to be furnished to the Certificateholders or filed with the Internal Revenue Service or any other governmental taxing authority under any applicable provisions of federal, state or local tax laws.

“Telerate Page 3750”: The display designated as page “3750” on the Dow Jones Telerate Capital Markets Report (or such other page as may replace page 3750 on that report for the purpose of displaying London interbank offered rates of major banks).

“Termination Price”: As defined in Section 9.01.

“Terminator”: As defined in Section 9.01.

“Transfer”: Any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

“Transferee”: Any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

“Transferor”: Any Person who is disposing by Transfer of any Ownership Interest in a Certificate.

“Trigger Event”: A Trigger Event is in effect on any Distribution Date on or after the Stepdown Date if:

(a) the Delinquency Percentage exceeds 39.25% of the Senior Enhancement Percentage for the prior Distribution Date; or

(b) the aggregate amount of Realized Losses incurred since the Cut-off Date through the last day of the related Due Period (reduced by the aggregate amount of Subsequent Recoveries received since the Cut-off Date through the last day of the related Due Period) divided by aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date exceeds the applicable percentages set forth below with respect to such Distribution Date (the “Realized Loss Percentage”):

Distribution Date Occurring In	Percentage
April 2009 through March 2010	1.45%
April 2010 through March 2011	3.20%
April 2011 through March 2012	5.05%
April 2012 through March 2013	6.55%
April 2013 and thereafter	7.35%

“Trust”: Citigroup Mortgage Loan Trust 2007-AMC2.

“Trust Administrator”: Wells Fargo Bank, N.A., or its successor in interest, or any successor trust administrator appointed as herein provided.

“Trust Fund”: Collectively, all of the assets of each Trust REMIC, the Net WAC Rate Carryover Reserve Account, the Interest Rate Cap Agreement, distributions made to the Trust Administrator by the Cap Administrator under the Cap Administration Agreement and the Cap Account, Servicer Prepayment Charge Payment Amounts and the other assets conveyed by the Depositor to the Trustee pursuant to Section 2.01. Notwithstanding the foregoing, however, the Trust Fund specifically excludes all Servicing Rights with respect to the SRO Mortgage Loans.

“Trust REMIC”: Any of REMIC I, REMIC II, REMIC III, REMIC IV and REMIC V.

“Trustee”: U.S. Bank National Association, or its successor in interest, or any successor trustee appointed as herein provided.

“Uncertificated Balance”: The amount of any REMIC Regular Interest outstanding as of any date of determination. As of the Closing Date, the Uncertificated Balance of each REMIC Regular Interest shall equal the amount set forth in the Preliminary Statement hereto as its initial Uncertificated Balance. On each Distribution Date, the Uncertificated Balance of each REMIC Regular Interest shall be reduced by all distributions of principal made on such REMIC Regular Interest on such Distribution Date pursuant to Section 4.01 and, if and to the extent necessary and appropriate, shall be further reduced on such Distribution Date by Realized Losses as provided in Section 4.04. The Uncertificated Balance of REMIC I Regular Interest I-LTZZ shall be increased by interest deferrals as provided in Section 4.01. With respect to the Class CE-1 Interest as of any date of determination, an amount equal to the excess, if any, of (A) the then aggregate Uncertificated Principal Balance of the REMIC 1 Regular Interests over (B) the then aggregate Certificate Principal Balance of the Floating Rate Certificates and the Class P Certificates then outstanding. With respect to the Class CE-2 Interest as of any date of determination, an amount equal to the aggregate Stated Principal Balance of the SRO Mortgage Loans for such Distribution Date. The Uncertificated Principal Balance of each REMIC Regular Interest that has an Uncertificated Principal Balance shall never be less than zero.

“Uncertificated Interest”: With respect to any REMIC Regular Interest for any Distribution Date, one month’s interest at the REMIC I Remittance Rate applicable to such REMIC Regular Interest for such Distribution Date, accrued on the Uncertificated Balance thereof immediately prior to such Distribution Date. Uncertificated Interest in respect of any REMIC Regular Interest shall accrue on the basis of a 360-day year consisting of twelve 30-day months. Uncertificated Interest with respect to each Distribution Date, as to any REMIC Regular Interest, shall be reduced by an amount equal to the sum of (a) the aggregate Prepayment Interest Shortfall, if any, for such Distribution Date to the extent not covered by payments pursuant to Section 3.24 and (b) the aggregate amount of any Relief Act Interest Shortfall, if any allocated, in each case, to such REMIC Regular Interest pursuant to Section 1.02. In addition, Uncertificated Interest with respect to each Distribution Date, as to any REMIC Regular Interest shall be reduced by Realized Losses, if any, allocated to such REMIC Regular Interest pursuant to Section 1.02 and Section 4.04.

“Uninsured Cause”: Any cause of damage to a Mortgaged Property such that the complete restoration of such property is not fully reimbursable by the hazard insurance policies required to be maintained pursuant to Section 3.14.

“United States Person”: A citizen or resident of the United States, a corporation, partnership or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia (except, in the case of a partnership, to the extent provided in regulations); provided that, for purposes solely of the restrictions on the transfer of the Residual Certificates, no partnership or other entity treated as a partnership for United States federal income tax purposes shall be treated as a United States Person unless all persons that own an interest in such partnership either directly or through any entity that is not a corporation for United States federal income tax purposes are required by the applicable operative agreement to be United States Persons, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States Persons have the authority to control all substantial decisions of the trust. To the extent prescribed in regulations by the Secretary of the Treasury, which have not yet been issued, a trust which was in existence on August 20, 1996 (other than a trust treated as owned by the grantor under subpart E of part I of subchapter J of chapter 1 of the Code), and which was treated as a United States person on August 20, 1996 may elect to continue to be treated as a United States person notwithstanding the previous sentence. The term “United States” shall have the meaning set forth in Section 7701 of the Code.

“Value”: With respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by an appraisal made for the related Originator of the Mortgage Loan at the time of origination of the Mortgage Loan and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan, provided, however, in the case of a Refinanced Mortgage Loan, such value of the Mortgaged Property is based solely upon the value determined by an appraisal made for the related Originator of such Refinanced Mortgage Loan at the time of origination of such Refinanced Mortgage Loan by an appraiser.

“Voting Rights”: The portion of the voting rights of all of the Certificates which is allocated to any Certificate. With respect to any date of determination, 98% of all Voting Rights will be allocated among the holders of the Class A Certificates, the Mezzanine Certificates, the Class CE-1 Certificates and the Class CE-2 Certificates in proportion to the then outstanding Certificate Principal Balances of their respective Certificates, 1% of all Voting Rights will be allocated to the holders of the Class P Certificates and 1% of all Voting Rights will be allocated among the holders of the Residual Certificates. The Voting Rights allocated to each Class of Certificate shall be allocated among Holders of each such Class in accordance with their respective Percentage Interests as of the most recent Record Date.

SECTION 1.02	Allocation of Certain Interest Shortfalls.

For purposes of calculating the Interest Distribution Amount for the Floating Rate Certificates and the Class CE-1 Certificates for any Distribution Date, the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the Servicers pursuant to Section 3.24 or the Master Servicer pursuant to Section 3A.10) and any Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated first, to the Class CE-1 Certificates based on, and to the extent of, one month’s interest at the then applicable Pass-Through Rate on the Notional Amount of the Class CE-1 Certificates and, thereafter, among the Floating Rate Certificates on a pro rata basis based on, and to the extent of, one month’s interest at the then applicable respective Pass-Through Rate on the respective Certificate Principal Balance of each such Certificate immediately prior to such Distribution Date.

For purposes of calculating the amount of Uncertificated Interest for the REMIC I Regular Interests for any Distribution Date:

(a)  The REMIC I Marker Allocation Percentage of the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the Servicers pursuant to Section 3.24 or the Master Servicer pursuant to Section 3A.10) and the REMIC I Marker Allocation Percentage of any Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated among REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTA1, REMIC I Regular Interest I-LTA2, REMIC I Regular Interest I-LTA3A, REMIC I Regular Interest I-LTA3B, REMIC I Regular Interest I-LTA3C, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4, REMIC I Regular Interest I-LTM5, REMIC I Regular Interest I-LTM6, REMIC I Regular Interest I-LTM7, REMIC I Regular Interest I-LTM8, REMIC I Regular Interest I-LTM9, REMIC I Regular Interest I-LTM10 and REMIC I Regular Interest I-LTZZ pro rata based on, and to the extent of, one month’s interest at the then applicable respective REMIC I Remittance Rate on the respective Uncertificated Balance of each such REMIC I Regular Interest; and

(b)  The REMIC I Sub WAC Allocation Percentage of the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the Servicers pursuant to Section 3.24 or the Master Servicer pursuant to Section 3A.10) and the REMIC I Sub WAC Allocation Percentage of any Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated first, to Uncertificated Interest payable to REMIC I Regular Interest I-LT1SUB, REMIC I Regular Interest I-LT1GRP, REMIC I Regular Interest I-LT2SUB, REMIC I Regular Interest I-LT2GRP, REMIC I Regular Interest I-LT3SUB, REMIC I Regular Interest I-LT3GRP and REMIC I Regular Interest I-LTXX, pro rata based on, and to the extent of, one month’s interest at the then applicable respective REMIC I Remittance Rate on the respective Uncertificated Balance of each such REMIC I Regular Interest.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS;
ORIGINAL ISSUANCE OF CERTIFICATES

SECTION 2.01	Conveyance of Mortgage Loans.

The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey to the Trustee without recourse for the benefit of the Certificateholders all the right, title and interest of the Depositor, including any security interest therein for the benefit of the Depositor, in and to the Mortgage Loans identified on the Mortgage Loan Schedule, the rights of the Depositor under the Mortgage Loan Purchase Agreement, payments made to the Trust Administrator by the Cap Administrator under the Cap Administration Agreement and the Cap Account, and all other assets included or to be included in REMIC I. Such assignment includes all interest and principal received by the Depositor or the related Servicer on or with respect to the Mortgage Loans (other than payments of principal and interest due on such Mortgage Loans on or before the Cut-off Date); provided that such assignment shall not include any Servicing Rights with respect to the SRO Mortgage Loans. The Depositor herewith delivers to the Trustee and the Trust Administrator an executed copy of the Mortgage Loan Purchase Agreement, and the Trustee and the Trust Administrator acknowledge receipt of the same on behalf of the Certificateholders.

Notwithstanding anything provided herein to the contrary, each of the parties hereto agrees and acknowledges that, notwithstanding the transfer, conveyance and assignment of the Mortgage Loans from the Depositor to the Trustee pursuant to this Agreement, the Servicing Rights Owner remains the sole and exclusive owner of the Servicing Rights with respect to the SRO Mortgage Loans.

In connection with such transfer and assignment, the Depositor does hereby deliver to, and deposit with, the Trustee or the Custodian on its behalf, the following documents or instruments (a “Mortgage File”) with respect to each Mortgage Loan so transferred and assigned:

(i)  The Mortgage Note, endorsed by manual or facsimile signature without recourse by the related Originator or an Affiliate of such Originator in blank or to the Trustee showing a complete chain of endorsements from the named payee to the Trustee or from the named payee to the Affiliate of such Originator and from such Affiliate to the Trustee;

(ii)  The original recorded Mortgage, noting the presence of the MIN of the Mortgage Loan, if applicable, and language indicating that the Mortgage Loan is a MOM Loan if the Mortgage Loan is a MOM Loan, with evidence of recording thereon or a copy of the Mortgage certified by the public recording office in those jurisdictions where the public recording office retains the original;

(iii)  Unless the Mortgage Loan is registered on the MERS® System, an assignment from the related Originator or an Affiliate of such Originator to the Trustee in blank or in recordable form of the Mortgage which may be included, where permitted by local law, in a blanket assignment or assignments of the Mortgage to the Trustee, including any intervening assignments and showing a complete chain of title from the original mortgagee named under the Mortgage to the Person assigning the Mortgage Loan to the Trustee (or to MERS, noting the presence of the MIN, if the Mortgage Loan is registered on the MERS® System);

(iv)  Any original assumption, modification, buydown or conversion-to- fixed-interest-rate agreement applicable to the Mortgage Loan; and

(v)  The original or a copy of the title insurance policy (which may be a certificate or a short form policy relating to a master policy of title insurance) pertaining to the Mortgaged Property, or in the event such original title policy is unavailable, a copy of the preliminary title report and the lender’s recording instructions, with the original to be delivered within 180 days of the Closing Date or an attorney’s opinion of title in jurisdictions where such is the customary evidence of title; or in the event such original or copy of the title insurance policy is unavailable, a written commitment or uniform binder or preliminary report of title issued by the title insurance or escrow company.

In instances where an original recorded Mortgage cannot be delivered by the Depositor to the Trustee (or the Custodian on behalf of the Trustee) prior to or concurrently with the execution and delivery of this Agreement, due to a delay in connection with the recording of such Mortgage, the Depositor may, (a) in lieu of delivering such original recorded Mortgage referred to in clause (ii) above, deliver to the Trustee (or the Custodian on behalf of the Trustee) a copy thereof, provided that the Depositor certifies that the original Mortgage has been delivered to a title insurance company for recordation after receipt of its policy of title insurance or binder therefor (which may be a certificate relating to a master policy of title insurance), and (b) in lieu of delivering the completed assignment in recordable form referred to in clause (iii) above to the Trustee (or the Custodian on behalf of the Trustee), deliver such assignment to the Trustee (or the Custodian on behalf of the Trustee) completed except for recording information. In all such instances, the Depositor will deliver the original recorded Mortgage and completed assignment (if applicable) to the Trustee (or the Custodian on behalf of the Trustee) promptly upon receipt of such Mortgage. In instances where an original recorded Mortgage has been lost or misplaced, the Depositor or the related title insurance company may deliver, in lieu of such Mortgage, a copy of such Mortgage bearing recordation information and certified as true and correct by the office in which recordation thereof was made. In instances where the original or a copy of the title insurance policy referred to in clause (v) above (which may be a certificate relating to a master policy of title insurance) pertaining to the Mortgaged Property relating to a Mortgage Loan cannot be delivered by the Depositor to the Trustee (or the Custodian on behalf of the Trustee) prior to or concurrently with the execution and delivery of this Agreement because such policy is not yet available, the Depositor may, in lieu of delivering the original or a copy of such title insurance referred to in clause (v) above, deliver to the Trustee (or the Custodian on behalf of the Trustee) a binder with respect to such policy (which may be a certificate relating to a master policy of title insurance) and deliver the original or a copy of such policy (which may be a certificate relating to a master policy of title insurance) to the Trustee (or the Custodian on behalf of the Trustee) within 180 days of the Closing Date. In instances where an original assumption, modification, buydown or conversion-to-fixed- interest-rate agreement cannot be delivered by the Depositor to the Trustee (or the Custodian on behalf of the Trustee) prior to or concurrently with the execution and delivery of this Agreement, the Depositor may, in lieu of delivering the original of such agreement referred to in clause (iv) above, deliver a certified copy thereof.

To the extent not already recorded, except with respect to any Mortgage Loan for which MERS is identified on the Mortgage or on a properly recorded assignment of the Mortgage as the mortgagee of record, the related Servicer, at the expense of the Sponsor shall promptly (and in no event later than five Business Days following the later of the Closing Date and the date of receipt by the related Servicer of the recording information for a Mortgage) submit or cause to be submitted for recording, at no expense to any Trust REMIC, in the appropriate public office for real property records, each Assignment delivered to it pursuant to (iii) above. In the event that any such Assignment is lost or returned unrecorded because of a defect therein, the related Servicer, at the expense of the Sponsor, shall promptly prepare or cause to be prepared a substitute Assignment or cure or cause to be cured such defect, as the case may be, and thereafter cause each such Assignment to be duly recorded.

Notwithstanding the foregoing, but without limiting the requirement that such Assignments be in recordable form, neither the related Servicer nor the Trustee shall be required to submit or cause to be submitted for recording any Assignment delivered to it or the Custodian pursuant to (iii) above if such recordation shall not, as of the Closing Date, be required by the Rating Agencies, as a condition to their assignment on the Closing Date of their initial ratings to the Certificates, as evidenced by the delivery by the Rating Agencies of their ratings letters on the Closing Date; provided, however, notwithstanding the foregoing, the related Servicer shall submit each Assignment for recording, at no expense to the Trust Fund or the related Servicer, upon the earliest to occur of: (A) reasonable direction by Holders of Certificates entitled to at least 25% of the Voting Rights, (B) the occurrence of a Servicer Event of Default, (C) the occurrence of a bankruptcy, insolvency or foreclosure relating to the Sponsor, (D) the occurrence of a servicing transfer as described in Section 7.02 of this Agreement and (E) with respect to any one Assignment the occurrence of a foreclosure relating to the Mortgagor under the related Mortgage. Notwithstanding the foregoing, if the Sponsor fails to pay the cost of recording the Assignments, such expense will be paid by the related Servicer and such Servicer shall be reimbursed for such expenses by the Trust as Servicing Advances. In the event an Assignment of Mortgage is not recorded with respect to a Mortgage Loan, neither the Trustee nor the related Servicer will have any obligation for its failure to receive or act on notices with respect to such Mortgage Loan that the Trustee or such Servicer would have received had such Assignment of Mortgage been recorded.

In connection with the assignment of any Mortgage Loan registered on the MERS System, the Depositor further agrees that it will cause, within 30 Business Days after the Closing Date, the MERS System to indicate that such Mortgage Loans have been assigned by the Depositor to the Trustee in accordance with this Agreement for the benefit of the Certificateholders by including in such computer files (a) the code in the field which identifies the specific Trustee and (b) the code in the field “Pool Field” which identifies the series of the Certificates issued in connection with such Mortgage Loans. The Depositor further agrees that it will not, and will not permit the related Servicer to, and the related Servicer agrees that it will not and will not permit a Sub-Servicer to, alter the codes referenced in this paragraph with respect to any Mortgage Loan during the term of this Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of this Agreement.

With respect to a maximum of approximately 5.00% of the Original Mortgage Loans, by outstanding principal balance of the Original Mortgage Loans as of the Cut-off Date, if any original Mortgage Note referred to in (i) above cannot be located, the obligations of the Depositor to deliver such documents shall be deemed to be satisfied upon delivery to the Trustee (or the Custodian on behalf of the Trustee) of a photocopy of such Mortgage Note, if available, with a lost note affidavit. If any of the original Mortgage Notes for which a lost note affidavit was delivered to the Trustee (or the Custodian on behalf of the Trustee) is subsequently located, such original Mortgage Note shall be delivered to the Trustee (or the Custodian on behalf of the Trustee) within three Business Days.

The Depositor shall deliver or cause to be delivered to the Trustee (or the Custodian on behalf of the Trustee) promptly upon receipt thereof any other original documents constituting a part of a Mortgage File received with respect to any Mortgage Loan, including, but not limited to, any original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan.

All original documents relating to the Mortgage Loans that are not delivered to the Trustee (or the Custodian on behalf of the Trustee) are and shall be held by or on behalf of the Sponsor, the Depositor or the related Servicer, as the case may be, in trust for the benefit of the Trustee on behalf of the Certificateholders. In the event that any such original document is required pursuant to the terms of this Section to be a part of a Mortgage File, such document shall be delivered promptly to the Trustee (or the Custodian on behalf of the Trustee). Any such original document delivered to or held by the Depositor that is not required pursuant to the terms of this Section to be a part of a Mortgage File, shall be delivered promptly to the related Servicer.

Wherever it is provided in this Section 2.01 that any document, evidence or information relating to a Mortgage Loan be delivered or supplied to the Trustee, the Depositor shall do so by delivery thereof to the Trustee or the Custodian on behalf of the Trustee.

The Depositor and the Trustee hereto understand and agree that it is not intended that any Mortgage Loan be included in the Trust that is a high-cost home loan as defined by the Homeownership and Equity Protection Act of 1994 or any other applicable predatory or abusive lending laws.

SECTION 2.02	Acceptance of the Trust Fund by the Trustee.

Subject to the provisions of Section 2.01 and subject to any exceptions noted on an exception report delivered by or on behalf of the Trustee, the Trustee acknowledges receipt of the documents referred to in Section 2.01 (other than such documents described in Section 2.01(iv)) above and all other assets included in the definition of “Trust Fund” and declares that it holds and will hold such documents and the other documents delivered to it constituting the Mortgage File, and that it holds or will hold all such assets and such other assets included in the definition of “Trust Fund” in trust for the exclusive use and benefit of all present and future Certificateholders.

The Trustee, by execution and delivery hereof, acknowledges receipt, subject to the review described in the succeeding sentence, of the documents and other property referred to in Section 2.01 and declares that the Trustee (or the Custodian on behalf of the Trustee) holds and will hold such documents and other property, including property yet to be received in the Trust Fund, in trust, upon the trusts herein set forth, for the benefit of all present and future Certificateholders. The Trustee or the Custodian on its behalf shall, for the benefit of the Trustee and the Certificateholders, review each Mortgage File within 90 days after execution and delivery of this Agreement, to ascertain that all required documents have been executed, received and recorded, if applicable, and that such documents relate to the Mortgage Loans. If in the course of such review the Trustee or the Custodian on its behalf finds a document or documents constituting a part of a Mortgage File to be defective in any material respect, the Trustee or the Custodian on its behalf shall promptly so notify the Depositor, the Trust Administrator, the Sponsor, the related Servicer and, if such notice is from the Custodian on the Trustee’s behalf, the Trustee. In addition, upon the discovery by the Depositor, the related Servicer, the Trust Administrator or the Trustee of a breach of any of the representations and warranties made by the Sponsor in the Mortgage Loan Purchase Agreement in respect of any Mortgage Loan which materially adversely affects such Mortgage Loan or the interests of the related Certificateholders in such Mortgage Loan, the party discovering such breach shall give prompt written notice to the other parties.

The Depositor and the Trustee intend that the assignment and transfer herein contemplated constitute a sale of the Mortgage Loans, the related Mortgage Notes and the related documents, conveying good title thereto free and clear of any liens and encumbrances, from the Depositor to the Trustee in trust for the benefit of the Certificateholders and that such property not be part of the Depositor’s estate or property of the Depositor in the event of any insolvency by the Depositor. In the event that such conveyance is deemed to be, or to be made as security for, a loan, the parties intend that the Depositor shall be deemed to have granted and does hereby grant to the Trustee a first priority perfected security interest in all of the Depositor’s right, title and interest in and to the Mortgage Loans, the related Mortgage Notes and the related documents, and that this Agreement shall constitute a security agreement under applicable law.

The Trustee may, concurrently with the execution and delivery hereof or at any time thereafter, enter into a custodial agreement with the Custodian pursuant to which the Trustee appoints the Custodian to hold the Mortgage Files on behalf of the Trustee for the benefit of the Trustee and all present and future Certificateholders, which may provide that the Custodian shall, on behalf of the Trustee, conduct the review of each Mortgage File required under the first paragraph of this Section 2.02. Initially, Citibank, N.A. is appointed as Custodian with respect to the Mortgage Files of all the Mortgage Loans and, notwithstanding anything to the contrary herein, it is understood that such initial Custodian shall be responsible for the review contemplated in the second paragraph of this Section 2.02 and for all other functions relating to the receipt, review, reporting and certification provided for herein with respect to the Mortgage Files (other than ownership thereof for the benefit of the Certificateholders and related duties and obligations set forth herein).

SECTION 2.03	Repurchase or Substitution of Mortgage Loans by the Sponsor or the Depositor.

(a)  Upon discovery or receipt of notice by the Depositor, a Servicer, the Master Servicer, the Trust Administrator or the Trustee of any materially defective document in, or that a document is missing from, a Mortgage File or of the breach by the Sponsor of any representation, warranty or covenant under the Mortgage Loan Purchase Agreement in respect of any Mortgage Loan which materially adversely affects the value of such Mortgage Loan or the interest therein of the Certificateholders, the party so discovering or receiving notice shall promptly notify the other parties to this Agreement, and the Trustee thereupon shall promptly notify the Sponsor of such defect, missing document or breach and request that the Sponsor deliver such missing document or cure such defect or that the Sponsor cure such breach within 90 days from the date the Sponsor was notified of such missing document, defect or breach, and if the Sponsor does not deliver such missing document or cure such defect or breach in all material respects during such period, the Trustee shall enforce the obligations of the Sponsor under the Mortgage Loan Purchase Agreement (i) to repurchase such Mortgage Loan from REMIC I at the Purchase Price within 90 days after the date on which the Sponsor was notified (subject to Section 2.03(e)) of such missing document, defect or breach, and (ii) to indemnify the Trust Fund in respect of such missing document, defect or breach, in the case of each of (i) and (ii), if and to the extent that the Sponsor is obligated to do so under the Mortgage Loan Purchase Agreement. The Purchase Price for the repurchased Mortgage Loan and any indemnification shall be remitted by the Sponsor to the related Servicer for deposit into the related Collection Account, and such Servicer shall give written notice to the Trustee and the Custodian that such deposit has taken place and the Trustee shall release (or cause the Custodian to release on its behalf) to the Sponsor the related Mortgage File, and the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as the Sponsor shall furnish to it and as shall be necessary to vest in the Sponsor any Mortgage Loan released pursuant hereto, and the Trustee and the Trust Administrator shall have no further responsibility with regard to such Mortgage File. In furtherance of the foregoing, if the Sponsor is not a member of MERS and repurchases a Mortgage Loan which is registered on the MERS System, the Sponsor pursuant to the Mortgage Loan Purchase Agreement, at its own expense and without any right of reimbursement, shall cause MERS to execute and deliver an assignment of the Mortgage in recordable form to transfer the Mortgage from MERS to the Sponsor, and shall cause such Mortgage to be removed from registration on the MERS System in accordance with MERS rules and regulations. In lieu of repurchasing any such Mortgage Loan as provided above, if so provided in the Mortgage Loan Purchase Agreement, the Sponsor may cause such Mortgage Loan to be removed from REMIC I (in which case it shall become a Deleted Mortgage Loan) and substitute one or more Qualified Substitute Mortgage Loans in the manner and subject to the limitations set forth in Section 2.03(d). It is understood and agreed that the obligation of the Sponsor to cure or to repurchase (or to substitute for) any Mortgage Loan as to which a document is missing, a material defect in a constituent document exists or as to which such a breach has occurred and is continuing, and if and to the extent provided in the Mortgage Loan Purchase Agreement to perform any applicable indemnification obligations with respect to any such omission, defect or breach, as provided in such Mortgage Loan Purchase Agreement, shall constitute the only remedies respecting such omission, defect or breach available to the Trustee or the Trust Administrator on behalf of the Certificateholders.

(b)  Notwithstanding anything to the contrary in this Section 2.03, with respect to any breach by the Sponsor of any representation and warranty which breach materially and adversely affects the value of any Prepayment Charge or the interests of the Certificateholders therein, the Trustee shall enforce the obligation of the Sponsor to remedy such breach as provided in the Mortgage Loan Purchase Agreement as follows: upon any Principal Prepayment with respect to the affected Mortgage Loan, the Sponsor shall pay or cause to be paid to the Depositor the excess, if any, of (x) the amount of such Prepayment Charge calculated as set forth in the Mortgage Loan Schedule and (y) the amount collected from the Mortgagor in respect of such Prepayment Charge.

(c)  Within 90 days of the earlier of discovery by the related Servicer or any other party hereto or receipt of notice by the Depositor of the breach of any representation, warranty or covenant of the related Servicer set forth in Section 2.05 which materially and adversely affects the interests of the Certificateholders in any Mortgage Loan, the related Servicer shall cure such breach in all material respects.

(d)  Any substitution of Qualified Substitute Mortgage Loans for Deleted Mortgage Loans made pursuant to Section 2.03(a) must be effected prior to the date which is two years after the Startup Day for REMIC I.

As to any Deleted Mortgage Loan for which the Sponsor substitutes a Qualified Substitute Mortgage Loan or Loans, such substitution shall be effected by the Sponsor delivering to the Trustee (or to the Custodian on behalf of the Trustee, as applicable), for such Qualified Substitute Mortgage Loan or Loans, the Mortgage Note, the Mortgage, the Assignment in blank or to the Trustee, and such other documents and agreements, with all necessary endorsements thereon, as are required by Section 2.01, together with an Officers’ Certificate providing that each such Qualified Substitute Mortgage Loan satisfies the definition thereof and specifying the Substitution Shortfall Amount (as described below), if any, in connection with such substitution. The Custodian on its behalf and on behalf of the Trustee shall, for the benefit of the Certificateholders, review each Mortgage File within 90 days after execution and delivery of this Agreement, to ascertain that all required documents have been executed, received and recorded, if applicable, and that such documents relate to the Mortgage Loans. If in the course of such review the Trustee or the Custodian on its behalf finds a document or documents constituting a part of a Mortgage File to be defective in any material respect, the Trustee or the Custodian on its behalf shall promptly so notify the Depositor, the Trust Administrator, the Master Servicer, the Sponsor and the related Servicer. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution are not part of the Trust Fund and will be retained by the Sponsor. For the month of substitution, distributions to Certificateholders will reflect the Monthly Payment due on such Deleted Mortgage Loan on or before the Due Date in the month of substitution, and the Sponsor shall thereafter be entitled to retain all amounts subsequently received in respect of such Deleted Mortgage Loan. The Depositor shall give or cause to be given written notice to the Trustee and the Certificateholders that such substitution has taken place, and the Depositor shall amend or cause the Custodian to amend the Mortgage Loan Schedule to reflect the removal of such Deleted Mortgage Loan from the terms of this Agreement and the substitution of the Qualified Substitute Mortgage Loan or Loans and, upon receipt thereof, shall deliver a copy of such amended Mortgage Loan Schedule to the related Servicer. Upon such substitution, such Qualified Substitute Mortgage Loan or Loans shall constitute part of the Mortgage Pool and shall be subject in all respects to the terms of this Agreement and the Mortgage Loan Purchase Agreement (including all applicable representations and warranties thereof included in such Mortgage Loan Purchase Agreement), in each case as of the date of substitution.

For any month in which the Sponsor substitutes one or more Qualified Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the related Servicer will determine the amount (the “Substitution Shortfall Amount”), if any, by which the aggregate Purchase Price of all such Deleted Mortgage Loans exceeds the aggregate of, as to each such Qualified Substitute Mortgage Loan, the Scheduled Principal Balance thereof as of the date of substitution, together with one month’s interest on such Scheduled Principal Balance at the applicable Mortgage Loan Remittance Rate. On the date of such substitution, the Trustee will monitor the obligation of the Sponsor to deliver or cause to be delivered, and shall request that such delivery be to the related Servicer for deposit in the related Collection Account, an amount equal to the Substitution Shortfall Amount, if any, and the Trustee (or the Custodian on behalf of the Trustee, as applicable), upon receipt of the related Qualified Substitute Mortgage Loan or Loans and written notice given by the related Servicer of such deposit, shall release to the Sponsor the related Mortgage File or Files and the Trustee shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as the Sponsor shall deliver to it and as shall be necessary to vest therein any Deleted Mortgage Loan released pursuant hereto.

In addition, the Sponsor shall obtain at its own expense and deliver to the Trustee and the Trust Administrator an Opinion of Counsel to the effect that such substitution will not cause (a) any federal tax to be imposed on any Trust REMIC, including without limitation, any federal tax imposed on “prohibited transactions” under Section 860F(a)(1) of the Code or on “contributions after the startup date” under Section 860G(d)(1) of the Code, or (b) any Trust REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding. If such Opinion of Counsel cannot be delivered, then such substitution may only be effected at such time as the required Opinion of Counsel can be given.

(e)  Upon discovery by the Depositor, a Servicer, the Master Servicer, the Trust Administrator or the Trustee that any Mortgage Loan does not constitute a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, the party discovering such fact shall within two Business Days give written notice thereof to the other parties to this Agreement, and the Trustee shall give written notice thereof to the Sponsor. In connection therewith, the Sponsor pursuant to the Mortgage Loan Purchase Agreement, or the Depositor pursuant to this Agreement shall repurchase or, subject to the limitations set forth in Section 2.03(d), substitute one or more Qualified Substitute Mortgage Loans for the affected Mortgage Loan within 90 days of the earlier of discovery or receipt of such notice with respect to such affected Mortgage Loan. Such repurchase or substitution shall be made by (i) the Sponsor, if the affected Mortgage Loan’s status as a non-qualified mortgage is or results from a breach of any representation, warranty or covenant made by the Sponsor under the Mortgage Loan Purchase Agreement or (ii) the Depositor, if the affected Mortgage Loan’s status as a non-qualified mortgage is a breach of no representation or warranty. Any such repurchase or substitution shall be made in the same manner as set forth in Sections 2.03(a). The Trustee shall reconvey to the Depositor or the Sponsor, as the case may be, the Mortgage Loan to be released pursuant hereto in the same manner, and on the same terms and conditions, as it would a Mortgage Loan repurchased by the Sponsor for breach of a representation or warranty.

SECTION 2.04	[Reserved].

SECTION 2.05	Representations, Warranties and Covenants of the Servicers and the Master Servicer.

(a)  Each of the Servicers hereby represent, warrant and covenant to the Master Servicer, the Trust Administrator and the Trustee, for the benefit of each of the Trustee, the Master Servicer, the Trust Administrator, the Certificateholders and to the Depositor that as of the Closing Date or as of such date specifically provided herein:

(i)  Such Servicer is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by such Servicer in any state in which a Mortgaged Property is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such State, to the extent necessary to ensure its ability to enforce each Mortgage Loan and to service the Mortgage Loans in accordance with the terms of this Agreement;

(ii)  Such Servicer has the full power and authority to service each Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary action on the part of such Servicer the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes a legal, valid and binding obligation of such Servicer, enforceable against such Servicer in accordance with its terms, except to the extent that (a) the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

(iii)  The execution and delivery of this Agreement by such Servicer, the servicing of the Mortgage Loans by such Servicer hereunder, the consummation of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of such Servicer and will not (A) result in a breach of any term or provision of the charter or by-laws of such Servicer or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which such Servicer is a party or by which it may be bound, or any statute, order or regulation applicable to such Servicer of any court, regulatory body, administrative agency or governmental body having jurisdiction over such Servicer; and such Servicer is not a party to, bound by, or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or, to such Servicer’s knowledge, would in the future materially and adversely affect, (x) the ability of such Servicer to perform its obligations under this Agreement or (y) the business, operations, financial condition, properties or assets of such Servicer taken as a whole;

(iv)  Such Servicer is an approved seller/servicer for Fannie Mae or Freddie Mac in good standing and, with respect to Countrywide, is a HUD approved mortgagee pursuant to Section 203 of the National Housing Act;

(v)  No litigation is pending against such Servicer that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of such Servicer to service the Mortgage Loans or to perform any of its other obligations hereunder in accordance with the terms hereof;

(vi)  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by such Servicer of, or compliance by such Servicer with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date;

(vii)  Such Servicer covenants that its computer and other systems used in servicing the Mortgage Loans operate in a manner such that such Servicer can service the Mortgage Loans in accordance with the terms of this Agreement;

(viii)  Such Servicer has fully furnished and will continue to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company or their successors (the “Credit Repositories”) in a timely manner; and

(ix)  Such Servicer (or a Sub-Servicer servicing the Mortgage Loans on its behalf) is a member of MERS in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans that are registered with MERS.

It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.05(a) shall survive delivery of the Mortgage Files to the Trustee or to the Custodian on its behalf and shall inure to the benefit of the Trustee, the Trust Administrator, the Master Servicer, the Depositor and the Certificateholders. Upon discovery by any of the Depositor, the Servicers, the Master Servicer, the Trust Administrator or the Trustee of a breach of any of the foregoing representations, warranties and covenants which materially and adversely affects the value of any Mortgage Loan or the interests therein of the Certificateholders, the party discovering such breach shall give prompt written notice to the Trustee and the Trust Administrator. Subject to Section 7.01, the obligation of the related Servicer set forth in Section 2.03(c) to cure breaches shall constitute the sole remedies against the related Servicer available to the Certificateholders, the Depositor, the Trust Administrator, the Master Servicer or the Trustee on behalf of the Certificateholders respecting a breach of the representations, warranties and covenants contained in this Section 2.05.

(b)  The Master Servicer hereby represents, warrants and covenants to the Trust Administrator and the Trustee, for the benefit of each of the Trustee, the Trust Administrator, the Certificateholders and to the Depositor that as of the Closing Date or as of such date specifically provided herein:

(i)  The Master Servicer is a national banking association duly formed, validly existing and in good standing under the laws of the United States of America and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by the Master Servicer;

(ii)  The Master Servicer has the full power and authority to conduct its business as presently conducted by it and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement. The Master Servicer has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery by the Depositor and the Trustee, constitutes a legal, valid and binding obligation of the Master Servicer, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(iii)  The execution and delivery of this Agreement by the Master Servicer, the consummation by the Master Servicer of any other of the transactions herein contemplated, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of the Master Servicer and will not (A) result in a breach of any term or provision of charter and by-laws of the Master Servicer or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which the Master Servicer is a party or by which it may be bound, or any statute, order or regulation applicable to the Master Servicer of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Master Servicer; and the Master Servicer is not a party to, bound by, or in breach or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or, to the Master Servicer’s knowledge, would in the future materially and adversely affect, the ability of the Master Servicer to perform its obligations under this Agreement;

(iv)  The Master Servicer or an Affiliate thereof is an approved seller/servicer for Fannie Mae or Freddie Mac in good standing and is a HUD approved mortgagee pursuant to Section 203 of the National Housing Act;

(v)  The Master Servicer does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant made by it and contained in this Agreement;

(vi)  No litigation is pending against the Master Servicer that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of the Master Servicer to perform any of its other obligations hereunder in accordance with the terms hereof,

(vii)  There are no actions or proceedings against, or investigations known to it of, the Master Servicer before any court, administrative or other tribunal (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the consummation of the transactions contemplated by this Agreement or (C) that might prohibit or materially and adversely affect the performance by the Master Servicer of its obligations under, or validity or enforceability of, this Agreement; and

(viii)  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Master Servicer of, or compliance by the Master Servicer with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations or orders, if any, that have been obtained prior to the Closing Date.

It is understood and agreed that the representations, warranties and covenants set forth in this Section 2.05(b) shall survive delivery of the Mortgage Files to the Trustee or to the Custodian on its behalf and shall inure to the benefit of the Trustee, the Servicers, the Trust Administrator, the Depositor and the Certificateholders. Upon discovery by any of the Depositor, the Servicers, the Master Servicer, the Trust Administrator or the Trustee of a breach of any of the foregoing representations, warranties and covenants which materially and adversely affects the value of any Mortgage Loan or the interests therein of the Certificateholders, the party discovering such breach shall give prompt written notice (but in no event later than two Business Days following such discovery) to the Trustee and the Trust Administrator. Subject to Section 7.01, the obligation of the Master Servicer set forth in Section 2.03(c) to cure breaches shall constitute the sole remedies against the Master Servicer available to the Certificateholders, the Depositor, the Trust Administrator or the Trustee on behalf of the Certificateholders respecting a breach of the representations, warranties and covenants contained in this Section 2.05.

SECTION 2.06	Issuance of the Certificates.

The Trustee acknowledges the assignment to it of the Mortgage Loans and the delivery to it or to the Custodian on its behalf of the Mortgage Files, subject to the provisions of Section 2.01 and Section 2.02, together with the assignment to it of all other assets included in REMIC I delivered on the date hereof, receipt of which is hereby acknowledged. Concurrently with such assignment and delivery of such assets delivered on the date hereof and in exchange therefor, the Trust Administrator, pursuant to the written request of the Depositor executed by an officer of the Depositor, has executed, authenticated and delivered, to or upon the order of the Depositor, the Certificates in authorized denominations. The interests evidenced by the Certificates (other than the Class CE-1 Certificates, the Class CE-2 Certificates, the Class P Certificates and the Class R-X Certificates), the Class CE-1 Interest, the Class CE-2 Interest and the Class P Interest constitute the entire beneficial ownership interest in REMIC II.

SECTION 2.07	Authorization to Enter into Interest Rate Cap Agreement.

The Trust Administrator, not in its individual capacity but solely in its separate capacity as Cap Trustee, is hereby directed by the Depositor to exercise the rights, perform the obligations, and make any representations to be exercised, performed, or made by the Cap Trustee, as described in the Interest Rate Cap Agreement and as described herein. The Cap Trustee is hereby directed to execute and deliver the Interest Rate Cap Agreement on behalf of Party B (as defined therein) and to exercise the rights, perform the obligations, and make the representations of Party B thereunder, solely in its capacity as Cap Trustee on behalf of Party B (as defined therein) and not in its individual capacity. The Depositor, the Servicers and the Certificateholders (by acceptance of their Certificates) acknowledge and agree that (i) the Cap Trustee shall execute and deliver the Interest Rate Cap Agreement on behalf of Party B (as defined therein), (ii) the Cap Trustee shall exercise the rights, perform the obligations, and make the representations of Party B thereunder, solely in its capacity as Cap Trustee on behalf of Party B (as defined therein) and not in its individual capacity and (iii) the Trust Administrator in its capacity as Cap Trustee shall also be entitled to exercise the rights and perform the obligations of Party B under the Interest Rate Cap Agreement. Every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Trust Administrator shall apply to the Cap Trustee’s execution of the Interest Rate Cap Agreement, and the performance of its duties and satisfaction of its obligations thereunder.

SECTION 2.08	Conveyance of the REMIC Regular Interests; Acceptance of the Trust REMICs by the Trustee.

(a)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the assets described in the definition of REMIC I for the benefit of the holders of the REMIC I Regular Interests (which are uncertificated) and the Class R Certificates (in respect of the Class R-I Interest). The Trustee (or the Custodian on its behalf, as applicable) acknowledges receipt of the assets described in the definition of REMIC I and declares that it holds and will hold the same in trust for the exclusive use and benefit of the holders of the REMIC I Regular Interests and the Class R Certificates (in respect of the Class R-I Interest). The interests evidenced by the Class R-I Interest, together with the REMIC I Regular Interests, constitute the entire beneficial ownership interest in REMIC I.

(b)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC I Regular Interests (which are uncertificated) for the benefit of the Holders of the Regular Certificates (other than the Class CE-1 Certificates, the Class CE-2 Certificates and the Class P Certificates), the Class CE-1 Interest, the Class CE-2 Interest, the Class P Interest and the Class R Certificates (in respect of the Class R-II Interest). The Trustee acknowledges receipt of the REMIC I Regular Interests and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the Regular Certificates (other than the Class CE-1 Certificates, the Class CE-2 Certificates and the Class P Certificates), the Class CE-1 Interest, the Class CE-2 Interest, the Class P Interest and the Class R Certificates (in respect of the Class R-II Interest). The interests evidenced by the Class R-II Interest, together with the Regular Certificates, the Class CE-1 Interest, the Class CE-2 Interest and the Class P Interest, constitute the entire beneficial ownership interest in REMIC II.

(c)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the Class CE-1 Interest (which is uncertificated) for the benefit of the Holders of the Class CE-1 Certificates and the Class R-X Certificates (in respect of the Class R-III Interest). The Trustee acknowledges receipt of the Class CE-1 Interest and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the Class CE-1 Certificates and the Class R-X Certificates (in respect of the Class R-III Interest). The interests evidenced by the Class R-III Interest, together with the Class CE-1 Certificates, constitute the entire beneficial ownership interest in REMIC III.

(d)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the Class CE-2 Interest (which is uncertificated) for the benefit of the Holders of the Class CE-2 Certificates and the Class R-X Certificates (in respect of the Class R-IV Interest). The Trustee acknowledges receipt of the Class CE-2 Interest and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the Class CE-2 Certificates and the Class R-X Certificates (in respect of the Class R-IV Interest). The interests evidenced by the Class R-IV Interest, together with the Class CE-2 Certificates, constitute the entire beneficial ownership interest in REMIC IV.

(e)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the Class P Interest (which is uncertificated) for the benefit of the Holders of the Class P Certificates and the Class R-X Certificates (in respect of the Class R-V Interest). The Trustee acknowledges receipt of the Class P Interest and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the Class P Certificates and the Class R-X Certificates (in respect of the Class R-V Interest). The interests evidenced by the Class R-V Interest, together with the Class P Certificates, constitute the entire beneficial ownership interest in REMIC V.

(f)  Concurrently with (i) the assignment and delivery to the Trustee of REMIC I and the acceptance by the Trustee thereof, pursuant to Section 2.01, Section 2.02 and subsection (a) hereof, (ii) the assignment and delivery to the Trustee of REMIC II (including the Residual Interest therein represented by the Class R-II Interest) and the acceptance by the Trustee thereof, pursuant to Section 2.01, Section 2.02 and subsection (b) hereof, (iii) the assignment and delivery to the Trustee of REMIC III (including the Residual Interest therein represented by the Class R-III Interest) and the acceptance by the Trustee thereof, pursuant to Section 2.01, Section 2.02 and subsection (c) hereof, (iv) the assignment and delivery to the Trustee of REMIC IV (including the Residual Interest therein represented by the Class IV Interest) and the acceptance by the Trustee thereof, pursuant to Section 2.01, Section 2.02 and subsection (d) hereof and (v) the assignment and delivery to the Trustee of REMIC V (including the Residual Interest therein represented by the Class V Interest) and the acceptance by the Trustee thereof, pursuant to Section 2.01, Section 2.02 and subsection (e) hereof, the Trust Administrator on behalf of the Trustee, pursuant to the written request of the Depositor executed by an officer of the Depositor, has executed, authenticated and delivered to or upon the order of the Depositor, (A) the Class R Certificates in authorized denominations evidencing the Class R-I Interest and the Class R-II Interest and (B) the Class R-X Certificates in authorized denominations evidencing the Class R-III Interest, the Class R-IV Interest and the Class R-V Interest.

ARTICLE III

ADMINISTRATION AND SERVICING
OF THE MORTGAGE LOANS

SECTION 3.01	Servicer to Act as Servicer.

Unless otherwise specified, all references to actions to be taken by “the Servicer” under this Article III or any other provision of this Agreement with respect to a Mortgage Loan or Mortgage Loans or with respect to an REO Property or REO Properties shall be to actions to be taken or previously taken by the related Servicer with respect to a Mortgage Loan or Mortgage Loans serviced thereby or with respect to an REO Property or REO Properties administered thereby. Furthermore, unless otherwise specified, all references to actions to be taken or previously taken by “the Servicer” under this Article III or any other provision of this Agreement with respect to “the Collection Account” or “the Servicing Account” shall be to actions to be taken or previously taken by each Servicer with respect to the Collection Account or an escrow account to be established and maintained thereby. Consistent with the foregoing, but only insofar as the context so permits, this Article III is to be read with respect to each Servicer as if such Servicer alone was servicing and administering its respective Mortgage Loans hereunder.

Each of the Servicers shall service and administer its respective Mortgage Loans on behalf of the Trust Fund and in the best interests of and for the benefit of the Certificateholders (as determined by the Servicer in its reasonable judgment) in accordance with the terms of this Agreement and the respective Mortgage Loans and, to the extent consistent with such terms, in the same manner in which it services and administers similar mortgage loans for its own portfolio, giving due consideration to customary and usual standards of practice of prudent mortgage lenders and loan servicers administering similar mortgage loans but without regard to:

(i)  any relationship that the Servicer, any Sub-Servicer or any Affiliate of the Servicer or any Sub-Servicer may have with the related Mortgagor;

(ii)  the ownership of any Certificate by the Servicer or any Affiliate of the Servicer;

(iii)  the Servicer’s obligation to make P&I Advances or Servicing Advances; or

(iv)  the Servicer’s or any Sub-Servicer’s right to receive compensation for its services hereunder or with respect to any particular transaction.

To the extent consistent with the foregoing, the Servicer (a) shall seek the timely and complete recovery of principal and interest on the Mortgage Notes and (b) shall waive (or permit a Sub-Servicer to waive) a Prepayment Charge only under the following circumstances: (i) (a) such waiver is standard and customary in servicing similar Mortgage Loans and such waiver relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Servicer, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan or (b) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally or the collectability thereof shall have been limited due to acceleration in connection with a foreclosure or other involuntary payment, (ii) the collection of such Prepayment Charge would be in violation of applicable laws, (iii) the amount of the Prepayment Charge set forth on the Prepayment Charge Schedule is not consistent with the related Mortgage Note or is otherwise unenforceable, (iv) the Servicer has not received information and documentation sufficient to confirm the existence or amount of such Prepayment Charge or (v) the collection of such Prepayment Charge would be considered “predatory” pursuant to written guidance published or issued by any applicable federal, state or local regulatory authority acting in its official capacity and having jurisdiction over such matters. If a Prepayment Charge is waived as permitted by meeting the standard described in clauses (ii), (iii), (iv) or (v) above and a representation or warranty regarding such Prepayment Charge has been breached, then, the Trustee shall make commercially reasonable efforts to attempt to enforce the obligations of the Sponsor under the Mortgage Loan Purchase Agreement to pay the amount of such waived Prepayment Charge, for the benefit of the Holders of the Class P Certificates; provided, however, that the Trustee shall not be under any obligation to take any action pursuant to this paragraph unless directed by the Depositor and provided, further, the Depositor hereby agrees to assist the Trustee in enforcing any obligations of the Sponsor to repurchase or substitute for a Mortgage Loan which has breached a representation or warranty under the Mortgage Loan Purchase Agreement. If the Sponsor fails to pay the amount of such waived Prepayment Charge in accordance with its obligations under the Mortgage Loan Purchase Agreement, the Trustee, the Servicer and the Depositor shall consult on further actions to be taken against the Sponsor. If a Prepayment Charge is waived other than in accordance with (i) through (v) above, the Servicer shall pay the amount of such waived Prepayment Charge to the Trust Administrator for deposit in the Distribution Account for the benefit of the Holders of the Class P Certificates (the “Servicer Prepayment Charge Payment Amount”).

To the extent consistent with the foregoing, the Servicer shall also seek to maximize the timely and complete recovery of principal and interest on the Mortgage Notes. Subject only to the above-described servicing standards and the terms of this Agreement and of the Mortgage Loans, the Servicer shall have full power and authority, acting alone or through Sub-Servicers as provided in Section 3.02, to do or cause to be done any and all things in connection with such servicing and administration which it may deem necessary or desirable. Without limiting the generality of the foregoing, the Servicer in its own name or in the name of a Sub-Servicer is hereby authorized and empowered by the Trustee when the Servicer believes it appropriate in its best judgment in accordance with the servicing standards set forth above, to execute and deliver, on behalf of the Certificateholders and the Trustee, and upon notice to the Trustee, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Properties and to institute foreclosure proceedings or obtain a deed-in-lieu of foreclosure so as to convert the ownership of such properties, and to hold or cause to be held title to such properties, on behalf of the Trustee and Certificateholders. The Servicer shall service and administer the Mortgage Loans in accordance with applicable state and federal law and shall provide to the Mortgagors any reports required to be provided to them thereby. The Servicer shall also comply in the performance of this Agreement with all reasonable rules and requirements of any standard hazard insurance policy. Subject to Section 3.17, the Trustee shall execute, at the written request of the Servicer, and furnish to the Servicer and any Sub-Servicer such documents as are necessary or appropriate to enable the Servicer or any Sub-Servicer to carry out their servicing and administrative duties hereunder, and the Trustee hereby grants to the Servicer a power of attorney to carry out such duties. The Trustee shall not be liable for the actions of the Servicer or any Sub-Servicers under such powers of attorney.

In accordance with the standards of the preceding paragraph, the Servicer shall advance or cause to be advanced funds as necessary for the purpose of effecting the timely payment of taxes and assessments on the Mortgaged Properties, which advances shall be Servicing Advances reimbursable in the first instance from related collections from the Mortgagors pursuant to Section 3.09, and further as provided in Section 3.11. Any cost incurred by the Servicer or by Sub-Servicers in effecting the timely payment of taxes and assessments on a Mortgaged Property shall not, for the purpose of calculating distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit provided, however, that (subject to Section 3.07) the Servicer may capitalize the amount of any Servicing Advances incurred pursuant to this Section 3.01 in connection with the modification of a Mortgage Loan.

The Servicer further is authorized and empowered by the Trustee, on behalf of the Certificateholders and the Trustee, in its own name or in the name of the Sub-Servicer, when the Servicer or the Sub-Servicer, as the case may be, believes it is appropriate in its best judgment to register any Mortgage Loan on the MERS System, or cause the removal from the registration of any Mortgage Loan on the MERS System, to execute and deliver, on behalf of the Trustee and the Certificateholders or any of them, any and all instruments of assignment and other comparable instruments with respect to such assignment or re-recording of a Mortgage in the name of MERS, solely as nominee for the Trustee and its successors and assigns. Any reasonable expenses (i) incurred as a result of MERS discontinuing or becoming unable to continue operations in connection with the MERS System or (ii) if the affected Mortgage Loan is in default or, in the judgment of the Servicer, such default is reasonably foreseeable, incurred in connection with the actions described in the preceding sentence, shall be subject to withdrawal by the Servicer from the Collection Account.

Notwithstanding anything in this Agreement to the contrary, the Servicer may not make any future advances with respect to a Mortgage Loan (except as provided in Section 4.03) and the Servicer shall not (i) permit any modification with respect to any Mortgage Loan (except with respect to a Mortgage Loan that is in default or, in the judgment of the Servicer, such default is reasonably foreseeable) that would change the Mortgage Rate, reduce or increase the principal balance (except for reductions resulting from actual payments of principal) or change the final maturity date on such Mortgage Loan or (ii) permit any modification, waiver or amendment of any term of any Mortgage Loan that would both (A) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or final, temporary or proposed Treasury regulations promulgated thereunder) and (B) cause any Trust REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions after the startup date” under the REMIC Provisions.

The Servicer may delegate its responsibilities under this Agreement; provided, however, that no such delegation shall release the Servicer from the responsibilities or liabilities arising under this Agreement.

The Servicer (or a Sub-Servicer servicing the Mortgage Loans on its behalf) has fully furnished and will continue to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company or their successors on a monthly basis.

Notwithstanding anything to the contrary contained in Sections 3.02(b), 3.20, 3.21, 4.07, 7.01(vi) and 11.11, the obligations of Countrywide with respect to the Mortgage Loans serviced by Countrywide and Regulation AB shall be solely as set forth in the Countrywide Addendum Regulation AB.

SECTION 3.02	Sub-Servicing Agreements Between the Servicer and Sub-Servicers.

(a)  The Servicer may enter into Sub-Servicing Agreements (provided that such agreements would not result in a withdrawal or a downgrading by the Rating Agencies of the rating on any Class of Certificates) with Sub-Servicers, for the servicing and administration of the Mortgage Loans; provided, however, such sub-servicing arrangement and the terms of the related Sub-Servicing Agreement must provide for the servicing of Mortgage Loans in a manner consistent with the servicing arrangement contemplated hereunder.

(b)  Each Sub-Servicer shall be (i) authorized to transact business in the state or states in which the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Sub-Servicer to perform its obligations hereunder and under the Sub-Servicing Agreement and (ii) a Freddie Mac or Fannie Mae approved mortgage servicer. Each Sub-Servicing Agreement must impose on the Sub-Servicer requirements conforming to the provisions set forth in Section 3.08, 3.20, 3.21 and 4.07 and provide for servicing of the Mortgage Loans consistent with the terms of this Agreement. The Servicer will examine each Sub-Servicing Agreement and will be familiar with the terms thereof. The terms of any Sub-Servicing Agreement will not be inconsistent with any of the provisions of this Agreement. The Servicer and the Sub-Servicers may enter into and make amendments to the Sub-Servicing Agreements or enter into different forms of Sub-Servicing Agreements; provided, however, that any such amendments or different forms shall be consistent with and not violate the provisions of this Agreement, and that no such amendment or different form shall be made or entered into which could be reasonably expected to be materially adverse to the interests of the Certificateholders, without the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any variation without the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights from the provisions set forth in Section 3.08 relating to insurance or priority requirements of Sub-Servicing Accounts, or credits and charges to the Sub- Servicing Accounts or the timing and amount of remittances by the Sub-Servicers to the Servicer, are conclusively deemed to be inconsistent with this Agreement and therefore prohibited. The Servicer shall deliver to the Trustee, the Trust Administrator and the Master Servicer copies of all Sub-Servicing Agreements, and any amendments or modifications thereof, promptly upon the Servicer’s execution and delivery of such instruments.

(c)  As part of its servicing activities hereunder, the Servicer (except as otherwise provided in the last sentence of this paragraph), for the benefit of the Trustee and the Certificateholders, shall enforce the obligations of each Sub-Servicer under the related Sub-Servicing Agreement, including, without limitation, any obligation to make advances in respect of delinquent payments as required by a Sub-Servicing Agreement. Such enforcement, including, without limitation, the legal prosecution of claims, termination of Sub-Servicing Agreements, and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Servicer, in its good faith business judgment, would require were it the owner of the related Mortgage Loans. The Servicer shall pay the costs of such enforcement at its own expense, and shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement, to the extent, if any, that such recovery exceeds all amounts due in respect of the related Mortgage Loans, or (ii) from a specific recovery of costs, expenses or attorneys’ fees against the party against whom such enforcement is directed.

SECTION 3.03	Successor Sub-Servicers.

The Servicer shall be entitled to terminate any Sub-Servicing Agreement and the rights and obligations of any Sub-Servicer pursuant to any Sub-Servicing Agreement in accordance with the terms and conditions of such Sub-Servicing Agreement. In the event of termination of any Sub-Servicer, all servicing obligations of such Sub-Servicer shall be assumed simultaneously by the Servicer without any act or deed on the part of such Sub-Servicer or the Servicer, and the Servicer either shall service directly the related Mortgage Loans or shall enter into a Sub-Servicing Agreement with a successor Sub-Servicer which qualifies under Section 3.02.

Any Sub-Servicing Agreement shall include the provision that such agreement may be immediately terminated by the Master Servicer without fee, in accordance with the terms of this Agreement, in the event that the Servicer shall, for any reason, no longer be the Servicer (including termination due to a Servicer Event of Default).

SECTION 3.04	Liability of the Servicer.

Each Servicer shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement and undertaken hereunder by the related Servicer herein.

Notwithstanding any Sub-Servicing Agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Servicer and a Sub-Servicer or reference to actions taken through a Sub-Servicer or otherwise, the Servicer shall remain obligated and primarily liable to the Master Servicer, the Trustee and the Certificateholders for the servicing and administering of the Mortgage Loans in accordance with the provisions of Section 3.01 without diminution of such obligation or liability by virtue of such Sub-Servicing Agreements or arrangements or by virtue of indemnification from the Sub-Servicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Mortgage Loans. The Servicer shall be entitled to enter into any agreement with a Sub- Servicer for indemnification of the Servicer by such Sub-Servicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

SECTION 3.05	No Contractual Relationship Between Sub-Servicers and Trustee, Trust Administrator or Certificateholders.

Any Sub-Servicing Agreement that may be entered into and any transactions or services relating to the Mortgage Loans involving a Sub-Servicer in its capacity as such shall be deemed to be between the Sub-Servicer and the Servicer alone, and the Trustee, the Master Servicer, the Trust Administrator and the Certificateholders shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the Sub-Servicer except as set forth in Section 3.06. The Servicer shall be solely liable for all fees owed by it to any Sub-Servicer, irrespective of whether the Servicer’s compensation pursuant to this Agreement is sufficient to pay such fees.

SECTION 3.06	Assumption or Termination of Sub-Servicing Agreements by Master Servicer.

In the event the Servicer shall for any reason no longer be the servicer (including by reason of the occurrence of a Servicer Event of Default), the Master Servicer shall thereupon assume all of the rights and obligations of the Servicer under each Sub-Servicing Agreement that the Servicer may have entered into, unless the Master Servicer elects to terminate any Sub-Servicing Agreement in accordance with its terms as provided in Section 3.03. Upon such assumption, the Master Servicer or the successor servicer for the Master Servicer appointed pursuant to Section 7.02 shall be deemed, subject to Section 3.03, to have assumed all of the Servicer’s interest therein and to have replaced the Servicer as a party to each Sub-Servicing Agreement to the same extent as if each Sub-Servicing Agreement had been assigned to the assuming party, except that (i) the Servicer shall not thereby be relieved of any liability or obligations under any Sub-Servicing Agreement and (ii) none of the Master Servicer, its designee or any successor servicer shall be deemed to have assumed any liability or obligation of the Servicer that arose before it ceased to be the Servicer.

The Servicer at its expense shall, upon request of the Master Servicer deliver to the assuming party all documents and records relating to each Sub-Servicing Agreement and the Mortgage Loans then being serviced and an accounting of amounts collected and held by or on behalf of it, and otherwise use its best efforts to effect the orderly and efficient transfer of the Sub- Servicing Agreements to the assuming party.

SECTION 3.07	Collection of Certain Mortgage Loan Payments.

The Servicer shall make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans, and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any applicable insurance policies, follow such collection procedures as it would follow with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Consistent with the foregoing and the servicing standards set forth in Section 3.01 the Servicer may in its discretion (i) waive any late payment charge or, if applicable, penalty interest, (ii) waive any provision of any Mortgage Loan requiring the related Mortgagor to submit to mandatory arbitration with respect to disputes arising thereunder or (iii) extend the due dates for Monthly Payments due on a Mortgage Note for a period of not greater than 180 days; provided that any extension pursuant to clause (iii) above shall not affect the amortization schedule of any Mortgage Loan for purposes of any computation hereunder, except as provided below. In the event of any such arrangement pursuant to clause (iii) above, the Servicer shall make timely advances on such Mortgage Loan during such extension pursuant to Section 4.03 and in accordance with the amortization schedule of such Mortgage Loan without modification thereof by reason of such arrangements. Notwithstanding the foregoing, in the event that any Mortgage Loan is in default or, in the judgment of the Servicer, such default is reasonably foreseeable, the Servicer, consistent with the standards set forth in Section 3.01 may waive, modify or vary any term of such Mortgage Loan (including, but not limited to, modifications that change the Mortgage Rate, forgive the payment of principal or interest or extend the final maturity date of such Mortgage Loan), accept payment from the related Mortgagor of an amount less than the Stated Principal Balance in final satisfaction of such Mortgage Loan (such payment, a “Short Pay-off”) or consent to the postponement of strict compliance with any such term or otherwise grant indulgence to any Mortgagor, if in the Servicer’s determination such waiver, modification, postponement or indulgence is not materially adverse to the interests of the Certificateholders (taking into account any estimated Realized Loss that might result absent such action).

SECTION 3.08	Sub-Servicing Accounts.

In those cases where a Sub-Servicer is servicing a Mortgage Loan pursuant to a Sub-Servicing Agreement, the Sub-Servicer will be required to establish and maintain one or more accounts (collectively, the “Sub-Servicing Account”). The Sub-Servicing Account shall be an Eligible Account and shall comply with all requirements of this Agreement relating to the Collection Account. The Sub-Servicer shall deposit in the Sub-Servicing Account, in no event more than two Business Days after the Sub-Servicer’s receipt thereof, all proceeds of Mortgage Loans received by the Sub-Servicer less its servicing compensation to the extent permitted by the Sub-Servicing Agreement. The Sub-Servicer shall thereafter remit such proceeds to the Servicer for deposit in the Collection Account not later than two Business Days after the deposit of such amounts in the Sub-Servicing Account. For purposes of this Agreement, the Servicer shall be deemed to have received payments on the Mortgage Loans when the Sub-Servicer receives such payments.

SECTION 3.09	Collection of Taxes and Similar Items; Servicing Accounts.

To the extent the terms of a Mortgage provide for Escrow Payments, the Servicer shall establish and maintain one or more accounts (the “Servicing Accounts”), into which all collections from the Mortgagors (or related advances from Sub-Servicers) for the payment of taxes, fire, flood, and hazard insurance premiums, hazard insurance proceeds (to the extent such amounts are to be applied to the restoration or repair of the property) and comparable items for the account of the Mortgagors (“Escrow Payments”) shall be deposited and retained. Servicing Accounts shall be Eligible Accounts. The Servicer shall deposit in the Servicing Accounts on a daily basis and in no event later than the second Business Day after receipt, and retain therein, all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting the timely payment of any such items as required under the terms of this Agreement. Withdrawals of amounts from a Servicing Account may be made only to (i) effect timely payment of taxes, fire, flood, and hazard insurance premiums, and comparable items; (ii) reimburse the Servicer out of related collections for any advances made pursuant to Section 3.01 (with respect to taxes and assessments) and Section 3.14 (with respect to fire, flood and hazard insurance); (iii) refund to Mortgagors any sums as may be determined to be overages; (iv) pay interest, if required and as described below, to Mortgagors on balances in the Servicing Account; or (v) clear and terminate the Servicing Account at the termination of the Servicer’s obligations and responsibilities in respect of the Mortgage Loans under this Agreement in accordance with Article IX. As part of its servicing duties, the Servicer shall pay to the Mortgagors interest on funds in Servicing Accounts, to the extent required by law and, to the extent that interest earned on funds in the Servicing Accounts is insufficient, to pay such interest from its or their own funds, without any reimbursement therefor. Notwithstanding the foregoing, the Servicer shall not be obligated to collect Escrow Payments if the related Mortgage Loan does not require such payments but the Servicer shall nevertheless be obligated to make Servicing Advances as provided in Section 3.01. In the event the Servicer shall deposit in the Servicing Accounts any amount not required to be deposited therein, it may at any time withdraw such amount from the Servicing Accounts, any provision to the contrary notwithstanding.

To the extent that a Mortgage does not provide for Escrow Payments, the Servicer (i) shall determine whether any such payments are made by the Mortgagor in a manner and at a time that is necessary to avoid the loss of the Mortgaged Property due to a tax sale or the foreclosure as a result of a tax lien and (ii) shall ensure that all insurance required to be maintained on the Mortgaged Property pursuant to this Agreement is maintained. If any such payment has not been made and the Servicer receives notice of a tax lien with respect to the Mortgage Loan being imposed, the Servicer will, to the extent required to avoid loss of the Mortgaged Property, advance or cause to be advanced funds necessary to discharge such lien on the Mortgaged Property. The Servicer assumes full responsibility for the payment of all such bills and shall effect payments of all such bills irrespective of the Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments and shall make Servicing Advances from its own funds to effect such payments.

SECTION 3.10	Collection Account.

(a)  On behalf of the Trust Fund, the Servicer shall establish and maintain one or more separate, segregated trust accounts (such account or accounts, the “Collection Account”), held in trust for the benefit of the Trust Administrator, the Trustee and the Certificateholders. On behalf of the Trust Fund, the Servicer shall deposit or cause to be deposited in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than two Business Days after the Servicer’s receipt thereof, and shall thereafter deposit in the Collection Account, in no event more than one Business Day after the deposit of such funds into the clearing account, as and when received or as otherwise required hereunder, the following payments and collections received or made by it from and after the Cut-off Date (other than in respect of principal or interest on the related Mortgage Loans due on or before the Cut-off Date), or payments (other than Principal Prepayments) received by it on or prior to the Cut-off Date but allocable to a Due Period subsequent thereto:

(i)  all payments on account of principal, including Principal Prepayments (but not Prepayment Charges), on the Mortgage Loans;

(ii)  all payments on account of interest (net of the related Servicing Fee and any Prepayment Interest Excess) on each Mortgage Loan;

(iii)  all Insurance Proceeds, Subsequent Recoveries and Liquidation Proceeds (other than (a) proceeds to be held in an escrow account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the terms of this Agreement or (b) proceeds collected in respect of any particular REO Property and amounts paid by the Servicer in connection with a purchase of Mortgage Loans and REO Properties pursuant to Section 9.01);

(iv)  any amounts required to be deposited pursuant to Section 3.12 in connection with any losses realized on Permitted Investments with respect to funds held in the Collection Account;

(v)  any amounts required to be deposited by the Servicer pursuant to the second paragraph of Section 3.14(a) in respect of any blanket policy deductibles;

(vi)  all proceeds of any Mortgage Loan repurchased or purchased in accordance with Section 2.03 or Section 9.01;

(vii)  all amounts required to be deposited in connection with shortfalls in principal amount of Qualified Substitute Mortgage Loans pursuant to Section 2.03; and

(viii)  all Prepayment Charges collected by the Servicer and any Servicer Prepayment Charge Payment Amounts in connection with the Principal Prepayment of any of the Mortgage Loans.

For purposes of the immediately preceding sentence, the Cut-off Date with respect to any Qualified Substitute Mortgage Loan shall be deemed to be the date of substitution.

The foregoing requirements for deposit in the Collection Accounts shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, Prepayment Interest Excess or assumption fees (other than Prepayment Charges) need not be deposited by the Servicer in the Collection Account. In the event the Servicer shall deposit in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding.

(b)  Each Servicer shall deliver to the Trust Administrator in immediately available funds for deposit in the Distribution Account and, in the case of Ocwen and GMAC such funds shall be deposited on or before 2:00 p.m. New York time, on the related Servicer Remittance Date, that portion of the Available Distribution Amount (calculated without regard to the subtraction therefrom of the Credit Risk Manager Fee) for the related Distribution Date then on deposit in the Collection Account, the amount of all Prepayment Charges collected during the applicable Prepayment Period by the Servicer and Servicer Prepayment Charge Payment Amounts in connection with the Principal Prepayment of any of the Mortgage Loans then on deposit in the Collection Account.

(c)  Funds in the Collection Account may be invested in Permitted Investments in accordance with the provisions set forth in Section 3.12. The Servicer shall give notice to the Trust Administrator (who shall give notice to the Trustee, the Depositor and the Master Servicer) of the location of the Collection Account maintained by it when established and prior to any change thereof.

(d)  Funds held in the Collection Account at any time may be delivered by the Servicer to the Trust Administrator for deposit in an account (which may be the Distribution Account and must satisfy the standards for the Distribution Account as set forth in the definition thereof) and for all purposes of this Agreement shall be deemed to be a part of the Collection Account; provided, however, that the Trust Administrator shall have the sole authority to withdraw any funds held pursuant to this subsection (d). In the event the Servicer shall deliver to the Trust Administrator for deposit in the Distribution Account any amount not required to be deposited therein, it may at any time request that the Trust Administrator withdraw such amount from the Distribution Account and remit to it any such amount, any provision herein to the contrary notwithstanding. In addition, the Servicer shall deliver to the Trust Administrator from time to time for deposit, and upon written notification from the Servicer, the Trust Administrator shall so deposit, in the Distribution Account:

(i)  any P&I Advances, as required pursuant to Section 4.03;

(ii)  any amounts required to be deposited pursuant to Section 3.23(d) or (f) in connection with any REO Property;

(iii)  any amounts to be paid by the Servicer in connection with a purchase of Mortgage Loans and REO Properties pursuant to Section 9.01;

(iv)  any amounts required to be deposited pursuant to Section 3.24 in connection with any Prepayment Interest Shortfalls; and

(v)  any Stayed Funds, as soon as permitted by the federal bankruptcy court having jurisdiction in such matters.

(e)  Promptly upon receipt of any Stayed Funds, whether from the Servicer, a trustee in bankruptcy, or federal bankruptcy court or other source, the Trust Administrator shall deposit such funds in the Distribution Account, subject to withdrawal thereof as permitted hereunder.

(f)  The Servicer shall deposit in the Collection Account any amounts required to be deposited pursuant to Section 3.12(b) in connection with losses realized on Permitted Investments with respect to funds held in the Collection Account.

SECTION 3.11	Withdrawals from the Collection Account.

The Servicer shall, from time to time, make withdrawals from the Collection Account for any of the following purposes or as described in Section 4.03:

(i)  to remit to the Trust Administrator for deposit in the Distribution Account the amounts required to be so remitted pursuant to Section 3.10(b) or permitted to be so remitted pursuant to the first sentence of Section 3.10(d);

(ii)  subject to Section 3.16(d), to reimburse the Servicer for P&I Advances, but only to the extent of amounts received which represent Late Collections (net of the related Servicing Fees) of Monthly Payments on Mortgage Loans with respect to which such P&I Advances were made in accordance with the provisions of Section 4.03;

(iii)  subject to Section 3.16(d), to pay the Servicer or any Sub-Servicer (A) any unpaid Servicing Fees, (B) any unreimbursed Servicing Advances with respect to each Mortgage Loan, but only to the extent of any Liquidation Proceeds, Insurance Proceeds or other amounts as may be collected by the Servicer from a Mortgagor, or otherwise received with respect to such Mortgage Loan and (C) without limiting any right of withdrawal set forth in clause (vi) below, any Servicing Advances made with respect to a Mortgage Loan that, following the final liquidation of a Mortgage Loan are Nonrecoverable Advances, but only to the extent that Late Collections, Liquidation Proceeds and Insurance Proceeds received with respect to such Mortgage Loan are insufficient to reimburse the Servicer or any Sub-Servicer for such Servicing Advances;

(iv)  to pay to the Servicer as servicing compensation (in addition to the Servicing Fee) on the related Servicer Remittance Date any interest or investment income earned on funds deposited in the Collection Account;

(v)  to pay to the Servicer, the Depositor or the Sponsor, as the case may be, with respect to each Mortgage Loan that has previously been purchased or replaced pursuant to Section 2.03 all amounts received thereon subsequent to the date of purchase or substitution, as the case may be;

(vi)  to reimburse the Servicer for any P&I Advance or Servicing Advance previously made which the Servicer has determined to be a Nonrecoverable Advance in accordance with the provisions of Section 4.03;

(vii)  to reimburse the Servicer, the Master Servicer or the Depositor for expenses incurred by or reimbursable to the Servicer, the Master Servicer or the Depositor, as the case may be, pursuant to Section 6.03;

(viii)  to reimburse the Servicer, the Trust Administrator, the Master Servicer or the Trustee, as the case may be, for expenses reasonably incurred in respect of the breach or defect giving rise to the purchase obligation under Section 2.03 or Section 2.04 of this Agreement that were included in the Purchase Price of the Mortgage Loan, including any expenses arising out of the enforcement of the purchase obligation;

(ix)  to pay itself any Prepayment Interest Excess (to the extent not otherwise retained);

(x)  to pay, or to reimburse the Servicer for advances in respect of expenses incurred in connection with any Mortgage Loan pursuant to Section 3.16(b);

(xi)  to clear and terminate the Collection Account pursuant to Section 9.01; and

(xii)  to withdraw any amounts deposited in the Collection Account in error.

The Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Collection Account, to the extent held by or on behalf of it, pursuant to subclauses (ii), (iii), (iv), (v), (vi), (viii) and (ix) above. The Servicer shall provide written notification to the Trustee, the Master Servicer and the Trust Administrator, on or prior to the next succeeding Servicer Remittance Date, upon making any withdrawals from the Collection Account pursuant to subclause (vii) above.

SECTION 3.12	Investment of Funds in the Collection Account.

(a)  The Servicer may direct any depository institution maintaining the Collection Account (for purposes of this Section 3.12, an “Investment Account”), to hold the funds in such Investment Account uninvested or to invest the funds in such Investment Account in one or more Permitted Investments specified in such instruction bearing interest or sold at a discount, and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the Trust Administrator is the obligor thereon, and (ii) no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if the Trust Administrator is the obligor thereon. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee or in the name of a nominee of the Trustee. The Trust Administrator shall be entitled to sole possession (except with respect to investment direction of funds held in the Collection Account and any income and gain realized thereon) over each such investment, and any certificate or other instrument evidencing any such investment shall be delivered directly to the Trust Administrator or its agent, together with any document of transfer necessary to transfer title to such investment to the Trust Administrator or its nominee. In the event amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Trust Administrator shall:

(x) consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(y) demand payment of all amounts due thereunder promptly upon determination by a Responsible Officer of the Trust Administrator that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Investment Account.

(b)  All income and gain realized from the investment of funds deposited in the Collection Account held by or on behalf of the Servicer, shall be for the benefit of the Servicer and shall be subject to its withdrawal in accordance with Section 3.11. The Servicer shall deposit in the Collection Account the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such accounts immediately upon realization of such loss.

(c)  Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Trust Administrator may and, subject to Section 8.01 and Section 8.02(a)(v), upon the request of the Holders of Certificates representing more than 50% of the Voting Rights allocated to any Class of Certificates, shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings.

SECTION 3.13	[Reserved].

SECTION 3.14	Maintenance of Hazard Insurance and Errors and Omissions and Fidelity Coverage.

(a)  The terms of each Mortgage Note require the related Mortgagor to maintain fire, flood and hazard insurance policies. To the extent such policies are not maintained, the Servicer shall cause to be maintained for each Mortgaged Property fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is at least equal to the least of (i) the current principal balance of such Mortgage Loan and (ii) the amount necessary to fully compensate for any damage or loss to the improvements which are a part of such property on a replacement cost basis, in each case in an amount not less than such amount as is necessary to avoid the application of any coinsurance clause contained in the related hazard insurance policy. The Servicer shall also cause to be maintained fire and hazard insurance on each REO Property with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements which are a part of such property and (ii) the outstanding principal balance of the related Mortgage Loan at the time it became an REO Property. The Servicer will comply in the performance of this Agreement with all reasonable rules and requirements of each insurer under any such hazard policies. Any amounts to be collected by the Servicer under any such policies (other than amounts to be applied to the restoration or repair of the property subject to the related Mortgage or amounts to be released to the Mortgagor in accordance with the procedures that the Servicer would follow in servicing loans held for its own account, subject to the terms and conditions of the related Mortgage and Mortgage Note) shall be deposited in the Collection Account, subject to withdrawal pursuant to Section 3.11, if received in respect of a Mortgage Loan, or in the REO Account, subject to withdrawal pursuant to Section 3.23, if received in respect of an REO Property. Any cost incurred by the Servicer in maintaining any such insurance shall not, for the purpose of calculating distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit; provided, however, that the Servicer may capitalize the amount of any Servicing Advances incurred pursuant to this Section 3.14 in connection with the modification of a Mortgage Loan. It is understood and agreed that no earthquake or other additional insurance is to be required of any Mortgagor other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the Mortgaged Property or REO Property is at any time in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the Servicer will cause to be maintained a flood insurance policy in respect thereof. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan and (ii) the maximum amount of such insurance available for the related Mortgaged Property under the national flood insurance program (assuming that the area in which such Mortgaged Property is located is participating in such program); provided, that, such flood insurance must also be equal to the replacement value or the maximum payable amount under the Flood Disaster Protection Act (“FDPA”).

In the event that the Servicer shall obtain and maintain a blanket policy with an insurer having a General Policy Rating of B:VI or better in Best’s Key Rating Guide insuring against hazard losses on all of the Mortgage Loans, it shall conclusively be deemed to have satisfied its obligations as set forth in the first two sentences of this Section 3.14, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with the first two sentences of this Section 3.14, and there shall have been one or more losses which would have been covered by such policy, deposit to the Collection Account from its own funds the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as administrator and servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of itself, the Trustee, the Trust Fund and the Certificateholders, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy.

(b)  The Servicer shall keep in force during the term of this Agreement a policy or policies of insurance covering errors and omissions for failure in the performance of its respective obligations under this Agreement, which policy or policies shall be in such form and amount that would meet the requirements of Fannie Mae or Freddie Mac if it were the purchaser of the Mortgage Loans, unless the Servicer, has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. The Servicer shall each also maintain a fidelity bond in the form and amount that would meet the requirements of Fannie Mae or Freddie Mac, unless the Servicer, has obtained a waiver of such requirements from Fannie Mae or Freddie Mac. The Servicer shall be deemed to have complied with this provision if an Affiliate of the Servicer, has such errors and omissions and fidelity bond coverage and, by the terms of such insurance policy or fidelity bond, the coverage afforded thereunder extends to the Servicer. Any such errors and omissions policy and fidelity bond shall by its terms not be cancelable without thirty days’ prior written notice to the Trustee, the Master Servicer and the Trust Administrator.

Each Servicer shall provide to the Master Servicer evidence (in the form of an incumbency certificate) of the authorization of the person signing any certification, statement, copy or other evidence of any fidelity bond or errors and omissions policy maintained pursuant to this Section 3.14; provided however, Countrywide shall not be obligated to provide such authorization until it has received a prior written request for such form from the Master Servicer.

SECTION 3.15	Enforcement of Due-On-Sale Clauses; Assumption Agreements.

The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance of any Mortgaged Property by any Mortgagor (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause, if any, applicable thereto; provided, however, that the Servicer shall not exercise any such rights if prohibited by law from doing so. If the Servicer reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, or if any of the other conditions set forth in the proviso to the preceding sentence apply, the Servicer will enter into an assumption and modification agreement from or with the person to whom such property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. The Servicer is also authorized to enter into a substitution of liability agreement with such person, pursuant to which the original Mortgagor is released from liability and such person is substituted as the Mortgagor and becomes liable under the Mortgage Note, provided that no such substitution shall be effective unless such person satisfies the then current underwriting criteria of the Servicer for mortgage loans similar to the Mortgage Loans. In connection with any assumption or substitution, the Servicer shall apply such underwriting standards and follow such practices and procedures as shall be normal and usual in its general mortgage servicing activities and as it applies to other mortgage loans owned solely by it. The Servicer shall not take or enter into any assumption and modification agreement, however, unless (to the extent practicable in the circumstances) it shall have received confirmation, in writing, of the continued effectiveness of any applicable hazard insurance policy. Any fee collected by the Servicer in respect of an assumption or substitution of liability agreement will be retained by the Servicer as additional servicing compensation. In connection with any such assumption, no material term of the Mortgage Note (including but not limited to the related Mortgage Rate and the amount of the Monthly Payment) may be amended or modified, except as otherwise required pursuant to the terms thereof. The Servicer shall notify the Trustee, the Master Servicer and the Trust Administrator that any such substitution or assumption agreement has been completed by forwarding to the Custodian on behalf of the Trustee the executed original of such substitution or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.

Notwithstanding the foregoing paragraph or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or by the terms of the Mortgage Note or any assumption which the Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 3.15, the term “assumption” is deemed to also include a sale (of the Mortgaged Property) subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

SECTION 3.16	Realization Upon Defaulted Mortgage Loans.

(a)  The Servicer shall, consistent with the servicing standard set forth in Section 3.01, foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 3.07. The Servicer shall be responsible for all costs and expenses incurred by it in any such proceedings; provided, however, that such costs and expenses will be recoverable as Servicing Advances by the Servicer as contemplated in Section 3.11 and Section 3.23. The foregoing is subject to the provision that, in any case in which Mortgaged Property shall have suffered damage from an Uninsured Cause, the Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion that such restoration will increase the proceeds of liquidation of the related Mortgage Loan after reimbursement to itself for such expenses.

(b)  Notwithstanding the foregoing provisions of this Section 3.16 or any other provision of this Agreement, with respect to any Mortgage Loan as to which the Servicer has received actual notice of, or has actual knowledge of, the presence of any toxic or hazardous substance on the related Mortgaged Property, the Servicer shall not, on behalf of the Trustee, either (i) obtain title to such Mortgaged Property as a result of or in lieu of foreclosure or otherwise, or (ii) otherwise acquire possession of, or take any other action with respect to, such Mortgaged Property, if, as a result of any such action, the Trustee, the Trust Fund, the Trust Administrator, the Master Servicer, the Servicer or the Certificateholders would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Servicer has also previously determined, based on its reasonable judgment and a report prepared by a Person who regularly conducts environmental audits using customary industry standards, that:

(1) such Mortgaged Property is in compliance with applicable environmental laws or, if not, that it would be in the best economic interest of the Trust Fund to take such actions as are necessary to bring the Mortgaged Property into compliance therewith; and

(2) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any federal, state or local law or regulation, or that if any such materials are present for which such action could be required, that it would be in the best economic interest of the Trust Fund to take such actions with respect to the affected Mortgaged Property.

The cost of the environmental audit report contemplated by this Section 3.16 shall be advanced by the Servicer, subject to the Servicer’s right to be reimbursed therefor from the Collection Account as provided in Section 3.11(a)(ix), such right of reimbursement being prior to the rights of Certificateholders to receive any amount in the Collection Account received in respect of the affected Mortgage Loan or other Mortgage Loans.

If the Servicer determines, as described above, that it is in the best economic interest of the Trust Fund to take such actions as are necessary to bring any such Mortgaged Property into compliance with applicable environmental laws, or to take such action with respect to the containment, clean-up or remediation of hazardous substances, hazardous materials, hazardous wastes or petroleum-based materials affecting any such Mortgaged Property, then the Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund. The cost of any such compliance, containment, cleanup or remediation shall be advanced by the Servicer, subject to the Servicer’s right to be reimbursed therefor from the Collection Account as provided in Section 3.11(a)(ix), such right of reimbursement being prior to the rights of Certificateholders to receive any amount in the Collection Account received in respect of the affected Mortgage Loan or other Mortgage Loans.

(c)   The Servicer shall have the right to purchase from REMIC I any defaulted Mortgage Loan that is 90 days or more delinquent, which the Servicer determines in good faith will otherwise become subject to foreclosure proceedings (evidence of such determination to be delivered in writing to the Trustee and the Trust Administrator, in form and substance satisfactory to the Trustee and the Trust Administrator prior to purchase), at a price equal to the Purchase Price; provided, however, that the Servicer shall not use any procedure in selecting Mortgage Loans to be repurchased which is materially adverse to the interests of the Certificateholders. The Purchase Price for any Mortgage Loan purchased hereunder shall be deposited in the Collection Account, and the Trustee, upon receipt of written certification from the Servicer of such deposit, shall release or cause to be released to the Servicer the related Mortgage File and the Trustee, upon receipt of written certification from the Servicer of such deposit, shall execute and deliver such instruments of transfer or assignment, in each case without recourse, as the Servicer shall furnish and as shall be necessary to vest in the Servicer title to any Mortgage Loan released pursuant hereto.

(d)  Proceeds received in connection with any Final Recovery Determination, as well as any recovery resulting from a partial collection of Insurance Proceeds or Liquidation Proceeds, in respect of any Mortgage Loan, will be applied in the following order of priority: first, to reimburse the Servicer or any Sub-Servicer for any related unreimbursed Servicing Advances and P&I Advances, pursuant to Section 3.11(a)(ii) or (a)(iii)(B); second, to accrued and unpaid interest on the Mortgage Loan, to the date of the Final Recovery Determination, or to the Due Date prior to the Distribution Date on which such amounts are to be distributed if not in connection with a Final Recovery Determination; and third, as a recovery of principal of the Mortgage Loan. If the amount of the recovery so allocated to interest is less than the full amount of accrued and unpaid interest due on such Mortgage Loan, the amount of such recovery will be allocated by the Servicer as follows: first, to unpaid Servicing Fees; and second, to the balance of the interest then due and owing. The portion of the recovery so allocated to unpaid Servicing Fees shall be reimbursed to the Servicer or any Sub-Servicer pursuant to Section 3.11(a)(iii)(A).

SECTION 3.17	Trustee to Cooperate; Release of Mortgage Files.

(a)  Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full shall be escrowed in a manner customary for such purposes, the Servicer will immediately notify the Custodian, on behalf of the Trustee, by a Request for Release in the form of Exhibit E (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Collection Account pursuant to Section 3.10 have been or will be so deposited) of a Servicing Officer and shall request that the Custodian, on behalf of the Trustee, deliver to it the Mortgage File. Upon receipt of such certification and request, the Custodian, on behalf of the Trustee, shall promptly release the related Mortgage File to the Servicer, and the Servicer is authorized to cause the removal from the registration on the MERS® System of any such Mortgage, if applicable, and to execute and deliver, on behalf of the Trustee and the Certificateholders or any of them, any and all instruments of satisfaction or cancellation or of partial or full release. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Collection Account or the Distribution Account.

The Trustee (or the Custodian on its behalf) shall, at the written request and expense of any Certificateholder, provide a written report to such Certificateholder of all Mortgage Files released to the Servicer for servicing purposes.

(b)  From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any insurance policy relating to the Mortgage Loans, the Custodian, on behalf of the Trustee, shall, upon request of the Servicer and delivery to the Custodian and the Trustee of a Request for Release in the form of Exhibit E, release the related Mortgage File to the Servicer, and the Custodian, on behalf of the Trustee, shall, at the direction of the Servicer, execute such documents as shall be necessary to the prosecution of any such proceedings. Such Request for Release shall obligate the Servicer to return each and every document previously requested from the Mortgage File to the Custodian when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Collection Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has delivered to the Custodian, on behalf of the Trustee, a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated and that all amounts received or to be received in connection with such liquidation that are required to be deposited into the Collection Account have been so deposited, or that such Mortgage Loan has become an REO Property, a copy of the Request for Release shall be released by the Custodian, on behalf of the Trustee, to the Servicer.

(c)  Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the Servicer any court pleadings, requests for trustee’s sale or other documents reasonably necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Mortgage Note or Mortgage or otherwise available at law or in equity. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of the foreclosure or trustee’s sale.

SECTION 3.18	Servicing Compensation.

As compensation for the activities of the Servicer hereunder, the Servicer shall be entitled to the Servicing Fee with respect to each Mortgage Loan payable solely from payments of interest in respect of such Mortgage Loan, subject to Section 3.24. With respect to the SRO Mortgage Loans, GMAC agrees that the Servicing Rights Owner has the right to the Servicing Fee, less an amount to be retained by GMAC as its servicing compensation as agreed to by the Servicing Rights Owner and GMAC. In addition, the Servicer shall be entitled to recover unpaid Servicing Fees out of Insurance Proceeds, Subsequent Recoveries or Liquidation Proceeds to the extent permitted by Section 3.11(a)(iii)(A) and out of amounts derived from the operation and sale of an REO Property to the extent permitted by Section 3.23. The right to receive the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Servicer’s responsibilities and obligations under this Agreement.

Additional servicing compensation in the form of assumption fees, late payment charges and other similar fees and charges (other than Prepayment Charges) shall be retained by the Servicer (subject to Section 3.24) only to the extent such fees or charges are received by the Servicer. The Servicer shall also be entitled pursuant to Section 3.11(a)(iv) to withdraw from the Collection Account, and pursuant to Section 3.23(b) to withdraw from any REO Account, as additional servicing compensation, interest or other income earned on deposits therein, subject to Section 3.12 and Section 3.24. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including premiums for the insurance required by Section 3.14, to the extent such premiums are not paid by the related Mortgagors or by a Sub-Servicer, servicing compensation of each Sub-Servicer, and to the extent provided herein in Section 8.05, the fees and expenses of the Trustee and the Trust Administrator) and shall not be entitled to reimbursement therefor except as specifically provided herein.

SECTION 3.19	Reports; Collection Account Statements.

Upon reasonable request by the Master Servicer or the Trust Administrator (such request to be made by the related Distribution Date), the Servicer shall forward to the Master Servicer and the Trust Administrator no later than ten calendar days after such request, a statement prepared by the Servicer setting forth the status of the Collection Account as of the close of business on the last day of the calendar month relating to such Distribution Date and showing, for the period covered by such statement, the aggregate amount of deposits into and withdrawals from the Collection Account of each category of deposit specified in Section 3.10(a) and each category of withdrawal specified in Section 3.11. Such statement may be (i) in a form of the then current Fannie Mae Monthly Accounting Report for its Guaranteed Mortgage Pass Through Program with appropriate additions and changes, or (ii) in a format as mutually agreed to among the Servicer, the Master Servicer and the Trust Administrator, and shall also include information as to the aggregate of the outstanding principal balances of all of the Mortgage Loans as of the last day of the calendar month immediately preceding such Distribution Date. Copies of such statement shall be provided by the Trust Administrator to any Certificateholder and to any Person identified to the Trust Administrator as a prospective transferee of a Certificate, upon the request and at the expense of the requesting party, provided such statement is delivered by the Servicer to the Trust Administrator.

SECTION 3.20	Statement as to Compliance.

Each Servicer shall deliver (and cause any Servicing Function Participant engaged by it to deliver) to the Trust Administrator, on or before March 15th, with no cure period, of each calendar year beginning in 2008 and the Master Servicer and the Trust Administrator shall deliver (or otherwise make available) to the Depositor on or before March 15th of each calendar year beginning in 2008, an Officers’ Certificate (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of such party’s activities during the preceding calendar year or portion thereof and of such party’s performance under this Agreement, or such other applicable agreement in the case of a Servicing Function Participant has been made under such officers’ supervision and (ii) to the best of such officers’ knowledge, based on such review, such party has fulfilled all of its obligations under this Agreement, or such other applicable agreement in the case of a Servicing Function Participant, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of cure provisions thereof. Each Servicer shall deliver, or cause any entity determined by such Servicer to be a Sub-Servicer to deliver, a similar Annual Statement of Compliance by any Sub-Servicer to which such Servicer has delegated any servicing responsibilities with respect to the Mortgage Loans, to the Trust Administrator as described above as and when required with respect to such Servicer.

The Master Servicer shall include all annual statements of compliance received by it from the Servicers with its own annual statement of compliance to be submitted to the Trust Administrator pursuant to this Section.

In the event a Servicer, the Master Servicer, the Trust Administrator or any Servicing Function Participant engaged by any such party is terminated or resigned pursuant to the terms of the Agreement, or any applicable agreement in the case of a Servicing Function Participant, as the case may be, such party shall provide an Officer’s Certificate pursuant to this Section 3.20 or the relevant section of such other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

If the Servicers do not deliver the Annual Statement of Compliance by March 15th of any year, either the Trust Administrator or the Depositor shall provide such Servicer with written notice, which may be electronic and confirmed by email, of its failure to deliver such Annual Statement of Compliance.

Failure of a Servicer to timely comply with this Section 3.20, shall be deemed a Servicer Event of Default, and upon the receipt of written notice from the Trust Administrator or the Master Servicer of such Servicer Event of Default, the Trustee or the Master Servicer, as applicable, may, and at the direction of the Depositor must, in addition to whatever rights the Trustee or the Master Servicer, as applicable, may have under this Agreement and at law or in equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all the rights and obligations of such Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating such Servicer for the same; provided that to the extent that any provision of this Agreement expressly provides for the survival of certain rights or obligations following termination of a Servicer, such provision shall be given effect. This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

Each of the Servicers, the Master Servicer and the Trust Administrator shall severally, but not jointly, indemnify and hold harmless the Depositor, the Master Servicer, the Trust Administrator and their officers, directors and Affiliates from and against any actual losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses that such Person may sustain based solely and directly upon a breach of the obligations of such indemnifying party under this Section 3.20. Such indemnification shall not cover any damages that are indirect, consequential, punitive or special in nature.

SECTION 3.21	Assessments of Compliance and Attestation Reports.

(a)  By March 15th of each calendar year, commencing in March 2008, the Servicers, the Master Servicer, the Trust Administrator and the Custodian (as set forth in the Custodial Agreement), each at its own expense, shall furnish or otherwise make available, and each such party shall cause any Servicing Function Participant engaged by it to furnish, each at its own expense, to the Trust Administrator (and the Trust Administrator shall furnish or otherwise make available to the Depositor), a report on an assessment of compliance with the Relevant Servicing Criteria that contains (A) a statement by such party of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such party used the Relevant Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such party’s assessment of compliance with the Relevant Servicing Criteria as of and for the fiscal year covered by the Form 10-K required to be filed pursuant to Section 4.06, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such party’s assessment of compliance with the Relevant Servicing Criteria as of and for such period (the “Attestation Report”).

Promptly after receipt of each such report on assessment of compliance, (i) the Depositor shall review each such report and, if applicable, consult with the related Servicer, the Master Servicer, the Trust Administrator, the Custodian (as set forth in the Custodial Agreement) and any Servicing Function Participant engaged by such parties, as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria by each such party, and (ii) the Trust Administrator shall confirm that the assessments, taken as a whole, address all of the Servicing Criteria and taken individually address the Relevant Servicing Criteria for each party as set forth on Exhibit C and notify the Depositor of any exceptions.

The Master Servicer shall include all annual reports on assessment of compliance received by it from the Servicers with its own assessment of compliance to be submitted to the Trust Administrator pursuant to this Section.

In the event a Servicer, the Master Servicer, the Trust Administrator, the Custodian, or any Servicing Function Participant engaged by any such party is terminated, assigns its rights and obligations under, or resigns pursuant to, the terms of this Agreement, such party shall provide a report on assessment of compliance pursuant to this Section 3.21, notwithstanding any such termination, assignment or resignation.

(b)     By March 15th of each year, commencing in March 2008, the Servicers, the Master Servicer, the Trust Administrator and the Custodian (as set forth in the Custodial Agreement), each at its own expense, shall cause, and each such party shall cause any Servicing Function Participant engaged by it to cause, each at its own expense, a registered public accounting firm (which may also render other services to the Servicers, the Master Servicer, the Trust Administrator, the Custodian, or such other Servicing Function Participants, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish an attestation report to the Trust Administrator and the Depositor, to the effect that (i) it has obtained a representation regarding certain matters from the management of such party, which includes an assertion that such party has complied with the Relevant Servicing Criteria, and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the Public Company Accounting Oversight Board, it is expressing an opinion as to whether such party’s compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such party’s assessment of compliance with the Relevant Servicing Criteria. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Such report must be available for general use and not contain restricted use language.

Promptly after receipt of each such assessment of compliance and attestation report, the Trust Administrator shall confirm that each assessment submitted pursuant to Section 3.21(a) is coupled with an attestation meeting the requirements of this Section and notify the Depositor of any exceptions.

The Master Servicer shall include each such attestation furnished to it by the Servicers with its own attestation to be submitted to the Trust Administrator pursuant to this Section.

In the event a Servicer, the Master Servicer, the Trust Administrator, the Custodian, or any Servicing Function Participant engaged by any such party, is terminated, assigns its rights and duties under, or resigns pursuant to the terms of, this Agreement, or any applicable custodial agreement, Servicing Agreement or sub-servicing agreement, as the case may be, such party shall cause a registered public accounting firm to provide an attestation pursuant to this Section 3.21(b), notwithstanding any such termination, assignment or resignation.

(c)     Failure of the Servicers to timely comply with this Section 3.21 shall be deemed a Servicer Event of Default, and upon written receipt of notice (which notice may be delivered electronically) from the Master Servicer of such Servicer Event of Default, the Trustee or the Master Servicer, as applicable, at the direction of the Depositor may, in addition to whatever rights the Trustee or the Master Servicer, as applicable, may have under this Agreement and at law or in equity, including injunctive relief and specific performance, upon notice immediately terminate (as provided in Section 7.01(a) all the rights and obligations of such Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating such Servicer for the same; provided, however, the Depositor shall not be entitled to instruct the Trustee to terminate the rights and obligations of a Servicer pursuant to the above if a failure of such Servicer to identify a subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB was attributable solely to the role or functions of such subcontractor with respect to mortgage loans other than the Mortgage Loans (other than such Servicer’s rights to reimbursement of unreimbursed P&I Advances and Servicing Advances and accrued and unpaid Servicing Fees in the manner provided in this Agreement). This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

Each of the Servicers, the Master Servicer and the Trust Administrator shall severally, but not jointly, indemnify and hold harmless the Depositor, the Master Servicer and the Trust Administrator and its respective officers, directors and Affiliates from and against any actual losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses that such Person may sustain based solely and directly upon a breach of the obligations of such indemnifying party under this Section 3.21.

If the indemnifications provided for herein are unavailable or insufficient to hold harmless any indemnified party, then the indemnifying party agrees that it shall contribute to the amount paid or payable by such indemnified party as a result of any claims, losses, damages or liabilities incurred by such indemnified party in such proportion as is appropriate to reflect the relative fault of such indemnified party on the one hand and the indemnifying party on the other. This indemnification shall survive the termination of this Agreement or the termination of the indemnifying party.

SECTION 3.22	Access to Certain Documentation.

The Servicer shall provide to the Depositor, the Master Servicer, the Trust Administrator and the Trustee access to the documentation regarding the Mortgage Loans required by applicable laws and regulations. Such access shall be afforded without charge, but only upon reasonable request and during normal business hours at the offices of the Servicer designated by it. In addition, access to the documentation regarding the Mortgage Loans required by applicable laws and regulations will be provided to the Trustee, the Master Servicer or the Trust Administrator on behalf of, and for purposes of providing such documentation to, any Person identified as a Certificateholder or any federal or state banking or insurance regulatory authority that may exercise authority over any Certificateholder or a prospective transferee of a Certificate subject to the execution of a confidentiality agreement in form and substance satisfactory to the Servicer, upon reasonable request during normal business hours at the offices of the Servicer designated by it at the expense of the Trustee, the Master Servicer or Trust Administrator. Nothing in this Section 3.22 shall derogate from the obligation of any such party to observe any applicable law prohibiting disclosure of information regarding the Mortgagors and the failure of any such party to provide access as provided in this Section as a result of such obligation shall not constitute a breach of this Section 3.22. In each case, access to any documentation regarding the Mortgage Loans may be conditioned upon the requesting party’s acknowledgment in writing of a confidentiality agreement regarding any information that is required to remain confidential under the Gramm-Leach-Bliley Act of 1999.

SECTION 3.23	Title, Management and Disposition of REO Property.

(a)  The deed or certificate of sale of any REO Property shall be taken in the name of the Trustee, or its nominee, in trust for the benefit of the Certificateholders. The Servicer, on behalf of the Trust Fund, shall either sell any REO Property before the close of the third taxable year following the year the Trust Fund acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code or request from the Internal Revenue Service, no later than 60 days before the day on which the above three-year grace period would otherwise expire, an extension of the above three-year grace period, unless the Servicer shall have delivered to the Trustee, the Master Servicer, the Trust Administrator and the Depositor an Opinion of Counsel, addressed to the Trustee, the Trust Administrator and the Depositor, to the effect that the holding by the Trust Fund of such REO Property subsequent to the close of the third taxable year after its acquisition will not result in the imposition on the Trust Fund of taxes on “prohibited transactions” thereof, as defined in Section 860F of the Code, or cause any Trust REMIC to fail to qualify as a REMIC under Federal law at any time that any Certificates are outstanding. The Servicer shall manage, conserve, protect and operate each REO Property for the Certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or result in the receipt by any Trust REMIC of any “income from non-permitted assets” within the meaning of Section 860F(a)(2)(B) of the Code, or any “net income from foreclosure property” which is subject to taxation under the REMIC Provisions.

(b)  The Servicer shall segregate and hold all funds collected and received in connection with the operation of any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to REO Properties an account held in trust for the Trustee for the benefit of the Certificateholders (the “REO Account”), which shall be an Eligible Account. The Servicer shall be permitted to allow the Collection Account to serve as the REO Account, subject to separate ledgers for each REO Property. The Servicer shall be entitled to retain or withdraw any interest income paid on funds deposited in the REO Account.

(c)  The Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property as are consistent with the manner in which the Servicer manages and operates similar property owned by the Servicer or any of its Affiliates, all on such terms and for such period as the Servicer deems to be in the best interests of Certificateholders. In connection therewith, the Servicer shall deposit, or cause to be deposited in the clearing account (which account must be an Eligible Account) in which it customarily deposits payments and collections on mortgage loans in connection with its mortgage loan servicing activities on a daily basis, and in no event more than two Business Days after the Servicer’s receipt thereof, and shall thereafter deposit in the REO Account, in no event more than one Business Day after the deposit of such funds into the clearing account, all revenues received by it with respect to an REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property including, without limitation:

(i)  all insurance premiums due and payable in respect of such REO Property;

(ii)  all real estate taxes and assessments in respect of such REO Property that may result in the imposition of a lien thereon; and

(iii)  all costs and expenses necessary to maintain such REO Property.

To the extent that amounts on deposit in the REO Account with respect to an REO Property are insufficient for the purposes set forth in clauses (i) through (iii) above with respect to such REO Property, the Servicer shall advance from its own funds such amount as is necessary for such purposes if, but only if, the Servicer would make such advances if the Servicer owned the REO Property and if in the Servicer’s judgment, the payment of such amounts will be recoverable from the rental or sale of the REO Property.

Notwithstanding the foregoing, none of the Servicer, the Trust Administrator or the Trustee shall:

(i)  authorize the Trust Fund to enter into, renew or extend any New Lease with respect to any REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)  authorize any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

(iii)  authorize any construction on any REO Property, other than the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)  authorize any Person to Directly Operate any REO Property on any date more than 90 days after its date of acquisition by the Trust Fund;

unless, in any such case, the Servicer has obtained an Opinion of Counsel, provided to the Trust Administrator, the Master Servicer and the Trustee, to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code at any time that it is held by the Trust Fund, in which case the Servicer may take such actions as are specified in such Opinion of Counsel.

The Servicer may contract with any Independent Contractor for the operation and management of any REO Property, provided that:

(i)  the terms and conditions of any such contract shall not be inconsistent herewith;

(ii)  any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed above and remit all related revenues (net of such costs and expenses) to the Servicer as soon as practicable, but in no event later than thirty days following the receipt thereof by such Independent Contractor;

(iii)  none of the provisions of this Section 3.23(c) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Servicer of any of its duties and obligations to the Trustee on behalf of the Certificateholders with respect to the operation and management of any such REO Property; and

(iv)  the Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

The Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. The Servicer shall be solely liable for all fees owed by it to any such Independent Contractor, irrespective of whether the Servicer’s compensation pursuant to Section 3.18 is sufficient to pay such fees.

(d)  In addition to the withdrawals permitted under Section 3.23(c), the Servicer may from time to time make withdrawals from the REO Account for any REO Property: (i) to pay itself or any Sub-Servicer unpaid Servicing Fees in respect of the related Mortgage Loan; and (ii) to reimburse itself or any Sub-Servicer for unreimbursed Servicing Advances and P&I Advances made in respect of such REO Property or the related Mortgage Loan. Any income from the related REO Property received during any calendar months prior to a Final Recovery Determination, net of any withdrawals made pursuant to Section 3.23(c) or this Section 3.23(d), shall be withdrawn by the Servicer from each REO Account maintained by it and remitted to the Trust Administrator for deposit into the Distribution Account in accordance with Section 3.10(d)(ii) on the related Servicer Remittance Date relating to a Final Recovery Determination with respect to such Mortgage Loan, for distribution on the related Distribution Date in accordance with Section 4.01.

(e)  Subject to the time constraints set forth in Section 3.23(a), and further subject to obtaining the approval of the insurer under any related Primary Mortgage Insurance Policy (if and to the extent that such approvals are necessary to make claims under such policies in respect of the affected REO Property), each REO Disposition shall be carried out by the Servicer at such price and upon such terms and conditions as the Servicer shall deem necessary or advisable, as shall be normal and usual in its general servicing activities for similar properties.

(f)  The proceeds from the REO Disposition, net of any amount required by law to be remitted to the Mortgagor under the related Mortgage Loan and net of any payment or reimbursement to the Servicer or any Sub-Servicer as provided above, shall be remitted to the Trust Administrator for deposit in the Distribution Account in accordance with Section 3.10(d)(ii) on the related Servicer Remittance Date in the month following the receipt thereof for distribution on the related Distribution Date in accordance with Section 4.01. Any REO Disposition shall be for cash only (unless changes in the REMIC Provisions made subsequent to the Startup Day allow a sale for other consideration).

(g)  The Servicer shall file information returns with respect to the receipt of mortgage interest received in a trade or business, reports of foreclosures and abandonments of any Mortgaged Property and cancellation of indebtedness income with respect to any Mortgaged Property as required by Sections 6050H, 6050J and 6050P of the Code, respectively. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by such Sections 6050H, 6050J and 6050P of the Code.

SECTION 3.24	Obligations of the Servicer in Respect of Prepayment Interest Shortfalls.

Each Servicer shall deliver to the Trust Administrator for deposit into the Distribution Account and, in the case of Ocwen and GMAC such funds shall be deposited on or before 2:00 p.m. New York time, on the related Servicer Remittance Date from its own funds (or from a Sub-Servicer’s own funds received by the Servicer in respect of Compensating Interest) an amount equal to the lesser of (i) the aggregate of the Prepayment Interest Shortfalls for the related Distribution Date resulting from full or partial Principal Prepayments during the related Prepayment Period and (ii) the applicable Compensating Interest Payment.

SECTION 3.25	Obligations of the Servicer in Respect of Monthly Payments.

In the event that a shortfall in any collection on or liability with respect to any Mortgage Loan results from or is attributable to adjustments to Mortgage Rates, Monthly Payments or Stated Principal Balances that were made by the Servicer in a manner not consistent with the terms of the related Mortgage Note and this Agreement, the Servicer, upon discovery or receipt of notice thereof, immediately shall deliver to the Trust Administrator for deposit in the Distribution Account from its own funds the amount of any such shortfall and shall indemnify and hold harmless the Trust Fund, the Trustee, the Trust Administrator, the Master Servicer, the Depositor and any successor servicer in respect of any such liability. Such indemnities shall survive the termination or discharge of this Agreement. If amounts paid by the Servicer with respect to any Mortgage Loan pursuant to this Section 3.25 are subsequently recovered from the related Mortgagor, the Servicer shall be permitted to reimburse itself for such amounts paid by it pursuant to this Section 3.25 from such recoveries.

SECTION 3.26	Advance Facility.

(a)  The Servicer and/or the Trustee on behalf of the Trust Fund is hereby authorized to enter into a facility (an “Advance Facility”) with any Person (an “Advancing Person”) (1) under which the Servicer sells, assigns or pledges to the Advancing Person the Servicer’s rights under this Agreement to be reimbursed for any P&I Advances and/or Servicing Advances or (2) which provides that the Advancing Person may fund P&I Advances and/or Servicing Advances to the Trust Fund under this Agreement, although no such facility shall reduce or otherwise affect the Servicer’s obligation to fund such P&I Advances and/or Servicing Advances. If the Servicer enters into such an Advance Facility pursuant to this Section 3.26, upon reasonable request of the Advancing Person, the Trust Administrator shall execute a letter of acknowledgment, confirming its receipt of notice of the existence of such Advance Facility. To the extent that an Advancing Person funds any P&I Advance or any Servicing Advance or is assigned the right to be reimbursed for any P&I Advance or Servicing Advance and provides the Trust Administrator with notice acknowledged by the Servicer that such Advancing Person is entitled to reimbursement directly from the Trust Administrator (from amounts on deposit in the Distribution Account) pursuant to the terms of the Advance Facility, such Advancing Person shall be entitled to receive reimbursement pursuant to this Agreement for such amount to the extent provided in Section 3.26(b). Such notice from the Advancing Person must specify the amount of the reimbursement, the Section of this Agreement that permits the applicable Advance or Servicing Advance to be reimbursed and the section(s) of the Advance Facility that entitle the Advancing Person to request reimbursement from the Trust Administrator, rather than the Servicer, and include the Servicer’s acknowledgment thereto or proof of an event of default under the Advance Facility. The Trust Administrator shall have no duty or liability with respect to any calculation of any reimbursement to be paid to an Advancing Person and shall be entitled to rely without independent investigation on the Advancing Person’s notice provided pursuant to this Section 3.26. An Advancing Person whose obligations hereunder are limited to the funding of P&I Advances and/or Servicing Advances shall not be required to meet the qualifications of a Servicer or a Sub-Servicer pursuant to Section 3.02 hereof and shall not be deemed to be a Sub-Servicer under this Agreement.

(b)  If, pursuant to the terms of the Advance Facility, an Advancing Person is entitled to reimbursement directly from the Trust Administrator (from amounts on deposit in the Distribution Account), then the Servicer shall not reimburse itself therefor under Section 3.11(a)(ii), Section 3.11(a)(iii) or Section 3.11(a)(vi) prior to the remittance to the Trust Fund, but instead the Servicer shall include such amounts in the applicable remittance to the Trust Administrator made pursuant to Section 3.10 to the extent of amounts on deposit in the Collection Account on the related Servicer Remittance Date. The Trust Administrator is hereby authorized to pay to the Advancing Person reimbursements for Advances and Servicing Advances from the Distribution Account, to the extent permitted under the terms of the Advance Facility, to the same extent the Servicer would have been permitted to reimburse itself for such Advances and/or Servicing Advances in accordance with Section 3.11(a)(ii), Section 3.11(a)(iii) or Section 3.11(a)(vi), as the case may be, had the Servicer itself funded such Advance or Servicing Advance. The Trust Administrator is hereby authorized to pay directly to the Advancing Person such portion of the Servicing Fee as the parties to any Advance Facility agree to in writing delivered to the Trust Administrator. An Advance Facility may provide that the Servicer will otherwise cause the remittance of P&I Advance and/or Servicing Advance reimbursement amounts to the Advancing Person, in which case the foregoing sentences in this Section 3.26(b) shall not apply.

(c)  All P&I Advances and Servicing Advances made pursuant to the terms of this Agreement shall be deemed made and shall be reimbursed on a “first in first out” (FIFO) basis.

(d)  None of the Trust Fund, any party to this Agreement or any other Person shall have any right or claim (including without limitation any right of offset or recoupment) to any amounts allocable under this Agreement to the reimbursement of P&I Advances or Servicing Advances that have been assigned, conveyed or pledged to an Advancing Person, or that relate to P&I Advances or Servicing Advances that were funded by an Advancing Person.

(e)  Any amendment to this Section 3.26 or to any other provision of this Agreement that may be necessary or appropriate to effect the terms of an Advance Facility as described generally in this Section 3.26, including amendments to add provisions relating to a successor master servicer, may be entered into by the parties to this Agreement without the consent of any Certificateholder but with written confirmation from each Rating Agency that the amendment shall not result in the reduction or withdrawal of the then-current ratings of any outstanding Class of Certificates or any other notes secured by collateral which includes all or a portion of the Class CE-1 Certificates, the Class CE-2 Certificates, the Class P Certificates and/or the Residual Certificates, notwithstanding anything to the contrary in this Agreement.

(f)  Neither the Trust Administrator nor the Master Servicer shall have any responsibility to track or monitor the administration of the Advance Facility between the Servicer and the Advancing Person.

SECTION 3.27	Late Remittance.

With respect to any remittance received by the Trust Administrator after the day on which such payment was due, such Servicer shall pay to the Master Servicer interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three percentage points, but in no event greater than the maximum amount permitted by applicable law; provided however, with respect to Countrywide, such annual rate shall be equal to the Prime Rate, adjusted as of the date of each change, plus one percentage point. Such interest shall be remitted to the Trust Administrator for deposit in the Distribution Account by the related Servicer on the date such late payment is made and shall cover the period commencing with the day such payment was due and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding Servicer Remittance Date. The payment by such Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Servicer Event of Default.

ARTICLE IA
ADMINISTRATION AND SERVICING
OF THE MORTGAGE LOANS

SECTION 1A.01	Master Servicer to Act as Master Servicer

The Master Servicer shall supervise, monitor and oversee the obligations of the Servicers to service and administer the Mortgage Loans in accordance with the terms of this Agreement and shall have full power and authority to do any and all things which it may deem necessary or desirable in connection with such master servicing and administration. In performing its obligations hereunder, the Master Servicer shall act in a manner consistent with Accepted Master Servicing Practices. Furthermore, the Master Servicer shall oversee and consult with the Servicers as reasonably necessary from time-to-time to carry out the Master Servicer’s obligations hereunder, shall receive, review and evaluate all reports, information and other data provided to the Master Servicer by each Servicer and shall cause each Servicer to perform and observe the covenants, obligations and conditions to be performed or observed by such Servicer under this Agreement. The Master Servicer shall independently monitor each Servicer’s servicing activities with respect to each Mortgage Loan, reconcile the results of such monitoring with such information provided in the previous sentence on a monthly basis and coordinate corrective adjustments to each Servicer’s and Master Servicer’s records, and based on such reconciled and corrected information, the Master Servicer shall provide such information to the Trust Administrator as shall be necessary in order for it to prepare the statements specified in Section 4.02, and prepare any other information and statements required to be forwarded by the Master Servicer hereunder. The Master Servicer shall reconcile the results of its Mortgage Loan monitoring with the actual remittances of each Servicer to the related Collection Account pursuant to Section 3.10.

The Trustee shall furnish the Master Servicer with any powers of attorney and other documents in form as provided to it necessary or appropriate to enable the Master Servicer to master service and administer the Mortgage Loans and REO Properties.

The Trustee and the Trust Administrator shall provide access to the records and documentation in possession of the Trustee or the Trust Administrator, as applicable, regarding the Mortgage Loans and REO Properties and the servicing thereof to the Certificateholders, the FDIC, and the supervisory agents and examiners of the FDIC, such access being afforded only upon reasonable prior written request and during normal business hours at the office of the Trustee or the Trust Administrator, as applicable; provided, however, that, unless otherwise required by law, neither the Trustee nor the Trust Administrator shall be required to provide access to such records and documentation if the provision thereof would violate the legal right to privacy of any Mortgagor. The Trustee and the Trust Administrator shall allow representatives of the above entities to photocopy any of the records and documentation and shall provide equipment for that purpose at a charge that covers the Trustee’s or Trust Administrator’s, as applicable, actual costs.

The Trustee shall execute and deliver to the Servicers and the Master Servicer any court pleadings, requests for trustee’s sale or other documents necessary or desirable to (i) the foreclosure or trustee’s sale with respect to a Mortgaged Property; (ii) any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Security Instrument; (iii) obtain a deficiency judgment against the Mortgagor; or (iv) enforce any other rights or remedies provided by the Mortgage Note or Mortgage or otherwise available at law or equity.

SECTION 1A.02	[Reserved].

SECTION 1A.03	Monitoring of the Servicers.

  The Master Servicer shall be responsible for reporting to the Trustee, the Trust Administrator and the Depositor the non-compliance by each Servicer with its duties under this Agreement. In the review of each Servicer’s activities, the Master Servicer may rely upon an Officers’ Certificate of such Servicer (or similar document signed by a Servicing Officer of a Servicer) with regard to the Servicer’s compliance with the terms of this Agreement. In the event that the Master Servicer, in its good faith judgment, determines that a Servicer should be terminated due to the occurrence of a Servicer Event of Default, or that a notice should be sent pursuant to the terms hereof with respect to the occurrence of an event that, unless cured, would become a Servicer Event of Default, the Master Servicer shall notify the Depositor, the Trust Administrator and the Trustee thereof and the Master Servicer shall issue such notice or take such other action as it deems appropriate.

  The Master Servicer (or if the Master Servicer is a Servicer, the Trustee), for the benefit of the Certificateholders, shall enforce the obligations of each Servicer under this Agreement, and shall, in the event that it receives notice and confirms that a Servicer has failed to perform its obligations in accordance with this Agreement, subject to the preceding paragraph, terminate the rights and obligations of such Servicer hereunder and in accordance with the provisions of Article VII of this Agreement and act as Servicer of the Mortgage Loans or appoint a successor servicer; provided, however, it is understood and acknowledged by the parties hereto that there will be a period of transition (not to exceed 90 days) before the actual servicing functions can be fully transferred to such successor servicer. Such enforcement, including, without limitation, the legal prosecution of claims and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Master Servicer or Trustee, as applicable, in its good faith business judgment, would require were it the owner of the Mortgage Loans. The Master Servicer or the Trustee, as applicable, shall pay the costs of such enforcement at its own expense, provided that the Master Servicer or the Trustee, as applicable, shall not be required to prosecute or defend any legal action except to the extent that the Master Servicer or the Trustee, as applicable, shall have received reasonable indemnity for its costs and expenses in pursuing such action.

  To the extent that the costs and expenses of the Master Servicer or Trustee, as applicable, related to any termination of a Servicer, appointment of a successor servicer or the transfer and assumption of servicing by the Master Servicer or the Trustee, as applicable, with respect to this Agreement (including, without limitation, (i) all legal costs and expenses and all due diligence costs and expenses associated with an evaluation of the potential termination of a Servicer as a result of a Servicer Event of Default and (ii) all costs and expenses associated with the complete transfer of servicing, including all servicing files and all servicing data and the completion, correction or manipulation of such servicing data as may be required by the successor servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor servicer to service the Mortgage Loans in accordance with this Agreement) are not fully and timely reimbursed by the terminated Servicer, the Master Servicer or the Trustee, as applicable, shall be entitled to reimbursement of such costs and expenses from the Distribution Account.

  The Master Servicer (or if the Master Servicer is a Servicer, the Trustee) shall, upon receipt from a Servicer, the Master Servicer or the Trust Administrator, of notice of any failure of such Servicer to comply with the remittance requirements and other obligations set forth in this Agreement, enforce such obligations.

  If the Master Servicer or the Trustee, as applicable, acts as Servicer, it will not assume liability for the representations and warranties of the Servicer that it replaces.

SECTION 1A.04	Fidelity Bond.

The Master Servicer, at its expense, shall maintain in effect a blanket fidelity bond and an errors and omissions insurance policy, affording coverage with respect to all directors, officers, employees and other Persons acting on such Master Servicer’s behalf, and covering errors and omissions in the performance of the Master Servicer’s obligations hereunder. The errors and omissions insurance policy and the fidelity bond shall be in such form and amount generally acceptable for entities serving as master servicer.

SECTION 1A.05	Power to Act; Procedures.

The Master Servicer shall master service the Mortgage Loans and shall have full power and authority, subject to the REMIC Provisions and the provisions of Article X hereof, to do any and all things that it may deem necessary or desirable in connection with the master servicing and administration of the Mortgage Loans, including but not limited to the power and authority (i) to execute and deliver, on behalf of the Certificateholders and the Trustee, customary consents or waivers and other instruments and documents, (ii) to consent to transfers of any Mortgaged Property and assumptions of the Mortgage Notes and related Mortgages, (iii) to collect any Insurance Proceeds and Liquidation Proceeds, and (iv) to effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any Mortgage Loan, in each case, in accordance with the provisions of this Agreement; provided, however, that the Master Servicer shall not (and, consistent with its responsibilities under Article X, shall not permit a Servicer to) knowingly or intentionally take any action, or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, would cause any Trust REMIC to fail to qualify as a REMIC or result in the imposition of a tax upon the Trust Fund (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) unless the Master Servicer has received an Opinion of Counsel (but not at the expense of the Master Servicer) to the effect that the contemplated action would not cause any REMIC to fail to qualify as a REMIC or result in the imposition of a tax upon any REMIC. The Trustee shall furnish the Master Servicer or a Servicer, upon written request from a Servicing Officer, with any powers of attorney empowering the Master Servicer or a Servicer to execute and deliver instruments of satisfaction or cancellation, or of partial or full release or discharge, and to foreclose upon or otherwise liquidate Mortgaged Property, and to appeal, prosecute or defend in any court action relating to the Mortgage Loans or the Mortgaged Property, in accordance with this Agreement, and the Trustee shall execute and deliver such other documents, as the Master Servicer may request, to enable the Master Servicer to master service and administer the Mortgage Loans and carry out its duties hereunder, in each case in accordance with Accepted Master Servicing Practices (and the Trustee shall have no liability for misuse of any such powers of attorney by the Master Servicer or the related Servicer). If the Master Servicer or the Trustee has been advised that it is likely that the laws of the state in which action is to be taken prohibit such action if taken in the name of the Trustee or that the Trustee would be adversely affected under the “doing business” or tax laws of such state if such action is taken in its name, the Master Servicer shall join with the Trustee in the appointment of a co-trustee pursuant to Section 8.10 hereof. In the performance of its duties hereunder, the Master Servicer shall be an independent contractor of the Trust Fund and shall not, except in those instances where it is taking action in the name of the Trustee, be deemed to be the agent of the Trustee.

SECTION 1A.06	Due on Sale Clauses; Assumption Agreements.

To the extent Mortgage Loans contain enforceable due-on-sale clauses, the Master Servicer shall cause each Servicer to enforce such clauses in accordance with Section 3.15 of this Agreement. If applicable law prohibits the enforcement of a due-on-sale clause or such clause is otherwise not enforced in accordance with this Agreement, and, as a consequence, a Mortgage Loan is assumed, the original Mortgagor may be released from liability in accordance with this Agreement.

SECTION 1A.07	[Reserved].

SECTION 1A.08	Documents, Records and Funds in Possession of Master Servicer to be Held for Trustee.

  The Master Servicer and the Servicers shall transmit to the Trustee (or the Custodian on behalf of the Trustee) such documents and instruments coming into the possession of the Master Servicer or a Servicer from time to time as are required by the terms hereof to be delivered to the Trustee, the Trust Administrator or the Custodian. Any funds received by the Master Servicer or by the related Servicer in respect of any Mortgage Loan or which otherwise are collected by the Master Servicer or by the related Servicer as Liquidation Proceeds or Insurance Proceeds in respect of any Mortgage Loan shall be held for the benefit of the Trustee and the Certificateholders subject to the Master Servicer’s right to withdraw from the Distribution Account the Master Servicing Compensation and other amounts provided in this Agreement, and to the right of the related Servicer to retain its Servicing Fee and other amounts as provided in this Agreement. The Master Servicer shall, and subject to Section 3.22 shall cause the Servicers to, provide access to information and documentation regarding the Mortgage Loans to the Trust Administrator, its agents and accountants at any time upon reasonable request and during normal business hours, and to Certificateholders that are savings and loan associations, banks or insurance companies, the Office of Thrift Supervision, the FDIC and the supervisory agents and examiners of such Office and Corporation or examiners of any other federal or state banking or insurance regulatory authority if so required by applicable regulations of the Office of Thrift Supervision or other regulatory authority, such access to be afforded without charge but only upon reasonable request in writing and during normal business hours at the offices of the Master Servicer designated by it. In fulfilling such a request the Master Servicer shall not be responsible for determining the sufficiency of such information.

  All Mortgage Files and funds collected or held by, or under the control of, the Master Servicer or the related Servicer, in respect of any Mortgage Loans, whether from the collection of principal and interest payments or from Liquidation Proceeds or Insurance Proceeds, shall be held by the related Servicer or the Master Servicer, as applicable, for and on behalf of the Trustee and the Certificateholders and shall be and remain the sole and exclusive property of the Trustee; provided, however, that the Master Servicer and the related Servicer shall be entitled to setoff against, and deduct from, any such funds any amounts that are properly due and payable to the Master Servicer or the related Servicer under this Agreement.

SECTION 1A.09	Compensation for the Master Servicer.

The Master Servicer will be entitled to all income and gain realized from any investment of funds in the Distribution Account, pursuant to Section 3A.11 and Section 3A.12, for the performance of its activities hereunder (the “Master Servicing Compensation”). Servicing compensation in the form of assumption fees, if any, late payment charges, as collected, if any, or otherwise shall be retained by the related Servicer in accordance with Section 3.18. The Master Servicer shall be required to pay all expenses incurred by it in connection with the performance of its duties hereunder and shall not be entitled to reimbursement therefor except as provided in this Agreement.

SECTION 1A.10	Obligations of the Master Servicer in Respect of Prepayment Interest Shortfalls.

In the event of a Prepayment Interest Shortfall, the Master Servicer shall remit to the Trust Administrator, from its own funds and without right of reimbursement (except as described below), not later than the related Distribution Date, Compensating Interest in an amount equal to the lesser of (i) the aggregate amounts in respect of Compensating Interest required to be paid by the Servicers pursuant to Section 3.24 with respect to Prepayment Interest Shortfalls attributable to Principal Prepayments in full on the Mortgage Loans for the related Distribution Date and not so paid by the Servicers and (ii) the aggregate compensation payable to the Master Servicer for the related collection period under this Agreement. In the event the Master Servicer pays any amount in respect of such Compensating Interest prior to the time it shall have succeeded as successor servicer, the Master Servicer shall be subrogated to the Trust Fund’s right to receive such amount from the Servicers. In the event the Trust Fund receives from the Servicers all or any portion of amounts in respect of Compensating Interest required to be paid by the Servicers pursuant to Section 3.24, not so paid by the Servicers when required, and paid by the Master Servicer pursuant to this Section 3A.10, then the Master Servicer may reimburse itself for the amount of Compensating Interest paid by the Master Servicer from such receipts by the Trust Fund.

SECTION 1A.11	Distribution Account.

  On behalf of the Trust Fund, the Trust Administrator shall establish and maintain one or more accounts (such account or accounts, the “Distribution Account”), held in trust for the benefit of the Trustee and the Certificateholders. The Distribution Account shall be an Eligible Account. The Trust Administrator shall give notice to the Servicers, the Trustee and the Depositor of the location of the Distribution Account when established and prior to any change thereof. The Trust Administrator will deposit in the Distribution Account as identified by the Master Servicer and as received by the Master Servicer, the following amounts:

(1)   Any amounts remitted to the Master Servicer by the related Servicer from the related Collection Account;

(2)   Any Advances received from the Servicers or made by the Master Servicer or (if the Master Servicer is a Servicer) the Trustee (in each case in its capacity as successor servicer), and any payments of Compensating Interest received from the Servicers or made by the Master Servicer (unless, in the case of the Master Servicer, such amounts are deposited by the Master Servicer directly into the Distribution Account);

(3)   Any Insurance Proceeds or Net Liquidation Proceeds received by or on behalf of the Master Servicer or which were not deposited in the related Collection Account;

(4)   Any amounts required to be deposited with respect to losses on investments of deposits in the Distribution Account; and

(5)    Any other amounts received by or on behalf of the Master Servicer and required to be deposited in the Distribution Account pursuant to this Agreement.

  All amounts deposited to the Distribution Account shall be held by the Trust Administrator in the name of the Trustee in trust for the benefit of the Certificateholders in accordance with the terms and provisions of this Agreement. The requirements for crediting the Distribution Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of (A) late payment charges or assumption, tax service, statement account or payoff, substitution, satisfaction, release and other like fees and charges and (B) the items enumerated in Section 3A.12(a) (with respect the clearing and termination of the Distribution Account and with respect to amounts deposited in error), in Section 3A.12(b) or in clauses (i), (ii), (iii) and (iv), (v) of Section 3A.12(c), need not be credited by the Master Servicer to the Distribution Account. In the event that the Master Servicer shall deposit or cause to be deposited to the Distribution Account any amount not required to be credited thereto, the Trustee or the Trust Administrator, upon receipt of a written request therefor signed by a Servicing Officer of the Master Servicer, shall promptly transfer such amount to the Master Servicer, any provision herein to the contrary notwithstanding.

  The Trust Administrator may direct any depository institution maintaining the Distribution Account to invest the funds on deposit in such account or to hold such funds uninvested. All investments pursuant to this Section 3A.11 shall be in one or more Permitted Investments bearing interest or sold at a discount, and maturing, unless payable on demand, (i) no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if a Person other than the Trust Administrator is the obligor thereon or if such investment is managed or advised by a Person other than the Trust Administrator or an Affiliate of the Trust Administrator, and (ii) no later than the date on which such funds are required to be withdrawn from such account pursuant to this Agreement, if the Trust Administrator is the obligor thereon or if such investment is managed or advised by the Trust Administrator or any Affiliate. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in the Distribution Account shall be made in the name of the Trustee, or in the name of a nominee of the Trustee. The Trust Administrator shall be entitled to sole possession over each such investment, and any certificate or other instrument evidencing any such investment shall be delivered directly to the Trust Administrator or its agent, together with any document of transfer necessary to transfer title to such investment to the Trust Administrator or its nominee. In the event amounts on deposit in the Distribution Account are at any time invested in a Permitted Investment payable on demand, the Trust Administrator shall:

(x)    consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(y)    demand payment of all amounts due thereunder promptly upon determination by a Responsible Officer of the Trust Administrator that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the Distribution Account.

  All income and gain realized from the investment of funds deposited in the Distribution Account shall be for the benefit of the Master Servicer. The Master Servicer shall deposit in the Distribution Account the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such Account immediately upon realization of such loss.

SECTION 1A.12	Permitted Withdrawals and Transfers from the Distribution Account.

  The Trust Administrator will, from time to time on demand of the Master Servicer, the Servicers or the Trustee, make or cause to be made such withdrawals or transfers from the Distribution Account pursuant to this Agreement. The Trust Administrator may clear and terminate the Distribution Account pursuant to Section 9.01 and remove amounts from time to time deposited in error.

  On an ongoing basis, the Trust Administrator shall withdraw funds from the Distribution Account to pay (i) any Extraordinary Trust Fund Expenses including but not limited to amounts payable to the Servicers, the Master Servicer or the Depositor pursuant to Section 6.03, to the Trustee and the Trust Administrator pursuant to Section 8.05, and (ii) any amounts expressly payable to the Master Servicer as set forth in Sections 3A.03, 3A.09 and 3A.10.

  The Trust Administrator may withdraw from the Distribution Account any of the following amounts (in the case of any such amount payable or reimbursable to the related Servicer, only to the extent such Servicer shall not have paid or reimbursed itself such amount prior to making any remittance to the Master Servicer pursuant to the terms of this Agreement):

(i)     to reimburse the Master Servicer or (if the Master Servicer is a Servicer) the Trustee (to the extent either of them is obligated to do so as successor Servicer) for any Advance of its own funds, the right of the Master Servicer or the Trustee, as applicable, to reimbursement pursuant to this subclause (i) being limited to amounts received on a particular Mortgage Loan (including, for this purpose, the Purchase Price therefor, Insurance Proceeds, Liquidation Proceeds and Subsequent Recoveries) which represent late payments or recoveries of the principal of or interest on such Mortgage Loan respecting which such Advance was made;

(ii)     to reimburse the Master Servicer from Insurance Proceeds, Liquidation Proceeds or Subsequent Recoveries relating to a particular Mortgage Loan for amounts expended by the Master Servicer in good faith in connection with the restoration of the related Mortgaged Property which was damaged by an Uninsured Cause or in connection with the liquidation of such Mortgage Loan;

(iii)     to reimburse the Master Servicer from Insurance Proceeds relating to a particular Mortgage Loan for insured expenses incurred with respect to such Mortgage Loan and to reimburse the Master Servicer from Liquidation Proceeds and Subsequent Recoveries from a particular Mortgage Loan for Liquidation Expenses incurred with respect to such Mortgage Loan;

(iv)     to reimburse the Master Servicer for advances of funds (other than Advances) made with respect to the Mortgage Loans, and the right to reimbursement pursuant to this subclause being limited to amounts received on the related Mortgage Loan (including, for this purpose, the Purchase Price therefor, Insurance Proceeds, Liquidation Proceeds and Subsequent Recoveries) which represent late recoveries of the payments for which such advances were made;

(v)     to reimburse the Master Servicer (or if the Master Servicer is a Servicer) the Trustee (to the extent either of them is obligated to do so as successor servicer) for any Advance or Servicing Advance, after a Realized Loss has been allocated with respect to the related Mortgage Loan if the Advance or Servicing Advance has not been reimbursed pursuant to clauses (i) through (iv);

(vi)     to make distributions in accordance with Section 4.01;

(vii)     to pay compensation to the Trust Administrator on each Distribution Date;

(viii)     to pay any amounts in respect of taxes pursuant to Section 10.01(g);

(ix)     without duplication of the amount set forth in clause (iii) above, to pay any Extraordinary Trust Fund Expenses to the extent not paid by the Master Servicer from the Distribution Account;

(x)     without duplication of any of the foregoing, to reimburse or pay the related Servicer any such amounts as are due thereto under this Agreement and have not been retained by or paid to the related Servicer, to the extent provided in this Agreement and to refund to the related Servicer any amount remitted by such Servicer to the Master Servicer in error;

(xi)     to pay to the Master Servicer, any interest or investment income earned on funds deposited in the Distribution Account;

(xii)     to pay the Credit Risk Manager the Credit Risk Manager Fee;

(xiii)     to withdraw any amount deposited in the Distribution Account in error; and

(xiv)     to clear and terminate the Distribution Account pursuant to Section 9.01.

The Master Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of accounting for any reimbursement from the Distribution Account pursuant to clauses (i) through (v) above or with respect to any such amounts which would have been covered by such clauses had the amounts not been retained by the Master Servicer without being deposited in the Distribution Account.

  On or before the Business Day prior to each Distribution Date, the Master Servicer or (if the Master Servicer is a Servicer) the Trustee (to the extent either of them is obligated to do so as successor Servicer) shall remit to the Trust Administrator for deposit in the Distribution Account any Advances required to be made and the Master Servicer shall deposit in the Distribution Account any Compensating Interest required to be paid, in either such case by the Master Servicer or the Trustee, as applicable, with respect to the Mortgage Loans.

ARTICLE IV

PAYMENTS TO CERTIFICATEHOLDERS

SECTION 4.01	Distributions.

(a) (1)    On each Distribution Date, the Trust Administrator shall, first, withdraw from the Distribution Account an amount equal to the Credit Risk Manager Fee for such Distribution Date and shall pay such amount to the Credit Risk Manager and, second, withdraw from the Distribution Account an amount equal to the Available Distribution Amount for such Distribution Date and shall distribute the following amounts, in the following order of priority:

 (I)     On each Distribution Date, the Group I Interest Remittance Amount shall be distributed to the Certificateholders in the following order of priority:

(i)  to the Holders of the Group I Certificates, the Senior Interest Distribution Amount related to such Certificates; and

(ii)  concurrently, to the Holders of each Class of Group II Certificates and Group III Certificates, on a pro rata basis based on the entitlement of each such Class, the Senior Interest Distribution Amount for each such Class, remaining undistributed after the distribution of the Group II Interest Remittance Amount and the Group III Interest Remittance Amount, as applicable, as set forth in Section 4.01(a)(1)(II)(i) and Section 4.01(a)(1)(III)(i) below.

(II)     On each Distribution Date, the Group II Interest Remittance Amount shall be distributed to the Certificateholders in the following order of priority:

(i)  to the Holders of the Group II Certificates, the Senior Interest Distribution Amount related to such Certificates; and

(ii)  concurrently, to the Holders of each Class of Group I Certificates and Group III Certificates, on a pro rata basis based on the entitlement of each such Class, the Senior Interest Distribution Amount for each such Class, remaining undistributed after the distribution of the Group I Interest Remittance Amount and the Group III Interest Remittance Amount, as applicable, as set forth in Section 4.01(a)(1)(I)(i) above and Section 4.01(a)(1)(III)(i) below.

(III)     On each Distribution Date, the Group III Interest Remittance Amount shall be distributed to the Certificateholders in the following order of priority:

(i)  concurrently, to the Holders of each Class of Group III Certificates, on a pro rata basis based on the entitlement of each such Class, the Senior Interest Distribution Amount related to such Certificates; and

(ii)  concurrently, to the Holders of the Group I Certificates and the Group II Certificates, the Senior Interest Distribution Amount related to such Certificates, remaining undistributed after the distribution of the Group I Interest Remittance Amount and the Group II Interest Remittance Amount, as applicable, as set forth in Section 4.01(a)(1)(I)(i) and Section 4.01(1)(II)(i) above.

(IV)     On each Distribution Date, following the distributions made pursuant to Section 4.01(a)(1)(I), (II) and (III) above, any remaining Group I Interest Remittance Amount, Group II Interest Remittance Amount and Group III Interest Remittance Amount will be distributed sequentially to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates, in that order, in an amount equal to the Interest Distribution Amount for each such Class.

(2)(I) On each Distribution Date (a) prior to the Stepdown Date or (b) on which a Trigger Event is in effect, the Group I Principal Distribution Amount shall be distributed in the following order of priority:

(i)  to the Holders of the Group I Certificates, until the Certificate Principal Balance of such Class has been reduced to zero; and

(ii)  concurrently, to the Holders of the Group II Certificates and the Group III Certificates (allocated among the Classes of Group III Certificates in the priority described in Section 4.01(a)(4) below), after taking into account the distribution of the Group II Principal Distribution Amount and the Group III Principal Distribution Amount, as described in Section 4.01(a)(2)(II)(i) and 4.01(a)(2)(III)(i) below, until the Certificate Principal Balances of such Classes have been reduced to zero.

(II) On each Distribution Date (a) prior to the Stepdown Date or (b) on which a Trigger Event is in effect, the Group II Principal Distribution Amount shall be distributed in the following order of priority:

(i)  to the Holders of the Group II Certificates, until the Certificate Principal Balance of such Class has been reduced to zero; and

(ii)  concurrently, to the Holders of the Group I Certificates and the Group III Certificates (allocated among the Classes of Group III Certificates in the priority described in Section 4.01(a)(4) below), after taking into account the distribution of the Group I Principal Distribution Amount and the Group III Principal Distribution Amount, as described in Section 4.01(a)(2)(I)(i) above and Section 4.01(a)(2)(III)(i) below, until the Certificate Principal Balances of such Classes have been reduced to zero.

(III)     On each Distribution Date (a) prior to the Stepdown Date or (b) on which a Trigger Event is in effect, the Group III Principal Distribution Amount shall be distributed in the following order of priority:

(i)  to the Holders of the Group III Certificates (allocated among the Classes of Group III Certificates in the priority described in Section 4.01(a)(4) below), until the Certificate Principal Balances of such Classes have been reduced to zero; and

(ii)  concurrently, to the Holders of the Group I Certificates and the Group II Certificates, after taking into account the distribution of the Group I Principal Distribution Amount and the Group II Principal Distribution Amount, as described in Section 4.01(a)(2)(I)(i) and Section 4.01(a)(2)(II)(i) above, until the Certificate Principal Balance of such Class has been reduced to zero.

(IV)     On each Distribution Date (a) prior to the Stepdown Date or (b) on which a Trigger Event is in effect, the sum of the Group I Principal Distribution Amount, the Group II Principal Distribution Amount and the Group III Principal Distribution Amount remaining undistributed for such Distribution Date shall be distributed sequentially to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates, in that order, in each case, until the Certificate Principal Balance of such Class has been reduced to zero.

(V) On each Distribution Date (a) on or after the Stepdown Date and (b) on which a Trigger Event is not in effect, the Group I Principal Distribution Amount shall be distributed in the following order of priority:

(i)  to the Holders of the Group I Certificates, the Group I Senior Principal Distribution Amount, until the Certificate Principal Balance of such Class has been reduced to zero; and

(ii)  concurrently, to the Holders of the Group II Certificates and the Group III Certificates (allocated among the Classes of Group III Certificates in the priority described in Section 4.01(a)(4) below), after taking into account the distribution of the Group II Principal Distribution Amount and the Group III Principal Distribution Amount, as described in Section 4.01(a)(2)(VI)(i) and 4.01(a)(2)(VII)(i) below, up to an amount equal to the Group II Senior Principal Distribution Amount and the Group III Senior Principal Distribution Amount remaining undistributed, until the Certificate Principal Balances of such Classes have been reduced to zero.

(VI)     On each Distribution Date (a) on or after the Stepdown Date and (b) on which a Trigger Event is not in effect, the Group II Principal Distribution Amount shall be distributed in the following order of priority:

(i)  to the Holders of the Group II Certificates, the Group II Senior Principal Distribution Amount, until the Certificate Principal Balance of such Class has been reduced to zero; and

(ii)  concurrently, to the Holders of the Group I Certificates and the Group III Certificates (allocated among the Classes of Group III Certificates in the priority described in Section 4.01(a)(4) below), after taking into account the distribution of the Group I Principal Distribution Amount and the Group III Principal Distribution Amount, as described in Section 4.01(a)(2)(V)(i) above and 4.01(a)(2)(VII)(i) below, up to an amount equal to the Group I Senior Principal Distribution Amount and the Group III Senior Principal Distribution Amount remaining undistributed, until the Certificate Principal Balances of such Classes have been reduced to zero.

(VII)     On each Distribution Date (a) on or after the Stepdown Date and (b) on which a Trigger Event is not in effect, the Group III Principal Distribution Amount shall be distributed in the following order of priority:

(i)  to the Holders of the Group III Certificates (allocated among the Classes of Group III Certificates in the priority described in Section 4.01(a)(4) below), the Group III Senior Principal Distribution Amount, until the Certificate Principal Balances of such Classes have been reduced to zero; and

(ii)  concurrently, to the Holders of the Group I Certificates and the Group II Certificates, after taking into account the distribution of the Group I Principal Distribution Amount and the Group II Principal Distribution Amount, as described in Section 4.01(a)(2)(V)(i) and Section 4.01(a)(2)(VI)(i) above, up to an amount equal to the Group I Senior Principal Distribution Amount and the Group II Senior Principal Distribution Amount remaining undistributed, until the Certificate Principal Balance of such Class has been reduced to zero.

(VIII)     On each Distribution Date (a) on or after the Stepdown Date and (b) on which a Trigger Event is not in effect, the sum of the Group I Principal Distribution Amount, the Group II Principal Distribution Amount and the Group III Principal Distribution Amount remaining undistributed for such Distribution Date shall be distributed in the following order of priority:

(i)  to the Holders of the Class M-1 Certificates, the Class M-1 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

(ii)  to the Holders of the Class M-2 Certificates, the Class M-2 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

(iii)  to the Holders of the Class M-3 Certificates, the Class M-3 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

(iv)  to the Holders of the Class M-4 Certificates, the Class M-4 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

(v)  to the Holders of the Class M-5 Certificates, the Class M-5 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

(vi)  to the Holders of the Class M-6 Certificates, the Class M-6 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

(vii)  to the Holders of the Class M-7 Certificates, the Class M-7 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

(viii)  to the Holders of the Class M-8 Certificates, the Class M-8 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero;

(ix)  to the Holders of the Class M-9 Certificates, the Class M-9 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero; and

(x)  to the Holders of the Class M-10 Certificates, the Class M-10 Principal Distribution Amount, until the Certificate Principal Balance thereof has been reduced to zero.

(3)     On each Distribution Date, the Net Monthly Excess Cashflow shall be distributed by the Trust Administrator as follows:

(i)  to the Holders of the Class or Classes of Certificates then entitled to receive distributions in respect of principal, as part of the Principal Distribution Amount in an amount equal to the Overcollateralization Increase Amount for the Certificates, distributable as part of the Group I Principal Distribution Amount, the Group II Principal Distribution Amount and the Group III Principal Distribution Amount;

(ii)  sequentially, to the Holders of the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates, in that order, in each case, in an amount equal to the Interest Carry Forward Amount allocable to such Class of Certificates;

(iii)  sequentially to the Holders of the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates, in that order, in each case up to the related Allocated Realized Loss Amount related to each such Class of Certificates for such Distribution Date;

(iv)  to the Net WAC Rate Carryover Reserve Account, any Net WAC Rate Carryover Amounts for the Floating Rate Certificates;

(v)  to the Holders of the Class CE-1 Certificates, (a) the Interest Distribution Amount and any Overcollateralization Reduction Amount for such Distribution Date and (b) on any Distribution Date on which the aggregate Certificate Principal Balance of the Floating Rate Certificates have been reduced to zero, any remaining amounts in reduction of the Certificate Principal Balance of the Class CE-1 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; and

(vi)  to the Holders of the Class R Certificates, any remaining amounts; provided that if such Distribution Date is the Distribution Date immediately following the expiration of the latest Prepayment Charge term on a Mortgage Loan as identified on the Mortgage Loan Schedule or any Distribution Date thereafter, then any such remaining amounts will be distributed first, to the Holders of the Class P Certificates, until the Certificate Principal Balance thereof has been reduced to zero; and second, to the Holders of the Class R Certificates.

(4)     With respect to the Group III Certificates, all principal distributions will be distributed sequentially, to the Class A-3A, Class A-3B and Class A-3C Certificates, in that order, until the respective Certificate Principal Balance of each such Class has been reduced to zero, with the exception that on any Distribution Date on which the aggregate Certificate Principal Balance of the Mezzanine Certificates and the Class CE-1 Certificates has been reduced to zero, principal distributions will be allocated concurrently, to the Class A-3A, Class A-3B and Class A-3C Certificates, on a pro rata basis based on the Certificate Principal Balances of each such Class, until their respective Certificate Principal Balances have been reduced to zero.

(5)     On each Distribution Date, after making the distributions of the Available Distribution Amount as set forth above, the Trust Administrator will withdraw from the Net WAC Rate Carryover Reserve Account, to the extent of amounts remaining on deposit therein, the amount of any Net WAC Rate Carryover Amount for such Distribution Date and distribute such amount in the following order of priority:

(i)  concurrently, to the Class A Certificates, on a pro rata basis based on the Certificate Principal Balance for each such Class prior to any distributions of principal on such Distribution Date and then on a pro rata basis based on any remaining Net WAC Rate Carryover Amount for each such Class; and

(ii)  sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates, in that order, the related Net WAC Rate Carryover Amount.

(6)     On each Distribution Date, after making the distributions of the Available Distribution Amount, Net Monthly Excess Cashflow and amounts on the deposit in the Net WAC Rate Carryover Reserve Account as set forth above, the Trust Administrator shall distribute the amount on deposit in the Cap Account (other than any termination payments received under the Interest Rate Cap Agreement not related to an optional termination of the Trust) as follows:

(i)  concurrently, to each Class of Class A Certificates, the related Senior Interest Distribution Amount remaining undistributed, on a pro rata basis based on such respective remaining Senior Interest Distribution Amount;

(ii)  to the Holders of the Class or Classes of Floating Rate Certificates then entitled to receive distributions in respect of principal, in an amount equal to the difference between (x) the Overcollateralization Deficiency Amount, if any, and (y) the amount distributed pursuant to Section 4.01(a)(2) of this Agreement;

(iii)  sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates, in that order, the related Interest Distribution Amount and Interest Carry Forward Amount, to the extent remaining undistributed;

(iv)  sequentially to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates, in that order, in each case up to the related Allocated Realized Loss Amount related to such Certificates for such Distribution Date remaining undistributed;

(v)  concurrently, to each Class of Class A Certificates, the related Net WAC Rate Carryover Amount remaining undistributed, on a pro rata basis based on the Certificate Principal Balance for each such Class prior to any distributions of principal on such Distribution Date and then on a pro rata basis based on such respective remaining Net WAC Rate Carryover Amounts; and

(vi)  sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class M-9 and Class M-10 Certificates, in that order, the related Net WAC Rate Carryover Amount remaining undistributed.

(7)     On each Distribution Date, the following amounts, in the following order of priority, shall be distributed by REMIC I to REMIC II on account of the REMIC I Regular Interests or withdrawn from the Distribution Account and distributed to the holders of the Class R-I Interest, as the case may be:

(i)  to Holders of REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTA1, REMIC I Regular Interest I-LTA2, REMIC I Regular Interest I-LTA3A, REMIC I Regular Interest I-LTA3B, REMIC I Regular Interest I-LTA3C, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4, REMIC I Regular Interest I-LTM5, REMIC I Regular Interest I-LTM6, REMIC I Regular Interest I-LTM7, REMIC I Regular Interest I-LTM8, REMIC I Regular Interest I-LTM9, REMIC I Regular Interest I-LTM10, REMIC I Regular Interest I-LTZZ and REMIC I Regular Interest I-LTP, in an amount equal to (A) the Uncertificated Interest for such Distribution Date, plus (B) any amounts in respect thereof remaining unpaid from previous Distribution Dates. Amounts payable as Uncertificated Interest in respect of REMIC I Regular Interest I-LTZZ shall be reduced when the sum of the REMIC I Overcollateralized Amount is less than the REMIC I Required Overcollateralized Amount, by the lesser of (x) the amount of such difference and (y) the Maximum I-LTZZ Uncertificated Interest Deferral Amount and such amounts will be payable to the Holders of REMIC I Regular Interest I-LTA1, REMIC I Regular Interest I-LTA2, REMIC I Regular Interest I-LTA3A, REMIC I Regular Interest I-LTA3B, REMIC I Regular Interest I-LTA3C, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4, REMIC I Regular Interest I-LTM5, REMIC I Regular Interest I-LTM6, REMIC I Regular Interest I-LTM7, REMIC I Regular Interest I-LTM8, REMIC I Regular Interest I-LTM9 and REMIC I Regular Interest I-LTM10, in the same proportion as the Overcollateralization Increase Amount is allocated to the Corresponding Certificates and the Uncertificated Balance of REMIC I Regular Interest I-LTZZ shall be increased by such amount;

(ii)  to Holders of REMIC I Regular Interest I-LT1SUB, REMIC I Regular Interest I-LT1GRP, REMIC I Regular Interest I-LT2SUB, REMIC I Regular Interest I-LT2GRP, REMIC I Regular Interest I-LT3SUB, REMIC I Regular Interest I-LT3GRP and REMIC I Regular Interest I-LTXX, pro rata, in an amount equal to (A) the Uncertificated Interest for such Distribution Date, plus (B) any amounts in respect thereof remaining unpaid from previous Distribution Dates;

(iii)  to the Holders of REMIC I Regular Interests, in an amount equal to the remainder of the REMIC I Marker Allocation Percentage of the Available Distribution Amount for such Distribution Date after the distributions made pursuant to clause (i) above, allocated as follows:

(a) 98.00% of such remainder (less the amount payable in clause (v) below) to the Holders of REMIC I Regular Interest I-LTAA, until the Uncertificated Balance of such REMIC I Regular Interest is reduced to zero;

(b) 2.00% of such remainder (less the amount payable in clause (v) below) first, to the Holders of REMIC I Regular Interest I-LTA1, REMIC I Regular Interest I-LTA2, REMIC I Regular Interest I-LTA3A, REMIC I Regular Interest I-LTA3B, REMIC I Regular Interest I-LTA3C, REMIC I Regular Interest I-LTM1, REMIC I Regular Interest I-LTM2, REMIC I Regular Interest I-LTM3, REMIC I Regular Interest I-LTM4, REMIC I Regular Interest I-LTM5, REMIC I Regular Interest I-LTM6, REMIC I Regular Interest I-LTM7, REMIC I Regular Interest I-LTM8, REMIC I Regular Interest I-LTM9 and REMIC I Regular Interest I-LTM10, and in the same proportion as principal payments are allocated to the Corresponding Certificates, until the Uncertificated Balances of such REMIC I Regular Interests are reduced to zero and second, to the Holders of REMIC I Regular Interest I-LTZZ, until the Uncertificated Balance of such REMIC I Regular Interest is reduced to zero;

(c) to the Holders of REMIC I Regular Interest I-LTP, on the Distribution Date immediately following the expiration of the latest Prepayment Charge as identified on the Prepayment Charge Schedule or any Distribution Date thereafter until $100 has been distributed pursuant to this clause;

(iv)  to the Holders of REMIC I Regular Interests, in an amount equal to the remainder of the REMIC I Sub WAC Allocation Percentage of Available Funds for such Distribution Date after the distributions made pursuant to clause (ii) above, and such that distributions of principal shall be deemed to be made to the REMIC I Regular Interests first, so as to keep the Uncertificated Balance of each REMIC I Regular Interest ending with the designation “GRP” equal to 0.01% of the aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group; second, to each REMIC I Regular Interest ending with the designation “SUB,” so that the Uncertificated Balance of each such REMIC I Regular Interest is equal to 0.01% of the excess of (x) the aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group over (y) the current Certificate Principal Balance of the Class A Certificate in the related Loan Group (except that if any such excess is a larger number than in the preceding distribution period, the least amount of principal shall be distributed to such REMIC I Regular Interests such that the REMIC I Subordinated Balance Ratio is maintained); and third, any remaining principal to REMIC I Regular Interest I-LTXX; and

(v)  any remaining amount to the Holders of the Class R Certificates (as Holder of the Class R-I Interest).

(b)  On each Distribution Date, for so long as GMAC is the Servicer of the SRO Mortgage Loans, the Trust Administrator shall distribute from amounts on deposit in the Distribution Account to the Holders of the Class CE-2 Certificates, with respect to each such SRO Mortgage Loan, one-twelfth of the product of (i) the excess of the Servicing Fee Rate over the GMAC Servicing Fee Rate, if any, multiplied by (ii) the Scheduled Principal Balance of the related Mortgage Loan as of the Due Date in the preceding calendar month (the “Excess Servicing Fee”).

(c)  On each Distribution Date, the Trust Administrator shall withdraw any amounts then on deposit in the Distribution Account that represent Prepayment Charges collected by the Servicers or any Sub-Servicer and remitted to the Master Servicer in connection with the Principal Prepayment of any of the Mortgage Loans or any Servicer Prepayment Charge Payment Amount and shall distribute such amounts to the Holders of the Class P Certificates. Such distributions shall not be applied to reduce the Certificate Principal Balance of the Class P Certificates.

Following the foregoing distributions, an amount equal to the amount of Subsequent Recoveries shall be applied to increase the Certificate Principal Balance of the Class of Certificates with the Highest Priority up to the extent of such Realized Losses previously allocated to that Class of Certificates pursuant to Section 4.04. An amount equal to the amount of any remaining Subsequent Recoveries shall be applied to increase the Certificate Principal Balance of the Class of Certificates with the next Highest Priority, up to the amount of such Realized Losses previously allocated to that Class of Certificates pursuant to Section 4.04. Holders of such Certificates will not be entitled to any distribution in respect of interest on the amount of such increases for any Interest Accrual Period preceding the Distribution Date on which such increase occurs. Any such increases shall be applied to the Certificate Principal Balance of each Certificate of such Class in accordance with its respective Percentage Interest.

(d)  All distributions made with respect to each Class of Certificates on each Distribution Date shall be allocated pro rata among the outstanding Certificates in such Class based on their respective Percentage Interests. Payments in respect of each Class of Certificates on each Distribution Date will be made to the Holders of the respective Class of record on the related Record Date (except as otherwise provided in Section 4.01(e) or Section 9.01 respecting the final distribution on such Class), based on the aggregate Percentage Interest represented by their respective Certificates, and shall be made by wire transfer of immediately available funds to the account of any such Holder at a bank or other entity having appropriate facilities therefor, if such Holder shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date and with respect to any Class of Certificates other than the Residual Certificates is the registered owner of Certificates having an initial aggregate Certificate Principal Balance that is in excess of the lesser of (i) $5,000,000 or (ii) two-thirds of the initial Certificate Principal Balance of such Class of Certificates, or otherwise by check mailed by first class mail to the address of such Holder appearing in the Certificate Register. The final distribution on each Certificate will be made in like manner, but only upon presentment and surrender of such Certificate at the Corporate Trust Office of the Trust Administrator or such other location specified in the notice to Certificateholders of such final distribution.

Each distribution with respect to a Book-Entry Certificate shall be paid to the Depository, as Holder thereof, and the Depository shall be responsible for crediting the amount of such distribution to the accounts of its Depository Participants in accordance with its normal procedures. Each Depository Participant shall be responsible for disbursing such distribution to the Certificate Owners that it represents and to each indirect participating brokerage firm (a “brokerage firm” or “indirect participating firm”) for which it acts as agent. Each brokerage firm shall be responsible for disbursing funds to the Certificate Owners that it represents. None of the Trustee, the Trust Administrator, the Master Servicer, the Depositor or the related Servicer shall have any responsibility therefor except as otherwise provided by this Agreement or applicable law.

(d)  The rights of the Certificateholders to receive distributions in respect of the Certificates, and all interests of the Certificateholders in such distributions, shall be as set forth in this Agreement. None of the Holders of any Class of Certificates, the Depositor, the Trustee, the Trust Administrator, the Master Servicer or the related Servicer shall in any way be responsible or liable to the Holders of any other Class of Certificates in respect of amounts properly previously distributed on the Certificates.

(e)  Except as otherwise provided in Section 9.01, whenever the Trust Administrator expects that the final distribution with respect to any Class of Certificates will be made on the next Distribution Date, the Trust Administrator shall, no later than five days after the latest related Determination Date, mail on such date to each Holder of such Class of Certificates a notice to the effect that:

(i)  the Trust Administrator expects that the final distribution with respect to such Class of Certificates will be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Trust Administrator therein specified, and

(ii)  no interest shall accrue on such Certificates from and after the end of the related Interest Accrual Period.

(iii)  Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust by the Trust Administrator and credited to the account of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(e) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trust Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trust Administrator shall, directly or through an agent, mail a final notice to remaining non-tendering Certificateholders concerning surrender of their Certificates and shall continue to hold any remaining funds for the benefit of non-tendering Certificateholders. The costs and expenses of maintaining the funds in trust and of contacting such Certificateholders shall be paid out of the assets remaining in such trust fund. If within one year after the final notice any such Certificates shall not have been surrendered for cancellation, the Trust Administrator shall pay to Citigroup Global Markets Inc. all such amounts, and all rights of non-tendering Certificateholders in or to such amounts shall thereupon cease. No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Trust Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(e). Any such amounts held in trust by the Trust Administrator shall be held in an Eligible Account and the Trust Administrator may direct any depository institution maintaining such account to invest the funds in one or more Permitted Investments. All income and gain realized from the investment of funds deposited in such accounts held in trust by the Trust Administrator shall be for the benefit of the Trust Administrator; provided, however that the Trust Administrator shall deposit in such account the amount of any loss of principal incurred in respect of any such Permitted Investment made with funds in such accounts immediately upon the realization of such loss.

(f)  Notwithstanding anything to the contrary herein, (i) in no event shall the Certificate Principal Balance of a Class A Certificate or a Mezzanine Certificate be reduced more than once in respect of any particular amount allocated to such Certificate in respect of Realized Losses pursuant to Section 4.04 and (ii) in no event shall the Uncertificated Balance of a REMIC Regular Interest be reduced more than once in respect of any particular amount both (a) allocated to such REMIC Regular Interest in respect of Realized Losses pursuant to Section 4.04 and (b) distributed on such REMIC Regular Interest in reduction of the Uncertificated Balance thereof pursuant to this Section 4.01.

SECTION 4.02	Statements to Certificateholders.

On each Distribution Date, based (in part), as applicable, on information provided to the Trust Administrator by the Master Servicer (which in turn shall be based (in part), as applicable, on information provided to the Master Servicer by the Servicers), the Trust Administrator shall prepare and make available on its website to each Holder of the Regular Certificates a statement as to the distributions made on such Distribution Date setting forth:

(i)  the amount of the distribution made on such Distribution Date to the Holders of Certificates of each such Class allocable to principal and the amount of the distribution made on such Distribution Date to the Holders of the Class P Certificates allocable to Prepayment Charges;

(ii)  the amount of the distribution made on such Distribution Date to the Holders of Certificates of each such Class allocable to interest;

(iii)  the aggregate amount of P&I Advances for such Distribution Date;

(iv)  the fees and expenses of the trust accrued and paid on such Distribution Date and to whom such fees and expenses were paid;

(v)  the aggregate Stated Principal Balance of the Mortgage Loans and any REO Properties for such Distribution Date;

(vi)  the number, aggregate principal balance, weighted average remaining term to maturity and weighted average Mortgage Rate of the Mortgage Loans as of the related Due Date;

(vii)  the number and aggregate unpaid principal balance of Mortgage Loans in respect of which (a) one monthly payment is delinquent, (b) two monthly payments are delinquent, (c) three monthly payments are delinquent and (d) foreclosure proceedings have begun, calculated in accordance with the OTS method;

(viii)  the Delinquency Percentage and the Realized Loss Percentage;

(ix)  the Stated Principal Balance of any REO Property as of the close of business on the last Business Day of the calendar month preceding the Distribution Date;

(x)  the aggregate amount of Principal Prepayments made during the related Prepayment Period;

(xi)  the aggregate amount of Realized Losses incurred during the related Prepayment Period (or, in the case of Bankruptcy Losses allocable to interest, during the related Due Period), separately identifying whether such Realized Losses constituted Bankruptcy Losses;

(xii)  the aggregate amount of Extraordinary Trust Fund Expenses withdrawn from the related Collection Account or the Distribution Account for such Distribution Date;

(xiii)  the aggregate Certificate Principal Balance of each such Class of Certificates, after giving effect to the distributions, and allocations of Realized Losses and Extraordinary Trust Fund Expenses, made on such Distribution Date, separately identifying any reduction thereof due to allocations of Realized Losses and Extraordinary Trust Fund Expenses;

(xiv)  the Certificate Factor for each such Class of Certificates applicable to such Distribution Date;

(xv)  the Interest Distribution Amount in respect of each such Class of Certificates for such Distribution Date (separately identifying any reductions in the case of Subordinate Certificates resulting from the allocation of Realized Losses allocable to interest and Extraordinary Trust Fund Expenses on such Distribution Date) and the respective portions thereof, if any, remaining unpaid following the distributions made in respect of such Certificates on such Distribution Date;

(xvi)  the aggregate amount of any Prepayment Interest Shortfalls for such Distribution Date, to the extent not covered by payments by the Servicers pursuant to Section 3.24 or the Master Servicer pursuant to Section 3A.10;

(xvii)  the aggregate amount of Relief Act Interest Shortfalls for such Distribution Date;

(xviii)  the Net Monthly Excess Cashflow, the Overcollateralization Target Amount, the Overcollateralized Amount, the Overcollateralization Reduction Amount, the Overcollateralization Increase Amount and the Credit Enhancement Percentage;

(xix)  with respect to Mortgage Loans as to which a Final Liquidation has occurred, the number of Mortgage Loans, the unpaid principal balance of such Mortgage Loans as of the date of such Final Liquidation and the amount of proceeds (including Liquidation Proceeds and Insurance Proceeds) collected in respect of such Mortgage Loans;

(xx)  any Allocated Realized Loss Amount with respect to each Class of Certificates for such Distribution Date;

(xxi)  the amounts deposited into the Net WAC Rate Carryover Reserve Account for such Distribution Date, the amounts withdrawn from such account and distributed to each Class of Certificates, and the amounts remaining on deposit in such account after all deposits into and withdrawals from such account on such Distribution Date;

(xxii)  the Net WAC Rate Carryover Amounts for each Class of Certificates, if any, for such Distribution Date and the amounts remaining unpaid after reimbursements therefor on such Distribution Date;

(xxiii)  whether a Stepdown Date or Trigger Event is in effect;

(xxiv)  the total cashflows received and the general sources thereof;

(xxv)  if applicable, unless otherwise set forth in the Form 10-D relating to such Distribution Date, material modifications, extensions or waivers to mortgage loan terms, fees, penalties or payments during the preceding calendar month or that have become material over time;

(xxvi)  the applicable Record Dates, Interest Accrual Periods and Determination Dates for calculating distributions for such Distribution Date;

(xxvii)  payments, if any, made under the Interest Rate Cap Agreement and the amount distributed to the Floating Rate Certificates from payments made under the Interest Rate Cap Agreement;

(xxviii)  the Significance Percentage for such Distribution Date; and

(xxix)  the respective Pass-Through Rates applicable to the Floating Rate Certificates for such Distribution Date (and whether such Pass-Through Rate was limited by the Net WAC Pass-Through Rate) and the Pass-Through Rate applicable to the Floating Rate Certificates for the immediately succeeding Distribution Date.

In the case of information furnished pursuant to subclauses (i) through (iii) above, the amounts shall be expressed as a dollar amount per Single Certificate of the relevant Class.

The Trust Administrator will make such statement (and, at its option, any additional files containing the same information in an alternative format) available each month to Certificateholders, the Master Servicer, the Servicers, the Depositor, the Credit Risk Manager, the Interest Rate Cap Provider and the Rating Agencies via the Trust Administrator’s internet website. The Trust Administrator’s internet website shall initially be located at “www.ctslink.com”. Assistance in using the website can be obtained by calling the Trust Administrator’s customer service desk at (301) 815-6600. Parties that are unable to use the above distribution options are entitled to have a paper copy mailed to them via first class mail by calling the customer service desk and indicating such. The Trust Administrator shall have the right to change the way such statements are distributed in order to make such distribution more convenient and/or more accessible to the above parties and the Trust Administrator shall provide timely and adequate notification to all above parties regarding any such changes. As a condition to access the Trust Administrator’s internet website, the Trust Administrator may require registration and the acceptance of a disclaimer. The Trust Administrator will not be liable for the dissemination of information in accordance with this Agreement. The Trust Administrator shall also be entitled to rely on but shall not be responsible for the content or accuracy of any information provided by third parties for purposes of preparing the distribution date statement and may affix thereto any disclaimer it deems appropriate in its reasonable discretion (without suggesting liability on the part of any other party thereto).

For all purposes of this Agreement, with respect to any Mortgage Loan, delinquencies shall be determined by the Trust Administrator from information provided by the related Servicer and reported by the Trust Administrator based on the OTS methodology for determining delinquencies on mortgage loans similar to the Mortgage Loans. By way of example, a Mortgage Loan would be delinquent with respect to a Monthly Payment due on a Due Date if such Monthly Payment is not made by the close of business on the Mortgage Loan's next succeeding Due Date, and a Mortgage Loan would be more than 30-days Delinquent with respect to such Monthly Payment if such Monthly Payment were not made by the close of business on the Mortgage Loan’s second succeeding Due Date. Each Servicer hereby represents and warrants to the Depositor that such Servicer is not subject to any delinquency recognition policy established by the primary safety and soundness regulator, if any, of such Servicer, that is more restrictive than the foregoing delinquency recognition policy.

Within a reasonable period of time after the end of each calendar year, the Trust Administrator shall, upon written request, forward to each Person (with a copy to the Trustee) who at any time during the calendar year was a Holder of a Regular Certificate a statement containing the information set forth in subclauses (i) through (iii) above, aggregated for such calendar year or applicable portion thereof during which such person was a Certificateholder. Such obligation of the Trust Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trust Administrator pursuant to any requirements of the Code as from time to time are in force.

On each Distribution Date, the Trust Administrator shall make available to the Depositor, each Holder of a Residual Certificate, the Trustee, the Servicers and the Credit Risk Manager, a copy of the reports forwarded to the Regular Certificateholders on such Distribution Date and a statement setting forth the amounts, if any, actually distributed with respect to the Residual Certificates, respectively, on such Distribution Date.

Within a reasonable period of time after the end of each calendar year, the Trust Administrator shall forward to each Person (with a copy to the Trustee) who at any time during the calendar year was a Holder of a Residual Certificate a statement setting forth the amount, if any, actually distributed with respect to the Residual Certificates, as appropriate, aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Trust Administrator shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trust Administrator to such Holders pursuant to the rules and regulations of the Code as are in force from time to time.

Upon request, the Trust Administrator shall forward to each Certificateholder, during the term of this Agreement, such periodic, special, or other reports or information, whether or not provided for herein, as shall be reasonable with respect to the Certificateholder, or otherwise with respect to the purposes of this Agreement, all such reports or information to be provided at the expense of the Certificateholder in accordance with such reasonable and explicit instructions and directions as the Certificateholder may provide. For purposes of this Section 4.02, the Trust Administrator’s duties are limited to the extent that the Master Servicer receives timely reports as required from the Servicers.

On each Distribution Date, the Trust Administrator shall provide Bloomberg Financial Markets, L.P. (“Bloomberg”) on its website (1) CUSIP level factors for each class of Certificates as of such Distribution Date and (2) the number and aggregate unpaid principal balance of Mortgage Loans that are (a) delinquent 30 to 59 days, (b) delinquent 60 to 89 days, (c) delinquent 90 or more days in each case, as of the last day of the preceding calendar month, (d) as to which foreclosure proceedings have been commenced and (e) with respect to which the related Mortgagor has filed for protection under applicable bankruptcy laws, with respect to whom bankruptcy proceedings are pending or with respect to whom bankruptcy protection is in force, in each case using a format and media mutually acceptable to the Trust Administrator and Bloomberg.

For each Distribution Date, the Trust Administrator shall calculate the Significance Percentage of the Interest Rate Cap Agreement. If on any Distribution Date through and including the Distribution Date in December 2007, the Significance Percentage is equal to or greater than 10%, the Trust Administrator shall promptly notify the Depositor and the Trust Administrator shall file, by Form 10-D no later than fifteen days following the related Distribution Date, the financial statements of the Interest Rate Cap Provider as required by Item 1115 of Regulation AB.

SECTION 4.03	Remittance Reports; P&I Advances.

(a)  With respect to GMAC, no later than the 10th day of each calendar month, with respect to Ocwen, no later than the 18th day of each calendar month and with respect to Countrywide, no later than 2:00 p.m. New York time on the third Business Day following the related Prepayment Period, each Servicer shall deliver to the Master Servicer and the Trust Administrator, in a mutually agreed upon electronic format or by such other means as such Servicer and the Trust Administrator containing such information regarding the Mortgage Loans as is needed by the Trust Administrator to perform its duties as set forth in Section 4.01 and 4.02 hereof. Such Remittance Report will also include a delinquency report substantially in the form set forth in Exhibit M-1, the monthly remittance advice substantially in the form set forth in Exhibit M-2, and a realized loss report substantially in the form set forth in Exhibit M-3 (or in each case, such other format as mutually agreed to between such Servicer and the Trust Administrator and, with respect to Remittance Reports delivered by Countrywide only, in the format set forth in Exhibit O-1, Exhibit O-2 and Exhibit O-3). No later than three Business Days after the 15th day of each calendar month, each Servicer shall furnish to the Trust Administrator a monthly report containing such information regarding prepayments in full on Mortgage Loans during the applicable Prepayment Period in a format as mutually agreed to between such Servicer and the Trust Administrator. Neither the Trustee nor the Trust Administrator shall be responsible to recompute, recalculate or verify any information provided to it by such Servicer.

(b)  With respect to any Mortgage Loan on which a Monthly Payment was due during the related Due Period and delinquent on the related Determination Date, the amount of the Servicer's P&I Advance will be equal to the amount of the Monthly Payment (net of the related Servicing Fee) that is delinquent as of the close of business on the related Determination Date; provided, however, that with respect to any Balloon Mortgage Loan that is delinquent on its maturity date, neither the Servicers nor the Master Servicer will be required to advance the related Balloon Payment but will be required to continue to make Advances in accordance with this Section 4.03(b) with respect to such Balloon Mortgage Loan in an amount equal to an assumed scheduled interest that would otherwise be due based on the original amortization schedule for that Balloon Mortgage Loan (with each interest portion thereof net of the related Servicing Fee). With respect to each REO Property, which REO Property was acquired during or prior to the related Prepayment Period and as to which such REO Property an REO Disposition did not occur during the related Prepayment Period, an amount equal to the excess, if any, of the Monthly Payment (net of the related Servicing Fee) that would have been due on the related Due Date in respect of the related Mortgage Loan, over the net income from such REO Property deposited in the related Collection Account pursuant to Section 3.23 for distribution on such Distribution Date.

Each Servicer shall remit in immediately available funds to the Trust Administrator for deposit in the Distribution Account and, in the case of Ocwen and GMAC such funds shall be remitted on or before 2:00 p.m. New York time, on the related Servicer Remittance Date an amount equal to the aggregate amount of P&I Advances, if any, to be made in respect of the Mortgage Loans for the related Distribution Date either (i) from its own funds or (ii) from the related Collection Account, to the extent of funds held therein for future distribution (in which case it will cause to be made an appropriate entry in the records of the related Collection Account that amounts held for future distribution have been, as permitted by this Section 4.03, used by the related Servicer in discharge of any such P&I Advance) or (iii) in the form of any combination of (i) and (ii) aggregating the total amount of P&I Advances to be made by the related Servicer with respect to the Mortgage Loans. Any amounts held for future distribution used by a Servicer to make a P&I Advance as permitted in the preceding sentence shall be appropriately reflected in the related Servicer’s records and replaced by the related Servicer by deposit in the related Collection Account on or before any future Servicer Remittance Date to the extent that the Available Distribution Amount for the related Distribution Date (determined without regard to P&I Advances to be made on the Servicer Remittance Date) shall be less than the total amount that would be distributed to the Certificateholders pursuant to Section 4.01 on such Distribution Date if such amounts held for future distributions had not been so used to make P&I Advances. The Trust Administrator will provide notice to the related Servicer no later than the close of business on the Business Day prior to the Distribution Date via email to the appropriate investor reporting contact of the Servicer (as well as the manager of the Servicer’s investor reporting group) in the event that the amount remitted by the related Servicer to the Trust Administrator on such date is less than the P&I Advances required to be made by the Servicer for the related Distribution Date.

(c)  The obligation of each Servicer to make such P&I Advances is mandatory, notwithstanding any other provision of this Agreement but subject to (d) below, and, with respect to any Mortgage Loan or REO Property, shall continue until a Final Recovery Determination in connection therewith or the removal thereof from the Trust Fund pursuant to any applicable provision of this Agreement, except as otherwise provided in this Section.

(d)  Notwithstanding anything herein to the contrary, no P&I Advance or Servicing Advance shall be required to be made hereunder by a Servicer if such P&I Advance or Servicing Advance would, if made, constitute a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance, respectively. The determination by a Servicer that it has made a Nonrecoverable P&I Advance or a Nonrecoverable Servicing Advance or that any proposed P&I Advance or Servicing Advance, if made, would constitute a Nonrecoverable P&I Advance or Nonrecoverable Servicing Advance, respectively, shall be evidenced by a certification of a Servicing Officer delivered to the Trust Administrator (whereupon, upon receipt of such certification, the Trust Administrator shall forward a copy of such certification to the Depositor, the Trustee and the Credit Risk Manager). Notwithstanding the foregoing, if following the application of Liquidation Proceeds on any Mortgage Loan that was the subject of a Final Recovery Determination, any Servicing Advance with respect to such Mortgage Loan shall remain unreimbursed to a Servicer, then without limiting the provisions of Section 3.11(a), a certification of a Servicing Officer regarding such Nonrecoverable Servicing Advance shall not be required to be delivered by the related Servicer to the Trust Administrator.

(e)  In the event a Servicer fails to make any P&I Advance or Servicing Advance required to be made by it pursuant to this Section 4.03 and such failure is not remedied within the applicable cure period pursuant to Section 7.01(a)(vii), then, pursuant to Section 7.01(a), such Servicer will be terminated, and, in accordance with Sections 7.01(a) and 7.02, the Master Servicer or (if the Master Servicer is a Servicer) the Trustee (in its respective capacity as successor servicer) or another successor servicer shall be required to make such P&I Advance or Servicing Advance on the Distribution Date with respect to which the related Servicer was required to make such P&I Advance or Servicing Advance, subject to the Master Servicer’s or the Trustee’s (or other successor servicer’s) determination of recoverability. None of the Master Servicer, the Servicers or the Trustee (or other successor servicer) shall be required to make any P&I Advance or Servicing Advance to cover any Relief Act Interest Shortfall on any Mortgage Loan. If the Master Servicer (or other successor servicer) is required to make any P&I Advance or Servicing Advance, such P&I Advance or Servicing Advance may be made by it in the manner set forth above.

SECTION 4.04	Allocation of Realized Losses.

(a)  Prior to each Distribution Date, each Servicer shall determine as to each Mortgage Loan and REO Property: (i) the total amount of Realized Losses, if any, incurred in connection with any Final Recovery Determinations made during the related Prepayment Period; (ii) whether and the extent to which such Realized Losses constituted Bankruptcy Losses; and (iii) the respective portions of such Realized Losses allocable to interest and allocable to principal. Prior to each Distribution Date, each Servicer shall also determine as to each Mortgage Loan: (A) the total amount of Realized Losses, if any, incurred in connection with any Deficient Valuations made during the related Prepayment Period; and (B) the total amount of Realized Losses, if any, incurred in connection with Debt Service Reductions in respect of Monthly Payments due during the related Due Period. The information described in the two preceding sentences that is to be supplied by each Servicer shall be either included in the related Remittance Report (in form and format reasonably required and mutually agreed upon by the Servicers and the Master Servicer) or evidenced by an Officers’ Certificate delivered to the Trust Administrator and the Trustee by the related Servicer prior to the Determination Date immediately following the end of (x) in the case of Bankruptcy Losses allocable to interest, the Due Period during which any such Realized Loss was incurred, and (y) in the case of all other Realized Losses, the Prepayment Period during which any such Realized Loss was incurred.

(b)  All Realized Losses on the Mortgage Loans shall be allocated by the Trust Administrator on each Distribution Date as follows: first, to the Interest Distribution Amount for the Class CE-1 Certificates for the related Interest Accrual Period; second, to payments received under the Interest Rate Cap Agreement, third, to the Class CE-1 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; fourth, to the Class M-10 Certificates, until the Certificate Principal Balance thereof has been reduced to zero, fifth, to the Class M-9 Certificates, until the Certificate Principal Balance thereof has been reduced to zero, sixth, to the Class M-8 Certificates until the Certificate Principal Balance thereof has been reduced to zero; seventh, to the Class M-7 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; eighth, to the Class M-6 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; ninth, to the Class M-5 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; tenth, to the Class M-4 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; eleventh, to the Class M-3 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; twelfth, to the Class M-2 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; and thirteenth, to the Class M-1 Certificates, until the Certificate Principal Balance thereof has been reduced to zero.

All Realized Losses to be allocated to the Certificate Principal Balances of all Classes on any Distribution Date shall be so allocated after the actual distributions to be made on such date as provided above. All references above to the Certificate Principal Balance of any Class of Certificates shall be to the Certificate Principal Balance of such Class immediately prior to the relevant Distribution Date, before reduction thereof by any Realized Losses, in each case to be allocated to such Class of Certificates, on such Distribution Date.

Any allocation of Realized Losses to a Mezzanine Certificate on any Distribution Date shall be made by reducing the Certificate Principal Balance thereof by the amount so allocated and any allocation of Realized Losses to a Class CE-1 Certificate shall be made by reducing the amount otherwise payable in respect thereof pursuant to Section 4.01(a)(3). No allocations of any Realized Losses shall be made to the Certificate Principal Balances of the Class A Certificates or the Class P Certificates.

(c)  The REMIC I Marker Allocation Percentage of all Realized Losses on the Mortgage Loans shall be allocated by the Trust Administrator on each Distribution Date to the following REMIC I Regular Interests in the specified percentages, as follows: first, to Uncertificated Interest payable to the REMIC I Regular Interest I-LTAA and REMIC I Regular Interest I-LTZZ up to an aggregate amount equal to the REMIC I Interest Loss Allocation Amount, 98% and 2%, respectively; second, to the Uncertificated Balances of the REMIC I Regular Interest I-LTAA and REMIC I Regular Interest I-LTZZ up to an aggregate amount equal to the REMIC I Principal Loss Allocation Amount, 98% and 2%, respectively; third, to the Uncertificated Balances of REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTM10 and REMIC I Regular Interest I-LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC I Regular Interest I-LTM10 has been reduced to zero; fourth, to the Uncertificated Balances of REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTM9 and REMIC I Regular Interest I-LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC I Regular Interest I-LTM9 has been reduced to zero; fifth, to the Uncertificated Balances of REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTM8 and REMIC I Regular Interest I-LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC I Regular Interest I-LTM8 has been reduced to zero; sixth, to the Uncertificated Balances of REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTM7 and REMIC I Regular Interest I-LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC I Regular Interest I-LTM7 has been reduced to zero; seventh, to the Uncertificated Balances of REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTM6 and REMIC I Regular Interest I-LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC I Regular Interest I-LTM6 has been reduced to zero; eighth, to the Uncertificated Balances of REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTM5 and REMIC I Regular Interest I-LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC I Regular Interest I-LTM5 has been reduced to zero; ninth, to the Uncertificated Balances of REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTM4 and REMIC I Regular Interest I-LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC I Regular Interest I-LTM4 has been reduced to zero; tenth, to the Uncertificated Balances of REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTM3 and REMIC I Regular Interest I-LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC I Regular Interest I-LTM3 has been reduced to zero; eleventh, to the Uncertificated Balances of REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTM2 and REMIC I Regular Interest I-LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC I Regular Interest I-LTM2 has been reduced to zero and twelfth, to the Uncertificated Balances of REMIC I Regular Interest I-LTAA, REMIC I Regular Interest I-LTM1 and REMIC I Regular Interest I-LTZZ, 98%, 1% and 1%, respectively, until the Uncertificated Balance of REMIC I Regular Interest I-LTM1 has been reduced to zero.

(d)  The REMIC I Sub WAC Allocation Percentage of all Realized Losses shall be applied after all distributions have been made on each Distribution Date first, so as to keep the Uncertificated Balance of each REMIC I Regular Interest ending with the designation “GRP” equal to 0.01% of the aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group; second, to each REMIC I Regular Interest ending with the designation “SUB,” so that the Uncertificated Balance of each such REMIC I Regular Interest is equal to 0.01% of the excess of (x) the aggregate Stated Principal Balance of the Mortgage Loans in the related Loan Group over (y) the current Certificate Principal Balance of the Class A Certificate in the related Loan Group (except that if any such excess is a larger number than in the preceding distribution period, the least amount of Realized Losses shall be applied to such REMIC I Regular Interests such that the REMIC I Subordinated Balance Ratio is maintained); and third, any remaining Realized Losses shall be allocated to REMIC I Regular Interest I-LTXX.

SECTION 4.05	Compliance with Withholding Requirements.

Notwithstanding any other provision of this Agreement, the Trust Administrator shall comply with all federal withholding requirements respecting payments to Certificateholders of interest or original issue discount that the Trust Administrator reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for such withholding. In the event the Trust Administrator does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Trust Administrator shall indicate the amount withheld to such Certificateholders.

SECTION 4.06	Net WAC Rate Carryover Reserve Account.

(a)  No later than the Closing Date, the Trust Administrator shall establish and maintain a separate, segregated trust account titled, “Net WAC Rate Carryover Reserve Account, Wells Fargo Bank, N.A., as Trust Administrator, in trust for the registered holders of Citigroup Mortgage Loan Trust, Asset-Backed Pass-Through Certificates, Series 2007-AMC2.”

(b)  On each Distribution Date, the Trust Administrator has been directed by the Class CE-1 Certificateholders to, and therefore shall, deposit into the Net WAC Rate Carryover Reserve Account, any Net WAC Rate Carryover Amounts for such Distribution Date, rather than distributing such amounts to the Class CE-1 Certificateholders. In addition, any payments received by the Trust Administrator under the Interest Rate Cap Agreement on each Distribution Date will be deposited into the Net WAC Rate Carryover Reserve Account. On each such Distribution Date, the Trust Administrator shall hold all such amounts for the benefit of the Holders of the Floating Rate Certificates, and shall distribute the aggregate Net WAC Rate Carryover Amount, if any, for such Distribution Date from the Net WAC Rate Carryover Reserve Account to the Holders of the Floating Rate Certificates in the amounts and priorities set forth in Section 4.01(g).

On each Distribution Date, after the payment of any Net WAC Rate Carryover Amounts on the Floating Rate Certificates, any amounts remaining in the Net WAC Rate Carryover Reserve Account (solely to the extent of payments received by the Trust Administrator under the Interest Rate Cap Agreement), shall be payable to the Trust Administrator as additional compensation to it, subject to the immediately following paragraph. For so long as any Floating Rate Certificates are beneficially owned by the Depositor or any of its Affiliates, the Depositor shall refund or cause such Affiliate to refund any amounts paid to it under the Interest Rate Cap Agreement to the Trust Administrator who shall, pursuant to the terms of the Interest Rate Cap Agreement, return such amount to the counterparty thereunder.

(c)  It is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Net WAC Rate Carryover Reserve Account be disregarded as an entity separate from the Holder of the Class CE-1 Certificates unless and until the date when either (a) there is more than one Class CE-1 Certificateholder or (b) any Class of Certificates in addition to the Class CE-1 Certificates is recharacterized as an equity interest in the Net WAC Rate Carryover Reserve Account for federal income tax purposes, in which case it is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Net WAC Rate Carryover Reserve Account be treated as a partnership. If the Net WAC Rate Carryover Reserve Account becomes characterized as a partnership for federal income tax purposes, the Trust Administrator shall (i) obtain, or cause to be obtained, a taxpayer identification number for the Net WAC Rate Carryover Reserve Account and (ii) prepare and file, or cause to be prepared and filed, any necessary federal, state or local tax returns for the Net WAC Rate Carryover Reserve Account. All amounts deposited into the Net WAC Rate Carryover Reserve Account (other than amounts received under the Interest Rate Cap Agreement) shall be treated as amounts distributed by REMIC II to the Holder of the Class CE-1 Interest and by REMIC III to the Holder of the Class CE-1 Certificates. The Net WAC Rate Carryover Reserve Account will be an “outside reserve fund” within the meaning of Treasury Regulation Section 1.860G-2(h). Upon the termination of the Trust Fund, or the payment in full of the Floating Rate Certificates, all amounts remaining on deposit in the Net WAC Rate Carryover Reserve Account shall be released by the Trust Fund and distributed to the Class CE-1 Certificateholders or their designees. The Net WAC Rate Carryover Reserve Account shall be part of the Trust Fund but not part of any Trust REMIC and any payments to the Holders of the Floating Rate Certificates of Net WAC Rate Carryover Amounts will not be payments with respect to a “regular interest” in a REMIC within the meaning of Code Section 860(G)(a)(1).

(d)  By accepting a Class CE-1 Certificate, each Class CE-1 Certificateholder hereby agrees to direct the Trust Administrator, and the Trust Administrator is hereby is directed, to deposit into the Net WAC Rate Carryover Reserve Account the amounts described above on each Distribution Date rather than distributing such amounts to the Class CE-1 Certificateholders. By accepting a Class CE-1 Certificate, each Class CE-1 Certificateholder further agrees that such direction is given for good and valuable consideration, the receipt and sufficiency of which is acknowledged by such acceptance.

(e)  All amounts on deposit in the Net WAC Rate Carryover Reserve Account shall remain uninvested.

(f)  For federal tax return and information reporting, the right of the Holders of the Floating Rate Certificates to receive payments from the Net WAC Rate Carryover Reserve Account in respect of any Net WAC Rate Carryover Amount may have more than a de minimis value.

SECTION 4.07	Exchange Commission Filings; Additional Information.

(a)     (i) Within 15 days after each Distribution Date (subject to permitted extensions under the Exchange Act), the Trust Administrator shall, in accordance with industry standards, prepare and file with the Commission via the Electronic Data Gathering and Retrieval System (“EDGAR”), a distribution report on Form 10-D, signed by the Master Servicer, with a copy of the Monthly Statement to be furnished by the Trust Administrator to the Certificateholders for such Distribution Date attached thereto. Any disclosure in addition to the Monthly Statement that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall be reported by the parties set forth on Exhibit B to the Depositor and the Trust Administrator and directed and approved by the Depositor pursuant to the following paragraph, and the Trust Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure, except as set forth in the next paragraph.

(ii)     As set forth on Exhibit B hereto, within 5 calendar days after the related Distribution Date, (i) the parties described on Exhibit B shall be required to provide to the Trust Administrator and to the Depositor, to the extent known by a Responsible Officer thereof, in EDGAR-compatible format, or in such other format as otherwise agreed upon by the Trust Administrator and such party, the form and substance of any Additional Form 10-D Disclosure, if applicable, together with an Additional Disclosure Notification in the form of Exhibit K hereto and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D. The Trust Administrator has no duty under this Agreement to monitor or enforce the performance by the other parties listed on Exhibit B of their duties under this paragraph or proactively solicit or procure from such other parties any Additional Form 10-D Disclosure information. The Depositor will be responsible for any reasonable fees and expenses assessed or incurred by the Trust Administrator in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph.

Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.” The Depositor hereby represents to the Trust Administrator that the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days. The Depositor shall notify the Trust Administrator in writing, no later than the fifth calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D, if the answer to either question should be “no.” The Trust Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any such report.

After preparing the Form 10-D, the Trust Administrator shall forward electronically a copy of the Form 10-D to the Depositor (provided that such Form 10-D includes any Additional Form 10-D Disclosure). Within two Business Days after receipt of such copy, but no later than the 12th calendar day after the Distribution Date, the Depositor shall notify the Trust Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D. In the absence of receipt of any written changes or approval, the Trust Administrator shall be entitled to assume that such Form 10-D is in final form and the Trust Administrator may proceed with the process for execution and filing of the Form 10-D. A duly authorized representative of the Master Servicer shall sign each Form 10-D. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Trust Administrator will follow the procedures set forth in Section 4.07(a)(vi). Promptly (but no later than one Business Day) after filing with the Commission, the Trust Administrator will make available on its internet website a final executed copy of each Form 10-D filed by the Trust Administrator. Each party to this Agreement acknowledges that the performance by each of the Master Servicer and the Trust Administrator of its duties under this Section 4.07(a)(ii) related to the timely preparation, execution and filing of Form 10-D is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under this Section 4.07(a)(ii). The Depositor acknowledges that the performance by each of the Master Servicer and the Trust Administrator of its respective duties under this Section 4.07(a)(ii) related to the preparation and execution of Form 10-D is also contingent upon the Servicers, the Custodian and any Servicing Function Participant strictly observing deadlines no later than those set forth in this paragraph that are applicable to the parties to this Agreement in the delivery to the Trust Administrator of any necessary Additional Form 10-D Disclosure. Neither the Master Servicer nor the Trust Administrator shall have any liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare or execute and/or timely file such Form 10-D, where such failure results from the Trust Administrator’s inability or failure to obtain or receive, on a timely basis, any information from any other party hereto or any Servicing Function Participant needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct. Notwithstanding anything contained herein, the Trust Administrator shall promptly notify the Depositor if a Form 10-D cannot be timely filed prior to the related filing deadline.

(iii)     Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”), and if requested by the Depositor, the Trust Administrator shall prepare and file on behalf of the Trust a Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (other than the initial Form 8-K) (“Form 8-K Disclosure Information”) shall be reported by the parties set forth on Exhibit B and, pursuant to the following paragraph, directed and approved by the Depositor, and the Trust Administrator will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information or Form 8-K, except as set forth in the next paragraph.

As set forth on Exhibit B hereto, for so long as the Trust is subject to the Exchange Act reporting requirements, no later than close of business (New York City time) on the 2nd Business Day after the occurrence of a Reportable Event (i) the parties set forth on Exhibit B shall be required pursuant to Section 4.07(a)(v) below to provide to the Trust Administrator and the Depositor, to the extent known by a Responsible Officer thereof, in EDGAR-compatible format, or in such other format as otherwise agreed upon by the Trust Administrator, the Depositor and such party, the form and substance of any Form 8-K Disclosure Information, if applicable, together with an Additional Disclosure Notification and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K. The Depositor will be responsible for any reasonable fees and expenses assessed or incurred by the Trust Administrator in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this Section.

After preparing the Form 8-K, the Trust Administrator shall forward electronically a copy of the Form 8-K to the Depositor. Promptly, but no later than the close of business on the third Business Day after the Reportable Event, the Depositor shall notify the Trust Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K. In the absence of receipt of any written changes or approval, the Trust Administrator shall be entitled to assume that such Form 8-K is in final form and the Trust Administrator may proceed with the process for execution and filing of the Form 8-K. A duly authorized representative of the Master Servicer shall sign each Form 8-K. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Trust Administrator will follow the procedures set forth in Section 4.07(a)(vi). Promptly (but no later than one Business Day) after filing with the Commission, the Trust Administrator will make available on its internet website a final executed copy of each Form 8-K filed by the Trust Administrator. The parties to this Agreement acknowledge that the performance by each of the Master Servicer and the Trust Administrator of its duties under this Section 4.07(a)(iii) related to the timely preparation, execution and filing of Form 8-K is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under this Section 4.07(a)(iii). The Depositor acknowledges that the performance by each of the Master Servicer and the Trust Administrator of its duties under this Section 4.07(a)(iii) related to the preparation, execution and filing of Form 8-K is also contingent upon the Servicers, the Custodian and any Servicing Function Participant strictly observing deadlines no later than those set forth in this paragraph or in the Custodial Agreement, that are applicable to the parties to this Agreement or in the Custodial Agreement in the delivery to the Trust Administrator of any necessary Form 8-K Disclosure Information. Neither the Master Servicer nor the Trust Administrator shall have any liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare, execute or timely file such Form 8-K, where such failure results from the Trust Administrator’s inability or failure to obtain or receive, on a timely basis, any information from the Servicers, the Custodian or any Servicing Function Participant (other than any Servicing Function Participant engaged by the Master Servicer or Trust Administrator) needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct. Notwithstanding anything contained herein, the Trust Administrator shall promptly notify the Depositor if a Form 8-K cannot be timely filed prior to the related filing deadline.

(iv)     On or prior to the 90th day after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”) (it being understood that the fiscal year for the Trust ends on December 31st of each year), commencing in March 2008, the Trust Administrator shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Trust Administrator within the applicable time frames set forth in this Agreement:

(a)     an annual compliance statement for the Servicers, the Master Servicer, the Trust Administrator and any Servicing Function Participant engaged by such parties (each, a “Reporting Servicer”) as described under Section 3.20 of this Agreement, provided, however, that the Trust Administrator, at its discretion, may omit from the Form 10-K any annual compliance statement that is not required to be filed with such Form 10-K pursuant to Regulation AB;

(b)     (A) the annual reports on assessment of compliance with Servicing Criteria for each Reporting Servicer, as described under Section 3.21 of this Agreement and (B) if each such Reporting Servicer’s report on assessment of compliance with Servicing Criteria identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if each such Reporting Servicer’s report on assessment of compliance with Servicing Criteria is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, provided, however, that the Trust Administrator, at its discretion, may omit from the Form 10-K any assessment of compliance or attestation report described in clause (c) below that is not required to be filed with such Form 10-K pursuant to Regulation AB;

(c)     (A) the registered public accounting firm attestation report for each Reporting Servicer, as described under Section 3.21 of this Agreement and (B) if any registered public accounting firm attestation report identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included; and

(d)     a Sarbanes-Oxley Certification as described in this Section 4.07(a)(iv).

Any disclosure or information in addition to (a) through (d) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall be reported by the parties set forth on Exhibit B to the Depositor and the Trust Administrator and directed and approved by the Depositor pursuant to the following paragraph, and the Trust Administrator will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure, except as set forth in the next paragraph.

As set forth on Exhibit B hereto, no later than March 15th (with no cure period) of each year that the Trust is subject to the Exchange Act reporting requirements, commencing in 2008, (i) the parties described on Exhibit B shall be required to provide to the Trust Administrator and to the Depositor, to the extent known by a Responsible Officer thereof, in EDGAR-compatible format, or in such other format as otherwise agreed upon by the Trust Administrator and such party, the form and substance of any Additional Form 10-K Disclosure, if applicable, together with an Additional Disclosure Notification, and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K. The Trust Administrator has no duty under this Agreement to monitor or enforce the performance by the other parties listed on Exhibit B of their duties under this paragraph or proactively solicit or procure from such other parties any Additional Form 10-K Disclosure information. The Depositor will be responsible for any reasonable fees and expenses assessed or incurred by the Trust Administrator in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph.

Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it “(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.” The Depositor hereby represents to the Trust Administrator that the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days. The Depositor shall notify the Trust Administrator in writing, no later than March 15th with respect to the filing of a report on Form 10-K, if the answer to either question should be “no.” The Trust Administrator shall be entitled to rely on such representations in preparing, executing and/or filing any such report.

After preparing the Form 10-K, the Trust Administrator shall forward electronically a copy of the Form 10-K to the Depositor. Within three Business Days after receipt of such copy, but no later than March 25th, the Depositor shall notify the Trust Administrator in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K. In the absence of receipt of any written changes or approval, the Trust Administrator shall be entitled to assume that such Form 10-K is in final form, and the Trust Administrator may proceed with the process for execution and filing of the Form 10-K. A senior officer of the Master Servicer in charge of the master servicing function shall sign the Form 10-K (subject to the receipt by the Master Servicer of all required Back-up Certifications). If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Trust Administrator will follow the procedures set forth in Section 4.07(a)(vi). Promptly (but no later than one Business Day) after filing with the Commission, the Trust Administrator will make available on its internet website a final executed copy of each Form 10-K filed by the Trust Administrator. Notwithstanding the foregoing, if by the second Business Day prior to the 10-K Filing Deadline, the Trust Administrator determines that it will be unable to file the Form 10-K by the 10-K Filing Deadline, the Trust Administrator will deliver the Form 10-K and each of the items set forth in (iv)(a) through (d) above to the Depositor for filing. The Trust Administrator will then be relieved of any of its obligations to prepare and file such Form 10-K and the Trust Administrator shall not be liable if such Form 10-K is not filed by the 10-K Filing Deadline. The parties to this Agreement acknowledge that the performance by each of the Master Servicer and the Trust Administrator of its duties under this Section 4.07(a)(iv) related to the timely preparation, execution and filing of Form 10-K is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under this Section 4.07(a)(iv), Section 3.20 and Section 3.21. The Depositor acknowledges that the performance by each of the Master Servicer and the Trust Administrator of its duties under this Section 4.07(a)(iv) related to the timely preparation and execution of Form 10-K is also contingent upon the Servicers, the Custodian (if a party to this Agreement) and any Servicing Function Participant strictly observing deadlines no later than those set forth in this paragraph that are applicable to the parties to this Agreement in the delivery to the Trust Administrator of any necessary Additional Form 10-K Disclosure, any annual statement of compliance and any assessment of compliance and attestation pursuant to this Agreement, the Custodial Agreement or any other applicable agreement. Neither the Master Servicer nor the Trust Administrator shall have any liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-K, where such failure results from the Trust Administrator’s inability or failure to obtain or receive, on a timely basis, any information from the Servicers, the Custodian or any Servicing Function Participant needed to prepare, arrange for execution or file such Form 10-K, not resulting from its own negligence, bad faith or willful misconduct. Notwithstanding anything contained herein, the Trust Administrator shall promptly notify the Depositor if a Form 10-K cannot be timely filed prior to the related filing deadline.

Each Form 10-K shall include a Sarbanes-Oxley Certification, exactly as set forth in Exhibit H-1 attached hereto, required to be included therewith pursuant to the Sarbanes-Oxley Act. The Servicers, the Master Servicer and the Trust Administrator shall provide, and each such party shall cause any Servicing Function Participant engaged by it to provide, to the Person who signs the Sarbanes-Oxley Certification (the “Certifying Person”), by March 15th (with no cure period) of each year in which the Trust is subject to the reporting requirements of the Exchange Act and otherwise within a reasonable period of time upon request, a certification (each, a “Back-Up Certification”), in the form attached hereto as Exhibit H-2, upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. The senior officer of the Master Servicer in charge of the master servicing function shall serve as the Certifying Person on behalf of the Trust. Such officer of the Certifying Person can be contacted by e-mail at cts.sec.notifications@wellsfargo.com or by facsimile at 410-715-2380. In the event any such party or any Servicing Function Participant engaged by such party is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement, as the case may be, such party shall provide a Back-Up Certification to the Certifying Person pursuant to this Section 4.07 (a)(iv) with respect to the period of time it was subject to this Agreement or any applicable sub-servicing agreement, as the case may be. Notwithstanding the foregoing, (i) the Master Servicer and the Trust Administrator shall not be required to deliver a Back-Up Certification to each other if both are the same Person and the Master Servicer is the Certifying Person and (ii) the Master Servicer shall not be obligated to sign the Sarbanes-Oxley Certification in the event that it does not receive any Back-Up Certification required to be furnished to it pursuant to this section or any Servicing Agreement.

(v)     With respect to any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or any Form 8-K Disclosure Information (collectively, the “Additional Disclosure”) relating to the Trust Fund, the Trust Administrator’s obligation to include such Additional Information in the applicable Exchange Act report is subject to its receipt of such information from the entity that is indicated in Exhibit B as the responsible party for providing such information, if other than the Trust Administrator, as and when required as described in Section 4.07(a)(ii) through (iv) above. Each of the Master Servicer, the Servicers and the Depositor hereby agree to notify and to provide, to the extent known, to the Trust Administrator and the Depositor, all Additional Disclosure relating to the Trust Fund, with respect to which such party is the responsible party for providing that information, as indicated in Exhibit B hereof. Each Servicer shall be responsible for determining the pool concentration applicable to any Sub-Servicer or Originator at any time, for purposes of disclosure as required by Items 1108 and 1110 of Regulation AB.

(vi)     On or prior to January 30 of the first year in which the Trust Administrator is able to do so under applicable law, the Trust Administrator shall prepare and file a Form 15 Suspension Notification relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act.

In the event that the Trust Administrator is unable to timely file with the Commission all or any required portion of any Form 8-K, Form 10-D or Form 10-K required to be filed pursuant to this Agreement because required disclosure information was either not delivered to it or was delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Trust Administrator will promptly electronically notify the Depositor. In the case of Form 10-D and Form 10-K, the parties to this Agreement will cooperate to prepare and file a Form 12b-25 and a Form 10-D/A and Form 10-K/A as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Trust Administrator will, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D. In the event that any previously filed Form 8-K, Form 10-D or Form 10-K needs to be amended in connection with any Additional Form 10-D Disclosure (other than, in the case of Form 10-D, for the purpose of restating any Monthly Statement), Additional Form 10-K Disclosure or Form 8-K Disclosure Information, the Trust Administrator will electronically notify the Depositor and such other parties to the transaction as are affected by such amendment, and such parties will cooperate to prepare any necessary Form 8-K/A, Form 10-D/A or Form 10-K/A. Any Form 15, Form 12b-25 (filed not in relation to Form 10-K or any amendment to Form 10-K) or any amendment to Form 8-K or Form 10-D shall be signed by a duly authorized representative, or senior officer in charge of master servicing, as applicable, of the Master Servicer. Any amendment to Form 10-K or Form 12b-25 filed in relation to Form 10-K or amendment to Form 10-K shall be signed by a duly authorized representative, or senior officer of the Depositor in charge of the securitization. The parties to this Agreement acknowledge that the performance by each of the Master Servicer and the Trust Administrator of its duties under this Section 4.07(a)(vi) related to the timely preparation, execution and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K is contingent upon each such party performing its duties under this Section. Neither the Master Servicer nor the Trust Administrator shall have any liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare, execute and/or timely file any such Form 15, Form 12b-25 or any amendments to Form 8-K, Form 10-D or Form 10-K, where such failure results from the Trust Administrator’s inability or failure to obtain or receive, on a timely basis, any information from the Servicers, the Custodian or any Servicing Function Participant needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Form 8-K, Form 10-D or Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

The Depositor agrees to promptly furnish to the Trust Administrator, from time to time upon request, such further information, reports and financial statements within its control related to this Agreement, and the Mortgage Loans as the Trust Administrator reasonably deems appropriate to prepare and file all necessary reports with the Commission. The Trust Administrator shall have no responsibility to file any items other than those specified in this Section 4.07; provided, however, the Trust Administrator will cooperate with the Depositor in connection with any additional filings with respect to the Trust Fund as the Depositor deems necessary under the Exchange Act. Fees and expenses incurred by the Trust Administrator in connection with this Section 4.07 shall not be reimbursable from the Trust Fund.

(b)  The Trust Administrator shall indemnify and hold harmless the Depositor, the Servicers and their officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) a breach of the Trust Administrator’s obligations under this Section 4.07 or the Trust Administrator’s negligence, bad faith or willful misconduct in connection therewith or (ii) any material misstatement or omission in the Annual Statement of Compliance and the Assessment of Compliance delivered by the Trust Administrator pursuant to Section 3.20 and Section 3.21.

The Depositor shall indemnify and hold harmless the Trust Administrator, the Master Servicer, the Servicers and their respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the obligations of the Depositor under this Section 4.07 or the Depositor’s negligence, bad faith or willful misconduct in connection therewith.

The Master Servicer shall indemnify and hold harmless the Trust Administrator, the Depositor, each Servicer and their respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) a breach of the obligations of the Master Servicer under this Section 4.07 or the Master Servicer’s negligence, bad faith or willful misconduct in connection therewith or (ii) any material misstatement or omission in the Annual Statement of Compliance delivered by the Master Servicer pursuant to Section 3.20 or the Assessment of Compliance delivered by the Master Servicer pursuant to Section 3.21.

Each Servicer shall indemnify and hold harmless the Master Servicer, Trust Administrator and the Depositor and their respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) a breach of the obligations of such Servicer under this Section 4.07 and (ii) any material misstatement or omission in the Annual Statement of Compliance delivered by such Servicer pursuant to Section 3.20 or any Assessment of Compliance delivered by such Servicer pursuant to Section 3.21.

Notwithstanding the provisions set forth in this Agreement, no Servicer shall be obligated to provide any indemnification or reimbursement hereunder to any other party for any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain which are indirect, consequential, punitive or special in nature.

If the indemnification provided for herein is unavailable or insufficient to hold harmless the Depositor, the Master Servicer or the Trust Administrator, as applicable, then the defaulting party, in connection with a breach of its respective obligations under this Section 4.07 or its respective negligence, bad faith or willful misconduct in connection therewith, agrees that it shall contribute to the amount paid or payable by the other parties as a result of the losses, claims, damages or liabilities of the other party in such proportion as is appropriate to reflect the relative fault and the relative benefit of the respective parties.

(c)  Nothing shall be construed from the foregoing subsections (a) and (b) to require the Trust Administrator or any officer, director or Affiliate thereof to sign any Form 10-K or any certification contained therein. Furthermore, the inability of the Trust Administrator to file a Form 10-K as a result of the lack of required information as set forth in Section 4.07(a) or required signatures on such Form 10-K or any certification contained therein shall not be regarded as a breach by the Trust Administrator of any obligation under this Agreement.

(d)  Notwithstanding the provisions of Section 11.01, this Section 4.07 may be amended without the consent of the Certificateholders.

SECTION 4.08	Cap Account.

(a)  No later than the Closing Date, the Trust Administrator shall establish and maintain with itself or the Cap Administrator, a separate, segregated trust account titled, “Wells Fargo Bank, N.A, as Cap Trustee, in trust for the registered holders of Citigroup Mortgage Loan Trust 2007-AMC2, Asset-Backed Certificates, Series 2007-AMC2—Cap Account.” Such account shall be an Eligible Account and amounts therein shall be held uninvested.

(b)  Prior to each Distribution Date, pursuant to the Cap Administration Agreement, prior to any distribution to any Certificate, the Cap Administrator on behalf of the Cap Trustee shall deposit into the Cap Account amounts received by it under the Interest Rate Cap Agreement, for distribution in accordance with Section 4.01(a)(6) above.

(c)  It is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Cap Account be disregarded as an entity separate from the Holder of the Class CE-1 Certificates unless and until the date when either (a) there is more than one Class CE-1 Certificateholder or (b) any Class of Certificates in addition to the Class CE-1 Certificates is recharacterized as an equity interest in the Cap Account for federal income tax purposes, in which case it is the intention of the parties hereto that, for federal and state income and state and local franchise tax purposes, the Cap Account be treated as a partnership. If the Cap Account becomes characterized as a partnership for federal income tax purposes, the Trust Administrator shall (i) obtain, or cause to be obtained, a taxpayer identification number for the Cap Account and (ii) prepare and file, or cause to be prepared and filed, any necessary federal, state or local tax returns for the Cap Account. The Cap Account will be an “outside reserve fund” within the meaning of Treasury Regulation Section 1.860G-2(h). Upon the termination of the Trust Fund, or the payment in full of the Floating Rate Certificates, all amounts remaining on deposit in the Cap Account shall be released by the Trust Fund and distributed to the Class CE-1 Certificateholders or their designees. The Cap Account shall be part of the Trust Fund but not part of any Trust REMIC and any payments to the Holders of the Floating Rate Certificates of Net WAC Rate Carryover Amounts will not be payments with respect to a “regular interest” in a REMIC within the meaning of Code Section 860(G)(a)(1).

By accepting a Class CE-1 Certificate, each Class CE-1 Certificateholder hereby agrees to direct the Trust Administrator, and the Trust Administrator is hereby directed, to deposit into the Cap Account the amounts described above on each Distribution Date.

SECTION 4.09	Collateral Account.

The Trust Administrator (in its capacity as Cap Trustee) is hereby directed to perform the obligations of the Custodian as defined under the Interest Rate Cap Credit Support Annex (the “Interest Rate Cap Custodian”). On or before the Closing Date, the Interest Rate Cap Custodian shall establish an Interest Rate Cap Collateral Account. The Interest Rate Cap Collateral Account shall be held in the name of the Interest Rate Cap Custodian in trust for the benefit of the Certificateholders. The Interest Rate Cap Collateral Account must be an Eligible Account and shall be titled “Interest Rate Cap Collateral Account, Wells Fargo Bank, N.A., as Interest Rate Cap Custodian for registered Certificateholders of Citigroup Mortgage Loan Trust 2007-AMC2, Asset-Backed Pass-Through Certificates, Series 2007-AMC2.”

The Interest Rate Cap Custodian shall credit to the Interest Rate Cap Collateral Account all collateral (whether in form of cash or securities) posted by the Interest Rate Cap Provider to secure the obligations of the Interest Rate Cap Provider in accordance with the terms of the Interest Rate Cap Agreement. Except for investment earnings, the Interest Rate Cap Provider shall not have any legal, equitable or beneficial interest in the Interest Rate Cap Collateral Account other than in accordance with this Agreement, the Interest Rate Cap Agreement, and applicable law. The Interest Rate Cap Custodian shall maintain and apply all collateral earnings thereon on deposit in the Interest Rate Cap Collateral Account in accordance with the Interest Rate Cap Credit Support Annex.

Cash collateral posted by the Interest Rate Cap Provider in accordance with the Interest Rate Cap Credit Support Annex shall be invested at the written direction of the Interest Rate Cap Provider in Permitted Investments in accordance with the requirements of the Interest Rate Cap Credit Support Annex. All amounts earned on amounts on deposit in the Interest Rate Cap Collateral Account (whether cash collateral or securities) shall be for the account of and taxable to the Interest Rate Cap Provider.

The Interest Rate Cap Custodian shall not be liable for the selection of Permitted Investments or for any investment losses incurred through investment of the Posted Collateral (as defined in the Interest Rate Cap Credit Support Annex) into Permitted Investments rated at least (x) AAAm or AAAm-G by S&P and (y) Prime-1 by Moody’s or Aaa by Moody’s, as directed by the Interest Rate Cap Provider. The Interest Rate Cap Custodian shall have no liability in respect of losses incurred as a result of the liquidation of any such Permitted Investments prior to its stated maturity or failure of the Interest Rate Cap Provider to provide timely written direction.

Upon the occurrence of an Event of Default or Specified Condition (each as defined in the Interest Rate Cap Agreement) with respect to the Interest Rate Cap Provider or upon occurrence or designation of an Early Termination Date (as defined in the Interest Rate Cap Agreement) as a result of any such Event of Default or Specified Condition with respect to the Interest Rate Cap Provider, and, in either such case, unless the Interest Rate Cap Provider has paid in full all of its Obligations (as defined in the Interest Rate Cap Credit Support Annex) that are then due, then any collateral posted by the Interest Rate Cap Provider in accordance with the Interest Rate Cap Credit Support Annex shall be applied to the payment of any Obligations due to Party B (as defined in the Interest Rate Cap Agreement) in accordance with the Interest Rate Cap Credit Support Annex. Any excess amounts held in such Interest Rate Cap Collateral Account after payment of all amounts owing to Party B under the Interest Rate Cap Agreement shall be withdrawn from the Interest Rate Cap Collateral Account and paid to the Interest Rate Cap Provider in accordance with the Interest Rate Cap Credit Support Annex.

SECTION 4.10	Rights and Obligations Under the Interest Rate Cap Agreement.

In the event that the Interest Rate Cap Provider fails to perform any of its obligations under the Interest Rate Cap Agreement (including, without limitation, its obligation to make any payment or transfer collateral), or breaches any of its representations and warranties thereunder, or in the event that any Event of Default, Termination Event, or Additional Termination Event (each as defined in the Interest Rate Cap Agreement) occurs with respect to the Interest Rate Cap Agreement, the Trust Administrator (in its capacity as Cap Trustee) shall, promptly following actual notice of such failure, breach or event, notify the Depositor and send any notices and make any demands, on behalf of the Cap Trust, required to enforce the rights of the Cap Trust under the Interest Rate Cap Agreement.

In the event that the Interest Rate Cap Provider’s obligations are guaranteed by a third party under a guaranty relating to the Interest Rate Cap Agreement (such guaranty the “Guaranty” and such third party the “Guarantor”), then to the extent that the Interest Rate Cap Provider fails to make any payment by the close of business on the day it is required to make payment under the terms of the Interest Rate Cap Agreement, the Trust Administrator (in its capacity as Cap Trustee) shall, promptly following actual notice of the Interest Rate Cap Provider’s failure to pay, demand that the Guarantor make any and all payments then required to be made by the Guarantor pursuant to such Guaranty; provided, that the Trust Administrator (in its capacity as Cap Trustee) shall in no event be liable for any failure or delay in the performance by the Interest Rate Cap Provider or any Guarantor of its obligations hereunder or pursuant to the Interest Rate Cap Agreement and the Guaranty, nor for any special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) in connection therewith.

Upon an early termination of the Interest Rate Cap Agreement other than in connection with the optional termination of the Trust, the Trust Administrator (in its capacity as Cap Trustee) will, at the direction and with the cooperation of the Depositor, use reasonable efforts to appoint a successor interest rate cap provider to enter into a new interest rate cap agreement on terms substantially similar to the Interest Rate Cap Agreement, with a successor interest rate cap provider meeting all applicable eligibility requirements. If the Trust Administrator (in its capacity as Cap Trustee) receives a termination payment from the Interest Rate Cap Provider in connection with such early termination, the Trust Administrator (in its capacity as Cap Trustee) will apply such termination payment to any upfront payment required to appoint the successor interest rate cap provider.

If the Trust Administrator (in its capacity as Cap Trustee) is unable to appoint a successor interest rate cap provider within 30 days of the early termination, then the Trust Administrator (in its capacity as Cap Trustee) will deposit any termination payment received from the original Interest Rate Cap Provider into a separate, non-interest bearing reserve account and will, on each subsequent Distribution Date, withdraw from the amount then remaining on deposit in such reserve account an amount equal to the payment, if any, that would have been paid to the Trust Administrator (in its capacity as Cap Trustee) by the original Interest Rate Cap Provider calculated in accordance with the terms of the original Interest Rate Cap Agreement, and distribute such amount in accordance with the terms of Section 4.01(a)(6) herein and as set forth in the Cap Administration Agreement.

Upon an early termination of the Interest Rate Cap Agreement in connection with the optional termination of the Trust, if the Trust Administrator (in its capacity as Cap Trustee) receives a termination payment from the Interest Rate Cap Provider, such termination payment will be distributed in accordance with Section 4.01(a)(6) herein and as set forth in the Cap Administration Agreement.

ARTICLE V

THE CERTIFICATES

SECTION 5.01	The Certificates.

(a)  The Certificates in the aggregate will represent the entire beneficial ownership interest in the Mortgage Loans and all other assets included in the Trust Fund. At the Closing Date, the aggregate Certificate Principal Balance of the Certificates will equal the aggregate Stated Principal Balance of the Mortgage Loans.

The Certificates will be substantially in the forms annexed hereto as Exhibits A-1 through A-19. The Certificates of each Class will be issuable in registered form only, in denominations of authorized Percentage Interests as described in the definition thereof. Each Certificate will share ratably in all rights of the related Class.

Upon original issue, the Certificates shall be executed, authenticated and delivered by the Trust Administrator to or upon the order of the Depositor. The Certificates shall be executed and attested by manual or facsimile signature on behalf of the Trust Administrator by an authorized signatory. Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Trust Administrator shall bind the Trust Administrator, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the execution, authentication and delivery of such Certificates or did not hold such offices at the date of such Certificates. No Certificate shall be entitled to any benefit under this Agreement or be valid for any purpose, unless there appears on such Certificate a certificate of authentication substantially in the form provided herein executed by the Trust Administrator by manual signature, and such certificate of authentication shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication.

(b)  The Book-Entry Certificates shall initially be issued as one or more Certificates held by Book-Entry Custodian or, if appointed to hold such Certificates as provided below, the Depository and registered in the name of the Depository or its nominee and, except as provided below, registration of such Certificates may not be transferred by the Trust Administrator except to another Depository that agrees to hold such Certificates for the respective Certificate Owners with Ownership Interests therein. The Certificate Owners shall hold their respective Ownership Interests in and to such Certificates through the book-entry facilities of the Depository and, except as provided below, shall not be entitled to definitive, fully registered Certificates (“Definitive Certificates”) in respect of such Ownership Interests. All transfers by Certificate Owners of their respective Ownership Interests in the Book-Entry Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owner. Each Depository Participant shall only transfer the Ownership Interests in the Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository’s normal procedures. The Trust Administrator is hereby initially appointed as the Book-Entry Custodian and hereby agrees to act as such in accordance herewith and in accordance with the agreement that it has with the Depository authorizing it to act as such. The Book-Entry Custodian may, and if it is no longer qualified to act as such, the Book-Entry Custodian shall, appoint, by a written instrument delivered to the Depositor, the Servicers, the Master Servicer and the Trust Administrator, any other transfer agent (including the Depository or any successor Depository) to act as Book-Entry Custodian under such conditions as the predecessor Book-Entry Custodian and the Depository or any successor Depository may prescribe, provided that the predecessor Book-Entry Custodian shall not be relieved of any of its duties or responsibilities by reason of any such appointment of other than the Depository. If the Trust Administrator resigns or is removed in accordance with the terms hereof, the successor trust administrator or, if it so elects, the Depository shall immediately succeed to its predecessor’s duties as Book-Entry Custodian. The Depositor shall have the right to inspect, and to obtain copies of, any Certificates held as Book-Entry Certificates by the Book-Entry Custodian.

The Trustee, the Trust Administrator, the Master Servicer, the Servicers and the Depositor may for all purposes (including the making of payments due on the Book-Entry Certificates) deal with the Depository as the authorized representative of the Certificate Owners with respect to the Book-Entry Certificates for the purposes of exercising the rights of Certificateholders hereunder. The rights of Certificate Owners with respect to the Book-Entry Certificates shall be limited to those established by law and agreements between such Certificate Owners and the Depository Participants and brokerage firms representing such Certificate Owners. Multiple requests and directions from, and votes of, the Depository as Holder of the Book-Entry Certificates with respect to any particular matter shall not be deemed inconsistent if they are made with respect to different Certificate Owners. The Trust Administrator may establish a reasonable record date in connection with solicitations of consents from or voting by Certificateholders and shall give notice to the Depository of such record date.

If (i)(A) the Depositor advises the Trust Administrator in writing that the Depository is no longer willing or able to properly discharge its responsibilities as Depository, and (B) the Depositor is unable to locate a qualified successor or (ii) after the occurrence of a Servicer Event of Default or Master Servicer Event of Default, Certificate Owners representing in the aggregate not less than 51% of the Ownership Interests of the Book-Entry Certificates advise the Trust Administrator through the Depository, in writing, that the continuation of a book-entry system through the Depository is no longer in the best interests of the Certificate Owners, the Trust Administrator shall notify all Certificate Owners, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to Certificate Owners requesting the same. Upon surrender to the Trust Administrator of the Book-Entry Certificates by the Book-Entry Custodian or the Depository, as applicable, accompanied by registration instructions from the Depository for registration of transfer, the Trust Administrator shall issue the Definitive Certificates. Such Definitive Certificates will be issued in minimum denominations of $25,000, except that any beneficial ownership that was represented by a Book-Entry Certificate in an amount less than $25,000 immediately prior to the issuance of a Definitive Certificate shall be issued in a minimum denomination equal to the amount represented by such Book-Entry Certificate. None of the Depositor, the Servicers, the Master Servicer, the Trust Administrator or the Trustee shall be liable for any delay in the delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates all references herein to obligations imposed upon or to be performed by the Depository shall be deemed to be imposed upon and performed by the Trust Administrator, to the extent applicable with respect to such Definitive Certificates, and the Trust Administrator shall recognize the Holders of the Definitive Certificates as Certificateholders hereunder.

SECTION 5.02	Registration of Transfer and Exchange of Certificates.

(a)  The Trust Administrator shall cause to be kept at one of the offices or agencies to be appointed by the Trust Administrator in accordance with the provisions of Section 8.12 a Certificate Register for the Certificates in which, subject to such reasonable regulations as it may prescribe, the Trust Administrator shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided.

(b)  No transfer of any Private Certificate shall be made unless that transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of a Private Certificate is to be made without registration or qualification (other than in connection with (i) the initial transfer of any such Certificate by the Depositor to an Affiliate of the Depositor or, in the case of the Residual Certificates, the first transfer by an Affiliate of the Depositor, (ii) the transfer of any such Class CE-1, Class CE-2, Class P or Residual Certificate to the issuer under the Indenture or the indenture trustee or indenture trustee administrator under the Indenture or (iii) a transfer of any such Class CE-1, Class CE-2, Class P or Residual Certificate from the issuer under the Indenture or the indenture trustee or indenture trustee administrator under the Indenture to the Depositor or an Affiliate of the Depositor), the Trust Administrator shall require receipt of: (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Certificateholder desiring to effect the transfer and from such Certificateholder’s prospective transferee, substantially in the forms attached hereto as Exhibit F-1; and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee, the Master Servicer, the Trust Administrator, the Servicers, in its capacity as such, or any Sub-Servicer), together with copies of the written certification(s) of the Certificateholder desiring to effect the transfer and/or such Certificateholder’s prospective transferee upon which such Opinion of Counsel is based, if any. None of the Depositor, the Master Servicer, the Trust Administrator or the Trustee is obligated to register or qualify any such Certificates under the 1933 Act or any other securities laws or to take any action not otherwise required under this Agreement to permit the transfer of such Certificates without registration or qualification. Any Certificateholder desiring to effect the transfer of any such Certificate shall, and does hereby agree to, indemnify the Trustee, the Master Servicer, the Trust Administrator, the Depositor and the Servicers against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

Notwithstanding the foregoing, in the event of any such transfer of any Ownership Interest in any Private Certificate that is a Book-Entry Certificate, except with respect to the initial transfer of any such Ownership Interest by the Depositor, such transfer shall be required to be made in reliance upon Rule 144A under the 1933 Act, and the transferee will be deemed to have made each of the transferee representations and warranties set forth Exhibit F-1 hereto in respect of such interest as if it was evidenced by a Definitive Certificate. The Certificate Owner of any such Ownership Interest in any such Book-Entry Certificate desiring to effect such transfer shall, and does hereby agree to, indemnify the Trust Administrator and the Depositor against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of any Class CE-1 Certificate shall be made unless the transferee of such Class CE-1 Certificate provides to the Trust Administrator and the Interest Rate Cap Provider the appropriate tax certification form (i.e. IRS Form W-9 or IRS Form W-8BEN, W-8IMY or W-8ECI, as applicable (or any successor thereto)) as a condition to such transfer and agrees to update such forms (i) upon expiration of any such form, (ii) as required under then applicable U.S. Treasury Regulations and (iii) promptly upon learning that any IRS Form W-9 or IRS Form W-8BEN, W-8IMY or W-8ECI, as applicable (or any successor thereto)), has become obsolete or incorrect. In addition, no transfer of any Class CE-1 Certificate shall be made if such transfer would cause the Net WAC Rate Carryover Reserve Account or the Cap Account to be beneficially owned by two or more persons for federal income tax purposes, or continue to be so treated, unless (a) each proposed transferee of such Class CE-1 Certificate complies with the foregoing conditions, (b) the proposed majority Holder of the Class CE-1 Certificates (or each Holder, if there is or would be no majority Holder) (A) provides, or causes to be provided, on behalf of the Net WAC Rate Carryover Reserve Account or the Cap Account the appropriate tax certification form that would be required from the Net WAC Rate Carryover Reserve Account or the Cap Account to eliminate any withholding or deduction for taxes from amounts payable by the Interest Rate Cap Provider pursuant to the Interest Rate Cap Agreement to the Trust Administrator and the Interest Rate Cap Provider on behalf of the Net WAC Rate Carryover Reserve Account or the Cap Account (i.e. IRS Form W-9 or IRS Form W-8BEN, W-9IMY or W-8ECI, as applicable (or any successor form thereto) as a condition to such transfer, together with any applicable attachments) and (B) agrees to update such form (x) upon the expiration of any such form, (y) as required under then applicable U.S. Treasury regulations and (z) promptly upon learning that such form has become obsolete or incorrect.

Upon receipt of any such tax certification form from a transferee of any Class CE-1 Certificate pursuant to the immediately preceding paragraph, the Trust Administrator shall provide a copy of any such tax certification form to the Interest Rate Cap Provider, upon its request, solely to the extent the Interest Rate Cap Provider has not received such IRS Form directly from the Holder of the Class CE-1 Certificates. Each Holder of a Class CE-1 Certificate by its purchase of such Certificate is deemed to consent to any such IRS Form being so forwarded. Upon the request of the Interest Rate Cap Provider, the Trust Administrator shall be required to forward any tax certification received by it to the Interest Rate Cap Provider at the last known address provided to it, and, subject to Section 8.01, shall not be liable for the receipt of such tax certification by the Interest Rate Cap Provider, nor any action taken or not taken by the Interest Rate Cap Provider with respect to such tax certification. Any purported sales or transfers of any Class CE-1 Certificate to a transferee which does not comply with the requirements of the preceding paragraph shall be deemed null and void under this Agreement. The Trust Administrator shall have no duty to take any action to correct any misstatement or omission in any tax certification provided to it by the Holder of the Class CE-1 Certificates and forwarded to the Interest Rate Cap Provider.

Notwithstanding the foregoing, no certification or Opinion of Counsel described in this Section 5.02(b) will be required in connection with the transfer, on the Closing Date, of any Residual Certificate by the Depositor to an “accredited investor” within the meaning of Rule 501(d) of the 1933 Act.

No transfer of a Private Certificate (other than a Class A-1 or Class A-2 Certificate) or any interest therein shall be made to any Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person acquiring such Certificates with “Plan Assets” of a Plan within the meaning of the Department of Labor regulation promulgated at 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA (“Plan Assets”), as certified by such transferee in the form of Exhibit G, unless, (i) in the case of a Class CE-1 Certificate, a Class P Certificate or Residual Certificate, the Trust Administrator is provided with an Opinion of Counsel on which the Trust Administrator, the Master Servicer, the Depositor, the Trustee and the Servicers may rely, to the effect that the purchase of such Certificates is permissible under ERISA and the Code, will not constitute or result in any non-exempt prohibited transaction under ERISA or Section 4975 of the Code and will not subject the Depositor, the Servicers, the Master Servicer, the Trustee, the Trust Administrator or the Trust Fund to any obligation or liability (including obligations or liabilities under ERISA or Section 4975 of the Code) in addition to those undertaken in this Agreement, which Opinion of Counsel shall not be an expense of the Depositor, the Servicers, the Trustee, the Master Servicer, the Trust Administrator or the Trust Fund or (ii) in the case of a Class M-10 Certificate, (1) such Person is an insurance company, (2) the source of funds used to acquire or hold the Certificate or interest therein is an “insurance company general account,” as such term is defined in Prohibited Transaction Class Exemption (“PTCE”) 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied. Neither a certification nor an Opinion of Counsel will be required in connection with (i) the initial transfer of any such Certificate by the Depositor to an Affiliate of the Depositor or, in the case of the Residual Certificates, the first transfer by an Affiliate of the Depositor, (ii) the transfer of any such Class CE-1, Class P or Residual Certificate to the issuer under the Indenture or the indenture trustee under the Indenture or (iii) a transfer of any such Class CE-1, Class P or Residual Certificate from the issuer under the Indenture or the indenture trustee under the Indenture to the Depositor or an Affiliate of the Depositor (in which case, the Depositor or any Affiliate thereof shall have deemed to have represented that such Affiliate is not a Plan or a Person investing Plan Assets) and the Trust Administrator shall be entitled to conclusively rely upon a representation (which, upon the request of the Trust Administrator, shall be a written representation) from the Depositor of the status of such transferee as an affiliate of the Depositor.

Each beneficial owner of a Mezzanine Certificate or any interest therein shall be deemed to have represented, by virtue of its acquisition or holding of that certificate or interest therein, that either (i) it is not a Plan investor, (ii) except in the case of the Class M-10 Certificate, it has acquired and is holding such Certificate in reliance on Prohibited Transaction Exemption (“PTE”) 91-23, as amended by PTE 97-34, PTE 2000-58, PTE 2002-41 and PTE 2007-05 (the “Underwriters’ Exemption”), and it understands that there are certain conditions to the availability of the Underwriters’ Exemption, including that such Certificate must be rated, at the time of purchase, not lower than “BBB-” (or its equivalent) by S&P, Fitch, Dominion Bond Rating Service Limited (known as DBRS Limited), Dominion Bond Rating Service, Inc. (known as DBRS, Inc.) or Moody’s and the Certificates is so rated or (iii) (1) it is an insurance company, (2) the source of funds used to acquire or hold the Certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

If any Private Certificate or Mezzanine Certificate or any interest therein is acquired or held in violation of the provisions of the preceding two paragraphs, the next preceding permitted beneficial owner will be treated as the beneficial owner of that Certificate retroactive to the date of transfer to the purported beneficial owner. Any purported beneficial owner whose acquisition or holding of any such Certificate or interest therein was effected in violation of the provisions of the preceding two paragraphs shall indemnify and hold harmless the Depositor, the Servicers, the Trustee, the Master Servicer, the Trust Administrator and the Trust Fund from and against any and all liabilities, claims, costs or expenses incurred by those parties as a result of that acquisition or holding.

(c)  (i) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Trust Administrator or its designee under clause (iii)(A) below to deliver payments to a Person other than such Person and to negotiate the terms of any mandatory sale under clause (iii)(B) below and to execute all instruments of Transfer and to do all other things necessary in connection with any such sale. The rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

(A)  Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the Trust Administrator of any change or impending change in its status as a Permitted Transferee.

(B)  In connection with any proposed Transfer of any Ownership Interest in a Residual Certificate, the Trust Administrator shall require delivery to it and shall not register the Transfer of any Residual Certificate until its receipt of an affidavit and agreement (a “Transfer Affidavit and Agreement”), in the form attached hereto as Exhibit F-2, from the proposed Transferee, in form and substance satisfactory to the Trust Administrator, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in the Residual Certificate that is the subject of the proposed Transfer as a nominee, trustee or agent for any Person that is not a Permitted Transferee, that for so long as it retains its Ownership Interest in a Residual Certificate, it will endeavor to remain a Permitted Transferee, and that it has reviewed the provisions of this Section 5.02(d) and agrees to be bound by them.

(C)  Notwithstanding the delivery of a Transfer Affidavit and Agreement by a proposed Transferee under clause (B) above, if a Responsible Officer of the Trust Administrator who is assigned to this transaction has actual knowledge that the proposed Transferee is not a Permitted Transferee, no Transfer of an Ownership Interest in a Residual Certificate to such proposed Transferee shall be effected.

(D)  Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (x) to require a Transfer Affidavit and Agreement from any other Person to whom such Person attempts to transfer its Ownership Interest in a Residual Certificate and (y) not to transfer its Ownership Interest unless it provides a transferor affidavit (a “Transferor Affidavit”), in the form attached hereto as Exhibit F-2, to the Trust Administrator stating that, among other things, it has no actual knowledge that such other Person is not a Permitted Transferee.

(E)  Each Person holding or acquiring an Ownership Interest in a Residual Certificate, by purchasing an Ownership Interest in such Certificate, agrees to give the Trust Administrator written notice that it is a “pass-through interest holder” within the meaning of temporary Treasury regulation Section 1.67- 3T(a)(2)(i)(A) immediately upon acquiring an Ownership Interest in a Residual Certificate, if it is, or is holding an Ownership Interest in a Residual Certificate on behalf of, a “pass-through interest holder.”

(ii)  The Trust Administrator will register the Transfer of any Residual Certificate only if it shall have received the Transfer Affidavit and Agreement and all of such other documents as shall have been reasonably required by the Trust Administrator as a condition to such registration. In addition, no Transfer of a Residual Certificate shall be made unless the Trust Administrator shall have received a representation letter from the Transferee of such Certificate to the effect that such Transferee is a Permitted Transferee.

(iii)  (A) If any purported Transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 5.02(d), then the last preceding Permitted Transferee shall be restored, to the extent permitted by law, to all rights as Holder thereof retroactive to the date of registration of such Transfer of such Residual Certificate. The Trust Administrator shall be under no liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by this Section 5.02(d) or for making any payments due on such Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement.

(B)  If any purported Transferee shall become a Holder of a Residual Certificate in violation of the restrictions in this Section 5.02(d) and to the extent that the retroactive restoration of the rights of the Holder of such Residual Certificate as described in clause (iii)(A) above shall be invalid, illegal or unenforceable, then the Trust Administrator shall have the right, without notice to the Holder or any prior Holder of such Residual Certificate, to sell such Residual Certificate to a purchaser selected by the Trust Administrator on such terms as the Trust Administrator may choose. Such purported Transferee shall promptly endorse and deliver each Residual Certificate in accordance with the instructions of the Trust Administrator. Such purchaser may be the Trust Administrator itself or any Affiliate of the Trust Administrator. The proceeds of such sale, net of the commissions (which may include commissions payable to the Trust Administrator or its Affiliates), expenses and taxes due, if any, will be remitted by the Trust Administrator to such purported Transferee. The terms and conditions of any sale under this clause (iii)(B) shall be determined in the sole discretion of the Trust Administrator, and the Trust Administrator shall not be liable to any Person having an Ownership Interest in a Residual Certificate as a result of its exercise of such discretion.

(iv)  The Trust Administrator shall make available to the Internal Revenue Service and those Persons specified by the REMIC Provisions all information necessary to compute any tax imposed (A) as a result of the Transfer of an Ownership Interest in a Residual Certificate to any Person who is a Disqualified Organization, including the information described in Treasury regulations sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the “excess inclusions” of such Residual Certificate and (B) as a result of any regulated investment company, real estate investment trust, common trust fund, partnership, trust, estate or organization described in Section 1381 of the Code that holds an Ownership Interest in a Residual Certificate having as among its record holders at any time any Person which is a Disqualified Organization. Reasonable compensation for providing such information may be accepted by the Trust Administrator.

(v)  The provisions of this Section 5.02(d) set forth prior to this subsection (v) may be modified, added to or eliminated, provided that there shall have been delivered to the Trust Administrator at the expense of the party seeking to modify, add to or eliminate any such provision the following:

(A)  written notification from the Rating Agencies to the effect that the modification, addition to or elimination of such provisions will not cause the Rating Agencies to downgrade its then-current ratings of any Class of Certificates; and

(B)  an Opinion of Counsel, in form and substance satisfactory to the Trust Administrator, to the effect that such modification of, addition to or elimination of such provisions will not cause any Trust REMIC to cease to qualify as a REMIC and will not cause (x) any Trust REMIC to be subject to an entity-level tax caused by the Transfer of any Residual Certificate to a Person that is not a Permitted Transferee or (y) a Person other than the prospective transferee to be subject to a REMIC-tax caused by the Transfer of a Residual Certificate to a Person that is not a Permitted Transferee.

(d)  Subject to the preceding subsections, upon surrender for registration of transfer of any Certificate at any office or agency of the Trust Administrator maintained for such purpose pursuant to Section 8.12, the Trust Administrator shall execute, authenticate and deliver, in the name of the designated Transferee or Transferees, one or more new Certificates of the same Class of a like aggregate Percentage Interest.

(e)  At the option of the Holder thereof, any Certificate may be exchanged for other Certificates of the same Class with authorized denominations and a like aggregate Percentage Interest, upon surrender of such Certificate to be exchanged at any office or agency of the Trust Administrator maintained for such purpose pursuant to Section 8.12. Whenever any Certificates are so surrendered for exchange, the Trust Administrator shall execute, authenticate and deliver, the Certificates which the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for transfer or exchange shall (if so required by the Trust Administrator) be duly endorsed by, or be accompanied by a written instrument of transfer in the form satisfactory to the Trust Administrator duly executed by, the Holder thereof or his attorney duly authorized in writing. In addition, (i) with respect to each Class R Certificate, the Holder thereof may exchange, in the manner described above, such Class R Certificate for two separate Certificates, each representing such Holder’s respective Percentage Interest in the Class R-I Interest and the Class R-II Interest that was evidenced by the Class R Certificate being exchanged and (ii) with respect to each Class R-X Certificate, the Holder thereof may exchange, in the manner described above, such Class R-X Certificate for three separate Certificates, each representing such Holder’s respective Percentage Interest in the Class R-III Interest, the Class R-IV Interest and the Class R-V Interest, respectively, in each case that was evidenced by the Class R-X Certificate being exchanged.

(f)  No service charge to the Certificateholders shall be made for any transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

(g)  All Certificates surrendered for transfer and exchange shall be canceled and destroyed by the Trust Administrator in accordance with its customary procedures.

SECTION 5.03	Mutilated, Destroyed, Lost or Stolen Certificates.

If (i) any mutilated Certificate is surrendered to the Trust Administrator, or the Trust Administrator receive evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Trustee and the Trust Administrator such security or indemnity as may be required by them to save each of them harmless, then, in the absence of actual knowledge by the Trust Administrator that such Certificate has been acquired by a bona fide purchaser, the Trust Administrator shall execute, authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of the same Class and of like denomination and Percentage Interest. Upon the issuance of any new Certificate under this Section, the Trust Administrator may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trust Administrator) connected therewith. Any replacement Certificate issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership in the applicable REMIC created hereunder, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

SECTION 5.04	Persons Deemed Owners.

The Depositor, the Master Servicer, the Servicers, the Trustee, the Trust Administrator and any agent of any of them may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 4.01 and for all other purposes whatsoever, and none of the Depositor, the Master Servicer, the Servicers, the Trustee, the Trust Administrator or any agent of any of them shall be affected by notice to the contrary.

SECTION 5.05	Certain Available Information.

The Trust Administrator shall maintain at its Corporate Trust Office and shall make available free of charge during normal business hours for review by any Holder of a Certificate or any Person identified to the Trust Administrator as a prospective transferee of a Certificate, originals or copies of the following items: (A) this Agreement and any amendments hereof entered into pursuant to Section 11.01, (B) all Monthly Statements required to be delivered to Certificateholders of the relevant Class pursuant to Section 4.02 since the Closing Date, and all other notices, reports, statements and written communications delivered to the Certificateholders of the relevant Class pursuant to this Agreement since the Closing Date, (C) all certifications delivered by a Responsible Officer of the Trust Administrator since the Closing Date pursuant to Section 10.01(h), (D) any and all Officers’ Certificates delivered to the Trust Administrator by each Servicer since the Closing Date to evidence such Servicer’s determination that any P&I Advance or Servicing Advance was, or if made, would be a Nonrecoverable Advance and (E) any and all Officers’ Certificates delivered to the Trust Administrator by each Servicer since the Closing Date pursuant to Section 4.04(a). Copies and mailing of any and all of the foregoing items will be available from the Trust Administrator upon request at the expense of the person requesting the same.

ARTICLE VI

THE DEPOSITOR, THE MASTER SERVICER AND THE SERVICERS

SECTION 6.01	Liability of the Depositor, the Master Servicer and the Servicers.

Each Servicer and the Master Servicer shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement and undertaken hereunder by each Servicer and the Master Servicer, as applicable, herein. The Depositor shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement and undertaken hereunder by the Depositor herein.

SECTION 6.02	Merger or Consolidation of the Depositor, the Master Servicer or the Servicers.

Subject to the following paragraph, the Depositor will keep in full effect its existence, rights and franchises as a corporation under the laws of the jurisdiction of its incorporation. Subject to the following paragraph, each of the Servicers and the Master Servicer will keep in full effect its existence, rights and franchises as a corporation under the laws of the jurisdiction of its incorporation and its qualification as an approved conventional seller/servicer for Fannie Mae or Freddie Mac in good standing. The Depositor, the Master Servicer and the Servicers each will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its respective duties under this Agreement.

The Depositor, the Master Servicer, or the Servicers may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which the Depositor, the Master Servicer or the Servicers shall be a party, or any Person succeeding to the business of the Depositor, the Master Servicer or the Servicers, shall be the successor of the Depositor, the Master Servicer or the Servicers, as the case may be, hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person to a Servicer shall be qualified to service mortgage loans on behalf of Fannie Mae or Freddie Mac; and provided further that the Rating Agencies’ ratings of the Class A Certificates and the Mezzanine Certificates in effect immediately prior to such merger or consolidation will not be qualified, reduced or withdrawn as a result thereof (as evidenced by a letter to such effect from the Rating Agencies). Notwithstanding the foregoing, with respect to any SRO Mortgage Loan, such successor Servicer shall be acceptable to the Servicing Rights Owner.

SECTION 6.03	Limitation on Liability of the Depositor, the Master Servicer, the Servicers and Others.

None of the Depositor, the Master Servicer, the Servicers (and any Sub-Servicer) or any of the directors, officers, employees or agents of the Depositor, the Master Servicer or the Servicers (and any Sub-Servicer) shall be under any liability to the Trust Fund or the Certificateholders for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement or the related Sub-Servicing Agreement, as applicable, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Master Servicer, the Servicers (and any Sub-Servicer) or any such person against any breach of warranties, representations or covenants made herein, or against any specific liability imposed on the related Servicer (and any Sub-Servicer) pursuant hereto or the related Sub-Servicing Agreement, as applicable, or against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder or the related Sub-Servicing Agreement, as applicable. The Depositor, the Master Servicer, the Servicers (and any Sub-Servicer) and any director, officer, employee or agent of the Depositor, the Master Servicer or the Servicers may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder or the related Sub-Servicing Agreement, as applicable.

The Depositor, the Master Servicer, the Servicers (and any Sub-Servicer) and any director, officer, employee or agent of the Depositor, the Master Servicer or the Servicers (and any Sub-Servicer) shall be indemnified and held harmless by the Trust Fund against (i) any loss, liability or expense incurred in connection with any legal action relating to this Agreement or the Certificates (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement) or any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or the related Sub-Servicing Agreement, as applicable, or by reason of reckless disregard of obligations and duties hereunder or the related Sub-Servicing Agreement, as applicable, and (ii) any breach of a representation or warranty regarding the Mortgage Loans. None of the Depositor, the Master Servicer or the Servicers (and any Sub-Servicer) shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement or the related Sub-Servicing Agreement, as applicable, and, in its opinion, does not involve it in any expense or liability; provided, however, that each of the Depositor, the Master Servicer and the Servicers (and any Sub-Servicer) may in its discretion undertake any such action which it may deem necessary or desirable with respect to this Agreement or the related Sub-Servicing Agreement, as applicable, and the rights and duties of the parties hereto or to the related Sub-Servicing Agreement, as applicable, and the interests of the Certificateholders hereunder. In such event, unless the Depositor the Master Servicer or the Servicers (and any Sub-Servicer) acts without the consent of Holders of Certificates entitled to at least 51% of the Voting Rights (which consent shall not be necessary in the case of litigation or other legal action by either to enforce their respective rights or defend themselves hereunder or the related Sub-Servicing Agreement, as applicable), the legal expenses and costs of such action and any liability resulting therefrom (except any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder or the related Sub-Servicing Agreement, as applicable) shall be expenses, costs and liabilities of the Trust Fund, and the Depositor (subject to the limitations set forth above), the Master Servicer and the Servicers (and any Sub-Servicer) shall be entitled to be reimbursed therefor from the related Collection Account or Distribution Account, as applicable, as and to the extent provided in Section 3.11 or Section 3A.12 or from the corresponding custodial account established under the related Sub-Servicing Agreement, any such right of reimbursement being prior to the rights of the Certificateholders to receive any amount in the related Collection Account or Distribution Account. The Master Servicer’s, the Trust Administrator’s or a Servicer’s right to indemnity or reimbursement pursuant to this Section shall survive any termination of this Agreement, any resignation or termination of the Master Servicer, the Trust Administrator or the Servicers pursuant to Section 6.04 or 7.01 with respect to any losses, expenses, costs or liabilities arising prior to such resignation or termination (or arising from events that occurred prior to such resignation or termination).

SECTION 6.04	Limitation on Resignation of the Servicers; Servicing Rights Owner Termination Options; Assignment of Master Servicing.

(a)  None of the Servicers shall resign from the obligations and duties hereby imposed on it except (i) upon determination that its duties hereunder are no longer permissible under applicable law, (ii) with the written consent of the Trustee and the Trust Administrator, which consent may not be unreasonably withheld, with written confirmation from the Rating Agencies (which confirmation shall be furnished to the Depositor, the Master Servicer, the Trustee and the Trust Administrator) that such resignation will not cause the Rating Agencies to reduce the then current rating of the Class A Certificates and provided that a qualified successor has agreed to assume the duties and obligations of such Servicer hereunder or (iii) with respect to any SRO Mortgage Loan, (A) for so long as GMAC is Servicer, by mutual consent of GMAC and the Servicing Rights Owner or (B) in the case of any successor servicer to GMAC as Servicer, upon 30 days prior written notice from the Servicing Rights Owner directing it to resign. Any such determination pursuant to clause (i) of the preceding sentence permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect obtained at the expense of the related Servicer and delivered to the Trustee, the Master Servicer, and the Trust Administrator and, in the case of any SRO Mortgage Loan, the Servicing Rights Owner. No resignation of the related Servicer shall become effective until the Master Servicer or the Trustee, as applicable, in accordance with Section 7.02 hereof, or a successor servicer shall have assumed such Servicer’s responsibilities, duties, liabilities (other than those liabilities arising prior to the appointment of such successor) and obligations under this Agreement.

Notwithstanding the foregoing, with respect to any SRO Mortgage Loan, the obligations and responsibilities of GMAC created hereby shall be terminated without cause upon 30 days’ written notice from the Servicing Rights Owner to GMAC, the Trustee, the Master Servicer, the Trust Administrator and the Rating Agencies.

Except as expressly provided herein, each Servicer shall not assign or transfer any of its rights, benefits or privileges hereunder to any other Person, nor delegate to or subcontract with, nor authorize or appoint any other Person to perform any of the duties, covenants or obligations to be performed by such Servicer hereunder. If, pursuant to any provision hereof, the duties of a Servicer are transferred to a successor servicer, the entire amount of the Servicing Fee and other compensation payable to such Servicer pursuant hereto shall thereafter be payable to such successor servicer.

(b)  The Master Servicer may sell, assign or delegate its rights, duties and obligations as Master Servicer under this Agreement in their entirety; provided, however, that: (i) the purchaser or transferee accepting such sale, assignment and delegation (a) shall be a Person qualified to service mortgage loans for Fannie Mae or Freddie Mac; (b) shall have a net worth of not less than $50,000,000 (unless otherwise approved by each Rating Agency pursuant to clause (ii) below); and (c) shall execute and deliver to the Trustee an agreement, in form and substance reasonably satisfactory to the Trustee, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by it as master servicer under this Agreement from and after the effective date of such assumption agreement; (ii) each Rating Agency shall be given prior written notice of the identity of the proposed successor to the Master Servicer and shall confirm in writing to the Master Servicer and the Trustee that any such sale, assignment or delegation would not result in a withdrawal or a downgrading of the rating on any Class of Certificates in effect immediately prior to such sale, assignment or delegation; and (iii) the Master Servicer shall deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to such action under this Agreement have been fulfilled and such action is permitted by and complies with the terms of this Agreement. No such sale, assignment or delegation shall affect any liability of the Master Servicer arising prior to the effective date thereof.

SECTION 6.05	Successor Master Servicer.

In connection with the appointment of any successor Master Servicer or the assumption of the duties of the Master Servicer, the Depositor or the Trustee may make such arrangements for the compensation of such successor Master Servicer out of payments on the Mortgage Loans as the Depositor or the Trustee and such successor Master Servicer shall agree. If the successor Master Servicer does not agree that such market value is a fair price, such successor Master Servicer shall obtain two quotations of market value from third parties actively engaged in the master servicing of single-family mortgage loans. Notwithstanding the foregoing, the compensation payable to a successor Master Servicer may not exceed the compensation which the Master Servicer would have been entitled to retain if the Master Servicer had continued to act as Master Servicer hereunder.

SECTION 6.06	Rights of the Depositor in Respect of the Servicers.

Each Servicer shall afford (and any Sub-Servicing Agreement shall provide that each Sub-Servicer shall afford) the Depositor, the Master Servicer, the Trustee and the Trust Administrator, upon reasonable notice, during normal business hours, access to all records maintained by such Servicer (and any such Sub-Servicer) in respect of the related Servicer’s rights and obligations hereunder and access to officers of such Servicer (and those of any such Sub-Servicer) responsible for such obligations. Upon request, each Servicer shall furnish to the Depositor, the Master Servicer, the Trustee and the Trust Administrator its (and any such Sub-Servicer’s) most recent financial statements of the parent company of the related Servicer and such other information relating to such Servicer’s capacity to perform its obligations under this Agreement that it possesses. To the extent such information is not otherwise available to the public, the Depositor, the Master Servicer, the Trustee and the Trust Administrator shall not disseminate any information obtained pursuant to the preceding two sentences without the related Servicer’s written consent, except as required pursuant to this Agreement or to the extent that it is appropriate to do so (i) in working with legal counsel, auditors, taxing authorities or other governmental agencies, rating agencies or reinsurers or (ii) pursuant to any law, rule, regulation, order, judgment, writ, injunction or decree of any court or governmental authority having jurisdiction over the Depositor, the Master Servicer, the Trustee, the Trust Administrator or the Trust Fund, and in either case, the Depositor, the Master Servicer, the Trustee or the Trust Administrator, as the case may be, shall use its best efforts to assure the confidentiality of any such disseminated non-public information. The Depositor may, but is not obligated to, enforce the obligations of a Servicer under this Agreement and may, but is not obligated to, perform, or cause a designee to perform, any defaulted obligation of a Servicer under this Agreement or exercise the rights of a Servicer under this Agreement; provided that such Servicer shall not be relieved of any of its obligations under this Agreement by virtue of such performance by the Depositor or its designee. The Depositor shall not have any responsibility or liability for any action or failure to act by a Servicer and is not obligated to supervise the performance of a Servicer under this Agreement or otherwise.

SECTION 6.07	Duties of the Credit Risk Manager.

For and on behalf of the Trust, the Credit Risk Manager will provide reports and recommendations concerning certain delinquent and defaulted Mortgage Loans, and as to the collection of any Prepayment Charges with respect to the Mortgage Loans. Such reports and recommendations will be based upon information provided to the Credit Risk Manager pursuant to the respective Credit Risk Management Agreement, and the Credit Risk Manager shall look solely to the Servicers and/or the Master Servicer for all information and data (including loss and delinquency information and data) relating to the servicing of the related Mortgage Loans. Upon any termination of the Credit Risk Manager or the appointment of a successor Credit Risk Manager, the Depositor shall give written notice thereof to the Servicers, the Master Servicer, the Trustee, the Trust Administrator and each Rating Agency. Notwithstanding the foregoing, the termination of the Credit Risk Manager pursuant to this Section shall not become effective until the appointment of a successor Credit Risk Manager.

SECTION 6.08	Limitation Upon Liability of the Credit Risk Manager.

Neither the Credit Risk Manager, nor any of its directors, officers, employees, or agents shall be under any liability to the Trustee, the Certificateholders, the Master Servicer, the Trust Administrator, the Servicers or the Depositor for any action taken or for refraining from the taking of any action made in good faith pursuant to this Agreement, in reliance upon information provided by the related Servicer or the Master Servicer under the related Credit Risk Management Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Credit Risk Manager or any such person against liability that would otherwise be imposed by reason of willful malfeasance or bad faith in its performance of its duties. The Credit Risk Manager and any director, officer, employee, or agent of the Credit Risk Manager may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder, and may rely in good faith upon the accuracy of information furnished by the related Servicer or the Master Servicer pursuant to the applicable Credit Risk Management Agreement in the performance of its duties thereunder and hereunder.

SECTION 6.09	Removal of the Credit Risk Manager.

The Credit Risk Manager may be removed as Credit Risk Manager by Certificateholders holding not less than 66 2/3% of the Voting Rights in the Trust Fund, in the exercise of its or their sole discretion. The Certificateholders shall provide written notice of the Credit Risk Manager’s removal to the Trust Administrator. Upon receipt of such notice, the Trust Administrator shall provide written notice to the Credit Risk Manager of its removal, which shall be effective upon receipt of such notice by the Credit Risk Manager.

ARTICLE VII

DEFAULT

SECTION 7.01	Servicer Events of Default and Master Servicer Events of Termination.

(a)  “Servicer Event of Default,” wherever used herein, means any one of the following events:

(i)  any failure by a Servicer to remit to the Trust Administrator for distribution to the Certificateholders any payment (other than a P&I Advance required to be made from its own funds on any Servicer Remittance Date pursuant to Section 4.03) required to be made under the terms of the Certificates and this Agreement which continues unremedied for a period of one Business Day after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the related Servicer by the Depositor, the Trust Administrator or the Trustee (in which case notice shall be provided by telecopy), or to the related Servicer, the Depositor, the Trust Administrator and the Trustee by the Holders of Certificates entitled to at least 25% of the Voting Rights; or

(ii)  any failure on the part of a Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the related Servicer contained in this Agreement (other than the agreements of the related Servicer contained in Section 3.20 and Section 3.21), or the breach by the related Servicer of any representation and warranty contained in Section 2.05 (other than representation 2.05(b)(ix)), which continues unremedied for a period of 45 days (or if such failure or breach cannot be remedied within 45 days, then such remedy shall have been commenced within 45 days and diligently pursued thereafter; provided, however, that in no event shall such failure or breach be allowed to exist for a period of greater than 60 days) after the earlier of (i) the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the related Servicer by the Depositor, the Trust Administrator or the Trustee, or to the related Servicer, the Depositor, the Trust Administrator and the Trustee by the Holders of Certificates entitled to at least 25% of the Voting Rights and (ii) actual knowledge of such failure by a Servicing Officer; or

(iii)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceeding, or for the winding-up or liquidation of its affairs, shall have been entered against the related Servicer and if such proceeding is being contested by the related Servicer in good faith such decree or order shall have remained in force undischarged or unstayed for a period of 60 consecutive days or results in the entry of an order for relief or any such adjudication or appointment; or

(iv)  each Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such Servicer or of or relating to all or substantially all of its property; or

(v)  each Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;

(vi)  any failure on the part of a Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the related Servicer contained in this Agreements or timely comply with is obligations pursuant to Section 3.20, Section 3.21 or Section 4.07 hereof; or

(vii)  any failure of a Servicer to make any P&I Advance on any Servicer Remittance Date required to be made from its own funds pursuant to Section 4.03 which continues unremedied on the first Business Day, and in the case of Ocwen and GMAC on or before 5:00 p.m. New York time on such date, after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the related Servicer by the Trust Administrator or the Trustee (in which case notice shall be provided by telecopy).

If a Servicer Event of Default described in clauses (i) through (vi) of this Section shall occur and be continuing, then, and in each and every such case, so long as such Servicer Event of Default shall not have been remedied, the Depositor, the Master Servicer, the Trust Administrator or the Trustee may, and at the written direction of the Holders of Certificates entitled to at least 51% of Voting Rights, the Trustee or the Master Servicer shall, by notice in writing to the related Servicer (and to the Depositor and the Trust Administrator if given by the Trustee or to the Trustee and the Trust Administrator if given by the Depositor and, in the case of GMAC and any SRO Mortgage Loan, to the Servicing Rights Owner), terminate all of the rights and obligations of the related Servicer in its capacity as a Servicer under this Agreement, to the extent permitted by law, and in and to the Mortgage Loans and the proceeds thereof. If a Servicer Event of Default described in clause (vii) hereof shall occur and shall not have been remedied during the applicable time period set forth in clause (vii) above, the Trust Administrator shall, by notice in writing to the related Servicer, the Master Servicer and the Depositor, terminate all of the rights and obligations of the related Servicer in its capacity as a Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof. On or after the receipt by the related Servicer of such written notice, all authority and power of the related Servicer under this Agreement, whether with respect to the Certificates (other than as a Holder of any Certificate) or the Mortgage Loans or otherwise, shall pass to and be vested in the Master Servicer or (if the Master Servicer is a Servicer) the Trustee pursuant to and under this Section and, without limitation, the Master Servicer or the Trustee, as applicable, is hereby authorized and empowered, as attorney-in-fact or otherwise, to execute and deliver on behalf of and at the expense of the related Servicer, any and all documents and other instruments and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. Each Servicer agrees, at its sole cost and expense, promptly (and in any event no later than ten Business Days subsequent to such notice) to provide the Master Servicer or the Trustee, as applicable, with all documents and records requested by it to enable it to assume the related Servicer’s functions under this Agreement, and to cooperate with the Master Servicer or the Trustee, as applicable, in effecting the termination of the related Servicer’s responsibilities and rights under this Agreement, including, without limitation, the transfer within one Business Day to the Master Servicer or the Trustee, as applicable, for administration by it of all cash amounts which at the time shall be or should have been credited by the related Servicer to the related Collection Account held by or on behalf of the related Servicer, the Distribution Account or any REO Account or Servicing Account held by or on behalf of the related Servicer or thereafter be received with respect to the Mortgage Loans or any REO Property serviced by the related Servicer (provided, however, that such Servicer shall continue to be entitled to receive all amounts accrued or owing to it under this Agreement on or prior to the date of such termination, whether in respect of P&I Advances or otherwise, and shall continue to be entitled to the benefits of Section 6.03, notwithstanding any such termination, with respect to events occurring prior to such termination). For purposes of this Section 7.01, the Trustee and the Trust Administrator shall not be deemed to have knowledge of a Servicer Event of Default unless a Responsible Officer of the Trustee or the Trust Administrator, as the case may be, assigned to and working in the Trustee’s or the Trust Administrator’s Corporate Trust Office, as applicable, has actual knowledge thereof or unless written notice of any event which is in fact such a Servicer Event of Default is received by the Trustee or the Trust Administrator, as applicable, and such notice references the Certificates, the Trust Fund or this Agreement.

(b)  “Master Servicer Event of Default,” wherever used herein, means any one of the following events:

(i)  the Master Servicer fails to cause to be deposited in the Distribution Account any amount so required to be deposited pursuant to this Agreement (other than an Advance), and such failure continues unremedied for a period of three Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Master Servicer; or

(ii)  the Master Servicer fails to observe or perform in any material respect any other material covenants and agreements set forth in this Agreement to be performed by it, which covenants and agreements materially affect the rights of Certificateholders, and such failure continues unremedied for a period of 60 days after the date on which written notice of such failure, properly requiring the same to be remedied, shall have been given to the Master Servicer by the Trustee or to the Master Servicer and the Trustee by the Holders of Certificates evidencing not less than 25% of the Voting Rights; or

(iii)  there is entered against the Master Servicer a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, and the continuance of any such decree or order is unstayed and in effect for a period of 60 consecutive days, or an involuntary case is commenced against the Master Servicer under any applicable insolvency or reorganization statute and the petition is not dismissed within 60 days after the commencement of the case; or

(iv)  the Master Servicer consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or substantially all of its property; or the Master Servicer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(v)  the Master Servicer assigns or delegates its duties or rights under this Agreement in contravention of the provisions permitting such assignment or delegation under Section 6.05; or

(vi)  any failure of the Master Servicer to make any Advance (other than a Nonrecoverable Advance) required to be made from its own funds pursuant to Section 4.03 by 5:00 p.m. New York time on the Business Day prior to the applicable Distribution Date.

In each and every such case, so long as such Master Servicer Event of Default with respect to the Master Servicer shall not have been remedied, either the Trustee, the NIMS Insurer or the Holders of Certificates evidencing not less than 51% of the Voting Rights, by notice in writing to the Depositor, the Master Servicer (and to the Trustee if given by such Certificateholders), with a copy to the Rating Agencies, may terminate all of the rights and obligations (but not the liabilities) of the Master Servicer under this Agreement and in and to the Mortgage Loans and/or the REO Property master serviced by the Master Servicer and the proceeds thereof. Upon the receipt by the Master Servicer of the written notice, all authority and power of the Master Servicer under this Agreement, whether with respect to the Certificates, the Mortgage Loans, REO Property or under any other related agreements (but only to the extent that such other agreements relate to the Mortgage Loans or related REO Property) shall, subject to Section 7.04, automatically and without further action pass to and be vested in the Trustee pursuant to this Section 7.01(b); and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of the Master Servicer as attorney-in-fact or otherwise, any and all documents and other instruments and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The Master Servicer agrees to cooperate with the Trustee in effecting the termination of the Master Servicer’s rights and obligations hereunder, including, without limitation, the transfer to the Trustee of (i) the property and amounts which are then or should be part of the Trust Fund or which thereafter become part of the Trust Fund; and (ii) originals or copies of all documents of the Master Servicer reasonably requested by the Trustee to enable it to assume the Master Servicer’s duties thereunder. In addition to any other amounts which are then, or, notwithstanding the termination of its activities under this Agreement, may become payable to the Master Servicer under this Agreement, the Master Servicer shall be entitled to receive, out of any amount received on account of a Mortgage Loan or related REO Property, that portion of such payments which it would have received as reimbursement under this Agreement if notice of termination had not been given. The termination of the rights and obligations of the Master Servicer shall not affect any obligations incurred by the Master Servicer prior to such termination.

Notwithstanding the foregoing, if a Master Servicer Event of Default described in clause (vi) of this Section 7.01(b) shall occur, the Trustee shall, by notice in writing to the Master Servicer, which may be delivered by telecopy, immediately terminate all of the rights and obligations of the Master Servicer thereafter arising under this Agreement, but without prejudice to any rights it may have as a Certificateholder or to reimbursement of Advances and other advances of its own funds, and the Trustee shall act as provided in Section 7.04 to carry out the duties of the Master Servicer, including the obligation to make any Advance the nonpayment of which was a Master Servicer Event of Default described in clause (vi) of this Section 7.01(b). Any such action taken by the Trustee must be prior to the distribution on the relevant Distribution Date.

SECTION 7.02	Master Servicer or Trustee to Act; Appointment of Successor Servicer.

(a)  On and after the time a Servicer receives a notice of termination, the Master Servicer (or if the Master Servicer is a Servicer, the Trustee) shall be the successor in all respects to the related Servicer in its capacity as Servicer under this Agreement, the related Servicer shall not have the right to withdraw any funds from the related Collection Account without the consent of the Master Servicer or the Trustee, as applicable, and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto and arising thereafter placed on the related Servicer (except for any representations or warranties of such Servicer under this Agreement, the responsibilities, duties and liabilities contained in Section 2.03(c) and its obligation to deposit amounts in respect of losses pursuant to Section 3.12) by the terms and provisions hereof including, without limitation, the related Servicer’s obligations to make P&I Advances pursuant to Section 4.03; provided, however, that if the Master Servicer or the Trustee, as applicable, is prohibited by law or regulation from obligating itself to make advances regarding delinquent mortgage loans, then the Master Servicer or the Trustee, as applicable, shall not be obligated to make P&I Advances pursuant to Section 4.03; and provided further, that any failure to perform such duties or responsibilities caused by the related Servicer’s failure to provide information required by Section 7.01 shall not be considered a default by the Master Servicer or the Trustee, as applicable, as successor to the a Servicer hereunder. It is understood and acknowledged by the parties hereto that there will be a period of transition (not to exceed 90 days) before the transition of servicing obligations is fully effective. As compensation therefor, the Master Servicer or the Trustee, as applicable, shall be entitled to the Servicing Fees and all funds relating to the Mortgage Loans to which a Servicer would have been entitled if it had continued to act hereunder (other than amounts which were due or would become due to such Servicer prior to its termination or resignation). Notwithstanding the above, the Master Servicer or the Trustee, as applicable, may, if it shall be unwilling to so act, or shall, if it is unable to so act or if it is prohibited by law from making advances regarding delinquent mortgage loans, or if the Holders of Certificates entitled to at least 51% of the Voting Rights so request in writing to the Master Servicer or the Trustee, as applicable, promptly appoint or petition a court of competent jurisdiction to appoint, an established mortgage loan servicing institution acceptable to the Rating Agencies and having a net worth of not less than $15,000,000 as the successor to a Servicer under this Agreement in the assumption of all or any part of the responsibilities, duties or liabilities of a Servicer under this Agreement. Any successor servicer to GMAC (including the Master Servicer or Trustee, as applicable) shall, with respect to the SRO Mortgage Loans, acknowledge and be subject to the Servicing Rights of the Servicing Rights Owner; provided that the Servicing Rights Owner shall give such successor servicer at least 30 days prior written notice before exercising its right to terminate such Servicer or transfer the servicing of the SRO Mortgage Loans to another servicer. No appointment of a successor Servicer under this Agreement shall be effective until the assumption by the successor of all of the related Servicer’s responsibilities, duties and liabilities hereunder. In connection with such appointment and assumption described herein, the Master Servicer or the Trustee, as applicable, may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of that permitted the related Servicer as such hereunder. The Depositor, the Master Servicer, the Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Pending appointment of a successor to a Servicer under this Agreement, the Master Servicer or the Trustee, as applicable, shall act in such capacity as hereinabove provided.

(b)  In connection with the termination or resignation of a Servicer hereunder, either (i) the successor servicer, including the Master Servicer or the Trustee, as applicable, if the Master Servicer or the Trustee, as applicable, is acting as successor servicer, shall represent and warrant that it is a member of MERS in good standing and shall agree to comply in all material respects with the rules and procedures of MERS in connection with the servicing of the Mortgage Loans that are registered with MERS, in which case the predecessor servicer shall cooperate with the successor servicer in causing MERS to revise its records to reflect the transfer of servicing to the successor servicer as necessary under MERS’ rules and regulations, or (ii) the predecessor servicer shall cooperate with the successor servicer in causing MERS to execute and deliver an assignment of Mortgage in recordable form to transfer the Mortgage from MERS to the Master Servicer or the Trustee, as applicable, and to execute and deliver such other notices, documents and other instruments as may be necessary or desirable to effect a transfer of such Mortgage Loan or servicing of such Mortgage Loan on the MERS® System to the successor servicer. The predecessor servicer shall file or cause to be filed any such assignment in the appropriate recording office. The predecessor servicer shall bear any and all fees of MERS, costs of preparing any assignments of Mortgage, and fees and costs of filing any assignments of Mortgage that may be required under this Section 7.02(b).

SECTION 7.03	Trustee to Act; Appointment of Successor Master Servicer.

(a)  Upon the receipt by the Master Servicer of a notice of termination pursuant to Section 7.01(b) or an Opinion of Counsel rendered by Independent counsel pursuant to Section 6.05(b) to the effect that the Master Servicer is legally unable to act or to delegate its duties to a Person which is legally able to act, the Trustee shall automatically become the successor in all respects to the Master Servicer in its capacity under this Agreement and the transactions set forth or provided for herein and shall thereafter be subject to all the responsibilities, duties, liabilities and limitations on liabilities relating thereto placed on the Master Servicer by the terms and provisions hereof; provided, however, that the Trustee (i) shall have no obligation whatsoever with respect to any liability (other than Advances deemed recoverable and not previously made) incurred by the Master Servicer at or prior to the time of termination and (ii) shall not be obligated to perform any obligation of the Master Servicer under Section 3.20 or 3.21 with respect to any period of time during which the Trustee was not the Master Servicer. As compensation therefor, but subject to Section 6.05, the Trustee shall be entitled to compensation which the Master Servicer would have been entitled to retain if the Master Servicer had continued to act hereunder, except for those amounts due the Master Servicer as reimbursement permitted under this Agreement for advances previously made or expenses previously incurred. Notwithstanding the above, the Trustee may, if it shall be unwilling so to act, or shall, if it is legally unable so to act, appoint or petition a court of competent jurisdiction to appoint, any established housing and home finance institution which is a Fannie Mae- or Freddie Mac-approved servicer and with respect to a successor to the Master Servicer only, having a net worth of not less than $50,000,000, as the successor to the Master Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer hereunder; provided, that the Trustee shall obtain a letter or other evidence each Rating Agency that the ratings, if any, on each of the Certificates will not be lowered as a result of the selection of the successor to the Master Servicer. Pending appointment of a successor to the Master Servicer hereunder, the Trustee shall act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on the Mortgage Loans as it and such successor shall agree; provided, however, that the provisions of Section 6.05 shall apply, the compensation shall not be in excess of that which the Master Servicer would have been entitled to if the Master Servicer had continued to act hereunder, and that such successor shall undertake and assume the obligations of the Trustee to pay compensation to any third Person acting as an agent or independent contractor in the performance of master servicing responsibilities hereunder. The Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

If the Master Servicer and the Trust Administrator are the same entity, then at any time the Master Servicer resigns or is removed as Master Servicer, the Trust Administrator shall also be removed hereunder. All reasonable Master Servicing Transfer Costs shall be paid by the predecessor Master Servicer upon presentation of reasonable documentation of such costs, and if such predecessor Master Servicer defaults in its obligation to pay such costs, such costs shall be paid by the successor Master Servicer or the Trustee (in which case the successor Master Servicer or the Trustee, as applicable, shall be entitled to reimbursement therefor from the assets of the Trust Fund).

(b)  If the Trustee shall succeed to any duties of the Master Servicer respecting the Mortgage Loans as provided herein, it shall do so in a separate capacity and not in its capacity as Trustee and, accordingly, the provisions of Article VIII shall be inapplicable to the Trustee in its duties as the successor to the Master Servicer in the master servicing of the Mortgage Loans (although such provisions shall continue to apply to the Trustee in its capacity as Trustee); the provisions of Article VI, however, shall apply to it in its capacity as successor Master Servicer.

SECTION 7.04	Notification to Certificateholders.

(a)  Upon any termination of a Servicer or the Master Servicer pursuant to Section 7.01 above or any appointment of a successor to a Servicer or Master Servicer pursuant to Section 7.02 and 7.03 above, the Trust Administrator, or in the event of the termination of the Master Servicer, the Trustee (or such other successor Trust Administrator) shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register.

(b)  Not later than the later of 60 days after the occurrence of any event, which constitutes or which, with notice or lapse of time or both, would constitute a Servicer Event of Default or a Master Servicer Event of Default or five days after a Responsible Officer of the Trust Administrator becomes aware of the occurrence of such an event, the Trust Administrator shall transmit by mail to all Holders of Certificates notice of each such occurrence, unless such default or Servicer Event of Default or Master Servicer Event of Default shall have been cured or waived.

SECTION 7.05	Waiver of Servicer Events of Default and Master Servicer Events of Termination.

Subject to Section 11.09(d), the Holders representing at least 66% of the Voting Rights evidenced by all Classes of Certificates affected by any default or Servicer Event of Default or Master Servicer Event of Default hereunder may waive such default or Servicer Event of Default; provided, however, that a default or Servicer Event of Default or Master Servicer Event of Default under clause (a)(i) or (a)(vii) of Section 7.01 or clause (b)(i) or (b)(vi) of Section 7.01, respectively, may be waived only by all of the Holders of the Regular Certificates. Upon any such waiver of a default or Servicer Event of Default or Master Servicer Event of Default, such default or Servicer Event of Default or Master Servicer Event of Default shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. No such waiver shall extend to any subsequent or other default or Servicer Event of Default or Master Servicer Event of Default or impair any right consequent thereon except to the extent expressly so waived.

ARTICLE VIII

CONCERNING THE TRUSTEE AND THE TRUST ADMINISTRATOR

SECTION 8.01	Duties of Trustee and Trust Administrator.

The Trustee, prior to the occurrence of a Servicer Event of Default or Master Servicer Event of Default and after the curing of all Servicer Events of Default or Master Servicer Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. The Trust Administrator undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. If a Servicer Event of Default or Master Servicer Event of Default, has occurred (which has not been cured) of which a Responsible Officer has knowledge, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Any permissive right of the Trustee enumerated in this Agreement shall not be construed as a duty.

Each of the Trustee and the Trust Administrator, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to it, which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform to the requirements of this Agreement; provided, however, that neither the Trustee nor the Trust Administrator will be responsible for the accuracy or content of any such resolutions, certificates, statements, opinions, reports, documents or other instruments. If any such instrument is found not to conform to the requirements of this Agreement in a material manner, it shall take such action as it deems appropriate to have the instrument corrected, and if the instrument is not corrected to its satisfaction, it will provide notice thereof to the Certificateholders.

No provision of this Agreement shall be construed to relieve the Trustee or the Trust Administrator from liability for its own negligent action, its own negligent failure to act or its own misconduct; provided, however, that:

(i)  Prior to the occurrence of a Servicer Event of Default or Master Servicer Event of Default, and after the curing of all such Servicer Events of Default or Master Servicer Events of Default which may have occurred, the duties and obligations of each of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee, in the absence of bad faith on the part of the Trustee, the Trustee, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee, that conform to the requirements of this Agreement. The Trust Administrator shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trust Administrator, in the absence of bad faith on the part of the Trust Administrator, the Trust Administrator, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trust Administrator, that conform to the requirements of this Agreement;

(ii)  Neither the Trustee nor the Trust Administrator shall be personally liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers of it unless it shall be proved that it was negligent in ascertaining the pertinent facts;

(iii)  Neither the Trustee nor the Trust Administrator shall be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of the Holders of Certificates entitled to at least 25% of the Voting Rights relating to the time, method and place of conducting any proceeding for any remedy available to the it or exercising or omitting to exercise any trust or power conferred upon it, under this Agreement; and

(iv)  Neither the Trustee nor the Trust Administrator shall be required to take notice or be deemed to have notice or knowledge of any default, Servicer Event of Default or Master Servicer Event of Default unless a Responsible Officer of the Trustee or the Trust Administrator, as the case may be, shall have received written notice thereof or a Responsible Officer shall have actual knowledge thereof. In the absence of receipt of such notice or actual knowledge, the Trustee or Trust Administrator, as applicable, may conclusively assume there is no default.

Neither the Trustee nor the Trust Administrator shall be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, in each case not including expenses, disbursements and advances incurred or made by the Trustee or the Trust Administrator, as applicable, including the compensation and the expenses and disbursements of its agents and counsel, in the ordinary course of the Trustee’s or the Trust Administrator’s, as the case may be, performance in accordance with the provisions of this Agreement, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. With respect to the Trustee and the Trust Administrator, none of the provisions contained in this Agreement shall in any event require the Trustee or the Trust Administrator, as the case may be, to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer under this Agreement, except during such time, if any, as the Trustee or the Trust Administrator, as applicable, shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Master Servicer in accordance with the terms of this Agreement.

SECTION 8.02	Certain Matters Affecting the Trustee and the Trust Administrator.

(a)  Except as otherwise provided in Section 8.01:

(i)  Each of the Trustee and the Trust Administrator and any director, officer, employee or agent of the Trustee or the Trust Administrator, as the case may be, may request and conclusively rely upon and shall be fully protected in acting or refraining from acting upon any resolution, Officers’ Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)  Each of the Trustee and the Trust Administrator, as the case may be, may consult with counsel of its selection and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such Opinion of Counsel;

(iii)  Neither the Trustee nor the Trust Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Trust Administrator, as applicable, security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby; the right of the Trustee or the Trust Administrator to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and neither the Trustee nor the Trust Administrator shall be answerable for other than its negligence or willful misconduct in the performance of any such act; nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of a Master Servicer Event of Default (which has not been cured or waived), to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs;

(iv)  Neither the Trustee nor the Trust Administrator shall be personally liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)  Prior to the occurrence of a Servicer Event of Default or Master Servicer Event of Default hereunder, and after the curing of all Servicer Events of Default or Master Servicer Events of Default which may have occurred, neither the Trustee nor the Trust Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by the Holders of Certificates entitled to at least 25% of the Voting Rights; provided, however, that if the payment within a reasonable time to the Trustee or the Trust Administrator, as applicable, of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Trust Administrator, as applicable, not reasonably assured to the Trustee or the Trust Administrator, as applicable, by such Certificateholders, the Trustee or the Trust Administrator, as applicable, may require indemnity satisfactory to it against such cost, expense, or liability from such Certificateholders as a condition to taking any such action;

(vi)  Each of the Trustee and the Trust Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and neither the Trustee nor the Trust Administrator shall be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care;

(vii)  Neither the Trustee nor the Trust Administrator shall be personally liable for any loss resulting from the investment of funds held in the related Collection Account at the direction of the related Servicer pursuant to Section 3.12; and

(viii)  Any request or direction of the Depositor, the Servicers or the Certificateholders mentioned herein shall be sufficiently evidenced in writing.

(b)  All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee or the Trust Administrator, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee or the Trust Administrator shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

SECTION 8.03	Neither the Trustee nor Trust Administrator Liable for Certificates or Mortgage Loans.

The recitals contained herein and in the Certificates (other than the signature of the Trust Administrator, on behalf of the Trustee, the authentication of the Trust Administrator on the Certificates, the acknowledgments of the Trustee and the Trust Administrator contained in Article II and the representations and warranties of the Trustee and the Trust Administrator in Section 8.12) shall be taken as the statements of the Depositor and neither the Trustee nor the Trust Administrator assumes any responsibility for their correctness. Neither the Trustee nor the Trust Administrator makes any representations or warranties as to the validity or sufficiency of this Agreement (other than as specifically set forth in Section 8.12) or of the Certificates (other than the signature of the Trust Administrator and authentication of the Trust Administrator on the Certificates) or of any Mortgage Loan or related document or of MERS or the MERS System. Neither the Trustee nor the Trust Administrator shall be accountable for the use or application by the Depositor of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor, the Master Servicer or the Servicers in respect of the Mortgage Loans or deposited in or withdrawn from the related Collection Account by the related Servicer or the Distribution Account by the Master Servicer.

SECTION 8.04	Trustee and Trust Administrator May Own Certificates.

Each of the Trustee and the Trust Administrator in its individual capacity or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Trustee or the Trust Administrator, as applicable.

SECTION 8.05	Trustee’s, Trust Administrator’s and Custodians’ Fees and Expenses.

(a)  The Trust Administrator shall be entitled to compensation as separately agreed with the Master Servicer. The Trustee’s fees will be paid by the Trust Administrator pursuant to a separate agreement between the Trustee and the Trust Administrator, and such compensation will not be an expense of the Trust. Each of the Trustee, the Trust Administrator, the Custodian and any director, officer, employee or agent of any of them, as applicable, shall be indemnified by the Trust Fund and held harmless against any loss, liability or expense (not including expenses, disbursements and advances incurred or made by the Trustee, the Trust Administrator or the Custodian, as applicable, including the compensation and the expenses and disbursements of its agents and counsel, in the ordinary course of the Trustee’s, the Trust Administrator’s or the Custodian’s, as the case may be, performance in accordance with the provisions of this Agreement) incurred by the Trustee, the Trust Administrator or the Custodian, as applicable, in connection with any claim or legal action or any pending or threatened claim or legal action arising out of or in connection with the acceptance or administration of its obligations and duties under this Agreement (or, in the case of the Custodian, under the Custodial Agreement), other than any loss, liability or expense (i) resulting from any breach of a Servicer’s or the Master Servicer’s obligations in connection with this Agreement for which the related Servicer shall indemnify the Trustee and the Trust Administrator pursuant to Section 8.05(b) and Section 10.03 (and in the case of the Trustee, resulting from any breach of the Trust Administrator’s obligations in connection with this Agreement for which the Trust Administrator shall indemnify the Trustee pursuant to Section 10.03(a) and in the case of the Trust Administrator, resulting from any breach of the Trustee’s obligations in connection with this Agreement for which the Trustee shall indemnify the Trust Administrator pursuant to Section 10.03(c)), (ii) that constitutes a specific liability of the Trustee or the Trust Administrator, as applicable, pursuant to Section 10.01(g) or (iii) any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of its duties hereunder or by reason of the Trustee’s or the Trust Administrator’s, as applicable, reckless disregard of obligations and duties hereunder (or, in the case of the Custodian, under the Custodial Agreement) or as a result of a breach of the Trustee’s or the Trust Administrator’s, as applicable, obligations under Article X hereof (or, in the case of the Custodian, as a result of a breach of such Custodian’s obligations under the Custodial Agreement). Any amounts payable to the Trustee, the Trust Administrator, the Custodian, or any director, officer, employee or agent of any of them in respect of the indemnification provided by this paragraph (a), or pursuant to any other right of reimbursement from the Trust Fund that the Trustee, the Trust Administrator, the Custodian or any director, officer, employee or agent of any of them may have hereunder in its capacity as such, may be withdrawn by the Trust Administrator for payment to the applicable indemnified Person from the Distribution Account at any time. The foregoing indemnity shall survive the resignation or removal of the Trustee or the Trust Administrator.

(b)  Each Servicer agrees to indemnify the Trustee, the Trust Administrator and the Custodian from, and hold each harmless against, any loss, liability or expense resulting from a breach of the related Servicer’s obligations and duties under this Agreement. Such indemnity shall survive the termination or discharge of this Agreement and the resignation or removal of the Trustee, the Trust Administrator or the Custodian, as the case may be. Any payment hereunder made by a Servicer to the Trustee, the Trust Administrator or the Custodian shall be from such Servicer’s own funds, without reimbursement from the Trust Fund therefor.

SECTION 8.06	Eligibility Requirements for Trustee and Trust Administrator.

Each of the Trustee and the Trust Administrator hereunder shall at all times be a corporation or an association organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority. In case at any time the Trustee or the Trust Administrator shall cease to be eligible in accordance with the provisions of this Section, the Trustee or the Trust Administrator, as the case may be, shall resign immediately in the manner and with the effect specified in Section 8.07.

SECTION 8.07	Resignation and Removal of the Trustee and the Trust Administrator.

Either of the Trustee or the Trust Administrator may at any time resign and be discharged from the trust hereby created by giving written notice thereof to the Depositor, the Master Servicer, the Servicers and the Certificateholders and, if the Trustee is resigning, to the Trust Administrator, or, if the Trust Administrator is resigning, to the Trustee. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee or trust administrator (which may be the same Person in the event both the Trustee and the Trust Administrator resign or are removed) by written instrument, in duplicate, which instrument shall be delivered to the resigning Trustee or Trust Administrator, as applicable, and to the successor trustee or trust administrator, as applicable. A copy of such instrument shall be delivered to the Certificateholders, the Trustee or Trust Administrator, as applicable, and a Servicer by the Depositor. If no successor trustee or trust administrator shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Trust Administrator, as applicable, may petition any court of competent jurisdiction for the appointment of a successor trustee or trust administrator, as applicable.

If the Trust Administrator and the Master Servicer are the same entity, then at any time the Trust Administrator resigns or is removed as Trust Administrator, the Master Servicer shall also be removed hereunder.

If at any time the Trustee or the Trust Administrator shall cease to be eligible in accordance with the provisions of Section 8.06 and shall fail to resign after written request therefor by the Depositor (or in the case of the Trust Administrator, the Trustee), or if at any time the Trustee or the Trust Administrator shall become incapable of acting, or shall be adjudged bankrupt or insolvent, or a receiver of the Trustee or the Trust Administrator or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or the Trust Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor or the Master Servicer (or in the case of the Trust Administrator, the Trustee) may remove the Trustee or the Trust Administrator, as applicable, and appoint a successor trustee or trust administrator (which may be the same Person in the event both the Trustee and the Trust Administrator resign or are removed) by written instrument, in duplicate, which instrument shall be delivered to the Trustee or Trust Administrator so removed and to the successor trustee or trust administrator. A copy of such instrument shall be delivered to the Certificateholders, the Trustee or the Trust Administrator, as applicable, and a Servicer by the Depositor.

The Holders of Certificates entitled to at least 51% of the Voting Rights may at any time remove the Trustee or the Trust Administrator and appoint a successor trustee or trust administrator by written instrument or instruments, in triplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, one complete set to the Trustee or the Trust Administrator, as the case may be, so removed and one complete set to the successor so appointed. A copy of such instrument shall be delivered to the Certificateholders, the Master Servicer and the Servicers by the Depositor.

If no successor Trust Administrator shall have been appointed and shall have accepted appointment within 60 days after the Trust Administrator ceases to be the Trust Administrator pursuant to this Section 8.07, then the Trustee shall perform the duties of the Trust Administrator pursuant to this Agreement. The Trustee shall notify the Rating Agencies of any change of Trust Administrator.

Any resignation or removal of the Trustee or the Trust Administrator and appointment of a successor trustee or trust administrator, as the case may be, pursuant to any of the provisions of this Section shall not become effective until acceptance of appointment by the successor trustee or trust administrator as provided in Section 8.08. Notwithstanding the foregoing, in the event the Trust Administrator advises the Trustee that it is unable to continue to perform its obligations pursuant to the terms of this Agreement prior to the appointment of a successor, the Trustee shall be obligated to perform such obligations until a new trust administrator is appointed. Such performance shall be without prejudice to any claim by a party hereto or beneficiary hereof resulting from the Trust Administrator’s breach of its obligations hereunder. As compensation therefor, the Trustee shall be entitled to all fees the Trust Administrator would have been entitled to if it had continued to act hereunder.

Notwithstanding anything to the contrary contained herein, the Master Servicer and the Trust Administrator shall at all times be the same Person.

SECTION 8.08	Successor Trustee or Trust Administrator.

Any successor trustee or trust administrator appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, the Master Servicer, the Trustee or the Trust Administrator, as applicable, and to its predecessor trustee or trust administrator an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee or trust administrator shall become effective and such successor trustee or trust administrator, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee or trust administrator herein. The predecessor trustee or trust administrator shall deliver to the successor trustee or trust administrator all Mortgage Files and related documents and statements, as well as all moneys, held by it hereunder and the Depositor and the predecessor trustee or trust administrator shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor trustee or trust administrator all such rights, powers, duties and obligations.

No successor trustee or trust administrator shall accept appointment as provided in this Section unless at the time of such acceptance such successor trustee or trust administrator shall be eligible under the provisions of Section 8.06 and the appointment of such successor trustee or trust administrator shall not result in a downgrading of any Class of Certificates by the Rating Agencies, as evidenced by a letter from the Rating Agencies.

Upon acceptance of appointment by a successor trustee or trust administrator as provided in this Section, the Depositor shall mail notice of the succession of such trustee or trust administrator hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor trustee or trust administrator, the successor trustee or trust administrator shall cause such notice to be mailed at the expense of the Depositor.

Any Person appointed as successor trust administrator pursuant to this Section shall also be required to serve as successor cap administrator and successor cap trustee under the Interest Rate Cap Agreement and the Cap Administration Agreement.

SECTION 8.09	Merger or Consolidation of Trustee or Trust Administrator.

Any corporation or association into which either the Trustee or the Trust Administrator may be merged or converted or with which it may be consolidated or any corporation or association resulting from any merger, conversion or consolidation to which the Trustee or the Trust Administrator, as the case may be, shall be a party, or any corporation or association succeeding to the business of the Trustee or the Trust Administrator, as applicable, shall be the successor of the Trustee or the Trust Administrator, as the case may be, hereunder, provided such corporation or association shall be eligible under the provisions of Section 8.06, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

SECTION 8.10	Appointment of Co-Trustee or Separate Trustee.

Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of REMIC I or property securing the same may at the time be located, the Servicers and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of REMIC I, and to vest in such Person or Persons, in such capacity, such title to REMIC I, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Servicers and the Trustee may consider necessary or desirable. If the Servicers shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, or in case a Servicer Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 8.06 hereunder and no notice to Holders of Certificates of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08 hereof.

In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10 all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed by the Trustee (whether as Trustee hereunder or as successor to a defaulting Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to REMIC I or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Each separate trustee and co-trustee, upon its acceptance of the trust conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

Any separate trustee or co-trustee may, at any time, constitute the Trustee, its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

SECTION 8.11	[Reserved].

SECTION 8.12	Appointment of Office or Agency.

The Trust Administrator will appoint an office or agency in the City of Minneapolis, Minnesota where the Certificates may be surrendered for registration of transfer or exchange, and presented for final distribution, and where notices and demands to or upon the Trust Administrator in respect of the Certificates and this Agreement may be served.

SECTION 8.13	Representations and Warranties.

Each of the Trustee and the Trust Administrator hereby represents and warrants to the Servicers, the Depositor, the Master Servicer, the Trustee and the Trust Administrator, as applicable, as of the Closing Date, that:

(i)  It is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.

(ii)  The execution and delivery of this Agreement by it, and the performance and compliance with the terms of this Agreement by it, will not violate its articles of association or bylaws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets.

(iii)  It has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv)  This Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of it, enforceable against it in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, receivership, reorganization, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

(v)  It is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in its good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the it to perform its obligations under this Agreement or the financial condition of it.

(vi)  No litigation is pending or, to the best of its knowledge, threatened against it which would prohibit it from entering into this Agreement or, in its good faith reasonable judgment, is likely to materially and adversely affect either the ability of it to perform its obligations under this Agreement or the financial condition of it.

SECTION 8.14	[Reserved].

SECTION 8.15	No Trustee or Trust Administrator Liability for Actions or Inactions of Custodian.

Notwithstanding anything to the contrary herein, in no event shall the Trustee or the Trust Administrator be liable to any party hereto or to any third party for the performance of any custody-related functions with respect to which the Custodian shall fail to take action on behalf of the Trustee or Trust Administrator, as the case may be, or, with respect to which the performance of custody-related functions pursuant to the terms of the custodial agreement with the Custodian shall fail to satisfy all the related requirements under this Agreement.

ARTICLE IX

TERMINATION

SECTION 9.01	Termination Upon Repurchase or Liquidation of the Mortgage Loans.

(a)  Subject to Section 9.02, the respective obligations and responsibilities under this Agreement of the Depositor, the Master Servicer, the Servicers, the Trustee and the Trust Administrator with respect to the Mortgage Loans (other than the obligations of the Servicers and the Master Servicer to the Trustee and the Trust Administrator pursuant to Section 8.05 and of the Servicers to provide for and the Trust Administrator to make payments in respect of the REMIC I Regular Interests and the Classes of Certificates as hereinafter set forth) the Trust Fund shall terminate upon payment to the Certificateholders and the deposit of all amounts held by or on behalf of the Trustee or the Trust Administrator and required hereunder to be so paid or deposited on the Distribution Date coinciding with or following the earlier to occur of (i) the purchase by the Terminator, as defined below, (on a servicing retained basis) of all Mortgage Loans and each related REO Property remaining in REMIC I and (ii) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or related REO Property remaining in REMIC I; provided, however, that in no event shall the trust created hereby continue beyond the earlier of (a) the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the Court of St. James, living on the date hereof and (b) the Latest Possible Maturity Date (as defined in the Preliminary Statement).

Subject to Section 3.10 hereof, the purchase by the Terminator of all Mortgage Loans and each REO Property remaining in REMIC I shall be at a price equal to the greater of (i) the Stated Principal Balance of the Mortgage Loans and the appraised value of any REO Properties (such appraisal to be conducted by an appraiser mutually agreed upon by the Servicers and the Trust Administrator) and (ii) the fair market value of the Mortgage Loans and the REO Properties (as determined by the Servicers, with the consent of the Trust Administrator as of the close of business on the third Business Day next preceding the date upon which notice of any such termination is furnished to the related Certificateholders pursuant to Section 9.01(c)), in each case plus accrued and unpaid interest thereon at the weighted average of the Mortgage Rates through the end of the Due Period preceding the final Distribution Date plus unreimbursed Servicing Advances allocable to such Mortgage Loans and REO Properties (the “Termination Price”); provided, however, such option may only be exercised if the Termination Price is sufficient to result in the payment of all interest accrued on, as well as amounts necessary to retire the principal balance of, each class of notes issued pursuant to the Indenture.

(b)  The Master Servicer, shall have the right (the party exercising such right, the “Terminator”), to purchase all of the Mortgage Loans and each REO Property remaining in REMIC I pursuant to clause (i) of the preceding paragraph no later than the Determination Date in the month immediately preceding the Distribution Date on which the Certificates will be retired; provided, however, that the Terminator may elect to purchase all of the Mortgage Loans and each REO Property remaining in REMIC I pursuant to clause (i) above only if the aggregate Stated Principal Balance of the Mortgage Loans and each REO Property remaining in the Trust Fund at the time of such election is reduced to less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date. By acceptance of a Residual Certificate, the Holders of the Residual Certificates agree, in connection with any termination hereunder, to assign and transfer any amounts in excess of par, and to the extent received in respect of such termination, to pay any such amounts to the Holders of the Class CE-1 Certificates. In addition, to the extent that the Master Servicer has not exercised such option within three months of its ability to do so, Ocwen may exercise such option.

Notwithstanding anything provided herein to the contrary, upon the exercise by the Terminator of its option pursuant to the immediately preceding paragraph, the Servicing Rights Owner shall retain any and all related Servicing Rights with respect to the SRO Mortgage Loans.

(c)  Notice of the liquidation of any Certificates shall be given promptly by the Trust Administrator by letter to the related Certificateholders mailed (a) in the event such notice is given in connection with the purchase of the Mortgage Loans and each related REO Property remaining in REMIC I by the Terminator, not earlier than the 15th day and not later than the 25th day of the month next preceding the month of the final distribution on the related Certificates or (b) otherwise during the month of such final distribution on or before the Determination Date in such month, in each case specifying (i) the Distribution Date upon which REMIC I will terminate and final payment of the Certificates and will be made upon presentation and surrender of the Certificates at the office of the Trust Administrator therein designated, (ii) the amount of any such final payment, (iii) that no interest shall accrue in respect of the Certificates from and after the Interest Accrual Period relating to the final Distribution Date therefor and (iv) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the Certificates at the office of the Trust Administrator. In the event such notice is given in connection with the purchase of all of the Mortgage Loans and each REO Property remaining in REMIC I by the Terminator, the Terminator shall deliver to the Trust Administrator for deposit in the Distribution Account not later than the last Business Day of the month next preceding the month in which such distribution will be made an amount in immediately available funds equal to the Termination Price. The Trust Administrator shall remit to the Servicers from such funds deposited in the Distribution Account (i) any amounts which the Servicers would be permitted to withdraw and retain from the related Collection Account pursuant to Section 3.11 and (ii) any other amounts otherwise payable by the Trust Administrator to the Servicers from amounts on deposit in the Distribution Account pursuant to the terms of this Agreement, in each case prior to making any final distributions pursuant to Section 9.01(d) below. Upon certification to the Trust Administrator by a Servicing Officer of the making of such final deposit, the Trust Administrator shall promptly release or cause to be released to the related Terminator the Mortgage Files for the remaining Mortgage Loans and the Trustee shall execute all assignments, endorsements and other instruments delivered to it which are necessary to effectuate such transfer.

(d)  Upon receipt of notice by the Trust Administrator of the presentation of the Certificates by the Certificateholders on the related final Distribution Date to the Trust Administrator, the Trust Administrator shall distribute to each Certificateholder so presenting and surrendering its Certificates the amount otherwise distributable on such Distribution Date in accordance with Section 4.01 in respect of the Certificates so presented and surrendered. Any funds not distributed to any Holder or Holders of Certificates being retired on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust by the Trust Administrator and credited to the account of the appropriate non-tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Trust Administrator shall mail a second notice to the remaining non-tendering Certificateholders to surrender their Certificates for cancellation in order to receive the final distribution with respect thereto. If within one year after the second notice all such Certificates shall not have been surrendered for cancellation, the Trust Administrator shall, directly or through an agent, mail a final notice to remaining related non-tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining the funds in trust and of contacting such Certificateholders shall be paid out of the assets remaining in the trust funds. If within one year after the final notice any such Certificates shall not have been surrendered for cancellation, the Trust Administrator shall pay to Citigroup Global Markets Inc. all such amounts, and all rights of non-tendering Certificateholders in or to such amounts shall thereupon cease. No interest shall accrue or be payable to any Certificateholder on any amount held in trust by the Trust Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 9.01.

Immediately following the deposit of funds in trust hereunder in respect of each of the Certificates the Trust Fund shall terminate.

SECTION 9.02	Additional Termination Requirements.

(a)  In the event that the Terminator purchases all the Mortgage Loans and each REO Property, REMIC I shall be terminated, in each case in accordance with the following additional requirements (or in connection with the final payment on or other liquidation of the last Mortgage Loan or REO Property remaining in REMIC I, the additional requirement specified in clause (i) below):

(i)  The Trust Administrator shall specify the first day in the 90-day liquidation period in a statement attached to REMIC I’s final Tax Return pursuant to Treasury regulation Section 1.860F-1, and such termination shall satisfy all requirements of a qualified liquidation under Section 860F of the Code and any regulations thereunder, as evidenced by an Opinion of Counsel obtained at the expense of the related Servicer;

(ii)  During such 90-day liquidation period, and at or prior to the time of making of the final payment on the Certificates, the Trustee shall sell all of the assets of REMIC I to the Terminator for cash; and

(iii)  At the time of the making of the final payment on the related Certificates, the Trust Administrator shall distribute or credit, or cause to be distributed or credited, to the Holders of the Class R Certificates all cash on hand in REMIC I (other than cash retained to meet claims), and REMIC I shall terminate at that time.

(b)  At the expense of the Terminator (or in the event of termination under Section 9.01(a)(ii), at the expense of the Servicers), the Trust Administrator shall prepare or cause to be prepared the documentation required in connection with the adoption of a plan of liquidation of REMIC I pursuant to this Section 9.02.

(c)  By their acceptance of Certificates, the Holders thereof hereby agree to authorize the Trust Administrator to specify the 90-day liquidation period for REMIC I which authorization shall be binding upon all successor Certificateholders.

ARTICLE X

REMIC PROVISIONS

SECTION 10.01	REMIC Administration.

(a)  The Trustee shall elect to treat each REMIC created hereunder as a REMIC under the Code and, if necessary, under applicable state law. Such election will be made by the Trustee on Form 1066 or other appropriate federal tax or information return or any appropriate state return for the taxable year ending on the last day of the calendar year in which the Certificates are issued. For the purposes of the REMIC election in respect of REMIC I, the REMIC I Regular Interests shall be designated as the Regular Interests in REMIC I and the Class R-I Interest shall be designated as the Residual Interest in REMIC I. The Floating Rate Certificates, the Class CE-1 Interest and the Class P Interest shall be designated as the Regular Interests in REMIC II and the Class R-II Interest shall be designated as the Residual Interest in REMIC II. The Class CE-1 Certificates shall be designated as the Regular Interests in REMIC III and the Class R-III Interest shall be designated as the Residual Interest in REMIC III. The Class P Certificates shall be designated as the Regular Interests in REMIC V and the Class R-V Interest shall be designated as the Residual Interest in REMIC V. Neither the Trustee nor the Trust Administrator shall permit the creation of any “interests” in any Trust REMIC (within the meaning of Section 860G of the Code) other than the REMIC Regular Interests and the interests represented by the Certificates.

(b)  The Closing Date is hereby designated as the “Startup Day” of each Trust REMIC created hereunder within the meaning of Section 860G(a)(9) of the Code.

(c)  The Trust Administrator shall pay any and all expenses relating to any tax audit of the Trust Fund (including, but not limited to, any professional fees or any administrative or judicial proceedings with respect to any Trust REMIC that involve the Internal Revenue Service or state tax authorities), and shall be entitled to reimbursement from the Trust therefor to the extent permitted under Section 8.05. The Trust Administrator, as agent for any Trust REMIC’s tax matters person, shall (i) act on behalf of the Trust Fund in relation to any tax matter or controversy involving any Trust REMIC and (ii) represent the Trust Fund in any administrative or judicial proceeding relating to an examination or audit by any governmental taxing authority with respect thereto. The holder of the largest Percentage Interest of the Residual Certificates shall be designated, in the manner provided under Treasury regulations section 1.860F-4(d) and Treasury regulations section 301.6231(a)(7)-1, as the tax matters person of the related REMIC created hereunder. By its acceptance thereof, the holder of the largest Percentage Interest of the Residual Certificates hereby agrees to irrevocably appoint the Trust Administrator or an Affiliate as its agent to perform all of the duties of the tax matters person for the Trust Fund.

(d)  The Trust Administrator shall prepare and the Trustee at the direction of the Trust Administrator shall sign and the Trust Administrator shall file all of the Tax Returns in respect of the REMIC created hereunder. The expenses of preparing and filing such returns shall be borne by the Trust Administrator without any right of reimbursement therefor. Each Servicer shall provide on a timely basis to the Trust Administrator or its designee such information with respect to the assets of the Trust Fund as is in its possession and reasonably required by the Trust Administrator to enable it to perform its obligations under this Article.

(e)  The Trust Administrator shall perform on behalf of any Trust REMIC all reporting and other tax compliance duties that are the responsibility of the REMIC under the Code, the REMIC Provisions or other compliance guidance issued by the Internal Revenue Service or any state or local taxing authority including the filing of Form 8811 with the Internal Revenue Service within 30 days following the Closing Date. Among its other duties, as required by the Code, the REMIC Provisions or other such compliance guidance, the Trust Administrator shall provide (i) to any Transferor of a Residual Certificate such information as is necessary for the application of any tax relating to the transfer of a Residual Certificate to any Person who is not a Permitted Transferee, (ii) to the Certificateholders such information or reports as are required by the Code or the REMIC Provisions including reports relating to interest, original issue discount and market discount or premium (using the Prepayment Assumption as required) and (iii) to the Internal Revenue Service the name, title, address and telephone number of the person who will serve as the representative of any Trust REMIC. Each Servicer shall provide on a timely basis to the Trust Administrator such information with respect to the assets of the Trust Fund, including, without limitation, the Mortgage Loans, as is in its possession and reasonably required by the Trust Administrator to enable it to perform its obligations under this subsection. In addition, the Depositor shall provide or cause to be provided to the Trust Administrator, within ten (10) days after the Closing Date, all information or data that the Trust Administrator reasonably determines to be relevant for tax purposes as to the valuations and issue prices of the Certificates, including, without limitation, the price, yield, Prepayment Assumption and projected cash flow of the Certificates.

(f)  The Trustee, the Master Servicer, the Trust Administrator, the Servicers and the Holders of Certificates shall take such action or cause the Trust REMIC to take such action as shall be necessary to create or maintain the status thereof as a REMIC under the REMIC Provisions. The Trustee, the Trust Administrator, the Master Servicer and the Servicers shall not take any action or cause the Trust Fund to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of each Trust REMIC as a REMIC or (ii) result in the imposition of a tax upon the Trust Fund (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) (either such event, an “Adverse REMIC Event”) unless the Trustee has received an Opinion of Counsel, addressed to the Trustee and the Trust Administrator (at the expense of the party seeking to take such action but in no event at the expense of the Trustee or the Trust Administrator) to the effect that the contemplated action will not, with respect to any Trust REMIC, endanger such status or result in the imposition of such a tax, nor shall a Servicer take or fail to take any action (whether or not authorized hereunder) as to which the Trustee or the Trust Administrator has advised it in writing that it has received an Opinion of Counsel to the effect that an Adverse REMIC Event could occur with respect to such action; provided that the Servicers may conclusively rely on such Opinion of Counsel and shall incur no liability for its action or failure to act in accordance with such Opinion of Counsel. In addition, prior to taking any action with respect to any Trust REMIC or the respective assets of each, or causing any Trust REMIC to take any action, which is not contemplated under the terms of this Agreement, the Servicers will consult with the Trustee, the Master Servicer and the Trust Administrator or their designee, in writing, with respect to whether such action could cause an Adverse REMIC Event to occur with respect to any Trust REMIC and the Servicers shall not take any such action or cause any Trust REMIC to take any such action as to which the Trustee, the Master Servicer or the Trust Administrator has advised it in writing that an Adverse REMIC Event could occur; provided that the Servicers may conclusively rely on such writing and shall incur no liability for its action or failure to act in accordance with such writing. The Trust Administrator, the Master Servicer and the Trustee may consult with counsel to make such written advice, and the cost of same shall be borne by the party seeking to take the action not permitted by this Agreement, but in no event shall such cost be an expense of the Trustee, the Master Servicer or the Trust Administrator. At all times as may be required by the Code, the Trustee, the Trust Administrator and the Servicers will ensure that substantially all of the assets of REMIC I will consist of “qualified mortgages” as defined in Section 860G(a)(3) of the Code and “permitted investments” as defined in Section 860G(a)(5) of the Code, to the extent such obligations are within the Trustee’s, Trust Administrator’s or Servicer’s, as applicable, control and not otherwise inconsistent with the terms of this Agreement.

(g)  In the event that any tax is imposed on “prohibited transactions” of the REMIC created hereunder as defined in Section 860F(a)(2) of the Code, on the “net income from foreclosure property” of the REMIC as defined in Section 860G(c) of the Code, on any contributions to the REMIC after the Startup Day therefor pursuant to Section 860G(d) of the Code, or any other tax is imposed by the Code or any applicable provisions of state or local tax laws, such tax shall be charged (i) to the Trust Administrator pursuant to Section 10.03 hereof, if such tax arises out of or results from a breach by the Trust Administrator of any of its obligations under this Article X, (ii) to the Trustee pursuant to Section 10.03 hereof, if such tax arises out of or results from a breach by the Trustee of any of its obligations under this Article X, (iii) to the Master Servicer pursuant to Section 10.03 hereof, if such tax arises out of or results from a breach by the Master Servicer of any of its obligations under Article III, Article IIIA or this Article X, (iv) to the related Servicer pursuant to Section 10.03 hereof, if such tax arises out of or results from a breach by a Servicer of any of its obligations under Article III or this Article X, or otherwise (v) against amounts on deposit in the Distribution Account and shall be paid by withdrawal therefrom.

(h)  [Reserved].

(i)  The Trust Administrator shall, for federal income tax purposes, maintain books and records with respect to any Trust REMIC on a calendar year and on an accrual basis.

(j)  Following the Startup Day, the Servicers, the Master Servicer, the Trustee and the Trust Administrator shall not accept any contributions of assets to any Trust REMIC other than in connection with any Qualified Substitute Mortgage Loan delivered in accordance with Section 2.03 unless it shall have received an Opinion of Counsel to the effect that the inclusion of such assets in the Trust Fund will not cause the REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding or subject the REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

(k)  None of the Trustee, the Trust Administrator, the Master Servicer or the Servicers shall enter into any arrangement by which any Trust REMIC will receive a fee or other compensation for services nor permit either such REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

SECTION 10.02	Prohibited Transactions and Activities.

None of the Depositor, the Master Servicer, the Servicers, the Trust Administrator or the Trustee shall sell, dispose of or substitute for any of the Mortgage Loans (except in connection with (i) the foreclosure of a Mortgage Loan, including but not limited to, the acquisition or sale of a Mortgaged Property acquired by deed in lieu of foreclosure, (ii) the bankruptcy of any Trust REMIC, (iii) the termination of any Trust REMIC pursuant to Article IX of this Agreement, (iv) a substitution pursuant to Article II of this Agreement or (v) a purchase of Mortgage Loans pursuant to Article II or III of this Agreement), nor acquire any assets for any Trust REMIC (other than REO Property acquired in respect of a defaulted Mortgage Loan), nor sell or dispose of any investments in the related Collection Account or the Distribution Account for gain, nor accept any contributions to any Trust REMIC after the Closing Date (other than a Qualified Substitute Mortgage Loan delivered in accordance with Section 2.03), unless it has received an Opinion of Counsel, addressed to the Trustee and the Trust Administrator (at the expense of the party seeking to cause such sale, disposition, substitution, acquisition or contribution but in no event at the expense of the Trustee or the Trust Administrator) that such sale, disposition, substitution, acquisition or contribution will not (a) affect adversely the status of any Trust REMIC as a REMIC or (b) cause any Trust REMIC to be subject to a tax on “prohibited transactions” or “contributions” pursuant to the REMIC Provisions.

SECTION 10.03	Servicers, Master Servicer, Trustee and Trust Administrator Indemnification.

(a)  The Trust Administrator agrees to indemnify the Trust Fund, the Depositor, the Master Servicer, the Servicers and the Trustee for any taxes and costs including, without limitation, any reasonable attorneys fees imposed on or incurred by the Trust Fund, the Depositor, the Master Servicer, the Servicers or the Trustee as a result of a breach of the Trust Administrator’s covenants set forth in this Article X.

(b)  Each Servicer agrees to indemnify the Trust Fund, the Depositor, the Master Servicer, the Trust Administrator and the Trustee for any taxes and costs including, without limitation, any reasonable attorneys’ fees imposed on or incurred by the Trust Fund, the Depositor, the Master Servicer, the Trust Administrator or the Trustee, as a result of a breach of such Servicer’s covenants set forth in Article III (other than Section 3.20 or Section 3.21) or this Article X.

(c)  The Trustee agrees to indemnify the Trust Fund, the Depositor, the Master Servicer, the Trust Administrator and the Servicers for any taxes and costs including, without limitation, any reasonable attorneys’ fees imposed on or incurred by the Trust Fund, the Depositor, the Master Servicer, the Trust Administrator or the Servicers, as a result of a breach of the Trustee’s covenants set forth in this Article X.

(d)  The Master Servicer agrees to indemnify the Trust Fund, the Depositor, the Servicers, the Trust Administrator and the Trustee for any taxes and costs including, without limitation, any reasonable attorneys’ fees imposed on or incurred by the Trust Fund, the Depositor, the Servicers, the Trust Administrator or the Trustee, as a result of a breach of the Master Servicer’s covenants set forth in Article III (other than Section 3.20 or Section 3.21) or this Article X.

ARTICLE XI

MISCELLANEOUS PROVISIONS

SECTION 11.01	Amendment.

This Agreement may be amended from time to time by the Depositor, the Master Servicer, the Servicers, the Trustee and the Trust Administrator without the consent of any of the Certificateholders, (i) to cure any ambiguity or defect, (ii) to correct, modify or supplement any provisions herein (including to give effect to the expectations of Certificateholders) or (iii) to make any other provisions with respect to matters or questions arising under this Agreement which shall not be inconsistent with the provisions of this Agreement, provided that such action shall not, as evidenced by either (a) an Opinion of Counsel delivered to the Master Servicer, the Trustee and the Trust Administrator, adversely affect in any material respect the interests of any Certificateholder or (b) written notice to the Depositor, the Master Servicer, the Servicers, the Trustee and the Trust Administrator from the Rating Agencies that such action will not result in the reduction or withdrawal of the rating of any outstanding Class of Certificates with respect to which it is a Rating Agency). No amendment shall be deemed to adversely affect in any material respect the interests of any Certificateholder who shall have consented thereto, and no Opinion of Counsel or Rating Agency confirmation shall be required to address the effect of any such amendment on any such consenting Certificateholder.

This Agreement may also be amended from time to time by the Depositor, the Master Servicer, the Servicers, the Trustee and the Trust Administrator with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) adversely affect in any material respect the interests of the Holders of any Class of Certificates (as evidenced by either (i) an Opinion of Counsel delivered to the Master Servicer, the Trustee and Trust Administrator or (ii) written notice to the Depositor, the Master Servicer, the Servicers, the Trustee and the Trust Administrator from the Rating Agencies that such action will not result in the reduction or withdrawal of the rating of any outstanding Class of Certificates with respect to which it is a Rating Agency) in a manner, other than as described in (i), without the consent of the Holders of Certificates of such Class evidencing at least 66% of the Voting Rights allocated to such Class, or (iii) modify the consents required by the immediately preceding clauses (i) and (ii) without the consent of the Holders of all Certificates then outstanding. Notwithstanding any other provision of this Agreement, for purposes of the giving or withholding of consents pursuant to this Section 11.01, Certificates registered in the name of the Depositor, the Master Servicer or the Servicers or any Affiliate thereof shall be entitled to Voting Rights with respect to matters affecting such Certificates.

Notwithstanding any contrary provision of this Agreement, neither the Trustee nor the Trust Administrator shall consent to any amendment to this Agreement unless it shall have first received an Opinion of Counsel to the effect that such amendment will not result in the imposition of any tax on any Trust REMIC pursuant to the REMIC Provisions or cause any Trust REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding.

Prior to executing any amendment pursuant to this Section, the Master Servicer, the Trustee and the Trust Administrator shall be entitled to receive an Opinion of Counsel (provided by the Person requesting such amendment) to the effect that such amendment is authorized or permitted by this Agreement.

Notwithstanding any of the other provisions of this Section 11.01, none of the Depositor, the Servicers, the Master Servicer, the Trust Administrator or the Trustee shall enter into any amendment to Section 4.09, Section 11.01 or Section 11.10 of this Agreement without the prior written consent of the Interest Rate Cap Provider.

Promptly after the execution of any such amendment the Trust Administrator shall furnish a copy of such amendment to each Certificateholder.

It shall not be necessary for the consent of Certificateholders under this Section 11.01 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trust Administrator may prescribe.

The cost of any Opinion of Counsel to be delivered pursuant to this Section 11.01 shall be borne by the Person seeking the related amendment, but in no event shall such Opinion of Counsel be an expense of the Trustee or the Trust Administrator.

Notwithstanding the foregoing, each of the Trustee and Trust Administrator may, but shall not be obligated to enter into any amendment pursuant to this Section that affects its rights, duties and immunities under this Agreement or otherwise.

SECTION 11.02	Recordation of Agreement; Counterparts.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by a Servicer at the expense of the Certificateholders, but only upon direction of Certificateholders accompanied by an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders.

For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

SECTION 11.03	Limitation on Rights of Certificateholders.

The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of any of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless (i) such Holder previously shall have given to the Trustee and Trust Administrator a written notice of default and of the continuance thereof, as hereinbefore provided, and (ii) the Holders of Certificates entitled to at least 25% of the Voting Rights shall have made written request upon the Trustee and the Trust Administrator to institute such action, suit or proceeding in its own name as Trustee or Trust Administrator hereunder and shall have offered to the Trustee or the Trust Administrator, as applicable, such indemnity satisfactory to it against the costs, expenses and liabilities to be incurred therein or thereby, and the Trustee or the Trust Administrator, for 15 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder, the Trustee and the Trust Administrator, that no one or more Holders of Certificates shall have any right in any manner whatsoever by virtue of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section, each and every Certificateholder, the Trustee and the Trust Administrator shall be entitled to such relief as can be given either at law or in equity.

SECTION 11.04	Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

SECTION 11.05	Notices.

All directions, demands and notices hereunder shall be sent (i) via facsimile (with confirmation of receipt) or (ii) in writing and shall be deemed to have been duly given when received if personally delivered at or mailed by first class mail, postage prepaid, or by express delivery service or delivered in any other manner specified herein, to (a) in the case of the Depositor, 390 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group (telecopy number (212) 723-8604), or such other address or telecopy number as may hereafter be furnished to the Master Servicer, the Servicers, the Trust Administrator and the Trustee in writing by the Depositor, (b) in the case of Ocwen, 1675 Palm Beach Lakes Boulevard, Suite 10A, West Palm Beach, Florida 33401, Attention: Secretary (telecopy number: (561) 682-8177) or such other address or telecopy number as may hereafter be furnished to the Servicers, the Master Servicer, the Trustee, the Trust Administrator and the Depositor in writing by Ocwen, (c) in the case of GMAC, GMAC Mortgage, LLC, 100 Witmer Road, Horsham, Pennsylvania 19044, Attention: Senior Vice President, Enterprise Servicing Group and General Counsel, with a copy to: GMAC Mortgage, LLC, 3451 Hammond Ave., Waterloo, Iowa 50702-5345, Attention: General Manager or such other address or telecopy number as may hereafter be furnished to the Servicers, the Master Servicer, the Trustee, the Trust Administrator and the Depositor in writing by GMAC, (d) in the case of Countrywide, 400 Countrywide Way, Simi Valley, California, Attention: Mark Wong (telecopy number (805) 520-5623) or such other address or telecopy number as may hereafter be furnished to the Servicers, the Master Servicer, the Trustee, the Trust Administrator and the Depositor in writing by Countrywide, (e) in the case of the Master Servicer or the Trust Administrator, Wells Fargo Bank, N.A., P.O. Box 98, Columbia, Maryland 21046, Attention: Client Manager - CMLTI 2007-AMC2 (telecopy (410) 715-2380), with a copy to Wells Fargo Bank, N.A., 9062 Old Annapolis Road, Columbia, Maryland, 21045, Attention: Client Manager - CMLTI 2007-AMC2 (telecopy number (410) 715-2380), with a copy to Wells Fargo Bank, N.A., Sixth Street and Marquette Avenue, Minneapolis, Minnesota 554479, Attention: Client Manager - CMLTI 2007-AMC2 or such other address or telecopy number as may hereafter be furnished to the Trustee, the Servicers and the Depositor in writing by the Trust Administrator or Master Servicer and (f) in the case of the Trustee, U.S. Bank National Association, One Federal Street, 3rd Floor, Boston, Massachusetts 02110, Attention: Structured Finance/CMLTI 2007-AMC2 (telecopy number (617) 603-6637), or such other address or telecopy number as may hereafter be furnished to the Master Servicer, the Servicers, the Trust Administrator and the Depositor in writing by the Trustee. Any notice required or permitted to be given to a Certificateholder shall be given by first class mail, postage prepaid, at the address of such Holder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given when mailed, whether or not the Certificateholder receives such notice. A copy of any notice required to be telecopied hereunder also shall be mailed to the appropriate party in the manner set forth above.

SECTION 11.06	Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

SECTION 11.07	Notice to Rating Agencies.

The Trust Administrator shall use its best efforts promptly to provide notice to the Rating Agencies, and each Servicer shall use its best efforts promptly to provide notice to the Trust Administrator, with respect to each of the following of which the Trust Administrator or a Servicer, as applicable, has actual knowledge:

1.     Any material change or amendment to this Agreement;

2.     The occurrence of any Servicer Event of Default or Master Servicer Event of Default that has not been cured or waived;

3.     The resignation or termination of a Servicer, the Master Servicer, the Trust Administrator or the Trustee;

4.     The repurchase or substitution of Mortgage Loans pursuant to or as contemplated by Section 2.03;

5.     The final payment to the Holders of any Class of Certificates;

6.     Any change in the location of the related Collection Account or the Distribution Account;

7.     Any event that would result in the inability of the Master Servicer, were it to succeed as Servicer, to make advances regarding delinquent Mortgage Loans; and

8.     The filing of any claim under a Servicer’s blanket bond and errors and omissions insurance policy required by Section 3.14 or the cancellation or material modification of coverage under any such instrument.

In addition, the Trust Administrator shall make available to the Rating Agencies copies of each report to Certificateholders described in Section 4.02 and the Master Servicer, as required pursuant to Section 3.20 and Section 3.21, shall promptly make available to the Rating Agencies copies of the following:

1.     Each annual statement as to compliance described in Section 3.20; and

2.     Each annual independent public accountants’ servicing report described in Section 3.21.

Any such notice pursuant to this Section 11.07 shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by first class mail, postage prepaid, or by express delivery service to DBRS, 55 Broadway, New York, New York 10006, to Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., 55 Water Street, New York, New York 10041, and to Moody’s at 99 Church Street, New York, New York 10007, or such other addresses as the Rating Agencies may designate in writing to the parties hereto.

SECTION 11.08	Article and Section References.

All article and section references used in this Agreement, unless otherwise provided, are to articles and sections in this Agreement.

SECTION 11.09	Grant of Security Interest.

It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by the Depositor to the Trustee be, and be construed as, a sale of the Mortgage Loans by the Depositor and not a pledge of the Mortgage Loans by the Depositor to secure a debt or other obligation of the Depositor. However, in the event that, notwithstanding the aforementioned intent of the parties, the Mortgage Loans are held to be property of the Depositor, then, (a) it is the express intent of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Depositor to the Trustee to secure a debt or other obligation of the Depositor and (b)(1) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the Uniform Commercial Code as in effect from time to time in the State of New York; (2) the conveyance provided for in Section 2.01 hereof shall be deemed to be a grant by the Depositor to the Trustee of a security interest in all of the Depositor’s right, title and interest in and to the Mortgage Loans and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including without limitation all amounts, other than investment earnings, from time to time held or invested in the related Collection Account and the Distribution Account, whether in the form of cash, instruments, securities or other property; (3) the obligations secured by such security agreement shall be deemed to be all of the Depositor’s obligations under this Agreement, including the obligation to provide to the Certificateholders the benefits of this Agreement relating to the Mortgage Loans and the Trust Fund; and (4) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. Accordingly, the Depositor hereby grants to the Trustee a security interest in the Mortgage Loans and all other property described in clause (2) of the preceding sentence, for the purpose of securing to the Trustee the performance by the Depositor of the obligations described in clause (3) of the preceding sentence. Notwithstanding the foregoing, the parties hereto intend the conveyance pursuant to Section 2.01 to be a true, absolute and unconditional sale of the Mortgage Loans and assets constituting the Trust Fund by the Depositor to the Trustee.

SECTION 11.10	Third Party Rights.

With respect to Section 4.09, the Interest Rate Cap Provider shall be deemed a third-party beneficiary of this Agreement to the same extent as if it were a party hereto, and shall have the right to enforce the provisions of this Agreement.

SECTION 11.11	Intention of the Parties and Interpretation.

Each of the parties acknowledges and agrees that the purpose of Sections 3.20, 3.21 and  4.07 of this Agreement is to facilitate compliance by the Depositor with the provisions of Regulation AB, as such may be amended from time to time and subject to clarification and interpretive advice as may be issued by the staff of the Commission from time to time. Therefore, each of the parties (other than Countrywide) agrees that (a) the obligations of the parties hereunder shall be interpreted in such a manner as to accomplish that purpose, (b) the parties’ obligations hereunder will be supplemented and modified as necessary to be consistent with any such amendments, interpretive advice or guidance, convention or consensus among active participants in the asset-backed securities markets, opinion of counsel, or otherwise in respect of the requirements of Regulation AB, (c) the parties shall comply with requests made by the Depositor or the Trust Administrator for delivery of additional or different information, to the extent that such information is available or reasonably attainable, as the Depositor or the Trust Administrator may determine in good faith is necessary to comply with the provisions of Regulation AB, and (d) no amendment of this Agreement shall be required to effect any such changes in the parties’ obligations as are necessary to accommodate evolving interpretations of the provisions of Regulation AB; provided, however, that any such changes shall require the consent of each of the parties hereto.

IN WITNESS WHEREOF, the Depositor, the Servicers, the Master Servicer, the Trust Administrator and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized, in each case as of the day and year first above written.

CITIGROUP MORTGAGE LOAN TRUST INC.,
as Depositor

By:	/s/ Matthew Bollo
Name:	Matthew Bollo
Title:	Assistant Vice President

OCWEN LOAN SERVICING, LLC,
as a Servicer

By:	/s/ Richard Delgado
Name:	Richard Delgado
Title:	Authorized Representative

GMAC MORTGAGE, LLC,
as a Servicer

By:	/s/ Wesley B. Howlan
Name:	Wesley B. Howlan
Title:	Vice President

COUNTRYWIDE HOME LOANS SERVICING LP,
as a Servicer

By:	/s/ Adam Gadsby
Name:	Adam Gadsby
Title:	1st Vice President

WELLS FARGO BANK, N.A.,
as Trust Administrator and Master Servicer

By:	/s/ Martin Reed
Name:	Martin Reed
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity but solely as Trustee

By:	/s/ Clare O’Brien
Name:	Clare O’Brien
Title:	Vice President

For purposes of Sections 6.07, 6.08 and 6.09:

CLAYTON FIXED INCOME SERVICES INC.

By:	/s/ Kevin J. Kanouff
Name:	Kevin J. Kanouff
Title:	President and General Counsel

STATE OF	)
) ss.:
COUNTY OF	)

On the ___ day of March 2007, before me, a notary public in and for said State, personally appeared ____________, known to me to be a __________ of Citigroup Mortgage Loan Trust Inc., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF	)
) ss.:
COUNTY OF	)

On the ___ day of March 2007, before me, a notary public in and for said State, personally appeared ___________, known to me to be a ________________ of Ocwen Loan Servicing, LLC, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF	)
) ss.:
COUNTY OF	)

On the ___ day of March 2007, before me, a notary public in and for said State, personally appeared ___________, known to me to be a ________________ of GMAC Mortgage, LLC, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF	)
) ss.:
COUNTY OF	)

On the ___ day of March 2007, before me, a notary public in and for said State, personally appeared ___________, known to me to be a ________________ of Countrywide Home Loans Servicing LP, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF	)
) ss.:
COUNTY OF	)

On the ___ day of March 2007, before me, a notary public in and for said State, personally appeared ___________, known to me to be a _________________of Wells Fargo Bank, N.A., one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

COMMONWEALTH OF MASSACHUSETTS	)
) ss.:
COUNTY OF SUFFOLK	)

On the ___ day of March 2007, before me, a notary public in and for said State, personally appeared ________________, known to me to be a ______________of U.S. Bank National Association, one of the entities that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

EXHIBIT A-1

FORM OF CLASS A-1 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE RESOLD OR TRANSFERRED UNLESS IT IS REGISTERED PURSUANT TO SUCH ACT AND LAWS OR IS SOLD OR TRANSFERRED IN TRANSACTIONS THAT ARE EXEMPT FROM REGISTRATION UNDER SUCH ACT AND UNDER APPLICABLE STATE LAW AND IS TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

Series 2007-AMC2	Aggregate Certificate Principal Balance of the Class A-1 Certificates as of the Issue Date: $666,686,000.00
Pass-Through Rate: Variable	Denomination: $666,686,000.00
Cut-off Date and date of Pooling and Servicing Agreement: March 1, 2007	Servicers: Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP
First Distribution Date: April 25, 2007	Master Servicer: Wells Fargo Bank, N.A.
No. 1	Trust Administrator: Wells Fargo Bank, N.A
Trustee: U.S. Bank National Association
Issue Date: March 30, 2007
CUSIP: 17311X AS 4

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE MASTER SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class A-1 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class A-1 Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Master Servicer, the Servicers, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class A-1 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Trust Administrator shall require receipt of written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit F-1. None of the Depositor or the Trust Administrator is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Trust Administrator, the Master Servicer, the Depositor, the Servicers and any Sub-Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Master Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trust Administrator assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: March ___, 2007

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian

TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-2

FORM OF CLASS A-2 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE RESOLD OR TRANSFERRED UNLESS IT IS REGISTERED PURSUANT TO SUCH ACT AND LAWS OR IS SOLD OR TRANSFERRED IN TRANSACTIONS THAT ARE EXEMPT FROM REGISTRATION UNDER SUCH ACT AND UNDER APPLICABLE STATE LAW AND IS TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

Series 2007-AMC2	Aggregate Certificate Principal Balance of the Class A-2 Certificates as of the Issue Date: $158,870,000.00
Pass-Through Rate: Variable	Denomination: $158,870,000.00
Cut-off Date and date of Pooling and Servicing Agreement: March 1, 2007	Servicers: Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP
First Distribution Date: April 25, 2007	Master Servicer: Wells Fargo Bank, N.A.
No. 1	Trust Administrator: Wells Fargo Bank, N.A.
Trustee: U.S. Bank National Association
Issue Date: March 30, 2007
CUSIP: 17311X AT 2

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE MASTER SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class A-2 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class A-2 Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Master Servicer, the Servicers, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class A-2 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Trust Administrator shall require receipt of written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit F-1. None of the Depositor or the Trust Administrator is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Trust Administrator, the Master Servicer, the Depositor, the Servicers and any Sub-Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Master Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trust Administrator assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: March ___, 2007

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian

TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-3

FORM OF CLASS A-3A CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

Series 2007-AMC2	Aggregate Certificate Principal Balance of the Class A-3A Certificates as of the Issue Date: $522,445,000.00
Pass-Through Rate: Variable	Denomination: $522,445,000.00
Cut-off Date and date of Pooling and Servicing Agreement: March 1, 2007	Servicers: Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP
First Distribution Date: April 25, 2007	Master Servicer: Wells Fargo Bank, N.A.
No. 1	Trust Administrator: Wells Fargo Bank, N.A.
Trustee: U.S. Bank National Association
Issue Date: March 30, 2007
CUSIP: 17311X AA 3

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE MASTER SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class A-3A Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class A-3A Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Master Servicer, the Servicers, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class A-3A Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Master Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trust Administrator assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: March ___, 2007

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian

TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-4

FORM OF CLASS A-3B CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

Series 2007-AMC2	Aggregate Certificate Principal Balance of the Class A-3B Certificates as of the Issue Date: $330,788,000.00
Pass-Through Rate: Variable	Denomination: $330,788,000.00
Cut-off Date and date of Pooling and Servicing Agreement: March 1, 2007	Servicers: Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP
First Distribution Date: April 25, 2007	Master Servicer: Wells Fargo Bank, N.A.
Trust Administrator: Wells Fargo Bank, N.A.
Trustee: U.S. Bank National Association
Issue Date: March 30, 2007
No. 1	CUSIP: 17311X AB 1

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE MASTER SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class A-3B Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class A-3B Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Master Servicer, the Servicers, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class A-3B Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Master Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trust Administrator assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: March ___, 2007

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian

TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-5

FORM OF CLASS A-3C CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

Series 2007-AMC2	Aggregate Certificate Principal Balance of the Class A-3C Certificates as of the Issue Date: $77,013,000.00
Pass-Through Rate: Variable	Denomination: $77,013,000.00
Cut-off Date and date of Pooling and Servicing Agreement: March 1, 2007	Servicers: Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP
First Distribution Date: April 25, 2007	Master Servicer: Wells Fargo Bank, N.A.
Trust Administrator: Wells Fargo Bank, N.A.
Trustee: U.S. Bank National Association
Issue Date: March 30, 2007
No. 1	CUSIP: 17311X AC 9

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE MASTER SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class A-3C Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class A-3C Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Master Servicer, the Servicers, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class A-3C Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Master Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trust Administrator assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: March ___, 2007

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian

TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-6

FORM OF CLASS M-1 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

EACH TRANSFEREE OF THIS CERTIFICATE WHO IS AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE CODE WILL BE DEEMED TO HAVE MADE THE REPRESENTATIONS DESCRIBED HEREIN.

Series 2007-AMC2	Aggregate Certificate Principal Balance of the Class M-1 Certificates as of the Issue Date: $72,745,000.00
Pass-Through Rate: Variable	Denomination: $72,745,000.00
Cut-off Date and date of Pooling and Servicing Agreement: March 1, 2007	Servicer: Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP
First Distribution Date: April 25, 2007	Master Servicer: Wells Fargo Bank, N.A.
Trust Administrator: Wells Fargo Bank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: March 30, 2007
CUSIP: 17311X AD 7

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE MASTER SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-1 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-1 Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Master Servicer, the Servicers, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-1 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

Each transferee of this Certificate who is a Plan subject to ERISA or Section 4975 of the Code, a Person acting, directly or indirectly, on behalf of any such Plan or a Person using "Plan Assets" to acquire this Certificate shall be deemed to have made the representations in Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Master Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trust Administrator assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: March ___, 2007

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian

TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-7

FORM OF CLASS M-2 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES AND THE CLASS M-1 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

EACH TRANSFEREE OF THIS CERTIFICATE WHO IS AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE CODE WILL BE DEEMED TO HAVE MADE THE REPRESENTATIONS DESCRIBED HEREIN.

Series 2007-AMC2	Aggregate Certificate Principal Balance of the Class M-2 Certificates as of the Issue Date: $67,234,000.00
Pass-Through Rate: Variable	Denomination: $67,234,000.00
Cut-off Date and date of Pooling and Servicing Agreement: March 1, 2007	Servicers: Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP
First Distribution Date: April 25, 2007	Master Servicer: Wells Fargo Bank, N.A.
Trust Administrator: Wells Fargo Bank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: March 30, 2007
CUSIP: 17311X AE 5

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE MASTER SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-2 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-2 Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Master Servicer, the Servicers, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-2 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, Master Servicer, the Servicer, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

Each transferee of this Certificate who is a Plan subject to ERISA or Section 4975 of the Code, a Person acting, directly or indirectly, on behalf of any such Plan or a Person using "Plan Assets" to acquire this Certificate shall be deemed to have made the representations in Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Master Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trust Administrator assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: March ___, 2007

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian

TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-8

FORM OF CLASS M-3 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS M-1 CERTIFICATES AND THE CLASS M-2 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

EACH TRANSFEREE OF THIS CERTIFICATE WHO IS AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE CODE WILL BE DEEMED TO HAVE MADE THE REPRESENTATIONS DESCRIBED HEREIN.

Series 2007-AMC2	Aggregate Certificate Principal Balance of the Class M-3 Certificates as of the Issue Date: $38,577,000.00
Pass-Through Rate: Variable	Denomination: $38,577,000.00
Cut-off Date and date of Pooling and Servicing Agreement: March 1, 2007	Servicers: Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP
First Distribution Date: April 25, 2007	Master Servicer: Wells Fargo Bank, N.A.
Trust Administrator: Wells Fargo Bank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: March 30, 2007
CUSIP: 17311X AF 2

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE MASTER SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-3 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-3 Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Master Servicer, the Servicers, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-3 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

Each transferee of this Certificate who is a Plan subject to ERISA or Section 4975 of the Code, a Person acting, directly or indirectly, on behalf of any such Plan or a Person using "Plan Assets" to acquire this Certificate shall be deemed to have made the representations in Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Master Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trust Administrator assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: March ___, 2007

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian

TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-9

FORM OF CLASS M-4 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES AND THE CLASS M-3 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

EACH TRANSFEREE OF THIS CERTIFICATE WHO IS AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE CODE WILL BE DEEMED TO HAVE MADE THE REPRESENTATIONS DESCRIBED HEREIN.

Series 2007-AMC2	Aggregate Certificate Principal Balance of the Class M-4 Certificates as of the Issue Date: $35,271,000.00
Pass-Through Rate: Variable	Denomination: $35,271,000.00
Cut-off Date and date of Pooling and Servicing Agreement: March 1, 2007	Servicers: Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP
First Distribution Date: April 25, 2007	Master Servicer: Wells Fargo Bank, N.A.
Trust Administrator: Wells Fargo Bank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: March 30, 2007
CUSIP: 17311X AG 0

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE MASTER SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-4 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-4 Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Master Servicer, the Servicers, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-4 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

Each transferee of this Certificate who is a Plan subject to ERISA or Section 4975 of the Code, a Person acting, directly or indirectly, on behalf of any such Plan or a Person using "Plan Assets" to acquire this Certificate shall be deemed to have made the representations in Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Master Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trust Administrator assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: March ___, 2007

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian

TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-10

FORM OF CLASS M-5 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES AND THE CLASS M-4 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

EACH TRANSFEREE OF THIS CERTIFICATE WHO IS AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE CODE WILL BE DEEMED TO HAVE MADE THE REPRESENTATIONS DESCRIBED HEREIN.

Series 2007-AMC2	Aggregate Certificate Principal Balance of the Class M-5 Certificates as of the Issue Date: $33,066,000.00
Pass-Through Rate: Variable	Denomination: $33,066,000.00
Cut-off Date and date of Pooling and Servicing Agreement: March 1, 2007	Servicers: Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP
First Distribution Date: April 25, 2007	Master Servicer: Wells Fargo Bank, N.A.
Trust Administrator: Wells Fargo Bank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: March 30, 2007
CUSIP: 17311X AH 8

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE MASTER SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-5 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-5 Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Master Servicer, the Servicers, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-5 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

Each transferee of this Certificate who is a Plan subject to ERISA or Section 4975 of the Code, a Person acting, directly or indirectly, on behalf of any such Plan or a Person using "Plan Assets" to acquire this Certificate shall be deemed to have made the representations in Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Master Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trust Administrator assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: March ___, 2007

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian

TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-11

FORM OF CLASS M-6 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES, THE CLASS M-4 CERTIFICATES AND THE CLASS M-5 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

EACH TRANSFEREE OF THIS CERTIFICATE WHO IS AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE CODE WILL BE DEEMED TO HAVE MADE THE REPRESENTATIONS DESCRIBED HEREIN.

Series 2007-AMC2	Aggregate Certificate Principal Balance of the Class M-6 Certificates as of the Issue Date: $31,963,000.00
Pass-Through Rate: Variable	Denomination: $31,963,000.00
Cut-off Date and date of Pooling and Servicing Agreement: March 1, 2007	Servicers: Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP
First Distribution Date: April 25, 2007	Master Servicer: Wells Fargo Bank, N.A.
Trust Administrator: Wells Fargo Bank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: March 30, 2007
CUSIP: 17311X AJ 4

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE MASTER SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-6 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-6 Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Master Servicer, the Servicers, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-6 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

Each transferee of this Certificate who is a Plan subject to ERISA or Section 4975 of the Code, a Person acting, directly or indirectly, on behalf of any such Plan or a Person using "Plan Assets" to acquire this Certificate shall be deemed to have made the representations in Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Master Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trust Administrator assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: March ___, 2007

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian

TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-12

FORM OF CLASS M-7 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES, THE CLASS M-4 CERTIFICATES, THE CLASS M-5 CERTIFICATES AND THE CLASS M-6 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

EACH TRANSFEREE OF THIS CERTIFICATE WHO IS AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE CODE WILL BE DEEMED TO HAVE MADE THE REPRESENTATIONS DESCRIBED HEREIN.

Series 2007-AMC2	Aggregate Certificate Principal Balance of the Class M-7 Certificates as of the Issue Date: $28,658,000.00
Pass-Through Rate: Variable	Denomination: $28,658,000.00
Cut-off Date and date of Pooling and Servicing Agreement: March 1, 2007	Servicers: Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP
First Distribution Date: April 25, 2007	Master Servicer: Wells Fargo Bank, N.A.
Trust Administrator: Wells Fargo Bank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: March 30, 2007
CUSIP: 17311X AK 1

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE MASTER SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-7 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-7 Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Master Servicer, the Servicers, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-7 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

Each transferee of this Certificate who is a Plan subject to ERISA or Section 4975 of the Code, a Person acting, directly or indirectly, on behalf of any such Plan or a Person using "Plan Assets" to acquire this Certificate shall be deemed to have made the representations in Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Master Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trust Administrator assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: March ___, 2007

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian

TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-13

FORM OF CLASS M-8 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES, THE CLASS M-4 CERTIFICATES, THE CLASS M-5 CERTIFICATES, THE CLASS M-6 CERTIFICATES AND THE CLASS M-7 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

EACH TRANSFEREE OF THIS CERTIFICATE WHO IS AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE CODE WILL BE DEEMED TO HAVE MADE THE REPRESENTATIONS DESCRIBED HEREIN.

Series 2007-AMC2	Aggregate Certificate Principal Balance of the Class M-8 Certificates as of the Issue Date: $25,350,000.00
Pass-Through Rate: Variable	Denomination: $25,350,000.00
Cut-off Date and date of Pooling and Servicing Agreement: March 1, 2007	Servicers: Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP
First Distribution Date: April 25, 2007	Master Servicer: Wells Fargo Bank, N.A.
Trust Administrator: Wells Fargo Bank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: March 30, 2007
CUSIP: 17311X AL 9

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE MASTER SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-8 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-8 Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Master Servicer, the Servicers, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-8 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

Each transferee of this Certificate who is a Plan subject to ERISA or Section 4975 of the Code, a Person acting, directly or indirectly, on behalf of any such Plan or a Person using "Plan Assets" to acquire this Certificate shall be deemed to have made the representations in Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Master Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trust Administrator assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: March ___, 2007

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian

TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-19

FORM OF CLASS M-9 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES, THE CLASS M-4 CERTIFICATES, THE CLASS M-5 CERTIFICATES, THE CLASS M-6 CERTIFICATES, THE CLASS M-7 CERTIFICATES AND THE CLASS M-8 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

EACH TRANSFEREE OF THIS CERTIFICATE WHO IS AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE CODE WILL BE DEEMED TO HAVE MADE THE REPRESENTATIONS DESCRIBED HEREIN.

Series 2007-AMC2	Aggregate Certificate Principal Balance of the Class M-9 Certificates as of the Issue Date: $20,942,000.00
Pass-Through Rate: Variable	Denomination: $20,942,000.00
Cut-off Date and date of Pooling and Servicing Agreement: March 1, 2007	Servicers: Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP
First Distribution Date: April 25, 2007	Master Servicer: Wells Fargo Bank, N.A.
Trust Administrator: Wells Fargo Bank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: March 30, 2007
CUSIP: 17311X AM 7

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE MASTER SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-9 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-9 Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Master Servicer, the Servicers, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-9 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

Each transferee of this Certificate who is a Plan subject to ERISA or Section 4975 of the Code, a Person acting, directly or indirectly, on behalf of any such Plan or a Person using "Plan Assets" to acquire this Certificate shall be deemed to have made the representations in Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Master Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trust Administrator assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: March ___, 2007

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian

TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-15

FORM OF CLASS M-10 CERTIFICATE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE TRUST ADMINISTRATOR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE RESOLD OR TRANSFERRED UNLESS IT IS REGISTERED PURSUANT TO SUCH ACT AND LAWS OR IS SOLD OR TRANSFERRED IN TRANSACTIONS THAT ARE EXEMPT FROM REGISTRATION UNDER SUCH ACT AND UNDER APPLICABLE STATE LAW AND IS TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT.

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES, THE CLASS M-1 CERTIFICATES, THE CLASS M-2 CERTIFICATES, THE CLASS M-3 CERTIFICATES, THE CLASS M-4 CERTIFICATES, THE CLASS M-5 CERTIFICATES, THE CLASS M-6 CERTIFICATES, THE CLASS M-7 CERTIFICATES, THE CLASS M-8 CERTIFICATES AND THE CLASS M-9 CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

EACH TRANSFEREE OF THIS CERTIFICATE WHO IS AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE CODE WILL BE DEEMED TO HAVE MADE THE REPRESENTATIONS DESCRIBED HEREIN.

Series 2007-AMC2	Aggregate Certificate Principal Balance of the Class M-10 Certificates as of the Issue Date: $25,351,000.00
Pass-Through Rate: Variable	Denomination: $25,351,000.00
Cut-off Date and date of Pooling and Servicing Agreement: March 1, 2007	Servicers: Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP
First Distribution Date: April 25, 2007	Master Servicer: Wells Fargo Bank, N.A.
Trust Administrator: Wells Fargo Bank, N.A.
No. 1	Trustee: U.S. Bank National Association
Issue Date: March 30, 2007
CUSIP: 17311X AU 9

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE MASTER SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Cede & Co. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class M-10 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class M-10 Certificates in the REMIC created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Master Servicer, the Servicers, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class M-10 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee and the rights of the Certificateholders, under the Agreement at any time by the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

Each transferee of this Certificate who is a Plan subject to ERISA or Section 4975 of the Code, a Person acting, directly or indirectly, on behalf of any such Plan or a Person using "Plan Assets" to acquire this Certificate shall be deemed to have made the representations in Section 5.02(b) of the Agreement.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Trust Administrator shall require receipt of written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit F-1. None of the Depositor or the Trust Administrator is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Trust Administrator, the Master Servicer, the Depositor, the Servicers and any Sub-Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Master Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from the REMIC all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trust Administrator assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: March ___, 2007

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian

TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-16

FORM OF CLASS CE-1 CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE IS SUBORDINATE TO THE CLASS A CERTIFICATES AND THE MEZZANINE CERTIFICATES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE RESOLD OR TRANSFERRED UNLESS IT IS REGISTERED PURSUANT TO SUCH ACT AND LAWS OR IS SOLD OR TRANSFERRED IN TRANSACTIONS THAT ARE EXEMPT FROM REGISTRATION UNDER SUCH ACT AND UNDER APPLICABLE STATE LAW AND IS TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series: 2007-AMC2	Aggregate Certificate Principal Balance of the Class CE-1 Certificates as of the Issue Date: $69,438,570.36
Pass-Through Rate: Variable	Denomination: $69,438,570.36
Cut-off Date and date of Pooling and Servicing Agreement: March 1, 2007	Servicers: Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP
First Distribution Date: April 25, 2007	Master Servicer: Wells Fargo Bank, N.A.
Trust Administrator: Wells Fargo Bank, N.A.
No. 1	Trustee: U.S. Bank National Association
Aggregate Notional Amount of the Class CE-1 Certificates as of the Issue Date: $2,204,397,570.36	Issue Date: March 30, 2007

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE OR NOTIONAL AMOUNT HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE INITIAL CERTIFICATE PRINCIPAL BALANCE OR NOTIONAL AMOUNT, AS THE CASE MAY BE, OF THIS CERTIFICATE.

ASSET BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE MASTER SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Citigroup Global Markets Realty Corp. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class CE-1 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class CE-1 Certificates in REMIC III created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Master Servicer, the Servicers, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class CE-1 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Trust Administrator shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit F-1, and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee or the Master Servicer, the Trust Administrator or the Servicer in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder’s prospective transferee upon which such Opinion of Counsel is based. None of the Depositor or the Trust Administrator is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Trust Administrator, the Depositor, the Master Servicer, the Servicers and any Sub-Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using “Plan Assets” to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Master Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trust Administrator assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: March ___, 2007

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian

TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

FORM OF CLASS CE-2 CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE RESOLD OR TRANSFERRED UNLESS IT IS REGISTERED PURSUANT TO SUCH ACT AND LAWS OR IS SOLD OR TRANSFERRED IN TRANSACTIONS THAT ARE EXEMPT FROM REGISTRATION UNDER SUCH ACT AND UNDER APPLICABLE STATE LAW AND IS TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series: 2007-AMC2	Aggregate Certificate Principal Balance of the Class CE-2 Certificates as of the Issue Date: $0.00
Pass-Through Rate: Variable	Denomination: $0.00
Cut-off Date and date of Pooling and Servicing Agreement: March 1, 2007	Servicers: Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP
First Distribution Date: April 25, 2007	Master Servicer: Wells Fargo Bank, N.A.
Trust Administrator: Wells Fargo Bank, N.A.
No. 1	Trustee: U.S. Bank National Association
Aggregate Notional Amount of the Class CE-2 Certificates as of the Issue Date: $1,126,710,877.98	Issue Date: March 30, 2007

THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE OR NOTIONAL AMOUNT HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE INITIAL CERTIFICATE PRINCIPAL BALANCE OR NOTIONAL AMOUNT, AS THE CASE MAY BE, OF THIS CERTIFICATE.

ASSET BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE MASTER SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Citigroup Global Markets Realty Corp. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class CE-2 Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class CE-2 Certificates in REMIC IV created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Master Servicer, the Servicers, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class CE-2 Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Trust Administrator shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit F-1, and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee or the Master Servicer, the Trust Administrator or the Servicer in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder’s prospective transferee upon which such Opinion of Counsel is based. None of the Depositor or the Trust Administrator is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Trust Administrator, the Depositor, the Master Servicer, the Servicers and any Sub-Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using “Plan Assets” to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Master Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trust Administrator assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: March ___, 2007

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian

TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-17

FORM OF CLASS P CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE RESOLD OR TRANSFERRED UNLESS IT IS REGISTERED PURSUANT TO SUCH ACT AND LAWS OR IS SOLD OR TRANSFERRED IN TRANSACTIONS THAT ARE EXEMPT FROM REGISTRATION UNDER SUCH ACT AND UNDER APPLICABLE STATE LAW AND IS TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

Series: 2007-AMC2	Aggregate Certificate Principal Balance of the Class P Certificates as of the Issue Date: $100.00
Cut-off Date and date of Pooling and Servicing Agreement: March 1, 2007	Denomination: $100.00
First Distribution Date: April 25, 2007	Servicers: Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP
Master Servicer: Wells Fargo Bank, N.A.
No. 1	Trust Administrator: Wells Fargo Bank, N.A.
Trustee: U.S. Bank National Association
Issue Date: March 30, 2007

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE MASTER SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Citigroup Global Markets Realty Corp. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class P Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class P Certificates in REMIC V created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Master Servicer, the Trust Administrator, the Servicer and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class P Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing the Percentage Interest specified above in the Class of Certificates to which the Certificate belongs.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Trust Administrator shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit F-1, and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee or the Master Servicer, the Trust Administrator or the Servicer in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder’s prospective transferee upon which such Opinion of Counsel is based. None of the Depositor or the Trust Administrator is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Trust Administrator, the Depositor, the Master Servicer, the Servicers and any Sub-Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any Person using “Plan Assets” to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Master Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in REMIC I and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from REMIC I of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor and the Trust Administrator assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: March ___, 2007

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian

TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.

I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-18

FORM OF CLASS R CERTIFICATE

THIS CERTIFICATE MAY NOT BE TRANSFERRED TO A NON-UNITED STATES PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “RESIDUAL INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” (“REMIC”), AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE RESOLD OR TRANSFERRED UNLESS IT IS REGISTERED PURSUANT TO SUCH ACT AND LAWS OR IS SOLD OR TRANSFERRED IN TRANSACTIONS THAT ARE EXEMPT FROM REGISTRATION UNDER SUCH ACT AND UNDER APPLICABLE STATE LAW AND IS TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT (EACH A “PLAN”) SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED TRANSFEREE PROVIDES (I) AN AFFIDAVIT TO THE TRUST ADMINISTRATOR THAT (A) SUCH TRANSFEREE IS NOT (1) THE UNITED STATES OR ANY POSSESSION THEREOF, ANY STATE OR POLITICAL SUBDIVISION THEREOF, ANY FOREIGN GOVERNMENT, ANY INTERNATIONAL ORGANIZATION, OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING, (2) ANY ORGANIZATION (OTHER THAN A COOPERATIVE DESCRIBED IN SECTION 521 OF THE CODE) THAT IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE UNLESS SUCH ORGANIZATION IS SUBJECT TO THE TAX IMPOSED BY SECTION 511 OF THE CODE, (3) ANY ORGANIZATION DESCRIBED IN SECTION 1381(A)(2)(C) OF THE CODE (ANY SUCH PERSON DESCRIBED IN THE FOREGOING CLAUSES (1), (2) OR (3) SHALL HEREINAFTER BE REFERRED TO AS A “DISQUALIFIED ORGANIZATION”) OR (4) AN AGENT OF A DISQUALIFIED ORGANIZATION AND (B) NO PURPOSE OF SUCH TRANSFER IS TO IMPEDE THE ASSESSMENT OR COLLECTION OF TAX, AND (II) SUCH TRANSFEREE SATISFIES CERTAIN ADDITIONAL CONDITIONS RELATING TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE. NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OF ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS CERTIFICATE TO A DISQUALIFIED ORGANIZATION OR AN AGENT OF A DISQUALIFIED ORGANIZATION, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE. EACH HOLDER OF THIS CERTIFICATE BY ACCEPTANCE HEREOF SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH AND THE PROVISIONS OF SECTION 5.02(D) OF THE AGREEMENT REFERRED TO HEREIN. ANY PERSON THAT IS A DISQUALIFIED ORGANIZATION IS PROHIBITED FROM ACQUIRING BENEFICIAL OWNERSHIP OF THIS CERTIFICATE.

Series 2007-AMC2	Aggregate Percentage Interest of the Class R Certificates as of the Issue Date: 100%
Cut-off Date and date of Pooling and Servicing Agreement: March 1, 2007
First Distribution Date: April 25, 2007	Servicers: Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP
Master Servicer: Wells Fargo Bank, N.A.
No. 1	Trust Administrator: Wells Fargo Bank, N.A.
Trustee: U.S. Bank National Association
Issue Date: March 30, 2007

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE MASTER SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Citigroup Global Markets Inc. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class R Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class R Certificates created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Master Servicer, the Servicers, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class R Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Servicers, the Trust Administrator, the Trustee, and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

Any resale, transfer or other disposition of this certificate may be made only in accordance with the provisions of section 5.02 of the agreement referred to herein.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Trust Administrator shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit F-1, and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee, the Trust Administrator, the Master Servicer or the Servicer in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder’s prospective transferee upon which such Opinion of Counsel is based. None of the Depositor or the Trust Administrator is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Trust Administrator, the Depositor, the Master Servicer, the Servicers and any Sub-Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any person using Plan Assets to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.

Prior to registration of any transfer, sale or other disposition of this Certificate, the proposed transferee shall provide to the Trust Administrator (i) an affidavit to the effect that such transferee is any Person other than a Disqualified Organization or the agent (including a broker, nominee or middleman) of a Disqualified Organization, and (ii) a certificate that acknowledges that (A) the Class R Certificates have been designated as a residual interest in REMIC I and REMIC II, (B) it will include in its income a pro rata share of the net income of the Trust Fund and that such income may be an “excess inclusion,” as defined in the Code, that, with certain exceptions, cannot be offset by other losses or benefits from any tax exemption, and (C) it expects to have the financial means to satisfy all of its tax obligations including those relating to holding the Class R Certificates. Notwithstanding the registration in the Certificate Register of any transfer, sale or other disposition of this Certificate to a Disqualified Organization or an agent (including a broker, nominee or middleman) of a Disqualified Organization, such registration shall be deemed to be of no legal force or effect whatsoever and such Person shall not be deemed to be a Certificateholder for any purpose, including, but not limited to, the receipt of distributions in respect of this Certificate.

The Holder of this Certificate, by its acceptance hereof, shall be deemed to have consented to the provisions of Section 5.02 of the Agreement and to any amendment of the Agreement deemed necessary by counsel of the Depositor to ensure that the transfer of this Certificate to any Person other than a Permitted Transferee or any other Person will not cause the Trust Fund to cease to qualify as a REMIC or cause the imposition of a tax upon REMIC I or REMIC II.

No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Master Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trust Administrator assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: March ___, 2007

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian

TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.
I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT A-19

FORM OF CLASS R-X CERTIFICATE

THIS CERTIFICATE MAY NOT BE TRANSFERRED TO A NON-UNITED STATES PERSON.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “RESIDUAL INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” (“REMIC”), AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE RESOLD OR TRANSFERRED UNLESS IT IS REGISTERED PURSUANT TO SUCH ACT AND LAWS OR IS SOLD OR TRANSFERRED IN TRANSACTIONS THAT ARE EXEMPT FROM REGISTRATION UNDER SUCH ACT AND UNDER APPLICABLE STATE LAW AND IS TRANSFERRED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 5.02 OF THE AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT (EACH A “PLAN”) SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR SECTION 4975 OF THE CODE WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROCEDURES DESCRIBED HEREIN.

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED TRANSFEREE PROVIDES (I) AN AFFIDAVIT TO THE TRUST ADMINISTRATOR THAT (A) SUCH TRANSFEREE IS NOT (1) THE UNITED STATES OR ANY POSSESSION THEREOF, ANY STATE OR POLITICAL SUBDIVISION THEREOF, ANY FOREIGN GOVERNMENT, ANY INTERNATIONAL ORGANIZATION, OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING, (2) ANY ORGANIZATION (OTHER THAN A COOPERATIVE DESCRIBED IN SECTION 521 OF THE CODE) THAT IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE UNLESS SUCH ORGANIZATION IS SUBJECT TO THE TAX IMPOSED BY SECTION 511 OF THE CODE, (3) ANY ORGANIZATION DESCRIBED IN SECTION 1381(A)(2)(C) OF THE CODE (ANY SUCH PERSON DESCRIBED IN THE FOREGOING CLAUSES (1), (2) OR (3) SHALL HEREINAFTER BE REFERRED TO AS A “DISQUALIFIED ORGANIZATION”) OR (4) AN AGENT OF A DISQUALIFIED ORGANIZATION AND (B) NO PURPOSE OF SUCH TRANSFER IS TO IMPEDE THE ASSESSMENT OR COLLECTION OF TAX, AND (II) SUCH TRANSFEREE SATISFIES CERTAIN ADDITIONAL CONDITIONS RELATING TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE. NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OF ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS CERTIFICATE TO A DISQUALIFIED ORGANIZATION OR AN AGENT OF A DISQUALIFIED ORGANIZATION, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE. EACH HOLDER OF THIS CERTIFICATE BY ACCEPTANCE HEREOF SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH AND THE PROVISIONS OF SECTION 5.02(D) OF THE AGREEMENT REFERRED TO HEREIN. ANY PERSON THAT IS A DISQUALIFIED ORGANIZATION IS PROHIBITED FROM ACQUIRING BENEFICIAL OWNERSHIP OF THIS CERTIFICATE.

Series 2007-AMC2	Aggregate Percentage Interest of the Class R-X Certificates as of the Issue Date: 100%
Cut-off Date and date of Pooling and Servicing Agreement: March 1, 2007
First Distribution Date: April 25, 2007	Servicers: Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP
Master Servicer: Wells Fargo Bank, N.A.
No. 1	Trust Administrator: Wells Fargo Bank, N.A.
Trustee: U.S. Bank National Association
Issue Date: March 30, 2007

DISTRIBUTIONS IN REDUCTION OF THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE MAY BE MADE MONTHLY AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL BALANCE HEREOF AT ANY TIME MAY BE LESS THAN THE AMOUNT SHOWN ABOVE AS THE DENOMINATION OF THIS CERTIFICATE.

ASSET-BACKED PASS-THROUGH CERTIFICATE

evidencing a beneficial ownership interest in a portion of a Trust Fund (the “Trust Fund”) consisting primarily of a pool of conventional one- to four-family, fixed-rate and adjustable-rate, first and second lien mortgage loans (the “Mortgage Loans”) formed and sold by

CITIGROUP MORTGAGE LOAN TRUST INC.

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN CITIGROUP MORTGAGE LOAN TRUST INC., THE MASTER SERVICER, THE TRUST ADMINISTRATOR, THE TRUSTEE OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THIS CERTIFICATE NOR THE UNDERLYING MORTGAGE LOANS ARE GUARANTEED BY ANY AGENCY OR INSTRUMENTALITY OF THE UNITED STATES.

This certifies that Citigroup Global Markets Inc. is the registered owner of a Percentage Interest (obtained by dividing the denomination of this Certificate by the aggregate Certificate Principal Balance of the Class R-X Certificates as of the Issue Date) in that certain beneficial ownership interest evidenced by all the Class R-X Certificates created pursuant to a Pooling and Servicing Agreement, dated as specified above (the “Agreement”), among Citigroup Mortgage Loan Trust Inc. (hereinafter called the “Depositor,” which term includes any successor entity under the Agreement), the Master Servicer, the Servicers, the Trust Administrator and the Trustee, a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of the acceptance hereof assents and by which such Holder is bound.

Pursuant to the terms of the Agreement, distributions will be made on the 25th day of each month or, if such 25th day is not a Business Day, the Business Day immediately following (a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered on the Record Date, in an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount required to be distributed to the Holders of Class R-X Certificates on such Distribution Date pursuant to the Agreement.

All distributions to the Holder of this Certificate under the Agreement will be made or caused to be made by the Trust Administrator by wire transfer in immediately available funds to the account of the Person entitled thereto if such Person shall have so notified the Trust Administrator in writing at least five Business Days prior to the Record Date immediately prior to such Distribution Date or otherwise by check mailed by first class mail to the address of the Person entitled thereto, as such name and address shall appear on the Certificate Register. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trust Administrator of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trust Administrator for that purpose as provided in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as Asset-Backed Pass-Through Certificates of the Series specified on the face hereof (herein called the “Certificates”) and representing a Percentage Interest in the Class of Certificates equal to the denomination specified on the face hereof divided by the aggregate Certificate Principal Balance of the Class of Certificates specified on the face hereof.

The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth herein and in the Agreement. As provided in the Agreement, withdrawals from the Collection Account and the Distribution Account may be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of advances made, or certain expenses incurred, with respect to the Mortgage Loans.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer, the Servicers, the Trust Administrator, the Trustee, and the rights of the Certificateholders under the Agreement at any time by the Depositor, the Master Servicer, the Servicers, the Trust Administrator and the Trustee with the consent of the Holders of Certificates entitled to at least 66% of the Voting Rights. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

Any resale, transfer or other disposition of this certificate may be made only in accordance with the provisions of section 5.02 of the agreement referred to herein.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the offices or agencies appointed by the Trust Administrator as provided in the Agreement, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Trust Administrator duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest will be issued to the designated transferee or transferees.

The Certificates are issuable in fully registered form only without coupons in Classes and denominations representing Percentage Interests specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, the Certificates are exchangeable for new Certificates of the same Class in authorized denominations evidencing the same aggregate Percentage Interest, as requested by the Holder surrendering the same. No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Trust Administrator shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit F-1, and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee, the Trust Administrator, the Master Servicer or the Servicer in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder’s prospective transferee upon which such Opinion of Counsel is based. None of the Depositor or the Trust Administrator is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Trust Administrator, the Depositor, the Master Servicer, the Servicers and any Sub-Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate to a Plan subject to ERISA or Section 4975 of the Code, any Person acting, directly or indirectly, on behalf of any such Plan or any person using Plan Assets to acquire this Certificate shall be made except in accordance with Section 5.02(b) of the Agreement.

Prior to registration of any transfer, sale or other disposition of this Certificate, the proposed transferee shall provide to the Trust Administrator (i) an affidavit to the effect that such transferee is any Person other than a Disqualified Organization or the agent (including a broker, nominee or middleman) of a Disqualified Organization, and (ii) a certificate that acknowledges that (A) the Class R-X Certificates have been designated as a residual interest in REMIC III, REMIC IV and REMIC V, (B) it will include in its income a pro rata share of the net income of the Trust Fund and that such income may be an “excess inclusion,” as defined in the Code, that, with certain exceptions, cannot be offset by other losses or benefits from any tax exemption, and (C) it expects to have the financial means to satisfy all of its tax obligations including those relating to holding the Class R-X Certificates. Notwithstanding the registration in the Certificate Register of any transfer, sale or other disposition of this Certificate to a Disqualified Organization or an agent (including a broker, nominee or middleman) of a Disqualified Organization, such registration shall be deemed to be of no legal force or effect whatsoever and such Person shall not be deemed to be a Certificateholder for any purpose, including, but not limited to, the receipt of distributions in respect of this Certificate.

The Holder of this Certificate, by its acceptance hereof, shall be deemed to have consented to the provisions of Section 5.02 of the Agreement and to any amendment of the Agreement deemed necessary by counsel of the Depositor to ensure that the transfer of this Certificate to any Person other than a Permitted Transferee or any other Person will not cause the Trust Fund to cease to qualify as a REMIC or cause the imposition of a tax upon REMIC III or REMIC IV.

No service charge will be made for any such registration of transfer or exchange of Certificates, but the Trust Administrator may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

The Depositor, the Master Servicer, the Trust Administrator, the Trustee and any agent of the Depositor, the Master Servicer, the Trust Administrator or the Trustee may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trust Administrator, the Trustee nor any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby shall terminate upon payment to the Certificateholders of all amounts held by the Trust Administrator and required to be paid to them pursuant to the Agreement following the earlier of (i) the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and REO Property remaining in the REMIC and (ii) the purchase by the party designated in the Agreement at a price determined as provided in the Agreement from the REMIC of all the Mortgage Loans and all property acquired in respect of such Mortgage Loans. The Agreement permits, but does not require, the party designated in the Agreement to purchase from REMIC I all the Mortgage Loans and all property acquired in respect of any Mortgage Loan at a price determined as provided in the Agreement. The exercise of such right will effect early retirement of the Certificates; however, such right to purchase is subject to the aggregate Stated Principal Balance of the Mortgage Loans at the time of purchase being less than 10% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date.

The recitals contained herein shall be taken as statements of the Depositor, and the Trust Administrator assumes no responsibility for their correctness.

Unless the certificate of authentication hereon has been executed by the Trust Administrator, by manual signature, this Certificate shall not be entitled to any benefit under the Agreement or be valid for any purpose.

IN WITNESS WHEREOF, the Trust Administrator has caused this Certificate to be duly executed.

Dated: March ___, 2007

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Officer

CERTIFICATE OF AUTHENTICATION

This is one of the Certificates referred to in the within-mentioned Agreement.

Wells Fargo Bank, N.A., as Trust Administrator

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM - as tenants in common	UNIF GIFT MIN ACT - Custodian

TEN ENT - as tenants by the entireties	(Cust) (Minor) under Uniform Gifts to Minors Act

JT TEN - as joint tenants with right if survivorship and not as tenants in common	_______________ (State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name, address including postal zip code, and Taxpayer Identification Number of assignee) a Percentage Interest equal to ____% evidenced by the within Asset-Backed Pass-Through Certificates and hereby authorize(s) the registration of transfer of such interest to assignee on the Certificate Register of the Trust Fund.
I (we) further direct the Trust Administrator to issue a new Certificate of a like Percentage Interest and Class to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to

for the account of
account number	or, if mailed by check, to

Applicable statements should be mailed to

This information is provided by
assignee named above, or
its agent.

EXHIBIT B

FORM 10-D, FORM 8-K AND FORM 10-K
REPORTING RESPONSIBILITY

As to each item described below, the entity indicated as the Responsible Party shall be primarily responsible for reporting the information to the Trust Administrator pursuant to Section 4.07(a). If the Trust Administrator is indicated below as to any item, then the Trust Administrator is primarily responsible for obtaining that information.

Under Item 1 of Form 10-D: a) items marked “4.02 statement” are required to be included in the Monthly Statement under Section 4.02, provided by the Trust Administrator based on information received from the Servicer; and b) items marked “Form 10-D report” are required to be in the Form 10-D report but not the 4.02 statement, provided by the party indicated. Information under all other Items of Form 10-D is to be included in the Form 10-D report.

Form	Item	Description	Responsible Party
10-D	Must be filed within 15 days of the Distribution Date.
	1	Distribution and Pool Performance Information
Item 1121(a) - Distribution and Pool Performance Information
		(1) Any applicable record dates, accrual dates, determination dates for calculating distributions and actual distribution dates for the distribution period.	4.02 statement
		(2) Cash flows received and the sources thereof for distributions, fees and expenses.	4.02 statement
		(3) Calculated amounts and distribution of the flow of funds for the period itemized by type and priority of payment, including:	4.02 statement
		(i) Fees or expenses accrued and paid, with an identification of the general purpose of such fees and the party receiving such fees or expenses.	4.02 statement
(ii) Payments accrued or paid with respect to enhancement or other support identified in Item 1114 of Regulation AB (such as insurance premiums or other enhancement maintenance fees), with an identification of the general purpose of such payments and the party receiving such payments.
4.02 statement
		(iii) Principal, interest and other distributions accrued and paid on the asset-backed securities by type and by class or series and any principal or interest shortfalls or carryovers.	4.02 statement
		(iv) The amount of excess cash flow or excess spread and the disposition of excess cash flow.	4.02 statement
		(4) Beginning and ending principal balances of the asset-backed securities.	4.02 statement
(5) Interest rates applicable to the pool assets and the asset-backed securities, as applicable. Consider providing interest rate information for pool assets in appropriate distributional groups or incremental ranges.
4.02 statement
		(6) Beginning and ending balances of transaction accounts, such as reserve accounts, and material account activity during the period.	4.02 statement
(7) Any amounts drawn on any credit enhancement or other support identified in Item 1114 of Regulation AB, as applicable, and the amount of coverage remaining under any such enhancement, if known and applicable.
4.02 statement
(8) Number and amount of pool assets at the beginning and ending of each period, and updated pool composition information, such as weighted average coupon, weighted average remaining term, pool factors and prepayment amounts.
4.02 statement Updated pool composition information fields to be as specified by Depositor from time to time
		(9) Delinquency and loss information for the period. In addition, describe any material changes to the information specified in Item 1100(b)(5) of Regulation AB regarding the pool assets.	4.02 statement. Form 10-D report: Depositor
(10) Information on the amount, terms and general purpose of any advances made or reimbursed during the period, including the general use of funds advanced and the general source of funds for reimbursements.
4.02 statement
		(11) Any material modifications, extensions or waivers to pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time.	4.02 statement
		(12) Material breaches of pool asset representations or warranties or transaction covenants.	Form 10-D report: Trust Administrator, Depositor
		(13) Information on ratio, coverage or other tests used for determining any early amortization, liquidation or other performance trigger and whether the trigger was met.	4.02 statement
(14) Information regarding any new issuance of asset-backed securities backed by the same asset pool,
[information regarding] any pool asset changes (other than in connection with a pool asset converting into cash in accordance with its terms), such as additions or removals in connection with a prefunding or revolving period and pool asset substitutions and repurchases (and purchase rates, if applicable), and cash flows available for future purchases, such as the balances of any prefunding or revolving accounts, if applicable.
Disclose any material changes in the solicitation, credit-granting, underwriting, origination, acquisition or pool selection criteria or procedures, as applicable, used to originate, acquire or select the new pool assets.
Form 10-D report: Depositor Form 10-D report: Depositor Form 10-D report: Depositor
		Item 1121(b) - Pre-Funding or Revolving Period Information Updated pool information as required under Item 1121(b).	Depositor
	2	Legal Proceedings
Item 1117 - Legal proceedings pending against the following entities, or their respective property, that is material to Certificateholders, including proceedings known to be contemplated by governmental authorities:
Seller
Depositor
Trustee
Issuing entity
Master Servicer
Originator
Custodian
Servicer

(i) All parties to the Pooling and Servicing Agreement (as to themselves), (ii) the Trustee, Master Servicer and Depositor as to the Issuing entity and (iii) the Depositor as to the Sponsor, any 1110(b) originator and any 1100(d)(i) party

	3	Sales of Securities and Use of Proceeds
Information from Item 2(a) of Part II of Form 10-Q:

With respect to any sale of securities by the sponsor, depositor or issuing entity, that are backed by the same asset pool or are otherwise issued by the issuing entity, whether or not registered, provide the sales and use of proceeds information in Item 701 of Regulation S-K. Pricing information can be omitted if securities were not registered.
Depositor
	4	Defaults Upon Senior Securities
		Information from Item 3 of Part II of Form 10-Q: Report the occurrence of any Event of Default (after expiration of any grace period and provision of any required notice)	Trust Administrator
	5	Submission of Matters to a Vote of Security Holders
		Information from Item 4 of Part II of Form 10-Q	Trustee, Trust Administrator
	6	Significant Obligors of Pool Assets
		Item 1112(b) - Significant Obligor Financial Information*	Depositor
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Item.
	7	Significant Enhancement Provider Information
		Item 1114(b)(2) - Credit Enhancement Provider Financial Information* Determining applicable disclosure threshold Requesting required financial information or effecting incorporation by reference	Trust Administrator Depositor
Item 1115(b) - Derivative Counterparty Financial Information*
Determining current maximum probable exposure
Determining current significance percentage
Requesting required financial information or effecting incorporation by reference
Depositor Trust Administrator Depositor
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Items.
	8	Other Information
		Disclose any information required to be reported on Form 8-K during the period covered by the Form 10-D but not reported	The Responsible Party for the applicable Form 8-K item as indicated below
	9	Exhibits
		Distribution report	Trust Administrator
		Exhibits required by Item 601 of Regulation S-K, such as material agreements	Depositor
8-K	Must be filed within four business days of an event reportable on Form 8-K.
	1.01	Entry into a Material Definitive Agreement
Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.
Examples: servicing agreement, custodial agreement.
Note: disclosure not required as to definitive agreements that are fully disclosed in the prospectus
Depositor, Servicer, Master Servicer, Custodian, Trust Administrator
	1.02	Termination of a Material Definitive Agreement
Disclosure is required regarding termination of any definitive agreement that is material to the securitization (other than expiration in accordance with its terms), even if depositor is not a party.
Examples: servicing agreement, custodial agreement.
Depositor, Servicer, Master Servicer, Custodian, Trust Administrator
	1.03	Bankruptcy or Receivership
Disclosure is required regarding the bankruptcy or receivership, if known to the Master Servicer, with respect to any of the following:
Sponsor (Seller), Depositor, Master Servicer, Trustee, Cap Provider, Custodian
Depositor, Servicer, Master Servicer, Custodian, Trust Administrator, Trustee (as to itself)
	2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.
Disclosure will be made of events other than waterfall triggers which are disclosed in the 4.02 statement
Depositor/ Trust Administrator
	3.03	Material Modification to Rights of Security Holders
		Disclosure is required of any material modification to documents defining the rights of Certificateholders, including the Pooling and Servicing Agreement	Trust Administrator
	5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
		Disclosure is required of any amendment “to the governing documents of the issuing entity”	Depositor
	5.06	Change in Shell Company Status
		[Not applicable to ABS issuers]	Depositor
	6.01	ABS Informational and Computational Material
		[Not included in reports to be filed under Section 4.07]	Depositor
	6.02	Change of Master Servicer or Trustee
Requires disclosure of any removal, replacement, substitution or addition of any master servicer, affiliated servicer, other servicer servicing 10% or more of pool assets at time of report, other material servicers, certificate administrator or trustee. Reg AB disclosure about any new servicer or trustee is also required.
Depositor
	6.03	Change in Credit Enhancement or Other External Support
Covers termination of any enhancement in manner other than by its terms, the addition of an enhancement, or a material change in the enhancement provided. Applies to external credit enhancements as well as derivatives.
Requesting Regulation AB disclosure about any new enhancement or effecting incorporation by reference
Trust Administrator Depositor
	6.04	Failure to Make a Required Distribution	Trust Administrator
	6.05	Securities Act Updating Disclosure
If any material pool characteristic differs by 5% or more at the time of issuance of the securities from the description in the final prospectus, provide updated Regulation AB disclosure about the actual asset pool.
Depositor
		If there are any new servicers or originators required to be disclosed under Regulation AB as a result of the foregoing, provide the information called for in Items 1108 and 1110 respectively.	Depositor
	7.01	Regulation FD Disclosure	Depositor
	8.01	Other Events
		Any event, with respect to which information is not otherwise called for in Form 8-K, that the registrant deems of importance to security holders.	Depositor
	9.01	Financial Statements and Exhibits	The Responsible Party applicable to reportable event, other than the Trustee
10-K	Must be filed within 90 days of the fiscal year end for the registrant.
	9B	Other Information
		Disclose any information required to be reported on Form 8-K during the fourth quarter covered by the Form 10-K but not reported	The Responsible Party for the applicable Form 8-K item as indicated above
	15	Exhibits and Financial Statement Schedules
		Item 1112(b) - Significant Obligor Financial Information	N/A
		Item 1114(b)(2) - Credit Enhancement Provider Financial Information Determining applicable disclosure threshold Requesting required financial information or effecting incorporation by reference	Trust Administrator Depositor
Item 1115(b) - Derivative Counterparty Financial Information
Determining current maximum probable exposure
Determining current significance percentage
Requesting required financial information or effecting incorporation by reference
Depositor Trust Administrator
Item 1117 - Legal proceedings pending against the following entities, or their respective property, that is material to Certificateholders, including proceedings known to be contemplated by governmental authorities:
Seller
Depositor
Trustee
Issuing entity
Master Servicer
Originator
Custodian
Servicer
Seller Depositor Trustee Master Servicer Custodian Servicer
Item 1119 - Affiliations and relationships between the following entities, or their respective affiliates, that are material to Certificateholders:
Seller
Depositor
Trustee
Issuing entity
Master Servicer
Servicer
Originator
Custodian
Credit Enhancer/Support Provider, if any
Significant Obligor, if any

(i) All parties to the Pooling and Servicing Agreement (as to themselves), (ii) the Depositor as to the Sponsor, Originator, Significant Obligor, Credit Enhancer/Support Provider and (iii) the Depositor as to the Issuing entity

		Item 1122 - Assessment of Compliance with Servicing Criteria	Master Servicer Trust Administrator Custodian Servicer
		Item 1123 -Servicer Compliance Statement	Master Servicer Trust Administrator Servicer

EXHIBIT C

SERVICING CRITERIA TO BE ADDRESSED
IN ASSESSMENT OF COMPLIANCE

Definitions
Primary Servicer - transaction party having borrower contact
Master Servicer - aggregator of pool assets
Trust Administrator - waterfall calculator (may be the Trustee, or may be the Master Servicer)
Back-up Servicer - named in the transaction (in the event a Back up Servicer becomes the Primary Servicer, follow Primary Servicer obligations)
Custodian - safe keeper of pool assets
Paying Agent - distributor of funds to ultimate investor (Trust Administrator performs this function)
Trustee - fiduciary of the transaction

Note: The definitions above describe the essential function that the party performs, rather than the party’s title. So, for example, in a particular transaction, the trustee may perform the “paying agent” and “trust administrator” functions, while in another transaction, the trust administrator may perform these functions.

Where there are multiple checks for criteria the attesting party will identify in their management assertion that they are attesting only to the portion of the distribution chain they are responsible for in the related transaction agreements.

Key:
X - obligation

Reg AB Reference	Servicing Criteria	Primary Servicer	Wells Fargo Bank, N.A. as Master Servicer and Trust Administrator
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up Servicer for the Pool Assets are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
		X	X
Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
		X	X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
		X	X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
		X	X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act. *
		X	X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
		X	X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of Pool Assets serviced by the Servicer.
		X	X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.		X

* Subject to clarification from the SEC.

EXHIBIT D

FORM OF MORTGAGE LOAN PURCHASE AGREEMENT

MORTGAGE LOAN PURCHASE AGREEMENT

This is a Mortgage Loan Purchase Agreement (the “Agreement”), dated February 15, 2007, between Citigroup Mortgage Loan Trust Inc., a Delaware corporation (the “Purchaser”), and Citigroup Global Markets Realty Corp., a New York corporation (the “Seller”).

Preliminary Statement

The Seller intends to sell the Mortgage Loans (as hereinafter defined) to the Purchaser on the terms and subject to the conditions set forth in this Agreement. The Purchaser intends to deposit the Mortgage Loans into a mortgage pool comprising the trust fund. The trust fund will be evidenced by a single series of mortgage pass-through certificates designated as Series 2007-AMC2 (the “Certificates”). The Certificates will consist of eighteen classes of certificates. The Certificates will be issued pursuant to a Pooling and Servicing Agreement, dated as of March 1, 2007 (the “Pooling and Servicing Agreement”), among the Purchaser as depositor (the “Depositor”), Ocwen Loan Servicing, LLC as a servicer (“Ocwen”), GMAC Mortgage, LLC as a servicer and Countrywide Home Loans Servicing LP as a servicer (collectively, the “Servicers”), Wells Fargo Bank, N.A. as master servicer and trust administrator (the “Master Servicer” and the “Trust Administrator”) and U.S. Bank National Association as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings set forth in the Pooling and Servicing Agreement.

The parties hereto agree as follows:

SECTION 1.  Agreement to Purchase. The Seller agrees to sell, and the Purchaser agrees to purchase, on or before March 30, 2007 (the “Closing Date”), certain conventional residential mortgage loans (the “Mortgage Loans”) originated by Argent Mortgage Company, L.L.C. (“Argent”) and Ameriquest Mortgage Company (“Ameriquest”; together with Argent, the “Originators”), having an aggregate principal balance as of the close of business on March 1, 2007 (the “Cut-off Date”) of $2,204,397,670.36 (the “Closing Balance”), after giving effect to all payments due on the Mortgage Loans on or before the Cut-off Date, whether or not received.

SECTION 2.  Mortgage Loan Schedule. The Purchaser and the Seller have agreed upon which of the mortgage loans owned by the Seller are to be purchased by the Purchaser pursuant to this Agreement and the Seller will prepare or cause to be prepared on or prior to the Closing Date a final schedule (the “Closing Schedule”) that together shall describe such Mortgage Loans and set forth all of the Mortgage Loans to be purchased under this Agreement. The Closing Schedule will conform to the requirements set forth in this Agreement and to the definition of “Mortgage Loan Schedule” under the Pooling and Servicing Agreement. The Closing Schedule shall be used as the Mortgage Loan Schedule under the Pooling and Servicing Agreement and shall be prepared by the Seller based on information provided by the Originators.

SECTION 3.  Consideration.

(a)  In consideration for the Mortgage Loans to be purchased hereunder, the Purchaser shall, as described in Section 7, pay to or upon the order of the Seller in immediately available funds a certain amount (the “Mortgage Loan Purchase Price”).

(b)  The Purchaser or any assignee, transferee or designee of the Purchaser shall be entitled to all scheduled payments of principal due after the Cut-off Date, all other payments of principal due and collected after the Cut-off Date, and all payments of interest on the Mortgage Loans allocable to the period after the Cut-off Date. All scheduled payments of principal and interest due on or before the Cut-off Date and collected after the Cut-off Date shall belong to the Seller.

(c)  Pursuant to the Pooling and Servicing Agreement, the Purchaser will assign all of its right, title and interest in and to the Mortgage Loans, together with its rights under this Agreement, to the Trustee for the benefit of the related Certificateholders.

SECTION 4.  Transfer of the Mortgage Loans.

(a)  Possession of Mortgage Files. The Seller does hereby sell, transfer, assign, set over and convey to the Purchaser, without recourse but subject to the terms of this Agreement, all of its right, title and interest in, to and under the Mortgage Loans; provided that such assignment shall not include any of the Servicing Rights with respect to the Mortgage Loans serviced by Ocwen. The contents of each Mortgage File not delivered to the Purchaser or to any assignee, transferee or designee of the Purchaser on or prior to the Closing Date are and shall be held in trust by the Seller for the benefit of the Purchaser or any assignee, transferee or designee of the Purchaser. Upon the sale of the Mortgage Loans, the ownership of each Mortgage Note, the related Mortgage and the other contents of the related Mortgage File is vested in the Purchaser and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or that come into the possession of the Seller on or after the Closing Date shall immediately vest in the Purchaser and shall be delivered immediately to the Purchaser or as otherwise directed by the Purchaser.

(b)  Delivery of Mortgage Loan Documents. The Seller will, on or prior to the Closing Date, deliver or cause to be delivered to the Purchaser or any assignee, transferee or designee of the Purchaser each of the following documents for each Mortgage Loan:

(i)  The Mortgage Note, endorsed by manual or facsimile signature without recourse by the related Originator or an Affiliate of the related Originator in blank or to the Trustee showing a complete chain of endorsements from the named payee to the Trustee or from the named payee to the Affiliate of the related Originator and from such Affiliate to the Trustee;

(ii)  The original recorded Mortgage, noting the presence of the MIN of the Mortgage Loan, if applicable, and language indicating that the Mortgage Loan is a MOM Loan if the Mortgage Loan is a MOM Loan, with evidence of recording thereon or a copy of the Mortgage certified by the public recording office in those jurisdictions where the public recording office retains the original;

(iii)  Unless the Mortgage Loan is registered on the MERS® System, an assignment from the related Originator or an Affiliate of the related Originator to the Trustee in blank or in recordable form of the Mortgage which may be included, where permitted by local law, in a blanket assignment or assignments of the Mortgage to the Trustee, including any intervening assignments and showing a complete chain of title from the original mortgagee named under the Mortgage to the Person assigning the Mortgage Loan to the Trustee (or to MERS, noting the presence of the MIN, if the Mortgage Loan is registered on the MERS® System);

(iv)  Any original assumption, modification, buydown or conversion-to- fixed-interest-rate agreement applicable to the Mortgage Loan; and

(v)  The original or a copy of the title insurance policy (which may be a certificate or a short form policy relating to a master policy of title insurance) pertaining to the Mortgaged Property, or in the event such original title policy is unavailable, a copy of the preliminary title report and the lender’s recording instructions, with the original to be delivered within 180 days of the Closing Date or an attorney’s opinion of title in jurisdictions where such is the customary evidence of title; or in the event such original or copy of the title insurance policy is unavailable, a written commitment or uniform binder or preliminary report of title issued by the title insurance or escrow company.

In instances where an original recorded Mortgage cannot be delivered by the Seller to the Purchaser prior to or concurrently with the execution and delivery of this Agreement, due to a delay in connection with the recording of such Mortgage, the Seller may, (a) in lieu of delivering such original recorded Mortgage referred to in clause (b)(ii) above, deliver to the Purchaser a copy thereof, provided that the Seller certifies that the original Mortgage has been delivered to a title insurance company for recordation after receipt of its policy of title insurance or binder therefor (which may be a certificate relating to a master policy of title insurance), and (b) in lieu of delivering the completed assignment in recordable form referred to in clause (b)(iii) above to the Purchaser, deliver such assignment to the Purchaser completed except for recording information. In all such instances, the Seller will deliver the original recorded Mortgage and completed assignment (if applicable) to the Purchaser promptly upon receipt of such Mortgage. In instances where an original recorded Mortgage has been lost or misplaced, the Seller or the related title insurance company may deliver, in lieu of such Mortgage, a copy of such Mortgage bearing recordation information and certified as true and correct by the office in which recordation thereof was made. In instances where the original or a copy of the title insurance policy referred to in clause (b)(v) above (which may be a certificate relating to a master policy of title insurance) pertaining to the Mortgaged Property relating to a Mortgage Loan cannot be delivered by the Seller to the Purchaser prior to or concurrently with the execution and delivery of this Agreement because such policy is not yet available, the Seller may, in lieu of delivering the original or a copy of such title insurance referred to in clause (b)(v) above, deliver to the Purchaser a binder with respect to such policy (which may be a certificate relating to a master policy of title insurance) and deliver the original or a copy of such policy (which may be a certificate relating to a master policy of title insurance) to the Purchaser within 180 days of the Closing Date. In instances where an original assumption, modification, buydown or conversion-to-fixed- interest-rate agreement cannot be delivered by the Seller to the Purchaser prior to or concurrently with the execution and delivery of this Agreement, the Seller may, in lieu of delivering the original of such agreement referred to in clause (b)(iv) above, deliver a certified copy thereof.

To the extent not already recorded, except with respect to any Mortgage Loan for which MERS is identified on the Mortgage or on a properly recorded assignment of the Mortgage as the mortgagee of record, the related Servicer, at the expense of the Seller shall promptly (and in no event later than five Business Days following the later of the Closing Date and the date of receipt by the related Servicer of the recording information for a Mortgage) submit or cause to be submitted for recording, at no expense to any Trust REMIC, in the appropriate public office for real property records, each Assignment delivered to it pursuant to (b)(iii) above. In the event that any such Assignment is lost or returned unrecorded because of a defect therein, the related Servicer, at the expense of the Seller, shall promptly prepare or cause to be prepared a substitute Assignment or cure or cause to be cured such defect, as the case may be, and thereafter cause each such Assignment to be duly recorded. Notwithstanding the foregoing, but without limiting the requirement that such Assignments be in recordable form, neither the related Servicer nor the Trustee shall be required to submit or cause to be submitted for recording any Assignment delivered to it or a Custodian pursuant to (b)(iii) above if such recordation shall not, as of the Closing Date, be required by the Rating Agencies, as a condition to their assignment on the Closing Date of their initial ratings to the Certificates, as evidenced by the delivery by the Rating Agencies of their ratings letters on the Closing Date; provided, however, notwithstanding the foregoing, the related Servicer shall submit each Assignment for recording, at no expense to the Trust Fund or the related Servicer, upon the earliest to occur of: (A) reasonable direction by Holders of Certificates entitled to at least 25% of the Voting Rights, (B) the occurrence of a Servicer Event of Default, (C) the occurrence of a bankruptcy, insolvency or foreclosure relating to the Seller, (D) the occurrence of a servicing transfer as described in Section 7.02 of the Pooling and Servicing Agreement and (E) with respect to any one Assignment the occurrence of a foreclosure relating to the Mortgagor under the related Mortgage. Notwithstanding the foregoing, if the Seller fails to pay the cost of recording the Assignments, such expense will be paid by the related Servicer and such Servicer shall be reimbursed for such expenses by the Trust as Servicing Advances.

With respect to a maximum of approximately 5.00% of the Original Mortgage Loans, by outstanding principal balance of the Original Mortgage Loans as of the Cut-off Date, if any original Mortgage Note referred to in (b)(i) above cannot be located, the obligations of the Seller to deliver such documents shall be deemed to be satisfied upon delivery to the Purchaser of a photocopy of such Mortgage Note, if available, with a lost note affidavit. If any of the original Mortgage Notes for which a lost note affidavit was delivered to the Purchaser is subsequently located, such original Mortgage Note shall be delivered to the Purchaser within three Business Days.

The Seller shall deliver or cause to be delivered to the Purchaser promptly upon receipt thereof any other original documents constituting a part of a Mortgage File received with respect to any Mortgage Loan, including, but not limited to, any original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan.

All original documents relating to the Mortgage Loans that are not delivered to the Purchaser are and shall be held by or on behalf of the Seller, the Purchaser or the related Servicer, as the case may be, in trust for the benefit of the Trustee on behalf of the Certificateholders. In the event that any such original document is required pursuant to the terms of this Section to be a part of a Mortgage File, such document shall be delivered promptly to the Trustee or the Custodian on behalf of the Trustee. Any such original document delivered to or held by the Seller that is not required pursuant to the terms of this Section to be a part of a Mortgage File, shall be delivered promptly to the related Servicer.

(c)  Acceptance of Mortgage Loans. The documents delivered pursuant to Section 4(b) hereof shall be reviewed by the Purchaser or any assignee, transferee or designee of the Purchaser at any time before or after the Closing Date (and with respect to each document permitted to be delivered after the Closing Date within seven days of its delivery) to ascertain that all required documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule.

(d)  Transfer of Interest in Agreements. The Purchaser has the right to assign its interest under this Agreement, in whole or in part, to the Trustee, as may be required to effect the purposes of the Pooling and Servicing Agreement, without the consent of the Seller, and the assignee shall succeed to the rights and obligations hereunder of the Purchaser. Any expense reasonably incurred by or on behalf of the Purchaser or the Trustee in connection with enforcing any obligations of the Seller under this Agreement will be promptly reimbursed by the Seller.

(e)  Examination of Mortgage Files. Prior to the Closing Date, the Seller shall either (i) deliver in escrow to the Purchaser or to any assignee, transferee or designee of the Purchaser, for examination, the Mortgage File pertaining to each Mortgage Loan, or (ii) make such Mortgage Files available to the Purchaser or to any assignee, transferee or designee of the Purchaser for examination. Such examination may be made by the Purchaser or the Trustee, and their respective designees, upon reasonable notice to the Seller during normal business hours before the Closing Date and within 60 days after the Closing Date. If any such person makes such examination prior to the Closing Date and identifies any Mortgage Loans that do not conform to the requirements of the Purchaser as described in this Agreement, such Mortgage Loans shall be deleted from the Closing Schedule. The Purchaser may, at its option and without notice to the Seller, purchase all or part of the Mortgage Loans without conducting any partial or complete examination. The fact that the Purchaser or any person has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the rights of the Purchaser or any assignee, transferee or designee of the Purchaser to demand repurchase or other relief as provided herein or under the Pooling and Servicing Agreement.

SECTION 5.  Representations, Warranties and Covenants of the Seller.

(a)  The Seller hereby represents and warrants, for the benefit of the Purchaser, that the representations and warranties set forth on Exhibit A hereto are true and correct as of the date hereof and as of the Closing Date.

(b)  The Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, and covenants, that with respect to each Group I Mortgage Loan and Group II Mortgage Loan:

(i)  The original principal balance of each Mortgage Loan is within Freddie Mac’s dollar amount limits for conforming one- to four-family mortgage loans;

(ii)  The original principal balance of any first-lien Mortgage Loan does not exceed the applicable Freddie Mac loan limit;

(iii)  Each Mortgage Loan that is secured by a subordinate lien on the related Mortgaged Property is on a one- to four-family residence that is the principal residence of the borrower;

(iv)  The original loan amount of any subordinate-lien Mortgage Loan does not exceed one-half of the one-unit limitation for first lien mortgage loans, or $208,500 (in Alaska, Guam, Hawaii or Virgin Islands: $312,750), without regard to the number of units;

(v)  The aggregate original principal balance of the first and subordinate lien Mortgage Loans relating to the same Mortgaged Property with respect to any Mortgage Loan does not exceed Freddie Mac’s applicable loan limits for first-lien mortgage loans for that property type;

(vi)  No borrower obtained a prepaid single-premium credit-life, credit disability, credit unemployment or credit property insurance policy in connection with the origination of any Mortgage Loan;

(vii)  With respect to any Mortgage Loan, no borrower was charged “point and fees” in an amount greater than (a) $1,000 or (b) 5% of the principal amount of such Mortgage Loan, whichever is greater. For purposes of this representation, “points and fees” (x) include origination, underwriting, broker and finder’s fees and charges that the lender imposed as a condition of making the Mortgage Loan, whether they are paid to the lender or a third party; and (y) exclude bona fide discount points, fees paid for actual services rendered in connection with the origination of the Mortgage (such as attorneys’ fees, notaries fees and fees paid for property appraisals, credit reports, surveys, title examinations and extracts, flood and tax certifications, and home inspections); the cost of mortgage insurance or credit-risk price adjustments; the costs of title, hazard, and flood insurance policies; state and local transfer taxes or fees; escrow deposits for the future payment of taxes and insurance premiums; and other miscellaneous fees and charges that, in total, do not exceed 0.25 percent of the loan amount;

(viii)  No Mortgage Loan exceeds the “annual percentage rate” or “points and fees payable by the borrower” threshold as described in HOEPA;

(ix)  No Mortgagor with respect to a Mortgage Loan was encouraged or required to select a mortgage loan product offered by the related Originator which is a higher cost product designed for a less creditworthy mortgagor, unless at the time of the Mortgage Loan's origination, such Mortgagor did not qualify taking into account credit history and debt-to income ratios for a lower-cost credit product then offered by the Originator. A borrower who is able to qualify for one of the Originator’s standard products should be directed towards or offered the Originator’s standard mortgage line;

(x)  With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (a) prior to the Mortgage Loan’s origination, the borrower agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction; (b) the related Originator had a written policy of offering the borrower the option of obtaining a mortgage loan that did not require payment of such a premium unless the mortgage loan that did not require payment of such a premium would be a mortgage loan that is a HOEPA loan or a high-cost home loan under any applicable state or local law and prohibited by the related Originator's underwriting guidelines, and the Mortgage Loan was made available to the borrower with and without a prepayment premium; (c) the prepayment premium is adequately disclosed to the borrower pursuant to applicable state and federal law; (d) no Mortgage Loan originated on or after October 1, 2002 will impose a prepayment premium for a term in excess of three years, and any Mortgage Loan originated prior to such date will not impose prepayment penalties in excess of five years; in each case unless the loan was modified to reduce the prepayment period to no more than three years from the date of the note and the borrower was notified in writing of such reduction in prepayment period; and (e) notwithstanding any state or federal law to the contrary, the related Servicer shall not impose such prepayment premium in any instance when the Mortgage Loan is accelerated or paid off in connection with the workout of a delinquent mortgage or due to the borrower’s default;

(xi)  The methodology used in underwriting the extension of credit for each Mortgage Loan did not rely on the extent of the borrower’s equity in the collateral as the principal determining factor in approving such extension of credit. The methodology employed objective criteria that related such facts as, without limitation, the borrower’s credit history, income, assets or liabilities, to the proposed mortgage payment and, based on such methodology, the related Originator made a reasonable determination that at the time of origination the borrower had the ability to make timely payments on the Mortgage Loan;

(xii)  No Mortgage Loan is secured by a manufactured housing unit; and

(xiii)  No Mortgage Loan is “seasoned.”

(c)  The Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, and covenants, that:

(i)  The Seller is duly organized, validly existing and in good standing as a corporation under the laws of the State of New York with full corporate power and authority to conduct its business as presently conducted by it to the extent material to the consummation of the transactions contemplated herein. The Seller has the full corporate power and authority to own the Mortgage Loans and to transfer and convey the Mortgage Loans to the Purchaser and has the full corporate power and authority to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of this Agreement.

(ii)  The Seller has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement, assuming due authorization, execution and delivery hereof by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency or reorganization or by general principles of equity.

(iii)  The execution, delivery and performance of this Agreement by the Seller (x) does not conflict and will not conflict with, does not breach and will not result in a breach of and does not constitute and will not constitute a default (or an event, which with notice or lapse of time or both, would constitute a default) under (A) any terms or provisions of the articles of incorporation or by-laws of the Seller, (B) any term or provision of any material agreement, contract, instrument or indenture, to which the Seller is a party or by which the Seller or any of its property is bound or (C) any law, rule, regulation, order, judgment, writ, injunction or decree of any court or governmental authority having jurisdiction over the Seller or any of its property and (y) does not create or impose and will not result in the creation or imposition of any lien, charge or encumbrance which would have a material adverse effect upon the Mortgage Loans or any documents or instruments evidencing or securing the Mortgage Loans.

(iv)  No consent, approval, authorization or order of, registration or filing with, or notice on behalf of the Seller to any governmental authority or court is required, under federal laws or the laws of the State of New York, for the execution, delivery and performance by the Seller of, or compliance by the Seller with, this Agreement or the consummation by the Seller of any other transaction contemplated hereby and by the Pooling and Servicing Agreement; provided, however, that the Seller makes no representation or warranty regarding federal or state securities laws in connection with the sale or distribution of the Certificates.

(v)  This Agreement does not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained herein not misleading. The written statements, reports and other documents prepared and furnished or to be prepared and furnished by the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby taken in the aggregate do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein not misleading.

(vi)  The Seller is not in violation of, and the execution and delivery of this Agreement by the Seller and its performance and compliance with the terms of this Agreement will not constitute a violation with respect to, any order or decree of any court or any order or regulation of any federal, state, municipal or governmental agency having jurisdiction over the Seller or its assets, which violation might have consequences that would materially and adversely affect the condition (financial or otherwise) or the operation of the Seller or its assets or might have consequences that would materially and adversely affect the performance of its obligations and duties hereunder.

(vii)  The Seller does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement.

(viii)  Immediately prior to the sale of the Mortgage Loans to the Purchaser as herein contemplated, the Seller will be the owner of the related Mortgage and the indebtedness evidenced by the related Mortgage Note, and, upon the payment to the Seller of the Purchase Price, in the event that the Seller retains or has retained record title, the Seller shall retain such record title to each Mortgage, each related Mortgage Note and the related Mortgage Files with respect thereto in trust for the Purchaser as the owner thereof from and after the date hereof.

(ix)  There are no actions or proceedings against, or investigations known to it of, the Seller before any court, administrative or other tribunal (A) that might prohibit its entering into this Agreement, (B) seeking to prevent the sale of the Mortgage Loans by the Seller or the consummation of the transactions contemplated by this Agreement or (C) that might prohibit or materially and adversely affect the performance by the Seller of its obligations under, or validity or enforceability of, this Agreement.

(x)  The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Seller, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Seller are not subject to the bulk transfer or any similar statutory provisions.

(xi)  The Seller has not dealt with any broker, investment banker, agent or other person, except for the Purchaser or any of its affiliates, that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans.

(xii)  There is no litigation currently pending or, to the best of the Seller’s knowledge without independent investigation, threatened against the Seller that would reasonably be expected to adversely affect the transfer of the Mortgage Loans, the issuance of the Certificates or the execution, delivery, performance or enforceability of this Agreement, or that would result in a material adverse change in the financial condition of the Seller.

(xiii)  The Seller is solvent and will not be rendered insolvent by the consummation of the transactions contemplated hereby. The Seller is not transferring any Mortgage loan with any intent to hinder, delay or defraud any of its creditors.

SECTION 6.	Repurchase Obligation for Defective Documentation and for Breach of Representation and Warranty.

It is understood and agreed that the representations and warranties set forth in Section 5 shall survive the sale of the Mortgage Loans to the Purchaser and shall inure to the benefit of the Purchaser and any assignee, transferee or designee of the Purchaser, including the Trustee for the benefit of holders of the Mortgage Pass-Through Certificates evidencing an interest in all or a portion of the Mortgage Loans, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination or lack of examination of any Mortgage File. With respect to the representations and warranties contained herein that are made to the knowledge or the best knowledge of the Seller, or as to which the Seller has no knowledge, if it is discovered that the substance of any such representation and warranty is inaccurate and the inaccuracy materially and adversely affects the value of the related Mortgage Loan, or the interest therein of the Purchaser or the Purchaser’s assignee, designee or transferee, then notwithstanding the Seller’s lack of knowledge with respect to the substance of such representation and warranty being inaccurate at the time the representation and warranty was made, such inaccuracy shall be deemed a breach of the applicable representation and warranty and the Seller shall take such action described in the following paragraphs of this Section 6 in respect of such Mortgage Loan. Upon discovery by either the Seller or the Purchaser of a breach of any of the foregoing representations and warranties made by the Seller that materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser (or which materially and adversely affects the interests of the Purchaser in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the other. In addition, the Seller hereby acknowledges and agrees that any breach of the representations set forth in Section 5(b) hereof shall be deemed to materially and adversely affect the value of the related mortgage loans or the interests of the Trust in the related mortgage loans.

Within 90 days of the earlier of either discovery by or notice to the Seller of any breach of a representation or warranty made by the Seller that materially and adversely affects the value of a Mortgage Loan or the Mortgage Loans or the interest therein of the Purchaser, the Seller shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Seller shall, at the Purchaser’s option, repurchase such Mortgage Loan at the Purchase Price. The Seller may, at the request of the Purchaser and assuming the Seller has a Qualified Substitute Mortgage Loan, rather than repurchase a deficient Mortgage Loan as provided above, remove such Mortgage Loan and substitute in its place a Qualified Substitute Mortgage Loan or Loans. If the Seller does not provide a Qualified Substitute Mortgage Loan or Loans, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan(s) pursuant to the foregoing provisions of this Section 6 shall occur on a date designated by the Purchaser and shall be accomplished by deposit in accordance with Section 2.03 of the Pooling and Servicing Agreement. Any repurchase or substitution required by this Section shall be made in a manner consistent with Section 2.03 of the Pooling and Servicing Agreement.

At the time of substitution or repurchase by the Seller of any deficient Mortgage Loan, the Purchaser and the Seller shall arrange for the reassignment of the repurchased or substituted Mortgage Loan to the Seller and the delivery to the Seller of any documents held by the Trustee relating to the deficient or repurchased Mortgage Loan. In the event the Purchase Price is deposited in the Collection Account, the Seller shall, simultaneously with such deposit, give written notice to the Purchaser that such deposit has taken place. Upon such repurchase, the Mortgage Loan Schedule shall be amended to reflect the withdrawal of the repurchased Mortgage Loan from this Agreement.

As to any Deleted Mortgage Loan for which the Seller substitutes a Qualified Substitute Mortgage Loan or Loans, the Seller shall effect such substitution by delivering to the Purchaser or its designee for such Qualified Substitute Mortgage Loan or Loans the Mortgage Note, the Mortgage, the Assignment and such other documents and agreements as are required by the Pooling and Servicing Agreement, with the Mortgage Note endorsed as required therein. The Seller shall remit for deposit in the Collection Account the Monthly Payment due on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution will be retained by the Seller. For the month of substitution, distributions to the Purchaser will include the Monthly Payment due on such Deleted Mortgage Loan in the month of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received by the Seller in respect of such Deleted Mortgage Loan. Upon such substitution, the Qualified Substitute Mortgage Loans shall be subject to the terms of this Agreement in all respects, and the Seller shall be deemed to have made with respect to such Qualified Substitute Mortgage Loan or Loans as of the date of substitution, the covenants, representations and warranties set forth in Section 5.

It is understood and agreed that the representations and warranties set forth in Section 5 shall survive delivery of the respective Mortgage Files to the Trustee on behalf of the Purchaser.

It is understood and agreed that (i) the obligations of the Seller set forth in this Section 6 to cure, repurchase and substitute for a defective Mortgage Loan and (ii) the obligations of the Seller as provided in the next sentence constitute the sole remedies of the Purchaser respecting a missing or defective document or a breach of the representations and warranties contained in Section 5. The Seller shall indemnify the Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the representations and warranties contained in Section 5 of this Agreement.

SECTION 7.  Closing; Payment for the Mortgage Loans. The closing of the purchase and sale of the Mortgage Loans shall be held at the New York City office of Thacher Proffitt & Wood llp at 10:00 AM New York City time on the Closing Date.

The closing shall be subject to each of the following conditions:

(a)  All of the representations and warranties of the Seller under this Agreement shall be true and correct in all material respects as of the date as of which they are made and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement;

(b)  The Purchaser shall have received, or the attorneys of the Purchaser shall have received in escrow (to be released from escrow at the time of closing), all Closing Documents as specified in Section 8 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the respective terms thereof;

(c)  The Seller shall have delivered or caused to be delivered and released to the Purchaser or to its designee, all documents (including without limitation, the Mortgage Loans) required to be so delivered by the Purchaser; and

(d)  All other terms and conditions of this Agreement shall have been complied with.

Subject to the foregoing conditions, the Purchaser shall deliver or cause to be delivered to the Seller on the Closing Date, against delivery and release by the Seller to the Trustee of all documents required pursuant to the Pooling and Servicing Agreement, the consideration for the Mortgage Loans as specified in Section 3 of this Agreement, by delivery to the Seller of the Mortgage Loan Purchase Price.

SECTION 8.  Closing Documents. Without limiting the generality of Section 7 hereof, the closing shall be subject to delivery of each of the following documents:

(a)  An Officers’ Certificate of the Seller, dated the Closing Date, upon which the Purchaser and Citigroup Global Markets Inc. (the “Underwriter”) may rely, in a form acceptable to the Purchaser;

(b)  A Secretary’s Certificate of the Seller, dated the Closing Date, upon which the Purchaser and the Underwriter may rely, in a form acceptable to the Purchaser, and attached thereto copies of the certificate of incorporation, by-laws and certificate of good standing of the Seller;

(c)  An Opinion of Counsel of the Seller, dated the Closing Date and addressed to the Purchaser and the Underwriter, in a form acceptable to the Purchaser;

(d)  Such opinions of counsel as the Rating Agencies or the Trustee may request in connection with the sale of the Mortgage Loans by the Seller to the Purchaser or the Seller’s execution and delivery of, or performance under, this Agreement;

(e)  A letter from Deloitte & Touche L.L.P., certified public accountants, dated the date hereof and to the effect that they have performed certain specified procedures as a result of which they determined that certain information of an accounting, financial or statistical nature set forth in the Purchaser’s Prospectus Supplement, dated February 15, 2007, agrees with the records of the Seller;

(f)  [Reserved]; and

(g)  Such further information, certificates, opinions and documents as the Purchaser or the Underwriter may reasonably request.

SECTION 9.  Costs. The Seller shall pay (or shall reimburse the Purchaser or any other Person to the extent that the Purchaser or such other Person shall pay) all necessary and reasonable costs and expenses incurred directly in delivering this Agreement, the Pooling and Servicing Agreement, the Certificates, the prospectus, prospectus supplement and any private placement memorandum relating to the Certificates and other related documents, the fees and expenses of the Purchaser’s counsel in connection with the preparation of all documents relating to the securitization of the Mortgage Loans, the filing fee charged by the Securities and Exchange Commission for registration of the Certificates, the fees charged by any rating agency to rate the Certificates and the ongoing expenses of the Rating Agencies. All other costs and expenses in connection with the transactions contemplated hereunder shall be borne by the party incurring such expense.

SECTION 10.  [Reserved].

SECTION 11.  Mandatory Delivery; Grant of Security Interest. The sale and delivery on the Closing Date of the Mortgage Loans described on the Mortgage Loan Schedule in accordance with the terms and conditions of this Agreement is mandatory. It is specifically understood and agreed that each Mortgage Loan is unique and identifiable on the date hereof and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser in the event of the Seller’s failure to deliver the Mortgage Loans on or before the Closing Date. The Seller hereby grants to the Purchaser a lien on and a continuing security interest in the Seller’s interest in each Mortgage Loan and each document and instrument evidencing each such Mortgage Loan to secure the performance by the Seller of its obligation hereunder, and the Seller agrees that it holds such Mortgage Loans in custody for the Purchaser, subject to the Purchaser’s (i) right, prior to the Closing Date, to reject any Mortgage Loan to the extent permitted by this Agreement and (ii) obligation to deliver or cause to be delivered the consideration for the Mortgage Loans pursuant to Section 7 hereof. Any Mortgage Loans rejected by the Purchaser shall concurrently therewith be released from the security interest created hereby. The Seller agrees that, upon acceptance of the Mortgage Loans by the Purchaser or its designee and delivery of payment to the Seller, that its security interest in the Mortgage Loans shall be released. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

Notwithstanding the foregoing, if on the Closing Date, each of the conditions set forth in Section 7 hereof shall have been satisfied and the Purchaser shall not have paid or caused to be paid the Mortgage Loan Purchase Price, or any such condition shall not have been waived or satisfied and the Purchaser determines not to pay or cause to be paid the Mortgage Loan Purchase Price, the Purchaser shall immediately effect the redelivery of the Mortgage Loans, if delivery to the Purchaser has occurred and the security interest created by this Section 11 shall be deemed to have been released.

SECTION 12.  Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered to or mailed by registered mail, postage prepaid, or transmitted by telex or telegraph and confirmed by a similar mailed writing, if to the Purchaser, addressed to the Purchaser at 390 Greenwich Street, 4th Floor, New York, New York 10013, Attention: Mortgage Finance Group, or such other address as may hereafter be furnished to the Seller in writing by the Purchaser, and if to the Seller, addressed to the Seller at 390 Greenwich Street, 4th Floor, New York, New York 10013, Attention: Mortgage Finance Group, or such other address as may hereafter be furnished to the Purchaser in writing by the Seller.

SECTION 13.  Severability of Provisions. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof.

SECTION 14.  Agreement of Parties. The Seller and the Purchaser each agree to execute and deliver such instruments and take such actions as either of the others may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement and the Pooling and Servicing Agreement.

SECTION 15.  Survival. The Seller agrees that the representations, warranties and agreements made by it herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by the Purchaser, notwithstanding any investigation heretofore or hereafter made by the Purchaser or on its behalf, and that the representations, warranties and agreements made by the Seller herein or in any such certificate or other instrument shall survive the delivery of and payment for the Mortgage Loans and shall continue in full force and effect, notwithstanding any restrictive or qualified endorsement on the Mortgage Notes and notwithstanding subsequent termination of this Agreement, the Pooling and Servicing Agreement or the Trust Fund.

SECTION 16.  GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS, DUTIES, OBLIGATIONS AND RESPONSIBILITIES OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS (INCLUDING THE CHOICE OF LAW PROVISIONS) AND DECISIONS OF THE STATE OF NEW YORK. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

SECTION 17.  Miscellaneous. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by the Seller to the Purchaser as provided in Section 4 hereof be, and be construed as, a sale of the Mortgage Loans by the Seller to the Purchaser and not as a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the aforementioned intent of the parties, the Mortgage Loans are held to be property of the Seller, then, (a) it is the express intent of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller and (b) (1) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the New York Uniform Commercial Code; (2) the conveyance provided for in Section 4 hereof shall be deemed to be a grant by the Seller to the Purchaser of a security interest in all of the Seller’s right, title and interest in and to the Mortgage Loans and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including without limitation all amounts, other than investment earnings, from time to time held or invested in the Collection Account whether in the form of cash, instruments, securities or other property; (3) the possession by the Purchaser or its agent of Mortgage Notes, the related Mortgages and such other items of property that constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-305 of the New York Uniform Commercial Code; and (4) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Purchaser pursuant to Section 4(d) hereof shall also be deemed to be an assignment of any security interest created hereby. The Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement and the Pooling and Servicing Agreement.

SECTION 18.  Indemnification. The Seller shall indemnify and hold harmless each of (i) the Purchaser, (ii) Citigroup Global Markets Inc. and (iii) each person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act of 1933, as amended (the “1933 Act”) ((i) through (iii) collectively, the “Indemnified Party”) against any and all losses, claims, expenses, damages or liabilities to which the Indemnified Party may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, expenses, damages or liabilities (or actions in respect thereof) arise out of, are based upon, or result from, a breach by the Seller of any of the representations and warranties made by the Seller herein, it being understood that the Purchaser has relied upon such representations and warranties.

IN WITNESS WHEREOF, the Purchaser and the Seller have caused their names to be signed by their respective officers thereunto duly authorized as of the date first above written.

CITIGROUP MORTGAGE LOAN TRUST INC.

By:

Name: Title:

CITIGROUP GLOBAL MARKETS REALTY CORP.

By:

Name: Title:

EXHIBIT A

Representation and Warranties with respect to the Mortgage Loans

All capitalized terms in this Exhibit A shall have the meanings ascribed to them in the Mortgage Loan Purchase and Interim Servicing Agreement, dated December 28, 2004, between Citigroup Global Markets Realty Corp. (“CGMRC”) and Ameriquest Mortgage Company (“Ameriquest”), as amended; provided, however, that the terms “Mortgage Loan Schedule” and “Originators” shall have the meanings ascribed to them in the Pooling and Servicing Agreement and the terms “Seller” and “Purchaser” shall have the meanings ascribed to them herein.

1. The information set forth in the Mortgage Loan Schedule is complete, true and correct as of the Cut-off Date;

2. [Reserved];

3. As of the Closing Date, the Company has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property, directly, for the payment of any amount required by the Mortgage Note or Mortgage, and no Mortgage Loan has been delinquent for more than thirty (30) days in the prior twelve (12) months;

4. As of the Closing Date, there are no delinquent taxes or insurance premiums affecting the related Mortgaged Property;

5. As of the Closing Date, the terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, recorded in the applicable public recording office if necessary to maintain the lien priority of the Mortgage, and which have been delivered to the Trustee; the substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required by the related policy, and is reflected on the Mortgage Loan Schedule. No instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by the policy, and which assumption agreement has been delivered to the Trustee and the terms of which are reflected in the Mortgage Loan Schedule;

6. The Mortgage Note and the Mortgage are not subject to any valid right of rescission, set-off, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Mortgage Note and the Mortgage, or the exercise of any right thereunder, render the Mortgage unenforceable, in whole or in part, or subject to any such valid right of rescission, set-off, counterclaim or defense, including the defense of usury and no such valid right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

7. As of the Closing Date, all buildings upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, pursuant to insurance policies conforming to the requirements of the Servicing Addendum. All such insurance policies contain a standard mortgagee clause naming the related Originator, its successors and assigns as mortgagee and all premiums thereon are paid current. If upon origination of the Mortgage Loan, the Mortgaged Property was in an area identified on a Flood Hazard Map or Flood Insurance Rate Map issued by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect which policy conforms to the requirements of Fannie Mae and Freddie Mac. Except as may otherwise be limited by applicable law, the Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to maintain such insurance at Mortgagor’s cost and expense and to seek reimbursement therefor from the Mortgagor;

8. Any and all requirements of any federal, state or local law including, without limitation, usury, truth in lending, real estate settlement procedures, consumer credit protection, equal credit opportunity, disclosure laws and/or all predatory and abusive lending laws applicable to the origination and servicing of the Mortgage Loan have been complied with. Any and all disclosure statements required to be made by the Mortgagor relating to such requirements are and will remain in the Mortgage File;

9. As of the Closing Date, the Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release;

10. The Mortgage creates a valid first or second lien, as applicable, in the related Mortgaged Property as reflected on the Mortgage Loan Schedule;

11. The related Mortgage is a valid, existing and enforceable first or second lien, as applicable, on the related Mortgaged Property, including all improvements on the related Mortgaged Property subject only to (i) the lien of current real property taxes and assessments not yet due and payable, (ii) covenants, conditions and restrictions, rights of way, easements, mineral right reservations and other matters of the public record as of the date of recording of such Mortgage being acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the related Originator of the related Mortgage Loan and which do not adversely affect the Appraised Value of the related Mortgaged Property and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the related Mortgage or the use, enjoyment, value (as determined by Appraised Value) or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein;

12. The Mortgage Note and the related Mortgage are genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms;

13. All parties to the Mortgage Note and the Mortgage had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties. The Mortgagor is a natural person, at least one Mortgagor is a party to the Mortgage Note, and the Mortgage is in an individual capacity;

14. Excluding any Mortgage Loan subject to an escrow holdback, the proceeds of the Mortgage Loan have been fully disbursed to or for the account of the Mortgagor and there is no obligation for the Mortgagee to advance additional funds thereunder and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage have been paid, and the Mortgagor is not currently entitled to any refund of any amounts paid or due to the Mortgagee pursuant to the Mortgage Note or Mortgage;

15. [Reserved];

16. As of the Closing Date, all parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) in compliance with any and all applicable “doing business” and licensing requirements of the laws of the state wherein the Mortgaged Property is located;

17. The Mortgage Loan is covered by an ALTA lender’s title insurance policy and, in the case of an Adjustable Rate Mortgage Loan, with an adjustable rate mortgage endorsement, such endorsement substantially in the form of ALTA Form 6.0 or 6.1, issued by a title insurer and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Interim Servicer, its successors and assigns as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and, with respect to an Adjustable Rate Mortgage Loan, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress to and from the Mortgaged Property, and against encroachments by or upon the Mortgaged Property or any interest therein. The related Originator and its successors and assigns is the sole insured of such lender’s title insurance policy, and such lender’s title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. Such lender’s title insurance policy does not require the consent of or notification to the related insurer for assignment to the Purchaser.

18. As of the Closing Date, no claims have been made under such lender’s title insurance policy, and no prior holder of the related Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy;

19. As of the Closing Date, there is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration; and as of the Closing Date, the Company or the Interim Servicer has not waived any default, breach, violation or event of acceleration. For purposes of the foregoing, a delinquent payment of less than thirty (30) days on a Mortgage Loan in and of itself does not constitute a default, breach, violation or event of acceleration with respect to such Mortgage Loan.

20. As of the Closing Date, there are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such lien) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

21. All improvements which were considered in determining the Appraised Value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. Each appraisal has been performed in accordance with the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989;

22. The Mortgage Loan was (i) originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, mortgage banker, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority or (ii) acquired by the Company or its affiliates directly through loan brokers or correspondents such that (a) the Mortgage Loan was originated in conformity with the Underwriting Guidelines and (b) the Company or its affiliates approved the Mortgage Loan prior to funding;

23. Principal payments on the Mortgage Loan are scheduled to commence no more than sixty days after the proceeds of the Mortgage Loan are disbursed. The Mortgage Loan bears interest at the Mortgage Interest Rate. The Mortgage Note is payable on the first day of each month in Monthly Payments. Interest on the Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve 30-day months. The Mortgage Note does not permit negative amortization;

24. The origination and collection practices used by the Company and the Interim Servicer, as applicable, with respect to each Mortgage Note and Mortgage have been in all respects legal, proper, reasonable and customary in the mortgage origination and servicing industry. The Mortgage Loan has been serviced by the Servicer, the Interim Servicer and any predecessor servicer in accordance with the terms of the Mortgage Note and applicable law. With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control with, the Servicer or the Interim Servicer, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. No escrow deposits or Escrow Payments or other charges or payments due the Servicer or the Interim Servicer have been capitalized under any Mortgage or the related Mortgage Note;

25. As of the Closing Date, the Mortgaged Property is free of material damage and waste and there is no proceeding pending for the total or partial condemnation thereof;

26. The Mortgage and related Mortgage Note contain customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. As of the Closing Date, since the date of origination of the Mortgage Loan, the Mortgaged Property has not been subject to any bankruptcy proceeding or foreclosure proceeding and the Mortgagor has not filed for protection under applicable bankruptcy laws. There is no homestead or other exemption available to the Mortgagor, which would materially interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage. As of the Closing Date, the Mortgagor has not notified the Servicer, the Interim Servicer or the Company and the Company, the Servicer or the Interim Servicer has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act formerly known as the Soldiers and Sailors Civil Relief Act of 1940;

27. The related Mortgaged Property is not a leasehold estate or, if such Mortgaged Property is a leasehold estate, the remaining term of such lease is at least five (5) years greater than the remaining term of the related Mortgage Note;

28. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage referred to above;

29. The Mortgage File contains an appraisal or insured AVM of the related Mortgaged Property made prior to the approval of the Mortgage Loan. In the case of an appraisal it was made by a staff or third party qualified appraiser who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, whose compensation is not affected by the approval or disapproval of the Mortgage Loan, for whom no conflict of interest is present and who met the minimum qualifications of USPAP;

30. In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor;

31. No Mortgage Loan contains provisions pursuant to which Monthly Payments are (i) paid or partially paid with funds deposited in any separate account established by the Company, the Mortgagor, or anyone on behalf of the Mortgagor, (ii) paid by any source other than the Mortgagor or (iii) contains any other similar provisions which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

32. The Mortgagor has received all disclosure materials required by applicable law with respect to the making of a Refinanced Mortgage Loan, and evidence of such receipt is and will remain in the Mortgage File;

33. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered with respect to each Mortgage Loan pursuant to the Pooling and Servicing Agreement, have been delivered to the Trustee all in compliance with the specific requirements of the Pooling and Servicing Agreement;

34. As of the Closing Date, the Mortgaged Property is lawfully occupied under applicable law and if it is the borrower’s primary residence is not vacant within ninety (90) days of the Closing Date (with notice from and proof of such vacancy by the Purchaser); all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy, have been made or obtained from the appropriate authorities;

35. The Assignment of Mortgage, is in recordable form and (other than with respect to the blank assignee and the lack of mortgage recordation information) is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. When endorsed as provided for in this Agreement, the Mortgage Notes will be duly endorsed under applicable law;

36. Any principal advances made to the Mortgagor prior to the Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term;

37. No Mortgage Loan has a balloon payment feature;

38. If the Residential Dwelling on the Mortgaged Property is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is not ineligible under Fannie Mae’s eligibility requirements;

39. [Reserved];

40. Each Mortgage Loan constitutes a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code;

41. As of the Closing Date, no Mortgage Loan has an LTV of more than 100%;

42. No Mortgage Loan is a “high cost” mortgage loan, as defined under any applicable state, local or federal predatory and abusive lending laws, including, but not limited to, the Georgia Fair Lending Act and Section 6 L of the New York State Banking Law;

43. [Reserved];

44. [Reserved];

45. [Reserved];

46. The Mortgage Loans are not subject to the requirement of the Home Ownership and Equity Protection Act of 1994 (“HOEPA”) and no Mortgage Loan is subject to, or in violation of, any applicable state or local law, ordinance or regulation similar to HOEPA and (2) (i) no Mortgage Loan is a “high cost” loan as defined by HOEPA or any other applicable predatory or abusive lending laws and (ii) no Mortgage Loan is a “high cost home”, “covered” (excluding home loans defined as “covered home loans” pursuant to clause (1) of the definition of that term in the New Jersey Home Ownership Security Act of 2002), “high risk home” or “predatory” loan under any other applicable state, federal or local law (or similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for resident mortgage loans having high interest rates, points and/or fees);

47. [Reserved];

48. With respect to each Mortgage Loan subject to a Prepayment Charge, such Prepayment Charge, at the time of the origination of the related Mortgage Loan, is enforceable and in compliance with all applicable local, state and federal law (except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally or the collectability thereof may be limited due to acceleration in connection with a foreclosure);

49. [Reserved];

50. As of the Closing Date, the Mortgaged Property is being primarily used as a Residential Dwelling for residential purposes;

51. The Company has obtained a life of loan, transferable real estate tax service contract on each Mortgage Loan and such contract is assignable without penalty, premium or cost to the Purchaser;

52. The Company has obtained a life of loan, transferable flood certification contract for each Mortgage Loan and such contract is assignable without penalty, premium or cost to the Purchaser;

53. The Mortgage Loans conform in all material respects to the Underwriting Guidelines;

54. No Mortgage Loan originated on or after October 1, 2002 and before March 7, 2003 is secured by a Mortgaged Property located in the State of Georgia; No Mortgage Loan that was originated on or after March 7, 2003, is a “high-cost home loan” as defined under the Georgia Fair Lending Act;

55. No proceeds from any Mortgage Loan were used to finance single-premium credit insurance policies;

56. No subprime Mortgage Loan originated on or after October 1, 2002 will impose a Prepayment Charge for a term in excess of three years; No Mortgage Loan originated prior to such date nor any non-subprime Mortgage Loan will impose prepayment charges in excess of five years;

57. In connection with any Mortgage Loan, the Interim Servicer has fully furnished, and will fully furnish in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company, on a monthly basis;

58. No Mortgage Loan is a “high cost”, “covered” or similarly classified loans as defined by the applicable federal, state or local predatory and abusive lending laws nor is any loan a High Cost Loan or Covered Loan, as applicable (as such terms are defined in the then current Standard & Poor’s LEVELS Glossary Revised, Appendix E);

59. No fraud was committed in connection with the origination of any Mortgage Loan; provided, however, the Seller does not represent or warrant the accuracy of the qualifying income stated (provided that such stated income is not grossly unreasonable when considering all relevant factors relating to such Mortgagor, including without limitation, geographic area, unique expertise, years in the field of employment, etc) by the related Mortgagor(s) in connection with a Mortgage Loan that does not require income verification as defined in the Underwriting Guidelines;

60. [Reserved];

61. The Mortgage Loan was not prepaid in full prior to the Closing Date and the Seller has not received written notification from the Mortgagor that a prepayment in full will be made following the Closing Date;

62. [Reserved];

63. With respect to any Mortgage Loan or the underlying security related thereto, neither the related Mortgage nor the related Mortgage Note requires the Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way thereto; and

64. [Reserved].

EXHIBIT E

REQUEST FOR RELEASE

TO:         Citibank, N.A.
5280 Corporate Drive
MS 0052
Frederick, MD 21703

Re:
Pooling and Servicing Agreement dated as of March 1, 2007, among Citigroup Mortgage Loan Trust Inc., as Depositor, Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP as Servicers, Wells Fargo Bank, N.A. as Master Servicer and as Trust Administrator and U.S. Bank National Association as Trustee

In connection with the administration of the Mortgage Loans held by you as Custodian for the Owner pursuant to the above-captioned Agreement, we request the release, and hereby acknowledge receipt, of the Trustee's Mortgage File for the Mortgage Loan described below, for the reason indicated.

Mortgage Loan Number:
Mortgagor Name, Address & Zip Code:

Reason for Requesting Documents (check one):

______________	1.	Mortgage Paid in Full

______________	2.	Foreclosure

______________	3.	Substitution

______________	4.	Other Liquidation (Repurchases, etc.)

______________	5.	Nonliquidation

Reason:______________________________________________

Address to which [Custodian][Trustee] should
Deliver the [Custodian's][Trustee’s] Mortgage File:

[____________]
[____________]

By:
Name:
Title:

Issuer:

Address:

Date:

Trustee

U.S. BANK NATIONAL ASSOCIATION

Please acknowledge the execution of the above request by your signature and date below:

Signature	Date

Documents returned to Trustee:

Trustee	Date

EXHIBIT F-1

FORM OF TRANSFEROR REPRESENTATION LETTER

[Date]

Wells Fargo Bank, N.A.
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Attn: Transfer Unit: CMLTI 2007-AMC2

Re:	Citigroup Mortgage Loan Trust Inc., Asset-Backed Pass-Through Certificates, Series 2007-AMC2, Class , representing a % Class Percentage Interest

Ladies and Gentlemen:

In connection with the transfer by ________________ (the “Transferor”) to ________________ (the “Transferee”) of the captioned mortgage pass-through certificates (the “Certificates”), the Transferor hereby certifies as follows:

Neither the Transferor nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) has solicited any offer to buy or to accept a pledge, disposition or other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) has otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) has made any general solicitation by means of general advertising or in any other manner, (e) has taken any other action, that (in the case of each of subclauses (a) through (e) above) would constitute a distribution of the Certificates under the Securities Act of 1933, as amended (the “1933 Act”), or would render the disposition of any Certificate a violation of Section 5 of the 1933 Act or any state securities law or would require registration or qualification pursuant thereto. The Transferor will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to any Certificate. The Transferor will not sell or otherwise transfer any of the Certificates, except in compliance with the provisions of that certain Pooling and Servicing Agreement dated as of March 1, 2007, among Citigroup Mortgage Loan Trust Inc., as Depositor, Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP as Servicers, Wells Fargo Bank, N.A. as Master Servicer and Trust Administrator and U.S. Bank National Association as Trustee (the “Pooling and Servicing Agreement”), pursuant to which Pooling and Servicing Agreement the Certificates were issued.

Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement.

Very truly yours,

[Transferor]

By:
Name:
Title:

FORM OF TRANSFEREE REPRESENTATION LETTER

[Date]

Well Fargo Bank, N.A.
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Attn: Transfer Unit: CMLTI 2007-AMC2

Citibank N.A.
Collateral Management Group
333 West 34th Street, 2nd FL
New York, NY 10001

Re:	Citigroup Mortgage Loan Trust Inc., Asset-Backed Pass-Through Certificates, Class, Series 2007-AMC2, representing a % Percentage Interest
Ladies and Gentlemen:

In connection with the purchase from ______________________ (the “Transferor”) on the date hereof of the captioned trust certificates (the “Certificates”), _______________ (the “Transferee”) hereby certifies as follows:

1. The Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A (“Rule 144A”) under the Securities Act of 1933 (the “1933 Act”) and has completed either of the forms of certification to that effect attached hereto as Annex 1 or Annex 2. The Transferee is aware that the sale to it is being made in reliance on Rule 144A. The Transferee is acquiring the Certificates for its own account or for the account of a qualified institutional buyer, and understands that such Certificate may be resold, pledged or transferred only (i) to a person reasonably believed to be a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the 1933 Act.

2. The Transferee has been furnished with all information regarding (a) the Certificates and distributions thereon, (b) the nature, performance and servicing of the Mortgage Loans, (c) the Pooling and Servicing Agreement referred to below, and (d) any credit enhancement mechanism associated with the Certificates, that it has requested.

3. With respect to a transfer of the Class CE Certificates, the Transferee agrees to provide to the Trust Administrator and the Interest Risk Cap Provider the appropriate tax certification form (i.e. IRS Form W-9 or IRS Form W-8BEN, W-8IMY or W-8ECI, as applicable (or any successor form thereto)), and agrees to update such forms (i) upon expiration of any such form, (ii) as required under then applicable U.S. Treasury regulations and (iii) promptly upon learning that any IRS Form W-9 or IRS Form W-8BEN, W-8IMY or W-8ECI, as applicable (or any successor form thereto), has become obsolete or incorrect. In addition, if the transfer contemplated hereby causes the Net WAC Rate Carryover Reserve Account or the Cap Account to be beneficially owned by two or more persons for federal income tax purposes, or continue to be so treated, (a) each Transferee shall comply with the foregoing conditions, (b) the proposed majority Holder of the Class CE Certificates (or each Holder, if there is or would be no majority Holder) (A) shall provide, or cause to be provided, on behalf of the Net WAC Rate Carryover Reserve Account or the Cap Account the appropriate tax certification form that would be required from the Net WAC Rate Carryover Reserve Account or the Cap Account to eliminate any withholding or deduction for taxes from amounts payable by the Interest Risk Cap Provider, pursuant to the Interest Rate Cap Agreement, to the Trust Administrator and the Interest Risk Cap Provider on behalf of the Net WAC Rate Carryover Reserve Account or the Cap Account (i.e. IRS Form W-9 or IRS Form W-8BEN, W-8IMY or W-8ECI, as applicable (or any successor form thereto) as a condition to transfer, together with any applicable attachments) and (B) each Transferee agrees to update such form (x) upon expiration of any such form, (y) as required under then applicable U.S. Treasury regulations and (z) promptly upon learning that such form has become obsolete or incorrect.

The Transferee hereby authorizes the Trust Administrator to provide any such tax certification form to the Interest Risk Cap Provider, upon its request, solely to the extent the Interest Risk Cap Provider has not received such IRS Form directly from the Holder of the Class CE Certificates. Each Holder of a Class CE Certificate by its purchase of such Certificate is deemed to consent to any such IRS Form being so forwarded. Upon the request of the Interest Risk Cap Provider, the Trust Administrator shall be required to forward any tax certification received by it to the Interest Risk Cap Provider at the last known address provided to it, and, subject to Section 8.01 of the Pooling and Servicing Agreement, shall not be liable for the receipt of such tax certification by the Interest Risk Cap Provider nor any action taken or not taken by the Interest Risk Cap Provider with respect to such tax certification. Any purported sales or transfers of the Class CE Certificate to a Transferee which does not comply with the requirements of the preceding paragraph shall be deemed null and void under the Pooling and Servicing Agreement. The Trust Administrator shall have no duty to take any action to correct any misstatement or omission in any tax certification provided to it by the Holder of the Class CE Certificates and forwarded to the Interest Risk Cap Provider.

All capitalized terms used but not otherwise defined herein have the respective meanings assigned thereto in the Pooling and Servicing Agreement dated as of March 1, 2007, among Citigroup Mortgage Loan Trust Inc., as Depositor, Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP as Servicers, Wells Fargo Bank, N.A. as Master Servicer and as Trust Administrator and U.S. Bank National Association as Trustee, pursuant to which the Certificates were issued.

[Transferee]

By:
Name:
Title:

ANNEX 1 TO EXHIBIT F
QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

[For Transferees Other Than Registered Investment Companies]

The undersigned hereby certifies as follows to [name of Transferor] (the “Transferor”) and Wells Fargo Bank, N.A., as Trust Administrator, with respect to the mortgage pass-through certificates (the “Certificates”) described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

1.	As indicated below, the undersigned is the President, Chief Financial Officer, Senior Vice President or other executive officer of the entity purchasing the Certificates (the “Transferee”).

2.
In connection with purchases by the Transferee, the Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933 (“Rule 144A”) because (i) the Transferee owned and/or invested on a discretionary basis $______________________[1]  in securities (except for the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

___
CORPORATION, ETC. The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986.

___
BANK. The Transferee (a) is a national bank or banking institution organized under the laws of any State, territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto.

___
SAVINGS AND LOAN. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least

___	BROKER-DEALER. The Transferee is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934.

___
INSURANCE COMPANY. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, territory or the District of Columbia.

___
STATE OR LOCAL PLAN. The Transferee is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

___	ERISA PLAN. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

___	INVESTMENT ADVISOR. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940.

3.
The term “SECURITIES” as used herein DOES NOT INCLUDE (i) securities of issuers that are affiliated with the Transferee, (ii) securities that are part of an unsold allotment to or subscription by the Transferee, if the Transferee is a dealer, (iii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iv) bank deposit notes and certificates of deposit, (v) loan participations, (vi) repurchase agreements, (vii) securities owned but subject to a repurchase agreement and (viii) currency, interest rate and commodity swaps.

4.
For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, the Transferee used the cost of such securities to the Transferee and did not include any of the securities referred to in the preceding paragraph. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of the Transferee, but only if such subsidiaries are consolidated with the Transferee in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Transferee's direction. However, such securities were not included if the Transferee is a majority-owned, consolidated subsidiary of another enterprise and the Transferee is not itself a reporting company under the Securities Exchange Act of 1934.

5.
The Transferee acknowledges that it is familiar with Rule 144A and understands that the Transferor and other parties related to the Certificates are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule 144A.

___ Yes	___ No	Will the Transferee be purchasing the Certificates only for the Transferee's own account?

6.
If the answer to the foregoing question is “no”, the Transferee agrees that, in connection with any purchase of securities sold to the Transferee for the account of a third party (including any separate account) in reliance on Rule 144A, the Transferee will only purchase for the account of a third party that at the time is a “qualified institutional buyer” within the meaning of Rule 144A. In addition, the Transferee agrees that the Transferee will not purchase securities for a third party unless the Transferee has obtained a current representation letter from such third party or taken other appropriate steps contemplated by Rule 144A to conclude that such third party independently meets the definition of “qualified institutional buyer” set forth in Rule 144A.

7.
The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee's purchase of the Certificates will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties updated annual financial statements promptly after they become available.

Dated:

Print Name of Transferee

By:
Name:
Title:

1 Transferee must own and/or invest on a discretionary basis at least $100,000,000 in securities unless Transferee is a dealer, and, in that case, Transferee must own and/or invest on a discretionary basis at least $10,000,000 in securities. $25,000,000 as demonstrated in its latest annual financial statements, A COPY OF WHICH IS ATTACHED HERETO.

ANNEX 2 TO EXHIBIT F

QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

[For Transferees That Are Registered Investment Companies]

The undersigned hereby certifies as follows to [name of Transferor] (the “Transferor”) and Wells Fargo Bank, N.A., as Trust Administrator, with respect to the mortgage pass- through certificates (the “Certificates”) described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

1.  As indicated below, the undersigned is the President, Chief Financial Officer or Senior Vice President of the entity purchasing the Certificates (the “Transferee”) or, if the Transferee is a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act of 1933 (“Rule 144A”) because the Transferee is part of a Family of Investment Companies (as defined below), is such an officer of the investment adviser (the “Adviser”).

2.  In connection with purchases by the Transferee, the Transferee is a “qualified institutional buyer” as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, and (ii) as marked below, the Transferee alone, or the Transferee's Family of Investment Companies, owned at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of Investment Companies, the cost of such securities was used.

____ The Transferee owned $___________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

____ The Transferee is part of a Family of Investment Companies which owned in the aggregate $______________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

3.  The term “FAMILY OF INVESTMENT COMPANIES” as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

4.  The term “SECURITIES” as used herein does not include (i) securities of issuers that are affiliated with the Transferee or are part of the Transferee's Family of Investment Companies, (ii) securities issued or guaranteed by the U.S. or any instrumentality thereof, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps.

5.  The Transferee is familiar with Rule 144A and understands that the parties to which this certification is being made are relying and will continue to rely on the statements made herein because one or more sales to the Transferee will be in reliance on Rule 144A. In addition, the Transferee will only purchase for the Transferee's own account.

6.  The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's purchase of the Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.

Dated:

Print Name of Transferee or Advisor

By:
Name:
Title:

IF AN ADVISER:

Print Name of Transferee

FORM OF TRANSFEREE REPRESENTATION LETTER

The undersigned hereby certifies on behalf of the purchaser named below (the “Purchaser”) as follows:

1.	I am an executive officer of the Purchaser.

2.	The Purchaser is a “qualified institutional buyer”, as defined in Rule 144A, (“Rule 144A”) under the Securities Act of 1933, as amended.

3.
As of the date specified below (which is not earlier than the last day of the Purchaser's most recent fiscal year), the amount of “securities”, computed for purposes of Rule 144A, owned and invested on a discretionary basis by the Purchaser was in excess of $100,000,000.

Name of Purchaser

By:
Name:
Title:

Date of this certificate:
Date of information provided in paragraph 3

EXHIBIT F-2

FORM OF RESIDUAL CERTIFICATE TRANSFER AFFIDAVIT

STATE OF	)
	)	ss.:
COUNTY OF	)

The undersigned, being first duly sworn, deposes and says as follows:

1.  The undersigned is an officer of the proposed Transferee of an Ownership Interest in a Residual Certificate (the “Certificate”) issued pursuant to the Pooling and Servicing Agreement dated as of March 1, 2007 (the “Agreement”), among Citigroup Mortgage Loan Trust Inc., as depositor (the “Depositor”), Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP as Servicers, (the “Servicers”), Wells Fargo Bank, N.A. as master servicer (the “Master Servicer”) and as trust administrator (the “Trust Administrator”) and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms used, but not defined herein or in Exhibit 1 hereto, shall have the meanings ascribed to such terms in the Agreement. The Transferee has authorized the undersigned to make this affidavit on behalf of the Transferee for the benefit of the Depositor and the Trustee.

2.  The Transferee is, as of the date hereof, and will be, as of the date of the Transfer, a Permitted Transferee. The Transferee is acquiring its Ownership Interest in the Certificate for its own account. The Transferee has no knowledge that any such affidavit is false.

3.  The Transferee has been advised of, and understands that (i) a tax will be imposed on Transfers of the Certificate to Persons that are not Permitted Transferees; (ii) such tax will be imposed on the transferor, or, if such Transfer is through an agent (which includes a broker, nominee or middleman) for a Person that is not a Permitted Transferee, on the agent; and (iii) the Person otherwise liable for the tax shall be relieved of liability for the tax if the subsequent Transferee furnished to such Person an affidavit that such subsequent Transferee is a Permitted Transferee and, at the time of Transfer, such Person does not have actual knowledge that the affidavit is false.

4.  The Transferee has been advised of, and understands that a tax will be imposed on a “pass-through entity” holding the Certificate if at any time during the taxable year of the pass-through entity a Person that is not a Permitted Transferee is the record holder of an interest in such entity. The Transferee understands that such tax will not be imposed for any period with respect to which the record holder furnishes to the pass-through entity an affidavit that such record holder is a Permitted Transferee and the pass-through entity does not have actual knowledge that such affidavit is false. (For this purpose, a “pass-through entity” includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives and, except as may be provided in Treasury Regulations, persons holding interests in pass-through entities as a nominee for another Person.)

5.  The Transferee has reviewed the provisions of Section 5.02(d) of the Agreement and understands the legal consequences of the acquisition of an Ownership Interest in the Certificate including, without limitation, the restrictions on subsequent Transfers and the provisions regarding voiding the Transfer and mandatory sales. The Transferee expressly agrees to be bound by and to abide by the provisions of Section 5.02(d) of the Agreement and the restrictions noted on the face of the Certificate. The Transferee understands and agrees that any breach of any of the representations included herein shall render the Transfer to the Transferee contemplated hereby null and void.

6.  The Transferee agrees to require a Transfer Affidavit from any Person to whom the Transferee attempts to Transfer its Ownership Interest in the Certificate, and in connection with any Transfer by a Person for whom the Transferee is acting as nominee, trustee or agent, and the Transferee will not Transfer its Ownership Interest or cause any Ownership Interest to be Transferred to any Person that the Transferee knows is not a Permitted Transferee. In connection with any such Transfer by the Transferee, the Transferee agrees to deliver to the Trust Administrator a certificate substantially in the form set forth as Exhibit L to the Agreement (a “Transferor Certificate”) to the effect that such Transferee has no actual knowledge that the Person to which the Transfer is to be made is not a Permitted Transferee.

7.  The Transferee has historically paid its debts as they have come due, intends to pay its debts as they come due in the future, and understands that the taxes payable with respect to the Certificate may exceed the cash flow with respect thereto in some or all periods and intends to pay such taxes as they become due. The Transferee does not have the intention to impede the assessment or collection of any tax legally required to be paid with respect to the Certificate.

8.  The Transferee’s taxpayer identification number is ___________.

9.  The Transferee is a U.S. Person as defined in Code Section 7701(a)(30).

10.  The Transferee is aware that the Certificate may be a “noneconomic residual interest” within the meaning of proposed Treasury regulations promulgated pursuant to the Code and that the transferor of a noneconomic residual interest will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer was to impede the assessment or collection of tax.

11.  The Transferee will not cause income from the Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Transferee or any other U.S. person.

12.  Check one of the following:

[_]  The present value of the anticipated tax liabilities associated with holding the Certificate, as applicable, does not exceed the sum of:

(i)	the present value of any consideration given to the Transferee to acquire such Certificate;

(ii)	the present value of the expected future distributions on such Certificate; and

(iii)	the present value of the anticipated tax savings associated with holding such Certificate as the related REMIC generates losses.

For purposes of this calculation, (i) the Transferee is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Transferee has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Transferee.

[_]  The transfer of the Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

(i)	the Transferee is an “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Certificate will only be taxed in the United States;

(ii)
at the time of the transfer, and at the close of the Transferee’s two fiscal years preceding the year of the transfer, the Transferee had gross assets for financial reporting purposes (excluding any obligation of a person related to the Transferee within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)
the Transferee will transfer the Certificate only to another “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Section 1.860E-1(c)(5) of the U.S. Treasury Regulations; and

(iv)
the Transferee determined the consideration paid to it to acquire the Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Transferee) that it has determined in good faith.

[_]  None of the above.

13.  The Transferee is not an employee benefit plan that is subject to Title I of ERISA or a plan that is subject to Section 4975 of the Code or a plan subject to any Federal, state or local law that is substantially similar to Title I of ERISA or Section 4975 of the Code, and the Transferee is not acting on behalf of or investing plan assets of such a plan.

IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its duly authorized officer and its corporate seal to be hereunto affixed, duly attested, this      day of                   , 20  .

[NAME OF TRANSFEREE]

By:
Name:
Title:

[Corporate Seal]

ATTEST:

[Assistant] Secretary

Personally appeared before me the above-named __________, known or proved to me to be the same person who executed the foregoing instrument and to be the ___________ of the Transferee, and acknowledged that he executed the same as his free act and deed and the free act and deed of the Transferee.

Subscribed and sworn before me this      day of          , 20  .

NOTARY PUBLIC

My Commission expires the __ day of _________, 20__

FORM OF TRANSFEROR AFFIDAVIT

STATE OF NEW YORK	)
)
COUNTY OF NEW YORK	)

__________________________, being duly sworn, deposes, represents and warrants as follows:

1.  I am a ____________________ of ____________________________ (the “Owner”), a corporation duly organized and existing under the laws of ______________, on behalf of whom I make this affidavit.

2.  The Owner is not transferring the Class R Certificates or Class R-X Certificates (the “Residual Certificates”) to impede the assessment or collection of any tax.

3.  The Owner has no actual knowledge that the Person that is the proposed transferee (the “Purchaser”) of the Residual Certificates: (i) has insufficient assets to pay any taxes owed by such proposed transferee as holder of the Residual Certificates; (ii) may become insolvent or subject to a bankruptcy proceeding for so long as the Residual Certificates remain outstanding and (iii) is not a Permitted Transferee.

4.  The Owner understands that the Purchaser has delivered to the Trust Administrator a transfer affidavit and agreement in the form attached to the Pooling and Servicing Agreement as Exhibit F-2. The Owner does not know or believe that any representation contained therein is false.

5.  At the time of transfer, the Owner has conducted a reasonable investigation of the financial condition of the Purchaser as contemplated by Treasury Regulations Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Owner has determined that the Purchaser has historically paid its debts as they became due and has found no significant evidence to indicate that the Purchaser will not continue to pay its debts as they become due in the future. The Owner understands that the transfer of a Residual Certificate may not be respected for United States income tax purposes (and the Owner may continue to be liable for United States income taxes associated therewith) unless the Owner has conducted such an investigation.

6.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Owner has caused this instrument to be executed on its behalf, pursuant to the authority of its Board of Directors, by its [Vice] President, attested by its [Assistant] Secretary, this ____ day of ___________, 20__.

[OWNER]

By:
Name:
Title: [Vice] President

ATTEST

By:
Name:
Title: [Assistant] Secretary

Personally appeared before me the above-named , known or proved to me to be the same person who executed the foregoing instrument and to be a [Vice] President of the Owner, and acknowledged to me that [he/she] executed the same as [his/her] free act and deed and the free act and deed of the Owner.

Subscribed and sworn before me this ____ day of __________, 20___.

Notary Public

County of _________________________
State of ___________________________

My Commission expires:

EXHIBIT G

FORM OF CERTIFICATION WITH RESPECT TO ERISA AND THE CODE

[Date]

Well Fargo Bank, N.A.
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479
Attn: Transfer Unit: CMLTI 2007-AMC2

Re:	Citigroup Mortgage Loan Trust Inc.
Asset-Backed Pass-Through Certificates, Series 2007-AMC2, Mortgage Class

Dear Sirs:

_______________________ (the “Transferee”) intends to acquire from _____________________ (the “Transferor”) $____________ Initial Certificate Principal Balance of Citigroup Mortgage Loan Trust Inc., Series 2007-AMC2, Asset-Backed Pass-Through Certificates, Class [CE] [P] [R] (the “Certificates”), issued pursuant to a Pooling and Servicing Agreement dated as of March 1, 2007 (the “Agreement”), among Citigroup Mortgage Loan Trust Inc., as depositor (the “Depositor”), Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP as Servicers, (the “Servicers”), Wells Fargo Bank, N.A. as master servicer and trust administrator (the “Master Servicer” and the “Trust Administrator”) and U.S. Bank National Association as trustee (the “Trustee”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to, and covenants with the Depositor, the Trust Administrator, the Trustee, the Master Servicer and the Servicer that:

The Certificates (i) are not being acquired by, and will not be transferred to, any employee benefit plan within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other retirement arrangement, including individual retirement accounts and annuities, Keogh plans and bank collective investment funds and insurance company general or separate accounts in which such plans, accounts or arrangements are invested, that is subject to Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986 (the “Code”) (any of the foregoing, a “Plan”), (ii) are not being acquired with “plan assets,” of a Plan within the meaning of the Department of Labor (“DOL”) regulation, 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of ERISA, of a Plan, and (iii) will not be transferred to any entity that is deemed to be investing in plan assets of a Plan.

Very truly yours,

By:
Name:
Title:

EXHIBIT H-1

FORM CERTIFICATION TO BE PROVIDED BY THE MASTER SERVICER WITH FORM 10-K

Re:	Citigroup Mortgage Loan Trust Inc., Series 2007-AMC2 Asset-Backed Pass-Through Certificates, Series 2007-AMC2

I, [_____], certify that:

l. I have reviewed this annual report on Form 10-K, and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of Citigroup Mortgage Loan Trust Inc., Asset-Backed Pass-Through Certificates, Series 2007-AMC2 (the “Exchange Act periodic reports”);

2. Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4. Based on my knowledge and upon the annual compliance statement required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the Servicer has fulfilled each of its obligations under the servicing agreement; and

5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP.

Date: [__], 2007

WELLS FARGO BANK, N.A.

By:
Name:
Title:
Date:

EXHIBIT H-2

FORM CERTIFICATION TO BE PROVIDED TO MASTER SERVICER BY THE SERVICERS (OTHER THAN COUNTRYWIDE)

Re:	Citigroup Mortgage Loan Trust Inc., Series 2007-AMC2 Asset-Backed Pass-Through Certificates, Series 2007-AMC2

[Ocwen Loan Servicing, LLC][GMAC Mortgage, LLC] as a Servicer (the “Company”) hereby certifies to the Master Servicer that:

   1. I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of any Subservicer’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the Depositor, the Master Servicer and/or the Trust Administrator pursuant to the Agreement (collectively, the “Company Servicing Information”);

2. Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

3. Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the Depositor, the Master Servicer and/or the Trust Administrator;

4. I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Company has fulfilled its obligations under the Agreement in all material respects; and

5. The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the Depositor, the Master Servicer and/or the Trust Administrator. Any material instances of noncompliance described in such reports have been disclosed to the Depositor, the Master Servicer and/or the Trust Administrator. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Pooling and Servicing Agreement, dated March 1, 2007 (the “Pooling and Servicing Agreement”), among the Depositor as depositor, Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP as Servicers, Wells Fargo Bank, N.A. as master servicer and as trust administrator and U.S. Bank National Association as trustee.

[OCWEN LOAN SERVICING, LLC] [GMAC MORTGAGE, LLC]

By:
Name:
Title:
Date:

EXHIBIT I

FORM OF INTEREST RATE CAP AGREEMENT

DATE:	March 30, 2007

TO:
Wells Fargo Bank, N.A., not in its individual capacity, but solely as Cap Trustee on behalf of the trust created pursuant to the Cap Administration Agreement (the “Cap Trust”) with respect to Citigroup Mortgage Loan Trust Inc., Asset-Backed Pass-Through Certificates, Series 2007-AMC2 ("Party B")

ATTENTION:	Client Manager - CMLTI 2007-AMC2
TELEPHONE:	(410) 884-2000
FACSIMILE:	(410) 715-2380

FROM:	CITIBANK, N.A., a national banking association organized under the laws of the United States ("Party A")
TELEPHONE:	(212) 615-8398
FACSIMILE:	(212) 615-8985

SUBJECT:	Rate Cap Transaction

REFERENCE NUMBER:	CPC4628

The purpose of this long-form confirmation (“Confirmation”) is to confirm the terms and conditions of the current Transaction entered into on the Trade Date specified below (the “Transaction”) between CITIBANK, N.A., a national banking association organized under the laws of the United States (“Party A”) and Wells Fargo Bank, N.A., not in its individual capacity, but solely as Cap Trustee on behalf of the trust created pursuant to the Cap Administration Agreement (the “Cap Trust”) with respect to Citigroup Mortgage Loan Trust Inc., Asset-Backed Pass-Through Certificates, Series 2007-AMC2 (“Party B”). Reference is hereby made to the Pooling and Servicing Agreement, dated as of March 1, 2007, among CITIGROUP MORTGAGE LOAN TRUST INC., as Depositor, OCWEN LOAN SERVICING, LLC, GMAC MORTGAGE, LLC and COUNTRYWIDE HOME LOANS SERVICING LP, as Servicers, WELLS FARGO BANK, N.A., as Master Servicer and as Trust Administrator, and U.S. BANK NATIONAL ASSOCIATION, as Trustee (the “Pooling and Servicing Agreement”). This Confirmation evidences a complete and binding agreement between you and us to enter into the Transaction on the terms set forth below and replaces any previous agreement between us with respect to the subject matter hereof. This Confirmation constitutes a “Confirmation” and also constitutes a “Schedule” as referred to in the ISDA Master Agreement, and Paragraph 13 of a Credit Support Annex to the Schedule.

1.
This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Master Agreement (Multicurrency - Cross Border) as published and copyrighted in 1992 by the International Swaps and Derivatives Association, Inc. (the “ISDA Master Agreement”), as if Party A and Party B had executed an agreement in such form on the date hereof, with a Schedule as set forth in Item 3 of this Confirmation, and an ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc., with Paragraph 13 thereof as set forth in Annex A hereto (the “Credit Support Annex”). For the avoidance of doubt, the Transaction described herein shall be the sole Transaction governed by such ISDA Master Agreement. In the event of any inconsistency among any of the following documents, the relevant document first listed shall govern: (i) this Confirmation, exclusive of the provisions set forth in Item 3 hereof and Annex A hereto; (ii) the provisions set forth in Item 3 hereof, which are incorporated by reference into the Schedule; (iii) the Credit Support Annex; (iv) the Definitions; and (v) the ISDA Master Agreement.

Each reference herein to a “Section” (unless specifically referencing the Pooling and Servicing Agreement) or to a “Section” “of this Agreement” will be construed as a reference to a Section of the ISDA Master Agreement; each reference herein to a “Part” will be construed as a reference to the provisions herein deemed incorporated in the Schedule to the ISDA Master Agreement; each reference herein to a “Paragraph” will be construed as a reference to a Paragraph of the Credit Support Annex.

2.             The terms of the particular Transaction to which this Confirmation relates are as follows:

Type of Transaction:	Interest Rate Cap

Notional Amount:	With respect to each Calculation Period, the amount set forth for such period on Schedule I attached hereto.

Trade Date:	February 14, 2007

Effective Date:	March 30, 2007

Termination Date:	May 25, 2012, subject to adjustment in accordance with the Business Day Convention

Fixed Amount:	USD 6,589,000.00

Fixed Amount Payer:	Party B

Fixed Amount Payer
Payment Date:	March 30, 2007

Floating Amounts:

Floating Rate Payer:	Party A

Floating Rate Payer
Period End Dates:
The 25th calendar day of each month during the Term of this Transaction, commencing April 25, 2007, and ending on the Termination Date, subject to adjustment in accordance with the Business Day Convention.

Floating Rate Payer
Payment Dates:
Early Payment shall apply. Each Floating Rate Payer Payment Date shall be 2 Business Day prior to the 25th calendar day of each month during the Term of this Transaction, commencing April 23, 2007, and ending on the Termination Date.

Cap Rate:	With respect to any Calculation Period, the Strike Rate set forth for such period on Schedule I attached hereto

Floating Rate Option:	USD-LIBOR-BBA; provided that the Floating Rate Option shall be determined two (2) London and New York Business Days prior to the Reset Date.

Floating Amount:	To be determined in accordance with the following formula:

Greater of (i) Scale Factor * (Floating Rate Option - Cap Rate) * Notional Amount * Floating Rate Day Count Fraction;
and (ii) zero

Scale Factor:	250

Designated Maturity:	One month

Floating Rate Day
Count Fraction:	Actual/360

Reset Dates:	The first day of each Calculation Period.

Compounding:	Inapplicable

Business Days:	New York

Business Day Convention:	Following

Calculation Agent:	Party A

3.             Provisions Deemed Incorporated in a Schedule to the ISDA Master Agreement:

Part 1.  Termination Provisions

For the purposes of this Agreement:-

(a)            “Specified Entity” means:

(i) in relation to Party A:  not applicable; and

(ii) in relation to Party B: not applicable.

(b)            “Specified Transaction” shall have the meaning specified in Section 14 of this Agreement.

(c) The “Failure to Pay or Deliver” provisions of Section 5(a)(i) will apply to Party A and will apply to Party B; provided, however, that Section 5(a)(i) is hereby amended by replacing the word “third” with the word “first”; provided, further, that notwithstanding anything to the contrary in Section 5(a)(i), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(i) unless (A) a Required Ratings Downgrade Event has occurred and been continuing for 30 or more Local Business Days and (B) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A.

(d) The "Breach of Agreement" provisions of Section 5(a)(ii) will apply to Party A and will not apply to Party B.

(e) The "Credit Support Default" provisions of Section 5(a)(iii) will apply to Party A and will not apply to Party B except that Section 5(a)(iii)(1) will apply to Party B solely in respect of Party B’s obligations under Paragraph 3(b) of the Credit Support Annex; provided, however, that notwithstanding anything to the contrary in Section 5(a)(iii)(1), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(iii) unless (A) a Required Ratings Downgrade Event has occurred and been continuing for 30 or more Local Business Days and (B) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A.

(f) The "Misrepresentation" provisions of Section 5(a)(iv) will apply to Party A and will not apply to Party B..

(g) The "Default under Specified Transaction" provisions of Section 5(a)(v) will apply to Party A and will not apply to Party B.

(h) The "Cross Default" provisions of Section 5(a)(vi) will apply to Party A and will not apply to Party B.

For purposes of Section 5(a)(vi), the following provisions apply:

"Specified Indebtedness" will have the meaning specified in Section 14 of this Agreement except that such term shall not include obligations in respect of deposits received in the ordinary course of Party A’s banking business.

“Threshold Amount” means with respect to Party A an amount equal to three percent (3%) of the Shareholders’ Equity of Party A or, if applicable, the Eligible Guarantor.

“Shareholders’ Equity” means with respect to an entity, at any time, the sum (as shown in the most recent annual audited financial statements of such entity) of (i) its capital stock (including preferred stock) outstanding, taken at par value, (ii) its capital surplus and (iii) its retained earnings, minus (iv) treasury stock, each to be determined in accordance with generally accepted accounting principles.

(i) The "Bankruptcy" provisions of Section 5(a)(vii) will apply to Party A and will apply to Party B except that the provisions of Section 5(a)(vii)(2), (6) (to the extent that such provisions refer to any appointment contemplated or effected by the Pooling and Servicing Agreement or any appointment to which Party B has not become subject), (7) and (9) will not apply to Party B; provided that, with respect to Party B only, Section 5(a)(vii)(4) is hereby amended by adding after the words “against it” the words “(excluding any proceeding or petition instituted or presented by Party A or its Affiliates)”, and Section 5(a)(vii)(8) is hereby amended by deleting the words “to (7) inclusive” and inserting in lieu thereof “, (3), (4) as amended, (5), (6) as amended, or (7)”.

(j) The "Merger without Assumption" provisions of Section 5(a)(viii) will apply to Party A and will not apply to Party B.

(k) The “Illegality” provisions of Section 5(b)(i) will apply to Party A and will apply to Party B.

(l) The “Tax Event” provisions of Section 5(b)(ii) will apply to Party A and will apply to Party B, provided that the words “(x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y)” are hereby deleted.

(m) The “Tax Event Upon Merger” provisions of Section 5(b)(iii) will apply to Party A and will apply to Party B, provided that Party A shall not be entitled to designate an Early Termination Date by reason of a Tax Event upon Merger in respect of which it is the Affected Party.

(n) The "Credit Event Upon Merger" provisions of Section 5(b)(iv) of this Agreement will not apply to Party A and will not apply to Party B.

(o) The "Automatic Early Termination" provisions of Section 6(a) will not apply to Party A and will not apply to Party B;

(p) For the purpose of the "Payments on Early Termination" provisions of Section 6(e): Market Quotation and Second Method will apply; provided, however, that, in the event of a Derivative Provider Trigger Event, the following provisions will apply:

(A)	The definition of Market Quotation in Section 14 shall be deleted in its entirety and replaced with the following:

“Market Quotation” means, with respect to one or more Terminated Transactions, a Firm Offer which is (1) made by a Reference Market-maker that is an Eligible Replacement, (2) for an amount that would be paid to Party B (expressed as a negative number) or by Party B (expressed as a positive number) in consideration of an agreement between Party B and such Reference Market-maker to enter into a Replacement Transaction, and (3) made on the basis that Unpaid Amounts in respect of the Terminated Transaction or group of Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included.

(B)	The definition of “Settlement Amount” shall be deleted in its entirety and replaced with the following:

“”Settlement Amount” means, with respect to any Early Termination Date, an amount (as determined by Party B) equal to the Termination Currency Equivalent of the amount (whether positive or negative) of any Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions that is accepted by Party B so as to become legally binding, Provided that:

(1) If, on the Early Termination Date, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions has been accepted by Party B so as to become legally binding and one or more Market Quotations have been made and remain capable of becoming legally binding upon acceptance, the Settlement Amount shall equal the Termination Currency Equivalent of the amount (whether positive or negative) of the lowest of such Market Quotations (for the avoidance of doubt, the lowest of such Market Quotations shall be the lowest Market Quotation of such Market Quotations expressed as a positive number or, if any of such Market Quotations is expressed as a negative number, the Market Quotation expressed as a negative number with the largest absolute value); and

(2) If, on the Early Termination Date, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding and no Market Quotations have been made and remain capable of becoming legally binding upon acceptance, the Settlement Amount shall equal Party B’s Loss (whether positive or negative and without reference to any Unpaid amounts) for the relevant Terminated Transaction or group of Terminated Transactions.

(C)	If Party B requests Party A in writing to obtain Market Quotations, Party A shall use its reasonable efforts to do so before the Latest Settlement Amount Determination Day.

(D)	Without prejudice to Party B’s discretion as to the time of obtaining and accepting quotations, Party B shall consult with Party A as to the day and time of obtaining any quotations.

(E)
At any time on or before the Latest Settlement Amount Determination Day at which two or more Market Quotations remain capable of becoming legally binding upon acceptance, Party B shall be entitled to accept only the lowest of such Market Quotations (for the avoidance of doubt, the lowest of such Market Quotations shall be the lowest Market Quotation of such Market Quotations expressed as a positive number or, if any of such Market Quotations is expressed as a negative number, the Market Quotation expressed as a negative number with the largest absolute value).

(F)	If the Settlement Amount is a negative number, Section 6(e)(i)(3) shall be deleted in its entirety and replaced with the following:

“(3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, (I) Party B shall pay to Party A an amount equal to the absolute value of the Settlement Amount in respect of the Terminated Transactions, (II) Party B shall pay to Party A the Termination Currency Equivalent of the Unpaid Amounts owing to Party A and (III) Party A shall pay to Party B the Termination Currency Equivalent of the Unpaid Amounts owing to Party B; provided, however, that (x) the amounts payable under the immediately preceding clauses (II) and (III) shall be subject to netting in accordance with Section 2(c) of this Agreement and (y) notwithstanding any other provision of this Agreement, any amount payable by Party A under the immediately preceding clause (III) shall not be netted-off against any amount payable by Party B under the immediately preceding clause (I).”

(q)           "Termination Currency" means United States Dollars.

(r)            "Additional Termination Event" will apply as provided in Part 5(b)

Part 2.  Tax Matters

(a)	Tax Representations.

(i)             Payer Representations. For the purpose of Section 3(e) of this Agreement,

(A)          Party A makes the following representation:

None.

(B)           Party B makes the following representation:

None.

(ii)	Payee Representations. For the purpose of Section 3(f) of the Agreement, Party A and Party B make the representations specified below, if any:

None.

(b)	Tax Provisions.

(i)
Gross Up. Section 2(d)(i)(4) shall not apply to Party B as X, and Section 2(d)(ii) shall not apply to Party B as Y, in each case such that Party B shall not be required to pay any additional amounts referred to therein.

(ii)	Indemnifiable Tax. The definition of “Indemnifiable Tax” in Section 14 is deleted in its entirety and replaced with the following:

“Indemnifiable Tax” means, in relation to payments by Party A, any Tax and, in relation to payments by Party B, no Tax.

Part 3.  Agreement to Deliver Documents

For the purpose of Section 4(a) of this Agreement:

I. Tax forms, documents or certificates to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered

Party A	A correct, complete and duly executed U.S. IRS Form W-9.	Promptly upon execution of this Agreement;

Party B	Tax forms relating to the beneficial owner of payments to Party B under this Agreement from time to time.
Promptly upon execution of this Agreement any such forms will be applied for and delivered promptly upon receipt, but in any event prior to the first Payment Date, and thereafter, upon previously delivered forms becoming obsolete;

 II. Other documents to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d)

Party A and Party B
Any documents required by the receiving party to evidence the authority of the delivering party or its Credit Support Provider, if any, for it to execute and deliver, and to perform its obligations under the Agreement, this Confirmation, and any Credit Support Documents to which it is a party.
		Upon the execution and delivery of this Agreement, or in the case of Party B, promptly upon receipt	Yes

Party A and Party B	Incumbency and authority certificate authorizing the officers of the party signing the Agreement, this Confirmation, and any relevant Credit Support Document, as the case may be	Upon the execution and delivery of this Agreement	Yes

Party A	An opinion of counsel to Party A	Upon the execution and delivery of this Agreement	No

Part 4.  Miscellaneous

(a) Addresses for Notices. For the purpose of Section 12(a) of this Agreement:

Address for notices or communications to Party A:

Address:	3888 Greenwich Street
17th Floor
New York, New York 10013

Attention:	Director Derivatives Operations

Facsimile No.:	212 801 4109

(For all purposes)

In addition, in the case of notices or communications relating to Section 5, 6, 11 or 13 of this Agreement, a second copy of any such notice or communication shall be addressed to the attention of Party A’s legal department as follows:

Address:	Legal Department
77 Water Street
9th Floor
New York, New York 10004

Attention:                                   Department Head

Facsimile No.:                             212 657 1452

Address for notices or communications to Party B:

Address:	Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045

Attention:	Client Manager - CMLTI 2007-AMC2

Facsimile No:	(410) 715-2380

Telephone No:	(410) 884-2000

(b) Effectiveness of Notice. Section 12(a) is hereby amended by deleting the words “facsimile transmission or” in line 3 thereof.

(c) Process Agent. For the purpose of Section 13(c) of this Agreement:

Party A appoints as its Process Agent: Not applicable.

Party B appoints as its Process Agent: Not applicable.

(d) Offices. The provisions of Section 10(a) will apply to this Agreement.

(e) Multibranch Party. For the purpose of Section 10(c) of this Agreement:

Party A not a Multibranch Party.

Party B is not a Multibranch Party.

(f) Calculation Agent. The Calculation Agent will be Party A; provided, however, that if an Event of Default shall have occurred with respect to Party A, Party B shall have the right to appoint as Calculation Agent a third party, reasonably acceptable to Party A, the cost for which shall be borne by Party A.

(g) Credit Support Document.  Credit Support Document means any credit support annex from time to time entered into between Party A and Party B in relation to this Master Agreement with respect to which a Rating Agency Confirmation has been received prior to or at the time of entry into such credit support annex, and, with respect to Party A, any guarantee that is provided to Party B pursuant to Part 5(b) below.

(h) Credit Support Provider. Means (i) in relation to Party A, if a guarantee is provided to Party B pursuant to Part 5 (b) below, the guarantor providing such guarantee and (ii) in relation to Party B, not applicable.

(i) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law provisions thereof other than the New York General Obligations Law Sections 5-1401 and 5-1402.

(j) Jurisdiction. Section 13(b)(i) of the Agreement is hereby amended by (i) deleting in line 2 the word “non-” and (ii) deleting the final paragraph thereof. The following shall be added at the end of Section 13(b): “Nothing in this provision shall prohibit a party from bringing an action to enforce a money judgment in any other jurisdiction.”

(k) “Affiliate” will have the meaning specified in Section 14 of this Agreement except, for purposes of Section 3(c) of this Agreement, Party A and Party B shall be considered to have no Affiliates.

(l) Netting of Payments. The parties agree that subparagraph (ii) of Section 2(c) will apply to each Transaction hereunder.

(m)  Single Agreement. Section 1(c) shall be amended by the addition of the words “,any credit support annex from time to time entered into between Party A and Party B in relation to this Master Agreement” after the words “Master Agreement”.

(n)  Local Business Day. The definition of Local Business Day in Section 14 of this Agreement shall be amended by the addition of the words “or any Credit Support Document” after “Section 2(a)(i)” and the addition of the words “or Credit Support Document” after “Confirmation”.

Part 5.Other Provisions

(a)           No Set-Off

(i)	All payments under this Agreement shall be made without set-off or counterclaim, except as expressly provided for in Section 2(c), Section 6 or Part 1(p)(F).

(ii)
Section 6(e) shall be amended by the deletion of the following sentence; "The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off."

(b)           Additional Termination Events. The following Additional Termination Events will apply:

(i)
S&P First Rating Trigger Collateral. If a Relevant Entity no longer meets the S&P Approved Ratings Threshold, and Party A has failed within thirty (30) calendar days of the date on which the Relevant Entity no longer met the S&P Approved Ratings Threshold to either (A) complied with its obligations to be complied with or performed in accordance with the Credit Support Annex, (B) furnish an Eligible Guarantee, subject to satisfaction of the Rating Agency Condition with respect to S&P, from an Eligible Guarantor, or (C) obtain an Eligible Replacement, subject to satisfaction of the Rating Agency Condition with respect to S&P, then an Additional Termination Event shall have occurred with respect to Party A, and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(ii)           Moody's First Rating Trigger Collateral. If (A) a Moody’s First Trigger Ratings Event has occurred and been continuing for at least 30 Local Business Days and (B) Party A has neither (i) complied with its obligations to be complied with or performed in accordance with the Credit Support Annex nor (ii) furnished an Eligible Guarantee or obtained an Eligible Replacement to cause such Moody’s First Trigger Ratings Event to cease and either (A) no Moody’s Second Trigger Ratings Event has occurred or (B) less than 30 Local Business Days have elapsed since the last time that no Moody’s Second Trigger Ratings Event had occurred and was continuing, then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(iii)	Second Rating Trigger Replacement. If :

(A) an S&P Required Ratings Downgrade Event has occurred and been continuing for 30 Local Business Days and Party A has failed to procure an Eligible Replacement subject to satisfaction of the Rating Agency Condition with respect to S&P; provided that Party A shall, while it searches for an Eligible Replacement, post and maintain, or continue to maintain, as the case may be, collateral in accordance with the terms of the ISDA Credit Support Annex; or

(B) (i) At least 30 days have elapsed since the last time that no Moody’s Second Trigger Ratings Event had occurred and was continuing, (ii) Party A has not furnished an Eligible Guarantee or obtained an Eligible Replacement to cause such Moody’s Second Trigger Ratings Event to cease and (i) at least one Eligible Replacement has made a firm offer to be the transferee of all of Party A’s rights and obligations under this Agreement (and such offer remains an offer that will become legally binding upon such Eligible Replacement upon acceptance by the offeree) and/or (ii) an Eligible Guarantor has made a Firm Offer to provide an Eligible Guarantee (and such Firm Offer remains an offer that will become legally binding upon such Eligible Guarantor immediately upon acceptance by the offeree), then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(iv)
Optional Termination of Securitization. An Additional Termination Event shall occur upon the notice to Certificateholders of an Optional Termination becoming unrescindable in accordance with Article IX of the Pooling and Servicing Agreement. Party B shall be the sole Affected Party with respect to such Additional Termination Event; provided, however, that notwithstanding anything to the contrary in Section 6(b)(iv), only Party B may designate an Early Termination Date in respect of this Additional Termination Event.

(v)
Swap Disclosure Event. If, upon the occurrence of a Swap Disclosure Event (as defined in Part 5(q) below) Party A has not, within 10 Business Days after such Swap Disclosure Event complied with any of the provisions set forth in clause (iii) of Party 5(q) below, then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(c) Required Ratings Downgrade Event. So long as a Required Ratings Downgrade Event has occurred and is continuing, then Party A shall, as soon as reasonably practicable and so long as a Required Ratings Downgrade Event is in effect, at its own expense, use commercially reasonable efforts to attempt to procure either (A) a Permitted Transfer or (B) an Eligible Guarantee from an Eligible Guarantor.

(d) Timing of Payments by Party B upon Early Termination. Notwithstanding anything to the contrary in Section 6(d)(ii), to the extent that all or a portion (in either case, the “Unfunded Amount”) of any amount that is calculated as being due in respect of any Early Termination Date under Section 6(e) from Party B to Party A will be paid by Party B from amounts other than any upfront payment paid to Party B by an Eligible Replacement that has entered a Replacement Transaction with Party B, then such Unfunded Amount shall be due on the next subsequent Distribution Date following the date on which the payment would have been payable as determined in accordance with Section 6(d)(ii), and on any subsequent Distribution Dates until paid in full (or if such Early Termination Date is the final Distribution Date, on such final Distribution Date); provided, however, that if the date on which the payment would have been payable as determined in accordance with Section 6(d)(ii) is a Distribution Date, such payment will be payable on such Distribution Date.

(e) Rating Agency Notifications. Notwithstanding any other provision of this Agreement, no Early Termination Date shall be effectively designated hereunder by Party B and no transfer of any rights or obligations under this Agreement shall be made by either party unless each Swap Rating Agency has been given prior written notice of such designation or transfer.

(f) Limitation on Events of Default. Notwithstanding the provisions of Sections 5 and 6, with respect to any Transaction, if at any time and so long as Party B has satisfied in full all its payment obligations under Section 2(a)(i) in respect of each Transaction executed pursuant hereto (each, a “Cap Transaction”) and has at the time no future payment obligations, whether absolute or contingent, under such Section in respect of such Cap Transaction, then unless Party A is required pursuant to appropriate proceedings to return to Party B or otherwise returns to Party B upon demand of Party B any portion of any such payment in respect of such Cap Transaction, (a) the occurrence of an event described in Section 5(a) with respect to Party B shall not constitute an Event of Default or Potential Event of Default with respect to Party B as Defaulting Party in respect of such Cap Transaction and (b) Party A shall be entitled to designate an Early Termination Date pursuant to Section 6 in respect of such Cap Transaction only as a result of the occurrence of a Termination Event set forth in either Section 5(b)(i) or 5(b)(ii) with respect to Party A as the Affected Party, or Section 5(b)(iii) with respect to Party A as the Burdened Party. For purposes of the Transactions executed pursuant hereto, Party A acknowledges and agrees that Party B’s only payment obligation under Section 2(a)(i) in respect of each Cap Transaction is to pay the related Fixed Amount on the related Fixed Amount Payer Payment Date.

(g) Reserved.

(h) Limited Recourse. Notwithstanding any other provision of this Agreement to the contrary, Party A hereby acknowledges and agrees that all of Party B's obligations hereunder or in connection herewith will be solely the corporate obligations of Party B, and Party A will not have any recourse to any of the directors, officers, incorporators, shareholders, partners, agents or Affiliates of Party B or any of their successors or assigns with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby. The provisions of this paragraph will survive the designation of any Early Termination Date and any termination of this Agreement.

(i) Non-petition. Party A agrees not to institute against or join any person in instituting against Party B any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding or other similar proceeding against Party B for any reason whatsoever, until the payment in full of all Certificates issued under the Pooling and Servicing Agreement and the expiration of a period equal to one year and one day (or, if longer, the then applicable preference period) following all such payments; provided that nothing in this clause shall preclude, or be deemed to estop, Party A (i) from taking any action prior to the expiration of the aforementioned one year and one day period (or, if longer, the then applicable preference period) in (x) any case or proceeding voluntarily filed or commenced by Party B or (y) any involuntary insolvency proceeding filed or commenced against Party B by a person other than Party A or its Affiliates, or (ii) from commencing against Party B or any properties of Party B any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding. The provisions of this paragraph will survive the designation of any Early Termination Date and any termination of this Agreement.

(j) Transfers.

(i)
Section 7 of this Agreement shall not apply to Party A and, subject to Section 6(b)(ii) and Part 5(j)(ii) below, Party A may not transfer (whether by way of security or otherwise) any interest or obligation in or under this Agreement without (i) the prior written consent of Party B and (ii) satisfaction of the Rating Agency Condition with respect to S&P.

(ii)
Party A may (at its own cost) transfer, by a Permitted Transfer at any time after 90 days of the Closing Date, all or substantially all of its rights and obligations with respect to this Agreement to any other entity (a “Transferee”) that is an Eligible Replacement, Provided that Party B shall determine in its sole discretion, acting in a commercially reasonable manner, whether or not a transfer relates to all or substantially all of Party A’s rights and obligations under this Agreement. Following such transfer, all references to Party A shall be deemed to be references to the Transferee.

(iii)
If an entity has made a Firm Offer to be the transferee of a transfer to be made in accordance with (ii) above, Party B shall (at Party A’s cost) at Party A’s written request, take any reasonable steps required to be taken by it to effect such transfer.

(k)  Waiver of Right to Trial by Jury. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement.

(l)  Severability. In the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal, or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor, in good faith negotiations, to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(m)  Additional Representations. For purposes of Section 3 of this Agreement, the following shall be added, immediately following paragraph (f) thereof:

"(g)
No Reliance. It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisors as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into that Transaction; it being understood that information and explanations related to the terms and conditions of a Transaction shall not be considered investment advice or a recommendation to enter into that Transaction. It has not received from the other party any assurance or guarantee as to the expected results of that Transaction.

(h)
Evaluation and Understanding. It is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction. It is also capable of assuming, and assumes, the financial and other risks of that Transaction.

(i)	Status of Parties. The other party is not acting as a fiduciary or an advisor for it in respect of that Transaction.

(j)	No Agency. It is entering into this Agreement and each Transaction as principal and not as agent.

(k)
Risk Management. Each of Party A and Party B represents that this Agreement has been, and each Transaction hereunder has been or will be, as the case may be, entered into for the purpose of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with its line of business (including financial intermediation services) and not for the purpose of speculation.

(l)
Eligible Contract Participant. Each of Party A and Party B (a) represents that it is an “eligible contract participant” within the meaning of Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”), (b) this Agreement and each Transaction is subject to individual negotiation by each party, and (c) neither this Agreement nor any Transaction will be executed or traded on a “trading facility” within the meaning of Section 1a(33) of the CEA.

(m)
Financial Institution. Party A represents that it is a "financial institution" as defined in the Federal Deposit Insurance Corporation Improvement Act of 1991 or Regulation EE promulgated by the Federal Reserve Board thereunder.

(n)
FDIC Representation. Party A represents to Party B on the date on which Party A enters into each Transaction that Party A is a depository institution subject to the requirements of the Federal Deposit Insurance Act. This Agreement (including the Credit Support Annex and each Confirmation) has been authorized by all necessary corporate action of Party A, the person executing this Agreement on behalf of Party A is an officer of Party A of the level of vice president or higher, and this Agreement (including the Credit Support Annex and each Confirmation) will be maintained by Party A in its official books and records.

(o)
Capacity. Party A represents to Party B on the date on which Party A enters into each Transaction that it is entering into the Agreement and the Transaction as principal and not as agent of any person. The Cap Trustee represents to Party A on the date on which the Cap Trustee executes this Agreement that it is executing the Agreement solely in its capacity as the Cap Trustee on behalf of the Cap Trust and not in its individual capacity.

(n) Recording of Conversations. Each party hereto consents to the recording of its telephone conversations pursuant to this Agreement. To the extent that one party records telephone conversations (the “Recording Party”) and the other party does not (the “Non-Recording Party”), the Recording Party shall, in the event of any dispute, make a complete and unedited copy of such party’s tape of the entire day’s conversations with the Non-Recording Party’s personnel available to the Non-Recording Party. The Recording Party’s tapes may be used by either party in any forum in which a dispute is sought to be resolved and the Recording Party will retain tapes for a consistent period of time in accordance with the Recording Party’s policy unless one party notifies the other that a particular transaction is under review and warrants further retention.

(o) Limitation of Liability. No party shall be required to pay or be liable to the other party for any consequential, indirect or punitive damages, opportunity costs or lost profits. It is expressly understood and agreed by the parties hereto that insofar as this Agreement is executed by Wells Fargo Bank, National Association ("Wells Fargo") not in its individual capacity, but solely as Cap Trustee of the Cap Trust under the Pooling and Servicing Agreement in the exercise of the powers and authority conferred and invested in it thereunder; (i) Wells Fargo has been directed pursuant to the Pooling and Servicing Agreement to enter into this Agreement and to perform its obligations hereunder; (ii) each of the representations, undertakings and agreements herein made on behalf of Party B is made and intended not as personal representations of Wells Fargo but is made and intended for the purpose of binding only the Cap Trust; and (iii) nothing herein shall be construed as imposing any liability on Wells Fargo, individually or personally, to perform any covenant either express or implied contained herein, all such liability, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto and under no circumstances shall Wells Fargo in its individual capacity be personally liable for any payment of any indebtedness or expenses or be personally liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken under this Agreement.

(p)  Transfer to Avoid Termination Event. Section 6(b)(ii) is hereby amended by (i) deleting the words “or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party,” and (ii) by deleting the words “to transfer” and inserting the words “to effect a Permitted Transfer” in lieu thereof.

(q) Compliance with Regulation AB.

(i)
Party A agrees and acknowledges that Citigroup Mortgage Loan Trust Inc. (the “Depositor”) may be required under Regulation AB, as defined in the Pooling and Servicing Agreement, to disclose certain financial information regarding Party A or its group of affiliated entities, if applicable, depending on the aggregate “significance percentage” of this Agreement and any other derivative contracts between Party A or its group of affiliated entities, if applicable, and Party B, as calculated from time to time in accordance with Item 1115 of Regulation AB.

(ii)
It shall be a swap disclosure event (“Swap Disclosure Event”) if, on any Business Day after the date hereof for so long as the Issuing Entity is required to file periodic reports under the Exchange Act with respect to the Certificates, Party B or the Depositor requests from Party A the applicable financial information described in Item 1115(b) of Regulation AB (such request to be based on a reasonable determination by the Depositor, based on "significance estimates" made in substantially the same manner as that used in the Sponsor's internal risk management process in respect of similar instruments and furnished by the Sponsor to the Depositor, or if the Sponsor does not furnish such significance estimates to the Depositor, based on a determination of such significance estimates by the Depositor in a commercially reasonable manner) (the “Swap Financial Disclosure”).

(iii)
Upon the occurrence of a Swap Disclosure Event, Party A, at its own expense, shall either (1)(a) either (i) provide to the Depositor the current Swap Financial Disclosure in an EDGAR-compatible format (for example, such information may be provided in Microsoft Word® or Microsoft Excel® format but not in .pdf format) or (ii) provide written consent to the Depositor to incorporation by reference of such current Swap Financial Disclosure that are filed with the Securities and Exchange Commission in the Exchange Act Reports of the Depositor, (b) if applicable, cause its outside accounting firm to provide its consent to filing or incorporation by reference in the Exchange Act Reports of the Depositor of such accounting firm’s report relating to their audits of such current Swap Financial Disclosure, and (c) provide to the Depositor any updated Swap Financial Disclosure with respect to Party A or any entity that consolidates Party A within five days of the release of any such updated Swap Financial Disclosure; (2) secure another entity through a Permitted Transfer to replace Party A as party to this Agreement on terms substantially similar to this Agreement, which entity (or a guarantor thereto) meets or exceeds the Approved Rating Thresholds and which entity complies with the requirements of Item 1115 of Regulation AB and clause (1) above, or (3) obtain a guaranty of Party A’s obligations under this Agreement from an affiliate of Party A that complies with the financial information disclosure requirements of Item 1115 of Regulation AB, and cause such affiliate to provide Swap Financial Disclosure and any future Swap Financial Disclosure and other information pursuant to clause (1), such that disclosure provided in respect of such affiliate will satisfy any disclosure requirements applicable to the Swap Provider.

(iv)
Party A agrees that, in the event that Party A provides Swap Financial Disclosure to the Depositor in accordance with clause (iii)(1) above or causes its affiliate to provide Swap Financial Disclosure to the Depositor in accordance with clause (iii)(3) above, it will indemnify and hold harmless the Depositor, its respective directors or officers and any person controlling the Depositor, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in such Swap Financial Disclosure or caused by any omission or alleged omission to state in such Swap Financial Disclosure a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(v)	Third Party Beneficiary. Depositor shall be an express third party beneficiary of this Agreement as if a party hereto to the extent of Depositor’s rights explicitly specified herein.

(r) Amendment. Notwithstanding any provision to the contrary in this Agreement, no amendment of either this Agreement or any Transaction under this Agreement shall be permitted by either party unless each of the Swap Rating Agencies has been provided prior written notice of the same and such amendment satisfies the Rating Agency Condition with respect to S&P.

(s) Definitions. Unless otherwise specified in a Confirmation, this Agreement and each Transaction under this Agreement are subject to the 2000 ISDA Definitions as published and copyrighted in 2000 by the International Swaps and Derivatives Association, Inc. (the “Definitions”), and will be governed in all relevant respects by the provisions set forth in the Definitions, without regard to any amendment to the Definitions subsequent to the date hereof. The provisions of the Definitions are hereby incorporated by reference in and shall be deemed a part of this Agreement, except that (i) references in the Definitions to a “Swap Transaction” shall be deemed references to a “Transaction” for purposes of this Agreement, and (ii) references to a “Transaction” in this Agreement shall be deemed references to a “Swap Transaction” for purposes of the Definitions. Each term capitalized but not defined in this Agreement shall have the meaning assigned thereto in the Pooling and Servicing Agreement.

(t) Additional Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below, unless the context clearly requires otherwise:

“Approved Ratings Threshold” means each of the S&P Approved Ratings Threshold and the Moody’s Second Trigger Ratings Threshold.

“Derivative Provider Trigger Event” means (i) an Event of Default with respect to which Party A is a Defaulting Party, (ii) a Termination Event with respect to which Party A is the sole Affected Party other than a Termination Event occurring under Section 5(b)(i) or Section 5(b)(ii), or (iii) an Additional Termination Event with respect to which Party A is the sole Affected Party.

“Eligible Guarantee”means an unconditional and irrevocable guarantee of all present and future obligations of Party A or an Eligible Replacement of Party A to Party B under this Agreement that is provided by an Eligible Guarantor as principal debtor rather than surety and that is directly enforceable by Party B, the form and substance of which guarantee are subject to the Rating Agency Condition with respect to S&P, and either (A) a law firm has given a legal opinion confirming that none of the guarantor’s payments to Party B under such guarantee will be subject to Tax collected by withholding or (B) such guarantee provides that, in the event that any of such guarantor’s payments to Party B are subject to Tax collected by withholding, such guarantor is required to pay such additional amount as is necessary to ensure that the net amount actually received by Party B (free and clear of any Tax collected by withholding) will equal the full amount Party B would have received had no such withholding been required.

“Eligible Guarantor” means an entity that (A) has credit ratings at least equal to the Approved Ratings Threshold and (B) satisfies the Rating Agency Condition with respect to S&P.

“Eligible Replacement” means an entity that has credit ratings at least equal to the Approved Ratings Threshold or the present and future obligations (for the avoidance of doubt, not limited to payment obligations) of such entity to Party B under this Agreement are guaranteed pursuant to an Eligible Guarantee provided by an Eligible Guarantor.

“Firm Offer” means an offer that will become legally binding upon acceptance.

"Latest Settlement Amount Determination Day" means the day falling ten Local Business Days after the day on which the Early Termination Date is designated or such later day as Party B may specify in writing to Party A (but in either case no later than the Early Termination Date).

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Moody’s First Trigger Ratings Event” means that no Relevant Entity has credit ratings from Moody’s at least equal to the Moody’s First Trigger Rating Threshold.

“Moody’s First Trigger Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, (i) if such entity has both a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s and a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A2”and a short-term unsecured and unsubordinated debt rating from Moody’s of “Prime-1”, or (ii) if such entity has only a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A1”.

“Moody’s Second Trigger Ratings Event” means that no Relevant Entity has credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold.

“Moody’s Second Trigger Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, (i) if such entity has both a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s and a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A3” and a short-term unsecured and unsubordinated debt rating from Moody’s of “P-2”, or (ii) if such entity has only a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A3.

“Permitted Transfer” means a transfer by novation by Party A to a transferee (the “Transferee”) of all, but not less than all, of Party A’s rights, liabilities, duties and obligations under this Agreement, with respect to which transfer each of the following conditions is satisfied: (a) the Transferee is an Eligible Replacement (b) Party A and the Transferee are both “dealers in notional principal contracts” within the meaning of Treasury regulations section 1.1001-4 (c) as of the date of such transfer the Transferee would not be required to withhold or deduct on account of Tax from any payments under this Agreement or would be required to gross up for such Tax under Section 2(d)(i)(4), (d) an Event of Default or Termination Event would not occur as a result of such transfer, (e) the transfer would not give rise to a taxable event or any other adverse Tax consequences to Party B or its interest holders, as determined by Party B in its sole discretion, (f) pursuant to a written instrument (the “Transfer Agreement”), the Transferee acquires and assumes all rights and obligations of Party A under the Agreement and the relevant Transaction, (g) Party B shall have determined, in its sole discretion, acting in a commercially reasonable manner, that such Transfer Agreement is effective to transfer to the Transferee all, but not less than all, of Party A’s rights and obligations under the Agreement and all relevant Transactions, (h) Party A will be responsible for any costs or expenses incurred in connection with such transfer (including any replacement cost of entering into a replacement transaction); (i) either (A) Moody’s has been given prior written notice of such transfer and the Rating Agency Condition is satisfied with respect to S&P or (B) each Swap Rating Agency has been given prior written notice of such transfer and such transfer is in connection with the assignment and assumption of this Agreement without modification of its terms, other than party names, dates relevant to the effective date of such transfer, tax representations (provided that the representations in Part 2(a)(i) are not modified) and any other representations regarding the status of the substitute counterparty, notice information and account details; and (j) such transfer otherwise complies with the terms of the Pooling and Servicing Agreement.

“Rating Agency Condition” means, with respect to any particular proposed act or omission to act hereunder and each Swap Rating Agency specified in connection with such proposed act or omission, that the party acting or failing to act must consult with each of the specified Swap Rating Agencies and receive from each such Swap Rating Agency a prior written confirmation that the proposed action or inaction would not cause a downgrade or withdrawal of the then-current rating of any Certificates or Notes.

“Relevant Entity” means Party A and, to the extent applicable, a guarantor under an Eligible Guarantee or an Eligible Replacement.

“Replacement Transaction” means, with respect to any Terminated Transaction or group of Terminated Transactions, a transaction or group of transactions that (i) would have the effect of preserving for Party B the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that Date, and (ii) has terms which are substantially the same as this Agreement, including, without limitation, rating triggers, Regulation AB compliance, and credit support documentation, save for the exclusion of provisions relating to Transactions that are not Terminated Transaction, as determined by Party B in its sole discretion, acting in a commercially reasonable manner.

“Required Ratings Downgrade Event”means either a Moody’s Second Trigger Ratings Event or an S&P Required Ratings Downgrade Event.

“Required Ratings Threshold” means each of the S&P Required Ratings Threshold and the Moody’s Second Trigger Ratings Threshold.

“S&P” means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

"S&P Approved Ratings Downgrade Event" means no Relevant Entity meets the S&P Approved Ratings Threshold.

“S&P Approved Ratings Threshold” means, with respect to a Relevant Entity a short-term unsecured and unsubordinated debt rating from S&P of “A-1”, or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating from S&P of “A+”.

"S&P Required Ratings Downgrade Event" means no Relevant Entity meets the S&P Required Ratings Threshold.

“S&P Required Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, a long-term unsecured and unsubordinated debt rating from S&P of “BBB+”.

“Swap Rating Agencies” means, with respect to any date of determination, each of S&P or Moody’s, to the extent that each such rating agency is then providing a rating for any of the Citigroup Mortgage Loan Trust Inc., Asset-Backed Pass-Through Certificates, Series 2007-AMC2 (the “Certificates”) or any notes backed by the Certificates (the “Notes”).

4. Account Details and Settlement Information:

Payments to Party A:	Citibank, N.A. New York
ABA # 021000089
Account # 00167679
Swift: CITIUS33
Transaction Ref# CPC4628

Payments to Party B:	Wells Fargo Bank, N.A.
ABA # 121-000-248
For Credit To: SAS Clearing
Acct #: 3970771416
Re: 50995001 - CMLTI 2007-AMC2

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

CITIBANK, N.A.
Wells Fargo Bank, N.A., not in its individual capacity, but solely as Cap Trustee on behalf of the trust created pursuant to the Cap Administration Agreement with respect to Citigroup Mortgage Loan Trust Inc., Asset-Backed Pass-Through Certificates, Series 2007-AMC2

By: ________________________________ (Signing with respect to the terms of the ISDA Master Agreement)	By: _____________________________
By: ________________________________ (Signing with respect to the terms of this document, with the exception of the terms of the ISDA Master Agreement)

SCHEDULE I

(All such dates subject to adjustment in accordance with the Following Business Day Convention with respect to Floating Rate Payer Period End Dates)

From and including	To but excluding	Notional Amount	Strike Rate
Effective Date	4/25/2007	7,948,756.40	6.000
4/25/2007	5/25/2007	7,840,594.54	6.000
5/25/2007	6/25/2007	7,710,987.42	6.000
6/25/2007	7/25/2007	7,564,313.27	6.000
7/25/2007	8/25/2007	7,402,877.66	6.000
8/25/2007	9/25/2007	7,221,931.66	6.000
9/25/2007	10/25/2007	7,025,345.50	5.400
10/25/2007	11/25/2007	6,802,528.81	5.400
11/25/2007	12/25/2007	6,563,640.71	5.400
12/25/2007	1/25/2008	6,323,632.51	5.400
1/25/2008	2/25/2008	6,088,354.54	5.400
2/25/2008	3/25/2008	5,858,230.94	5.400
3/25/2008	4/25/2008	5,634,635.97	5.400
4/25/2008	5/25/2008	5,420,319.35	5.400
5/25/2008	6/25/2008	5,203,463.88	5.400
6/25/2008	7/25/2008	4,981,469.14	5.400
7/25/2008	8/25/2008	4,718,971.98	5.400
8/25/2008	9/25/2008	4,455,297.77	5.400
9/25/2008	10/25/2008	4,207,334.50	5.400
10/25/2008	11/25/2008	3,972,926.20	5.400
11/25/2008	12/25/2008	3,749,813.35	5.400
12/25/2008	1/25/2009	3,532,147.35	5.400
1/25/2009	2/25/2009	3,324,905.34	5.400
2/25/2009	3/25/2009	3,129,938.10	5.400
3/25/2009	4/25/2009	2,946,022.76	5.250
4/25/2009	5/25/2009	2,794,477.90	5.250
5/25/2009	6/25/2009	2,639,375.43	5.250
6/25/2009	7/25/2009	2,510,082.24	5.250
7/25/2009	8/25/2009	2,394,537.90	5.250
8/25/2009	9/25/2009	2,284,177.01	5.250
9/25/2009	10/25/2009	2,178,737.51	5.250
10/25/2009	11/25/2009	2,077,973.34	5.250
11/25/2009	12/25/2009	1,981,659.13	5.250
12/25/2009	1/25/2010	1,889,630.57	5.250
1/25/2010	2/25/2010	1,801,647.84	5.250
2/25/2010	3/25/2010	1,717,722.09	5.250
3/25/2010	4/25/2010	1,637,645.54	5.250
4/25/2010	5/25/2010	1,637,645.54	5.250
5/25/2010	6/25/2010	1,637,645.54	5.250
6/25/2010	7/25/2010	1,637,645.54	5.250
7/25/2010	8/25/2010	1,608,277.50	5.250
8/25/2010	9/25/2010	1,555,914.30	5.250
9/25/2010	10/25/2010	1,505,266.80	5.250
10/25/2010	11/25/2010	1,456,278.39	5.250
11/25/2010	12/25/2010	1,408,894.36	5.250
12/25/2010	1/25/2011	1,363,063.60	5.250
1/25/2011	2/25/2011	1,318,733.58	5.250
2/25/2011	3/25/2011	1,275,854.10	5.250
3/25/2011	4/25/2011	1,234,377.35	5.450
4/25/2011	5/25/2011	1,189,393.14	5.450
5/25/2011	6/25/2011	1,146,060.82	5.450
6/25/2011	7/25/2011	1,104,319.99	5.450
7/25/2011	8/25/2011	1,064,109.16	5.450
8/25/2011	9/25/2011	1,025,371.63	5.450
9/25/2011	10/25/2011	988,053.91	5.450
10/25/2011	11/25/2011	952,103.38	5.450
11/25/2011	12/25/2011	917,467.85	5.450
12/25/2011	1/25/2012	884,015.67	5.450
1/25/2012	2/25/2012	851,761.48	5.450
2/25/2012	3/25/2012	820,691.81	5.450
3/25/2012	4/25/2012	790,762.79	5.450
4/25/2012	Termination Date	761,932.26	5.450

Annex A

Paragraph 13 of the Credit Support Annex

ANNEX A

ISDA®
CREDIT SUPPORT ANNEX
to the Schedule to the
ISDA Master Agreement
dated as of March 30, 2007 between
CITIBANK, N.A., a national banking association organized under the laws of the United States (hereinafter referred to as “Party A” or “Pledgor”)
and
Wells Fargo Bank, N.A., not in its individual capacity, but solely as Cap Trustee on behalf of the trust created pursuant to the Cap Administration Agreement (the “Cap Trust”) with respect to Citigroup Mortgage Loan Trust Inc., Asset-Backed Pass-Through Certificates, Series 2007-AMC2 (hereinafter referred to as “Party B” or “Secured Party”).

For the avoidance of doubt, and notwithstanding anything to the contrary that may be contained in the Agreement, this Credit Support Annex shall relate solely to the Transaction documented in the Confirmation dated March 30, 2007, between Party A and Party B, Reference Number CPC4628.

Paragraph 13. Elections and Variables

(a)           Security Interest for "Obligations". The term "Obligations" shall have the meaning set forth in Paragraph 12.

(b)           Credit Support Obligations.

(i) Delivery Amount, Return Amount and Credit Support Amount; Addition to Paragraph 3.

(A) "Delivery Amount" has the meaning set forth in Paragraph 3(a), as amended by deleting the words “upon a demand made by the Secured Party on or promptly following a Valuation Date” and inserting in lieu thereof the words “not later than the close of business on each Valuation Date”.

(B) "Return Amount" has the meaning set forth in Paragraph 3(b).

(C) "Credit Support Amount" for a Valuation Date shall mean zero; provided that, if the Threshold in respect of Party A is zero on such Valuation Date, "Credit Support Amount" shall mean one of the following if one of the following specified events have occurred on such Valuation Date:

(i)
if (a) no Moody's Second Trigger Ratings Event has occurred and is continuing or (b) less than 30 Local Business Day have elapsed since the last time that no Moody's Second Trigger Rating Event had occurred and was continuing, "Credit Support Amount" shall mean an amount in USD equal to the greater of (1) the sum of (a) the Secured Party’s Exposure and (b) the First Trigger Collateral Amount (as defined below) for each Transaction hereunder and (2) zero;

(ii)
so long as a Moody's Second Trigger Ratings Event has occurred and is continuing and 30 or more Local Business Days have elapsed since the last time that no Moody's Second Trigger Rating Event had occurred and was continuing, "Credit Support Amount" shall mean an amount in USD equal to the greatest of (1) the sum of (a) the Secured Party’s Exposure and (b) the Second Trigger Collateral Amount (as defined below) for each Transaction hereunder, (2) the aggregate amount of the Next Payments (as defined below) for all Next Payment Dates (as defined below) and (3) zero; and

(iii)
if a Relevant Entity's rating falls below either the S&P Approved Ratings Threshold or the S&P Required Ratings Thresehold and continues to remain below either the S&P Approved Ratings Threshold or the S&P Required Ratings Thresehold, "Credit Support Amount" shall mean an amount in USD equal to the greater of (1) the sum of (a) the Secured Party's Exposure and (b) the Notional Volatility Buffer and (2) zero. "Notional Volatility Buffer", as determined by the Valuation Agent for any date, means the product of (i) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, (ii) the Notional Amount of the Transaction on such date, and (iii) the Volatility Buffer Percentage for such date as set out in the table below on such date,

Party A S&P Rating on such date	Remaining Weighted Average Life Maturity up to 3 years	Remaining Weighted Average Life Maturity up to 5 years	Remaining Weighted Average Life Maturity up to 10 years	Remaining Weighted Average Life Maturity up to 30 years
S&P S-T Rating of "A-1" or above	0.00%	0.00%	0.00%	0.00%
S&P S-T Rating of “A-2”	2.75%	3.25%	4.0%	4.75%
S&P S-T Rating of “A-3”	3.25%	4.00%	5.0%	6.25%
S&P L-T Rating of “BB+” or lower	3.50%	4.50%	6.75%	7.50%

L-T Rating means with respect to any Person, the unsecured, unguaranteed and otherwise unsupported long-term senior debt obligations of such Person.

S-T Rating means with respect to any Person, the unsecured, unguaranteed and otherwise unsupported short-term debt obligations of such Person.

In circumstances where more than one of Paragraph 13(b)(i)(C)(i), (ii) and (iii) apply, the Credit Support Amount shall be calculated by reference to the paragraph which would result in Party A Transferring the greatest amount of Eligible Credit Support. Under no circumstances will Party A be required to Transfer more Eligible Credit Support than the greatest amount calculated in accordance with one of Paragraph 13(b)(i)(C)(i), (ii) or (iii).

First Trigger Collateral Amount means, in respect of each Transaction hereunder on any date, an amount in USD equal to the product of (i) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, (ii) Notional Amount of such Transaction on such date and (iii) the Applicable Percentage set forth in the table in Exhibit A hereto.

“Next Payment” means, in respect of each Next Payment Date, the greater of (i) the amount of any payments due to be made by Party A under Section 2(a) on such Next Payment Date less any payments due to be made by Party B under Section 2(a) on such Next Payment Date (in each case, after giving effect to any applicable netting under Section 2(c)) and (ii) zero.

“Next Payment Date” means each date on which the next scheduled payment under any Transaction is due to be paid.

Second Trigger Collateral Amount means, in respect of each Transaction hereunder on any date, an amount in USD equal to the product of (i) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, (ii) Notional Amount of such Transaction on such date and (iii) the Applicable Percentage set forth in the applicable table in Exhibit B hereto.

(ii) Eligible Collateral. On any date, the following items will qualify as "Eligible Collateral" for Party A:

(A) Valuation Percentage S&P

Collateral	S&P Valuation Percentage
(A) U.S. Dollar Cash	100%
(B) Fixed-rate negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity on such date of not more than one year	98.5%
(C) Fixed-rate negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity on such date of more than one year but not more than ten years	89.9%
(D) Fixed-rate negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity on such date of more than ten years	83.9%

*/ The Valuation Percentage shall be determined by the Valuation Agent from time to time and in its sole discretion.

(B) Valuation Percentage Moody's

INTRUMENT	If Paragraph 13(b)(i)(C)(i) applies	If Paragraph 13(b)(i)(C)(ii) applies
U.S. Dollar Cash	100%	100%
Fixed-Rate Negotiable treasury Debt Issued by the U.S. Treasury Department with Remaining Maturity
<1 Year	100%	100%
1 to 2 years	100%	99%
2 to 3 years	100%	98%
3 to 5 years	100%	97%
5 to 7 years	100%	96%
7 to 10 years	100%	94%
Floating-Rate Negotiable treasury Debt Issued by the U.S. Treasury Department
All Maturities	100%	99%

Paragraph 13(b)(ii)(A) shall apply if Paragraph 13(b)(i)(C)(iii) applies and Paragraph 13 (b)(ii)(B) shall apply if either Paragraph 13(b)(i)(C)(i) or 13(b)(i)(C)(ii) applies.

If both Paragraph 13(b)(ii)(A) and 13(b)(ii)B) apply: (i) no item shall qualify as “Eligible Collateral” for Party A unless it is specified in both such paragraphs and (ii) the Valuation Percentage for an item of Eligible Collateral shall be calculated by reference to the paragraph which would result in the lower Valuation Percentage for such item of Eligible Collateral.

(iii) Other Eligible Support. There shall be no "Other Eligible Support" for either party for purposes of this Annex.

(iv) Thresholds.

(A) "Threshold" means with respect to Party A and Party B: infinity, provided that the Threshold with respect to Party A shall be zero so long as (1) a Moody’s First Trigger Ratings Event has occurred and is continuing and either (i) at least 30 Local Business Days have elapsed since the last time that no Moody’s First Trigger Ratings Event has occurred and was continuing or (ii) such Moody’s First Trigger Ratings Event has been continuing since this Annex was executed, or (2) (i) an S&P Approved Ratings Downgrade Event has occurred and is continuing and either (a) at least 30 calendar days have elapsed since the last time that S&P Approved Ratings Downgrade Event has occurred or (b) such S&P Approved Ratings Downgrade Event has been continuing since this Annex was executed or (ii) an S&P Required Ratings Downgrade Event has occurred and is continuing.

(B) "Minimum Transfer Amount" means USD 100,000 with respect to Party A and Party B; provided, however, that if the aggregate Certificate Principal Balance and note principal balance of Certificates and Notes rated by S&P ceases to be more than USD 50,000,000, the "Minimum Transfer Amount" shall be USD 50,0000.

(C) Rounding. The Delivery Amount will be rounded up to the nearest integral multiple of USD 10,000. The Return Amount will be rounded down to the nearest integral multiple of USD 10,000.

(c)           Valuation and Timing.

(i) "Valuation Agent" means Party A. Calculations by Party A will be made by reference to   commonly accepted market sources.

(ii) "Valuation Date" means, means each Local Business Day which, if treated as a Valuation Date, would result in a Delivery Amount or a Return Amount.

(iii) "Valuation Time" means, with respect to the determination of Exposure, Value of Eligible Credit Support and Posted Credit Support, the close of business on the Local Business Day immediately before the Valuation Date or date of calculation, as applicable; provided, that the calculations of of Value and Exposure will be made as of approximately the same time on the same date.

(iv) "Notification Time" means 10:00 a.m., New York time on a Valuation Date.

(d)           Conditions Precedent and Secured Party's Rights and Remedies. There shall be no "Specified Condition" with respect to Party A or Party B.

(e)           Substitution.

(i) "Substitution Date" has the meaning specified in Paragraph 4(d)(ii).

(f)            Dispute Resolution.

(i) "Resolution Time" means 1:00 p.m., New York time, on the Local Business Day following the date on which notice is given that gives rise to a dispute under Paragraph 5.

(ii) Value. For the purpose of Paragraphs 5(i)(C) and 5(ii), Party A will determine the Value of Eligible Credit Support or Posted Credit Support consisting of securities based upon the bid price quotations of any generally recognized dealer (which may include an affiliate of Party A), and adding thereto any interest accrued but not paid to any person with respect to such securities through the day on which the determination is made and multiplying the sum by the applicable Valuation Percentage, if any.

(iii) Alternative. The provisions of Paragraph 5 will apply, provided, however, that in the event of a dispute regarding the Value of securities which constitute Eligible Credit Support or Posted Credit Support, Party B may submit mid market quotations from two other recognized dealers in which case the Value of such securities shall be the mean of the two quotations submitted by Party B.

(g)            Holding and Using Posted Collateral.

(i) Eligibility to Hold Posted Collateral; Custodians. The Cap Trustee will be entitled to hold Posted Collateral pursuant to Paragraph 6(b); provided, that Posted Collateral shall be held in a segregated Eligible Account or a segregated trust account.

(ii) Use of Posted Collateral. The provisions of Paragraph 6(c) will not apply to Party B. Therefore, Party B will not have any of the rights specified in Paragraph 6(c)(i) or 6(c)(ii), provided, however, that Party B or its Custodian shall have the right to register any Posted Collateral that constitutes a book entry security in the name of its custodian.

(h)           Distributions and Interest Amount.

(i) Interest Rate. The “Interest Rate” will be the actual rate earned on Posted Collateral in the form of Cash that is held by Party B or its Custodian. Posted Collateral in the form of Cash shall be invested in such overnight (or redeemable within two Local Business Days of demand) Permitted Investments rated at least (x) AAAm or AAAm-G by S&P and (y) Prime-1 by Moody’s or Aaa by Moody’s, as directed by Party A unless (x) an Event of Default or an Additional Termination Event has occurred with respect to which Party A is the defaulting or sole Affected Party or (y) an Early Termination Date has been designated, in which case such investment shall be uninvested). Gains and losses incurred in respect of any investment of Posted Collateral in the form of Cash in Permitted Investments as directed by Party A shall be for the account of Party A.

(ii) Transfer of Interest Amount. Transfers of the Interest Amount will be made in arrears on the last Local Business Day of each calendar month, provided that Party B shall not be obliged to so transfer any Interest Amount unless and until it has earned and received such interest

(iii) Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will apply, provided, however, that the Interest Amount will compound daily.

(i)             Additional Representations.

Party A represents to Party B (which representation will be deemed to be repeated as of each date on which Party A, as the Pledgor, Transfers Eligible Collateral) that:

(i) no consent, approval or other authorization of any governmental authority is required in connection with the Transfer of Eligible Collateral hereunder.

(ii) Its assets exceed its liabilities.

(j)            Other Eligible Support and Other Posted Support.

(i) "Value" with respect to Other Eligible Support and Other Posted Support shall not be applicable.

(ii) "Transfer" with respect to Other Eligible Support and Other Posted Support shall not be applicable.

(k)            Demands and Notices.

All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Annex, provided, that the address for Party A for such purposes shall be:

Citibank N.A.
Collateral Management Group
333 West 34th Street, 2nd FL
New York, NY 10001
Telephone no. (212) 615-8406
Facsimile no. (212) 994-0727;

and the address for Party B for such purposes shall be:

Address:               Wells Fargo Bank, N.A.
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager - CMLTI 2007-AMC2
Facsimile No: (410) 715-2380
Telephone No: (410) 884-2000

(l)            External Verification.

Notwithstanding anything to the contrary in the definitions of Valuation Agent or Valuation Date, at any time at which Party A (or, to the extent applicable, its Credit Support Provider) does not have a long-term unsubordinated and unsecured debt rating of at least “BBB+” from S&P, the Valuation Agent shall (A) calculate the Secured Party’s Exposure and the S&P Value of Posted Credit Support on each Valuation Date based on internal marks and (B) verify such calculations with external marks monthly by obtaining on the last Local Business Day of each calendar month two external marks for each Transaction to which this Annex relates and for all Posted Credit Support; such verification of the Secured Party’s Exposure shall be based on the higher of the two external marks. Each external mark in respect of a Transaction shall be obtained from an independent Reference Market-maker that would be eligible and willing to enter into such Transaction in the absence of the current derivative provider, provided that an external mark may not be obtained from the same Reference Market-maker more than four times in any 12-month period. The Valuation Agent shall obtain these external marks directly or through an independent third party, in either case at no cost to Party B. The Valuation Agent shall calculate on each Valuation Date (for purposes of this paragraph, the last Local Business Day in each calendar month referred to above shall be considered a Valuation Date) the Secured Party’s Exposure based on the greater of the Valuation Agent’s internal marks and the external marks received. If the S&P Value on any such Valuation Date of all Posted Credit Support then held by the Secured Party is less than the S&P Credit Support Amount on such Valuation Date (in each case as determined pursuant to this paragraph), Party A shall, within three Local Business Days of such Valuation Date, Transfer to the Secured Party Eligible Credit Support having an S&P Value as of the date of Transfer at least equal to such deficiency.

(m)
Agreement as to Single Secured Party and Single Pledgor. Party A and Party B hereby agree that, notwithstanding anything to the contrary in this Annex, (a) the term “Secured Party” as used in this Annex means only Party B, and (b) the term “Pledgor” as used in this Annex means only Party A.

(n)
Expenses. Notwithstanding anything to the contrary in Paragraph 10, the Pledgor will be responsible for, and will reimburse the Secured Party for, all transfer and other taxes and other costs involved in any Transfer of Eligible Collateral.

(o)           Other Provisions.

(i) Custodian. A party shall be eligible to serve as Custodian if and for so long as it (i) is a trust company or commercial bank with trust powers, organized under the laws of the United States of America or any state thereof and subject to supervision or examination by federal or state authority, having a combined capital and surplus of at least $500,000,000 and (ii) shall have general unsecured short-term obligations rated at least "P-1" by Moody's and "A-1" by S&P.

(ii) Actions Hereunder. Either party may take any actions hereunder, including liquidation rights, through its Custodian, and, in the case of Party A, through Salomon Smith Barney Inc. or any successor, as agent for Party A.

(iii) Events of Default. Paragraph 7 shall be deleted and replaced in its entirety by the following paragraph:

"For the purposes of Section 5(a)(iii)(1) of this Agreement, an Event of Default will exist with respect to a party if that party fails (or fails to cause its Custodian) to make, when due, any Transfer of Elligibile Collateral, Posted Collateral or the Interest Amount, as applicable, required to be made by it and that failure continues for one Local Business Day after the notice of that failure is given to that party, except that (A) if such failure would constitute an Additional Termination Event under another provision of this Agreement and (B) no more than 30 Local Business Days have elapsed since the last time that Party A satisfied the Moody's Second Trigger Ratings Threshold, then such failure shall be an Additional Termination Event and not an Event of Default".

(iv) Address for Transfers. Each Transfer hereunder shall be made to the address specified below or to an address specified in writing from time to time by the party to which such Transfer will be made.

Party A account details for holding collateral: To be provided

Party B’s Custodian account details for holding collateral:

ABA #: 121-000-248
For Credit To: SAS Clearing
Acct #: 3970771416
Re: 50995002 - CMLTI 2007-AMC2

IN WITNESS WHEREOF, the parties hereto have executed this Annex as of the date first above written.

CITIBANK, N.A.
Wells Fargo Bank, N.A., not in its individual capacity, but solely as Cap Trustee on behalf of the trust created pursuant to the Cap Administration Agreement with respect to Citigroup Mortgage Loan Trust Inc., Asset-Backed Pass-Through Certificates, Series 2007-AMC2

By: ______________________________________________________	By: _________________________________________________________

EXHIBIT A

FIRST TRIGGER COLLATERAL AMOUNT APPLICABLE PERCENTAGES

Note: Please delete weekly columns

Weighted Average Life of Hedge in Years	Interest Rate Hedges		Currency Hedges
	Valuation Dates:
	Daily	Weekly	Daily	Weekly
Less than 1 year	0.15%	0.25%	1.10%	2.20%
Equal to or greater than 1 year but less than 2 years	0.30%	0.50%	1.20%	2.40%
Equal to or greater than 2 years but less than 3 years	0.40%	0.70%	1.30%	2.60%
Equal to or greater than 3 years but less than 4 years	0.60%	1.00%	1.40%	2.80%
Equal to or greater than 4 years but less than 5 years	0.70%	1.20%	1.50%	2.90%
Equal to or greater than 5 years but less than 6 years	0.80%	1.40%	1.60%	3.10%
Equal to or greater than 6 years but less than 7 years	1.00%	1.60%	1.60%	3.30%
Equal to or greater than 7 years but less than 8 years	1.10%	1.80%	1.70%	3.40%
Equal to or greater than 8 years but less than 9 years	1.20%	2.00%	1.80%	3.60%
Equal to or greater than 9 years but less than 10 years	1.30%	2.20%	1.90%	3.80%
Equal to or greater than 10 years but less than 11 years	1.40%	2.30%	1.90%	3.90%
Equal to or greater than 11 years but less than 12 years	1.50%	2.50%	2.00%	4.00%
Equal to or greater than 12 years but less than 13 years	1.60%	2.70%	2.10%	4.10%
Equal to or greater than 13 years but less than 14 years	1.70%	2.80%	2.10%	4.30%
Equal to or greater than 14 years but less than 15 years	1.80%	3.00%	2.20%	4.40%
Equal to or greater than 15 years but less than 16 years	1.90%	3.20%	2.30%	4.50%
Equal to or greater than 16 years but less than 17 years	2.00%	3.30%	2.30%	4.60%
Equal to or greater than 17 years but less than 18 years	2.00%	3.50%	2.40%	4.80%
Equal to or greater than 18 years but less than 19 years	2.00%	3.60%	2.40%	4.90%
Equal to or greater than 19 years but less than 20 years	2.00%	3.70%	2.50%	5.00%
Equal to or greater than 20 years but less than 21 years	2.00%	3.90%	2.50%	5.00%
Equal to or greater than 21 years but less than 22 years	2.00%	4.00%	2.50%	5.00%
Equal to or greater than 22 years but less than 23 years	2.00%	4.00%	2.50%	5.00%
Equal to or greater than 23 years but less than 24 years	2.00%	4.00%	2.50%	5.00%
Equal to or greater than 24 years but less than 25 years	2.00%	4.00%	2.50%	5.00%
Equal to or greater than 25 years but less than 26 years	2.00%	4.00%	2.50%	5.00%
Equal to or greater than 26 years but less than 27 years	2.00%	4.00%	2.50%	5.00%
Equal to or greater than 27 years but less than 28 years	2.00%	4.00%	2.50%	5.00%
Equal to or greater than 28 years but less than 29 years	2.00%	4.00%	2.50%	5.00%
Equal to or greater than 29 years but less than 30 years	2.00%	4.00%	2.50%	5.00%
Equal to 30 years	2.00%	4.00%	2.50%	5.00%

EXHIBIT B

SECOND TRIGGER COLLATERAL AMOUNT APPLICABLE PERCENTAGES
Note - delete all weekly columns

For Transactions that are not Transaction-Specific Hedges.

“Transaction-Specific Hedge” means any Transaction that is a cap, floor or swaption, or a Transaction in respect of which (x) the notional amount of the swap is “balance guaranteed” or (y) the notional amount of the swap for any Calculation Period otherwise is not a specific dollar amount that is fixed at the inception of the Transaction.

Weighted Average Life of Hedge in Years	Interest Rate Swaps		Currency Swaps
	Valuation Dates:
	Daily	Weekly	Daily	Weekly
Less than 1 year	0.50%	0.60%	6.10%	7.25%
Equal to or greater than 1 year but less than 2 years	1.00%	1.20%	6.30%	7.50%
Equal to or greater than 2 years but less than 3 years	1.50%	1.70%	6.40%	7.70%
Equal to or greater than 3 years but less than 4 years	1.90%	2.30%	6.60%	8.00%
Equal to or greater than 4 years but less than 5 years	2.40%	2.80%	6.70%	8.20%
Equal to or greater than 5 years but less than 6 years	2.80%	3.30%	6.80%	8.40%
Equal to or greater than 6 years but less than 7 years	3.20%	3.80%	7.00%	8.60%
Equal to or greater than 7 years but less than 8 years	3.60%	4.30%	7.10%	8.80%
Equal to or greater than 8 years but less than 9 years	4.00%	4.80%	7.20%	9.00%
Equal to or greater than 9 years but less than 10 years	4.40%	5.30%	7.30%	9.20%
Equal to or greater than 10 years but less than 11 years	4.70%	5.60%	7.40%	9.30%
Equal to or greater than 11 years but less than 12 years	5.00%	6.00%	7.50%	9.50%
Equal to or greater than 12 years but less than 13 years	5.40%	6.40%	7.60%	9.70%
Equal to or greater than 13 years but less than 14 years	5.70%	6.80%	7.70%	9.80%
Equal to or greater than 14 years but less than 15 years	6.00%	7.20%	7.80%	10.00%
Equal to or greater than 15 years but less than 16 years	6.30%	7.60%	7.90%	10.00%
Equal to or greater than 16 years but less than 17 years	6.60%	7.90%	8.00%	10.00%
Equal to or greater than 17 years but less than 18 years	6.90%	8.30%	8.10%	10.00%
Equal to or greater than 18 years but less than 19 years	7.20%	8.60%	8.20%	10.00%
Equal to or greater than 19 years but less than 20 years	7.50%	9.00%	8.20%	10.00%
Equal to or greater than 20 years but less than 21 years	7.80%	9.00%	8.30%	10.00%
Equal to or greater than 21 years but less than 22 years	8.00%	9.00%	8.40%	10.00%
Equal to or greater than 22 years but less than 23 years	8.00%	9.00%	8.50%	10.00%
Equal to or greater than 23 years but less than 24 years	8.00%	9.00%	8.60%	10.00%
Equal to or greater than 24 years but less than 25 years	8.00%	9.00%	8.60%	10.00%
Equal to or greater than 25 years but less than 26 years	8.00%	9.00%	8.70%	10.00%
Equal to or greater than 26 years but less than 27 years	8.00%	9.00%	8.80%	10.00%
Equal to or greater than 27 years but less than 28 years	8.00%	9.00%	8.80%	10.00%
Equal to or greater than 28 years but less than 29 years	8.00%	9.00%	8.90%	10.00%
Equal to or greater than 29 years but less than 30 years	8.00%	9.00%	8.90%	10.00%
Equal to 30 years	8.00%	9.00%	9.00%	10.00%

For Transactions that are Transaction-Specific Hedges.

Weighted Average Life of Hedge in Years	Interest Rate Hedges		Currency Hedges
	Valuation Dates:
	Daily	Weekly	Daily	Weekly
Less than 1 year	0.65%	0.75%	6.30%	7.40%
Equal to or greater than 1 year but less than 2 years	1.30%	1.50%	6.60%	7.80%
Equal to or greater than 2 years but less than 3 years	1.90%	2.20%	6.90%	8.20%
Equal to or greater than 3 years but less than 4 years	2.50%	2.90%	7.10%	8.50%
Equal to or greater than 4 years but less than 5 years	3.10%	3.60%	7.40%	8.90%
Equal to or greater than 5 years but less than 6 years	3.60%	4.20%	7.70%	9.20%
Equal to or greater than 6 years but less than 7 years	4.20%	4.80%	7.90%	9.60%
Equal to or greater than 7 years but less than 8 years	4.70%	5.40%	8.20%	9.90%
Equal to or greater than 8 years but less than 9 years	5.20%	6.00%	8.40%	10.20%
Equal to or greater than 9 years but less than 10 years	5.70%	6.60%	8.60%	10.50%
Equal to or greater than 10 years but less than 11 years	6.10%	7.00%	8.80%	10.70%
Equal to or greater than 11 years but less than 12 years	6.50%	7.50%	9.00%	11.00%
Equal to or greater than 12 years but less than 13 years	7.00%	8.00%	9.20%	11.30%
Equal to or greater than 13 years but less than 14 years	7.40%	8.50%	9.40%	11.50%
Equal to or greater than 14 years but less than 15 years	7.80%	9.00%	9.60%	11.80%
Equal to or greater than 15 years but less than 16 years	8.20%	9.50%	9.80%	11.80%
Equal to or greater than 16 years but less than 17 years	8.60%	9.90%	10.00%	12.00%
Equal to or greater than 17 years but less than 18 years	9.00%	10.40%	10.10%	12.00%
Equal to or greater than 18 years but less than 19 years	9.40%	10.80%	10.30%	12.00%
Equal to or greater than 19 years but less than 20 years	9.70%	11.00%	10.50%	12.00%
Equal to or greater than 20 years but less than 21 years	10.00%	11.00%	10.70%	12.00%
Equal to or greater than 21 years but less than 22 years	10.00%	11.00%	10.80%	12.00%
Equal to or greater than 22 years but less than 23 years	10.00%	11.00%	11.00%	12.00%
Equal to or greater than 23 years but less than 24 years	10.00%	11.00%	11.00%	12.00%
Equal to or greater than 24 years but less than 25 years	10.00%	11.00%	11.00%	12.00%
Equal to or greater than 25 years but less than 26 years	10.00%	11.00%	11.00%	12.00%
Equal to or greater than 26 years but less than 27 years	10.00%	11.00%	11.00%	12.00%
Equal to or greater than 27 years but less than 28 years	10.00%	11.00%	11.00%	12.00%
Equal to or greater than 28 years but less than 29 years	10.00%	11.00%	11.00%	12.00%
Equal to or greater than 29 years but less than 30 years	10.00%	11.00%	11.00%	12.00%
Equal to 30 years	10.00%	11.00%	11.00%	12.00%

EXHIBIT J

[RESERVED]

EXHIBIT K

ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO 410-715-2380 AND VIA EMAIL TO cts.sec.notifications@wellsfargo.com AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

Wells Fargo Bank, N.A., as Trust Administrator
9062 Old Annapolis Road
Columbia, Maryland 21045
Attn: Corporate Trust Services- CMLTI 2007-AMC2—SEC REPORT PROCESSING

Citigroup Mortgage Loan Trust Inc.
390 Greenwich Street
New York, New York 10013

RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section 4.07 of the Pooling and Servicing Agreement, dated as of March 1, 2007, among Citigroup Mortgage Loan Trust Inc. as Depositor, Wells Fargo Bank, N.A. as Master Servicer and Trust Administrator, Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP as Servicers and U.S. Bank National Association as Trustee, the undersigned, as [ ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [             ], phone number: [         ]; email address: [         ].

[NAME OF PARTY], as [role]

By:
Name:
Title:

EXHIBIT L

ANNUAL STATEMENT OF COMPLIANCE

CITIGROUP MORTGAGE LOAN TRUST 2007-AMC2,

ASSET-BACKED PASS-THROUGH CERTIFICATES, SERIES 2007-AMC2

I, _____________________, hereby certify that I am a duly appointed __________________________ of [Wells Fargo Bank, N.A.] [Ocwen Loan Servicing, LLC], [GMAC Mortgage, LLC], and further certify as follows:

1. This certification is being made pursuant to the terms of the Pooling and Servicing Agreement, dated as of March 1, 2007 (the “Agreement”), among Citigroup Mortgage Loan Trust Inc., as depositor, Wells Fargo Bank, N.A. as master servicer and trust administrator (the “Master Servicer” and the “Trust Administrator”), Ocwen Loan Servicing, LLC, GMAC Mortgage, LLC and Countrywide Home Loans Servicing LP as Servicers (the “Servicers”) and U.S. Bank National Association, as trustee.

2. The undersigned officer of the [Servicer] [Master Servicer] [Trust Administrator] hereby certifies that (i) a review of the activities of the [Servicer] [Master Servicer] [Trust Administrator] during the preceding calendar year and of performance under the Agreement has been made under such officers’ supervision and (ii) to the best of such officers’ knowledge, based on such review, the [Servicer] [Master Servicer] [Trust Administrator] has fulfilled all of its obligations under the Agreement in all material respects throughout such year.

Capitalized terms not otherwise defined herein have the meanings set forth in the Agreements.

Dated: _____________, 2008

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _____________.

By:
Name:
Title:

I, _________________________, a (an) __________________ of the [Servicer] [Master Servicer] [Trust Administrator], hereby certify that _________________ is a duly elected, qualified, and acting _______________________ of the [Servicer] [Master Servicer] [Trust Administrator]and that the signature appearing above is his/her genuine signature.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ______________.

By:
Name:

EXHIBIT M-1

FORM OF DELINQUENCY REPORT
Exhibit : Standard File Layout - Delinquency Reporting

  *The column/header names in bold are the minimum fields Wells Fargo must receive from every Servicer
Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)
MOTION_FOR_RELIEF_DATE	The date the Motion for Relief was filed	10	MM/DD/YYYY
FRCLSR_BID_AMT	The foreclosure sale bid amount	11	No commas(,) or dollar signs ($)
FRCLSR_SALE_TYPE	The foreclosure sales results: REO, Third Party, Conveyance to HUD/VA
REO_PROCEEDS	The net proceeds from the sale of the REO property.		No commas(,) or dollar signs ($)
BPO_DATE	The date the BPO was done.
CURRENT_FICO	The current FICO score
HAZARD_CLAIM_FILED_DATE	The date the Hazard Claim was filed with the Hazard Insurance Company.	10	MM/DD/YYYY
HAZARD_CLAIM_AMT	The amount of the Hazard Insurance Claim filed.	11	No commas(,) or dollar signs ($)
HAZARD_CLAIM_PAID_DATE	The date the Hazard Insurance Company disbursed the claim payment.	10	MM/DD/YYYY
HAZARD_CLAIM_PAID_AMT	The amount the Hazard Insurance Company paid on the claim.	11	No commas(,) or dollar signs ($)
ACTION_CODE	Indicates loan status		Number
NOD_DATE			MM/DD/YYYY
NOI_DATE			MM/DD/YYYY
ACTUAL_PAYMENT_PLAN_START_DATE			MM/DD/YYYY
ACTUAL_PAYMENT_ PLAN_END_DATE
ACTUAL_REO_START_DATE			MM/DD/YYYY
REO_SALES_PRICE			Number
REALIZED_LOSS/GAIN	As defined in the Servicing Agreement		Number

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:
• ASUM-	Approved Assumption
• BAP-	Borrower Assistance Program
• CO-	Charge Off
• DIL-	Deed-in-Lieu
• FFA-	Formal Forbearance Agreement
• MOD-	Loan Modification
• PRE-	Pre-Sale
• SS-	Short Sale
• MISC-	Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:
• Mortgagor
• Tenant
• Unknown
• Vacant

The Property Condition field should show the last reported condition of the property as follows:
• Damaged
• Excellent
• Fair
• Gone
• Good
• Poor
• Special Hazard
• Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

EXHIBIT M-2
MONTHLY REMITTANCE ADVICE

	Standard Loan Level File Layout - Master Servicing

Exhibit 1: Layout
Column Name	Description	Decimal	Format Comment	Max Size
Each file requires the following fields:
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 20 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11

Exhibit 1: Continued	Standard Loan Level File Layout
Column Name	Description	Decimal	Format Comment	Max Size
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.		Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
Plus the following applicable fields:
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11

Exhibit 1: Continued	Standard Loan Level File Layout
Column Name	Description	Decimal	Format Comment	Max Size
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11
BREACH_FLAG	Flag to indicate if the repurchase of a loan is due to a breach of Representations and Warranties		Y=Breach N=NO Breach Let blank if N/A	1

EXHIBIT M-3

FORM OF REALIZED LOSS REPORT

Exhibit : Calculation of Realized Loss/Gain Form 332- Instruction Sheet
NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer, with respect to GMAC only, is responsible to remit all funds pending loss approval and /or resolution of any disputed items.
1.

2.  The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.            The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.             The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.            Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.        Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

* For escrow advances - complete payment history

(to calculate advances from last positive escrow balance forward)

* Other expenses -  copies of corporate advance history showing all payments

* REO repairs > $1500 require explanation

* REO repairs >$3000 require evidence of at least 2 bids.

* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

* Unusual or extraordinary items may require further documentation.

13.            The total of lines 1 through 12.

3.  Credits:

14-21.       Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

* Copy of EOB for any MI or gov't guarantee

* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.            The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Exhibit 3A: Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________
Phone: ______________________    Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type:     REO Sale   3rd Party Sale  Short Sale     Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes      No
If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$(1)
(2)	Interest accrued at Net Rate	(2)
(3)	Accrued Servicing Fees	(3)
(4)	Attorney's Fees	(4)
(5)	Taxes (see page 2)	(5)
(6)	Property Maintenance	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	(7)
(8)	Utility Expenses	(8)
(9)	Appraisal/BPO	(9)
(10)	Property Inspections	(10)
(11)	FC Costs/Other Legal Expenses	(11)
(12)	Other (itemize)	(12)
	Cash for Keys	(12)
	HOA/Condo Fees	(12)
		(12)

	Total Expenses	$(13)
Credits:
(14)	Escrow Balance	$(14)
(15)	HIP Refund	(15)
(16)	Rental Receipts	(16)
(17)	Hazard Loss Proceeds	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	(18a)
HUD Part A

HUD Part B		(18b)
(19)	Pool Insurance Proceeds	(19)
(20)	Proceeds from Sale of Acquired Property	(20)
(21)	Other (itemize)	(21)
		(21)

	Total Credits	$(22)
Total Realized Loss (or Amount of Gain)		$(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

EXHIBIT N

COUNTRYWIDE ADDENDUM REGULATION AB

1.     Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Pooling and Servicing Agreement.

Countrywide Information: As defined in Section 2(g)(i)(A)(1).

Securitization Transaction: Citigroup Mortgage Loan Trust 2007-AMC2, Asset-Backed Pass-Through Certificates, Series 2007-AMC2.

Servicer: As defined in Section 2(c)(iii).

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of Countrywide or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of Countrywide or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by Countrywide under the Pooling and Servicing Agreement that are identified in Item 1122(d) of Regulation AB; provided, however, that the term “Subservicer” shall not include any master servicer, or any special servicer engaged at the request of the Depositor, the Master Servicer or investor in the Securitization Transaction, nor any “back-up servicer” or trustee performing servicing functions on behalf of the Securitization Transaction.

2.    The Master Servicer, the Depositor and Countrywide agree that the Pooling and Servicing Agreement is hereby supplemented by adding the following provisions:

(a)    Intent of the Parties; Reasonableness.

The Depositor, the Master Servicer and Countrywide acknowledge and agree that the purpose of Article 2 of this Addendum is to facilitate compliance by the Master Servicer and the Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Neither the Master Servicer nor the Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. Countrywide acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, and agrees to negotiate in good faith with the Master Servicer and the Depositor with regard to any reasonable requests for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with the Securitization Transaction, Countrywide shall cooperate fully with the Master Servicer and the Depositor to deliver to the Master Servicer (including any of its assignees or designees) and the Depositor, any and all statements, reports, certifications, records and any other information necessary to permit the Master Servicer or the Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to Countrywide, and any parties or items identified in writing by the Master Servicer or the Depositor, including, any Subservicer or the servicing of the Mortgage Loans necessary in order to effect such compliance.

The Depositor and the Master Servicer agree that they will cooperate with Countrywide and provide sufficient and timely notice of any information requirements pertaining to the Securitization Transaction. The Depositor and the Master Servicer will make all reasonable efforts to contain requests for information, reports or any other materials to items required for compliance with Regulation AB, and shall not request information which is not required for such compliance.

(b) [Reserved].

(c) Information to Be Provided by Countrywide.

In connection with the Securitization Transaction Countrywide shall (1) within ten Business Days following request by the Master Servicer or the Depositor, provide to the Master Servicer and the Depositor (or cause each Subservicer to provide), in writing reasonably required for compliance with Regulation AB, the information and materials specified in paragraph (iii) of this Section 2(c), (2) within the time frame set forth therein, the information and materials specified in paragraph (vi) of this Section 2(c), and (3) as promptly as practicable following notice to or discovery by Countrywide, provide to the Master Servicer and the Depositor (as required by Regulation AB) the information specified in paragraph (iv) of this Section.

(i) Reserved.

(ii) Reserved.

(iii) Reserved.

(iv) For the purpose of satisfying the reporting obligations of the Issuing Entity under the Exchange Act, Countrywide shall (and shall cause each Subservicer to) (a) provide prompt notice to the Master Servicer and the Depositor in writing of (1) any merger, consolidation or sale of substantially all of the assets of Countrywide, (2) Countrywide’s entry into an agreement with a Subservicer to perform or assist in the performance of any of Countrywide’s obligations under the Pooling and Servicing Agreement that qualifies as an “entry into a material definitive agreement” under Item 1.01 of the Form 8-K, (3) any Servicer Event of Default under the terms of the Pooling and Servicing Agreement to the extent not known by the Master Servicer or the Depositor, and (4) a brief description of any material litigation or governmental proceedings involving Countrywide or any Subservicer.

(v) As a condition to the succession to Countrywide or any Subservicer as servicer or subservicer under the Pooling and Servicing Agreement by any Person (i) into which Countrywide or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to Countrywide or any Subservicer, Countrywide shall provide to the Master Servicer and the Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Master Servicer and the Depositor of such succession or appointment and (y) in writing, all information reasonably requested by the Master Servicer or the Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to the Certificates.

(vi) Countrywide shall provide to the Master Servicer and the Depositor a description of any affiliation or relationship required to be disclosed under Item 1119 between Countrywide and any of the parties listed in Items 1119 (a)(1)-(6) of Regulation AB that develops following the Closing Date (other than an affiliation or relationship that the Master Servicer, the Depositor or the issuing entity is required to disclose under Item 1119 of Regulation AB) no later than 15 calendar days prior to the date the Depositor is required to file its Form 10-K disclosing such affiliation or relationship. For purposes of the foregoing, Countrywide (1) shall be entitled to assume that the parties to the Securitization Transaction with whom affiliations or relations must be disclosed are the same as on the closing date if it provides a written request (which may be by e-mail) to the Depositor or the Master Servicer, as applicable, requesting such confirmation and either obtains such confirmation or receives no response within three (3) Business Days, (2) shall not be obligated to disclose any affiliations or relationships that may develop after the closing date for the Securitization Transaction with any parties not identified to Countrywide in writing within ten days in advance of the Securitization Transaction, and (3) shall be entitled to rely upon any written identification of parties provided by the Depositor or the Master Servicer.

(vii) Not later than ten days prior to the deadline for the filing of the Monthly Statement on Form 10-D in respect of the Securitization Transaction that includes any of the Mortgage Loans serviced by Countrywide or any Subservicer, Countrywide or such Subservicer, as applicable, shall, to the extent Countrywide or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events, along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D:

(a) any material modifications, extensions or waivers of Mortgage Loan terms, fees, penalties or payments during the distribution period; or

(b) material breaches of transaction covenants under the Pooling and Servicing Agreement, as supplemented herein.

(d)    Servicer Compliance Statement.

On or before March 5 of each calendar year, commencing in 2008, Countrywide shall deliver to the Master Servicer and the Depositor a statement of compliance addressed to the Master Servicer and the Depositor and signed by an authorized officer of Countrywide, to the effect that (i) a review of Countrywide’s servicing activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under the servicing provisions of the Pooling and Servicing Agreement during such period has been made under such officer’s supervision, and (ii) to the best of such officers’ knowledge, based on such review, Countrywide has fulfilled all of its servicing obligations under the Pooling and Servicing Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

(e)    Report on Assessment of Compliance and Attestation.

(i)    On or before March 5 of each calendar year, commencing in 2008, Countrywide shall:

(A) deliver to the Master Servicer and the Depositor a report regarding Countrywide’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Master Servicer and the Depositor and signed by an authorized officer of Countrywide, and shall address each of the applicable Servicing Criteria specified on Exhibit A hereto (wherein “Investor” shall mean the Master Servicer);

(B) deliver to the Master Servicer and the Depositor a report of a registered public accounting firm that attests to, and reports on, the assessment of compliance made by Countrywide and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(C) if required by Regulation AB, cause each Subservicer and each Subcontractor determined by Countrywide pursuant to Section 2(f)(ii) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB (each, a “Participating Entity”), to deliver to the Master Servicer and the Depositor an assessment of compliance and accountants’ attestation as and when provided in paragraphs (i) and (ii) of this Section 2(e); and

(D) deliver, or, if required by Regulation AB, cause each Subservicer and Participating Entity to deliver to the Master Servicer, the Depositor or any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of the Issuing Entity a certification, signed by the appropriate officer of Countrywide, in the form attached hereto as Exhibit B; provided that such certification delivered by Countrywide may not be filed as an exhibit to, or included in, any filing with the Commission.

Countrywide acknowledges that the party identified in clause (i)(D) above may rely on the certification provided by Countrywide pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

(ii) Each assessment of compliance provided by a Subservicer pursuant to Section 2(e)(i)(A) shall address each of the applicable Servicing Criteria specified on Exhibit A hereto (wherein “investor” shall mean the Master Servicer) delivered to the Master Servicer and the Depositor concurrently with the execution of the Pooling and Servicing Agreement or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment. An assessment of compliance provided by a Participating Entity pursuant to Section 2(e)(i)(C) need not address any elements of the Servicing Criteria other than those specified by Countrywide pursuant to Section 2(f).

If reasonably requested by the Master Servicer or the Depositor, Countrywide shall provide to the Master Servicer or the Depositor, evidence of the authorization of the person signing the certificate or statement provided pursuant to Section 2(d) and 2(e) of this Addendum.

(f)    Use of Subservicers and Subcontractors.

Countrywide shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of Countrywide as servicer under the Pooling and Servicing Agreement unless Countrywide complies with the provisions of paragraph (i) of this Subsection (f). Countrywide shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of Countrywide as servicer under the Pooling and Servicing Agreement unless Countrywide complies with the provisions of paragraph (ii) of this Subsection (f).

(i)    It shall not be necessary for Countrywide to seek the consent of the Master Servicer or the Depositor to the utilization of any Subservicer. If required by Regulation AB, Countrywide shall cause any Subservicer used by Countrywide (or by any Subservicer) for the benefit of the Master Servicer and the Depositor to comply with the provisions of this Section and with Sections 2(b), 2(c)(iii), 2(c)(v), 2(d), and 2(e) of this Addendum, and to provide the information required with respect to such Subservicer under Section 2(c)(iv) of this Addendum. Countrywide shall be responsible for obtaining from each Subservicer and delivering to the Master Servicer and the Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 2(d), any assessment of compliance and attestation required to be delivered by such Subservicer under Section 2(e) and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 2(e) as and when required to be delivered.

(ii)    It shall not be necessary for Countrywide to seek the consent of the Master Servicer or the Depositor to the utilization of any Subcontractor. If required by Regulation AB, after reasonable notice from the Master Servicer or the Depositor of the parties involved in the Securitization Transaction, Countrywide shall promptly upon request provide to the Master Servicer and the Depositor a written description of the role and function of each Subcontractor utilized by Countrywide or any Subservicer, specifying (A) the identity of each such Subcontractor, (B) which (if any) of such Subcontractors are Participating Entities, and (C) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Participating Entity identified pursuant to clause (B) of this paragraph.

Countrywide shall cause any such Participating Entity used by Countrywide (or by any Subservicer) for the benefit of the Master Servicer and the Depositor to comply with the provisions of Section 2(e) of this Addendum. Countrywide shall be responsible for obtaining from each Participating Entity and delivering to the Master Servicer and the Depositor any assessment of compliance and attestation and certificate required to be delivered by such Participating Entity under Section 2(e), in each case as and when required to be delivered.

(g)    Indemnification; Remedies.

(i) Countrywide shall indemnify the Master Servicer and each of the following parties participating in the Securitization Transaction: the Sponsor, the Depositor and the Issuing Entity; each Person responsible for the execution or filing of any report required to be filed with the Commission with respect to the Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to the Securitization Transaction; each broker dealer acting as underwriter, acting as placement agent or acting as initial purchaser; each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers and employees of each of the foregoing and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(A)(1) any untrue statement of a material fact contained or alleged to be contained in any written information, written report, certification or other material provided under this Addendum by or on behalf of Countrywide, or provided under this Addendum by or on behalf of any Subservicer or Participating Entity (collectively, the “Countrywide Information”), or (2) the omission or alleged omission to state in Countrywide Information a material fact required to be stated in Countrywide Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (2) of this paragraph shall be construed solely by reference to Countrywide Information and not to any other information communicated in connection with the sale or purchase of the Certificates, without regard to whether Countrywide Information or any portion thereof is presented together with or separately from such other information;

(B) any failure by Countrywide, any Subservicer, any Participating Entity to deliver any information, report, certification, accountants’ letter or other material when and as required under this Addendum, including any failure by Countrywide to identify pursuant to Section 2(f)(ii) any Participating Entity; or

(C) any breach by Countrywide of a representation or warranty set forth in Section 2(b)(i) or in a writing furnished pursuant to Section 2(b)(ii) and made as of a date prior to the Closing Date, to the extent that such breach is not cured by such closing date, or any breach by Countrywide of a representation or warranty in a writing furnished pursuant to Section 2(b)(ii) to the extent made as of a date subsequent to such closing date.

If the indemnification provided for herein is unavailable or insufficient to hold harmless the parties set forth in Section 2(g)(i), then Countrywide agrees that it shall contribute to the amount paid or payable by such indemnified party as a result of any claims, losses, damages or liabilities incurred by such indemnified party in such proportion as is appropriate to reflect the relative fault of such indemnified party on the one hand and Countrywide on the other.

In the case of any failure of performance described in clause (i)(B) of this Section, Countrywide shall promptly reimburse the Master Servicer or the Depositor, as applicable, and each Person responsible for the execution or filing of any report required to be filed with the Commission with respect to the Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to the Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by Countrywide, any Subservicer or any Participating Entity.

(ii)  (A) Any failure by Countrywide, any Subservicer or any Participating Entity to deliver any information, report, certification, accountants’ letter or other material when and as required under this Addendum, which continues unremedied for three Business Days after receipt by Countrywide and the applicable Subservicer or Subcontractor of written notice of such failure from the Master Servicer or the Depositor shall, except as provided in clause (B) of this paragraph, constitute a Servicer Event of Default with respect to Countrywide under the Pooling and Servicing Agreement, and shall entitle the Master Servicer or the Depositor, as applicable, in its sole discretion to terminate the rights and obligations of Countrywide as servicer under the Pooling and Servicing Agreement without payment (notwithstanding anything in the Pooling and Servicing Agreement to the contrary) of any compensation to Countrywide (and appoint a successor servicer reasonably acceptable to the Master Servicer); provided, however it is understood that Countrywide shall remain entitled to receive reimbursement for all unreimbursed P&I Advances and Servicing Advances made by Countrywide under the Pooling and Servicing Agreement in accordance with and pursuant to the terms of the Pooling and Servicing Agreement as if Countrywide had not been terminated as servicer. Notwithstanding anything to the contrary set forth herein, to the extent that any provision of the Pooling and Servicing Agreement expressly provides for the survival of certain rights or obligations following termination of Countrywide as servicer, such provision shall be given effect.

(B)  Any failure by Countrywide, any Subservicer or any Participating Entity to deliver any information, report, certification or accountants’ letter required under Regulation AB when and as required under Section 2(d) or 2(e), including any failure by Countrywide to identify a Participating Entity, which continues unremedied for ten calendar days after the date on which such information, report, certification or accountants’ letter was required to be delivered shall constitute a Servicer Event of Default with respect to Countrywide under the Pooling and Servicing Agreement, and shall entitle the Master Servicer or the Depositor, as applicable, in its sole discretion to terminate the rights and obligations of Countrywide as servicer under the Pooling and Servicing Agreement without payment (notwithstanding anything in the Pooling and Servicing Agreement to the contrary) of any compensation to Countrywide; provided, however it is understood that Countrywide shall remain entitled to receive reimbursement for all unreimbursed P&I Advances and Servicing Advances made by Countrywide under the Pooling and Servicing Agreement in accordance with and pursuant to the terms of the Pooling and Servicing Agreement as if Countrywide had not been terminated as servicer. Notwithstanding anything to the contrary set forth herein, to the extent that any provision of the Pooling and Servicing Agreement expressly provides for the survival of certain rights or obligations following termination of Countrywide as servicer, such provision shall be given effect.

(C)  Countrywide shall promptly reimburse the Master Servicer (or any affected designee of the Master Servicer) and the Depositor, as applicable, for all reasonable expenses incurred by the Master Servicer (or such designee) or the Depositor as such are incurred, in connection with the termination of Countrywide as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights Countrywide, the Master Servicer or the Depositor may have under other provisions of the Pooling and Servicing Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

(iii)   The Master Servicer agrees to indemnify and hold harmless Countrywide, any Subservicer, any Participating Entity, each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the respective present and former directors, officers and employees of each of the foregoing from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in any filing with the Commission or the omission or alleged omission to state in any filing with the Commission a material fact required to be stated or necessary to be stated in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement, alleged untrue statement, omission, or alleged omission relates to any filing with the Commission other than Countrywide Information.

(iv)    If the indemnification provided for herein is unavailable or insufficient to hold harmless the indemnified party, then the indemnifying party agrees that it shall contribute to the amount paid or payable by such indemnified party as a result of any claims, losses, damages or liabilities incurred by such indemnified party in such proportion as is appropriate to reflect the relative fault of such indemnified party on the one hand and the indemnifying party on the other.

(v)    The indemnifications provided for in Section 2(g) shall survive the termination of the Pooling and Servicing Agreement or the termination of any party to the Pooling and Servicing Agreement.

3.   The Pooling and Servicing Agreement is hereby supplemented as follows:

(A)    Subservicing Agreements Between Countrywide and Subservicers.

Countrywide, as servicer, may arrange for the subservicing of any Mortgage Loan by a Subservicer pursuant to a subservicing agreement. Each Subservicer shall be (i) authorized to transact business in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the subservicing agreement and (ii) a Freddie Mac or Fannie Mae approved mortgage servicer. Notwithstanding the provisions of any subservicing agreement, any of the provisions of the Pooling and Servicing Agreement relating to agreements or arrangements between Countrywide or a Subservicer or reference to actions taken through Countrywide or otherwise, Countrywide shall remain obligated and liable to the Master Servicer and its successors and assigns for the servicing and administration of the Mortgage Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such subservicing agreements or arrangements or by virtue of indemnification from the Subservicer and to the same extent and under the same terms and conditions as if Countrywide alone were servicing and administering the Mortgage Loans. In the event Countrywide is terminated as servicer pursuant to Section 7.01 of the Pooling and Servicing Agreement or Section 2(g)(ii)(A) or (B) of this Addendum, the Subservicer, if any, shall no longer have the right to service the related Mortgage Loans.

(B)   No Contractual Relationship Between Subservicer and the Master Servicer or the Depositor

Any subservicing agreement and any other transactions or services relating to the Mortgage Loans involving a Subservicer shall be deemed to be between the Subservicer and Countrywide alone and the Master Servicer and the Depositor shall not be deemed a party thereto and shall have no claims, rights, obligations, duties or liabilities with respect to any Subservicer except as set forth in Section (A) above.

4.   Notwithstanding any other provision of this Addendum, Countrywide shall seek the consent of the Master Servicer and the Depositor for the utilization of all Subservicers and Participating Entities, when required by and in accordance with the terms of the Pooling and Servicing Agreement.

5.    The Pooling and Servicing Agreement is hereby supplemented with the Exhibit attached hereto as Exhibit A to the end thereto. References in this Addendum to the “Pooling and Servicing Agreement” or words of similar import (including indirect references to the Pooling and Servicing Agreement) shall be deemed to be references to the Pooling and Servicing Agreement as supplemented by this Addendum. In the event of a conflict between this Addendum and any other document or agreement, including without limitation the Pooling and Servicing Agreement, this Addendum shall control.

EXHIBIT A

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [Countrywide] [Name of Subservicer] shall address, at a minimum, the applicable criteria identified below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF COMPANY] [NAME OF SUBSERVICER] Date: _________________________________

By:___________________________________
Name:_________________________________
Title:__________________________________

EXHIBIT B

FORM OF ANNUAL CERTIFICATION

Re:	The [ ] agreement dated as of [ ], 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ________________________________, the _______________________ of Countrywide Home Loans, Inc., certify to [the Master Servicer], [the Depositor], [Master Servicer], [Securities Administrator] or [Trustee], and its officers, with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the servicer compliance statement of Countrywide provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of Countrywide’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by Countrywide during 200[ ] that were delivered by Countrywide to the [Depositor] [Master Servicer] [Securities Administrator] or [Trustee] pursuant to the Pooling and Servicing Agreement (collectively, the “Company Servicing Information”);

(2) Based on my knowledge, Countrywide Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by Countrywide Servicing Information;

(3) Based on my knowledge, all of Countrywide Servicing Information required to be provided by Countrywide under the Pooling and Servicing Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] or [Trustee];

(4) I am responsible for reviewing the activities performed by Countrywide as servicer under the Pooling and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, Countrywide has fulfilled its obligations under the Pooling and Servicing Agreement; and

[Intentionally Left Blank]

(5) The Compliance Statement required to be delivered by Countrywide pursuant to the Pooling and Servicing Agreement, and the Servicing Assessment and Attestation Report required to be provided by Countrywide and by each Subservicer and Participating Entity pursuant to the Pooling and Servicing Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date:____________________________________

By:______________________________________
Name:____________________________________
Title:_____________________________________

EXHIBIT O-1

FORM OF COUNTRYWIDE DELINQUENCY REPORT

Standard File Layout - Delinquency Reporting

REPORTING DATA FOR DEFAULTED LOANS

Data must be submitted to Wells Fargo Bank in an Excel spreadsheet format with fixed field names and data type. The Excel spreadsheet should be used as a template consistently every month when submitting data.

Table: Delinquency
Name	Type	Size
Servicer Loan #	Number	8
	(Double)
Investor Loan #	Number	8
	(Double)
Borrower Name	Text	20
Address	Text	30
State	Text	2
Due Date	Date/Time	8
Action Code	Text	2
FC Received	Date/Time	8
File Referred to Atty	Date/Time	8
NOD	Date/Time	8
Complaint Filed	Date/Time	8
Sale Published	Date/Time	8
Target Sale Date	Date/Time	8
Actual Sale Date	Date/Time	8
Loss Mit Approval Date	Date/Time	8
Loss Mit Type	Text	5
Loss Mit Estimated Completion	Date/Time	8
Date
Loss Mit Actual Completion Date	Date/Time	8
Loss Mit Broken Plan Date	Date/Time	8
BK Chapter	Text	6
BK Filed Date	Date/Time	8
Post Petition Due	Date/Time	8
Motion for Relief	Date/Time	8
Lift of Stay	Date/Time	8
RFD	Text	10
Occupant Code	Text	10
Eviction Start Date	Date/Time	8
Eviction Completed Date	Date/Time	8
List Price	Currency	8
List Date	Date/Time	8
Accepted Offer Price	Currency	8
Accepted Offer Date	Date/Time	8
Estimated REO Closing Date	Date/Time	8
Actual REO Sale Date	Date/Time	8

• Items in bold are MANDATORY FIELDS. We must receive information in those fields every month in order for your file to be accepted.

The Action Code Field should show the applicable numeric code to indicate that a special action is being taken. The Action Codes are the following:

12-Relief Provisions
15-Bankruptcy/Litigation
20-Referred for Deed-in-Lieu
30-Referred fore Foreclosure
60-Payoff
65-Repurchase
70-REO-Held for Sale
71-Third Party Sale/Condemnation
72-REO-Pending Conveyance-Pool Insurance claim filed

Wells Fargo Bank will accept alternative Action Codes to those above, provided that the Codes are consistent with industry standards. If Action Codes other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Action Codes prior to sending the file.

Description of Action Codes:

Action Code 12 - To report a Mortgage Loan for which the Borrower has been granted relief for curing a delinquency. The Action Date is the date the relief is expected to end. For military indulgence, it will be three months after the Borrower’s discharge from military service.

Action Code 15 - To report the Borrower’s filing for bankruptcy or instituting some other type of litigation that will prevent or delay liquidation of the Mortgage Loan. The Action Date will be either the date that any repayment plan (or forbearance) instituted by the bankruptcy court will expire or an additional date by which the litigation should be resolved.

Action Code 20 - To report that the Borrower has agreed to a deed-in-lieu or an assignment of the property. The Action Date is the date the Servicer decided to pursue a deed-in-lieu or the assignment.

Action Code 30 - To report that the decision has been made to foreclose the Mortgage Loan. The Action Date is the date the Servicer referred the case to the foreclosure attorney.

Action Code 60 - To report that a Mortgage Loan has been paid in full either at, or prior to, maturity. The Action Date is the date the pay-off funds were remitted to the Master Servicer.

Action Code 65 - To report that the Servicer is repurchasing the Mortgage Loan. The Action Date is the date the repurchase proceeds were remitted to the Master Servicer.

Action Code 70 - To report that a Mortgage Loan has been foreclosed or a deed-in-lieu of foreclosure has been accepted, and the Servicer, on behalf of the owner of the Mortgage Loan, has acquired the property and may dispose of it. The Action Date is the date of the foreclosure sale or, for deeds-in-lieu, the date the deed is recorded on behalf of the owner of the Mortgage Loan.

Action Code 71 - To report that a Mortgage Loan has been foreclosed and a third party acquired the property, or a total condemnation of the property has occurred. The Action Date is the date of the foreclosure sale or the date the condemnation award was received.

Action Code 72 - To report that a Mortgage Loan has been foreclosed, or a deed-in-lieu has been accepted, and the property may be conveyed to the mortgage insurer and the pool insurance claim has been filed. The Action Date is the date of the foreclosure sale, or, for deeds-in-lieu, the date of the deed for conventional mortgages.

The Loss Mit Type field should show the approved Loss Mitigation arrangement. The following are acceptable:

ASUM-Approved Assumption
BAP-Borrower Assistance Program
CO-Charge Off
DIL-Deed-in-Lieu
FFA-Formal Forbearance Agreement
MOD-Loan Modification
PRE-Pre-Sale
SS-Short Sale
MISC-Anything else approved by the PMI or Pool Insurer

Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property. The acceptable codes are:

MORTGAGOR
TENANT
UNKNOWN
VACANT

EXHIBIT O-2

COUNTRYWIDE MONTHLY REMITTANCE ADVICE

Standard File Layout - Scheduled/Scheduled

Column Name	Description	Decimal	Format Comment
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)

MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)

EXHIBIT O-3

FORM OF COUNTRYWIDE REALIZED LOSS REPORT

WELLS FARGO BANK, N.A. Form 332

Calculation of Realized Loss

Purpose

To provide the Servicer with a form for the calculation of any Realized Loss (or gain) as a result of a Mortgage Loan having been foreclosed and Liquidated.

Distribution

The Servicer will prepare the form in duplicate and send the original together with evidence of conveyance of title and appropriate supporting documentation to the Master Servicer with the Monthly Accounting Reports which supports the Mortgage Loan’s removal from the Mortgage Loan Activity Report. The Servicer will retain the duplicate for its own records.

Due Date

With respect to any liquidated Mortgage Loan, the form will be submitted to the Master Servicer no later than the date on which statements are due to the Master Servicer under Section 4.02 of this Agreement (the “Statement Date”) in the month following receipt of final liquidation proceeds and supporting documentation relating to such liquidated Mortgage Loan; provided, that if such Statement Date is not at least 30 days after receipt of final liquidation proceeds and supporting documentation relating to such liquidated Mortgage Loan, then the form will be submitted on the first Statement Date occurring after the 30th day following receipt of final liquidation proceeds and supporting documentation.

Preparation Instructions

The numbers on the form correspond with the numbers listed below.

1.             The actual Unpaid Principal Balance of the Mortgage Loan.
2.             The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed.

3-7.	Complete as necessary. All line entries must be supported by copies of appropriate statements, vouchers, receipts, canceled checks, etc., to document the expense. Entries not properly documented will not be reimbursed to the Servicer.

8.	Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis.
10.	The total of lines 1 through 9.

Credits

11-17.
Complete as necessary. All line entries must be supported by copies of the appropriate claims forms, statements, payment checks, etc. to document the credit. If the Mortgage Loan is subject to a Bankruptcy Deficiency, the difference between the Unpaid Principal Balance of the Note prior to the Bankruptcy Deficiency and the Unpaid Principal Balance as reduced by the Bankruptcy Deficiency should be input on line 16.

18.	The total of lines 11 through 17.

Total Realized Loss (or Amount of Any Gain)

19.	The total derived from subtracting line 18 from 10. If the amount represents a realized gain, show the amount in parenthesis ( ).

WELLS FARGO BANK, N.A.
CALCULATION OF REALIZED LOSS

WELLS FARGO BANK, N.A. Trust: ___________________________

Prepared by: __________________ Date: _______________

Phone: ______________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A.
Loan No._____________________________
Borrower’s Name:________________________________________________________
Property
Address:________________________________________________________________

Liquidation and Acquisition Expenses:
Actual Unpaid Principal Balance of Mortgage Loan	$ _______________(1)
Interest accrued at Net Rate	________________(2)
Attorney’s Fees	________________(3)
Taxes	________________(4)
Property Maintenance	________________(5)
MI/Hazard Insurance Premiums	________________(6)
Hazard Loss Expenses	________________(7)
Accrued Servicing Fees	________________(8)
Other (itemize)	________________(9)
$ _________________

Total Expenses	$ ______________(10)
Credits:
Escrow Balance	$ ______________(11)
HIP Refund	________________(12)
Rental Receipts	________________(13)
Hazard Loss Proceeds	________________(14)
Primary Mortgage Insurance Proceeds	________________(15)
Proceeds from Sale of Acquired Property	________________(16)
Other (itemize)	________________(17)
___________________
___________________
Total Credits	$________________(18)

Total Realized Loss (or Amount of Gain) $________________

SCHEDULE 1

MORTGAGE LOAN SCHEDULE

AS PREVIOUSLY FILED WITH THE COMMISSION ON MARCH 30, 2007

SCHEDULE 2

PREPAYMENT CHARGE SCHEDULE

AVAILABLE UPON REQUEST